As filed with the U.S. Securities and Exchange Commission on January 20, 2026

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form F-1

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KWF GROUP HOLDING LIMITED

(Exact Name of Registrant as Specified in its Charter)

Cayman Islands	1700	Not Applicable
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

Office D, 22/F, Tower A, Capital Tower
No. 38 Wai Yip Street, Kowloon, Hong Kong
+852-2332-6168

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Cogency Global Inc.
122 East 42nd Street, 18th Floor
New York, NY 10168
800-221-0102

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Lawrence S. Venick, Esq. Loeb & Loeb LLP 2206-19 Jardine House 1 Connaught Place, Central Hong Kong SAR Telephone: +852-3923-1111	Fang Liu, Esq. VCL Law LLP 1945 Old Gallows Road, Suite 260 Vienna, VA 22182 Telephone: +1 703-919-7285

Approximate date of commencement of proposed sale to the public: As soon as practicable after effectiveness of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell the securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting any offer to buy these securities in any jurisdiction where such offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION DATED JANUARY 20, 2026

KWF GROUP HOLDING LIMITED

3,750,000 CLASS A ORDINARY SHARES

This is an initial public offering of the Class A Ordinary Shares, par value US$0.00001 per share (“Shares”) of KWF Group Holding Limited (“KWF Cayman”) (“Offering”). We are offering 3,750,000 Class A Ordinary Shares of KWF Cayman, on a firm commitment basis. No public market currently exists for our Class A Ordinary Shares and Class B Ordinary Shares. The initial public offering price is expected to be $4.00 per Class A Ordinary Share. We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “KWF”. At this time, Nasdaq Capital Market has not yet approved our application to list our Class A Ordinary Shares. The closing of this Offering is conditioned upon Nasdaq Capital Market’s final approval of our listing application. However, there is no assurance that this Offering will be closed and our Class A Ordinary Shares will be trading on the Nasdaq Capital Market. If the Nasdaq Capital Market does not approve our listing application this initial public offering will be terminated.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) and will be subject to reduced public company reporting requirements. See “Prospectus Summary — Implications of Being an Emerging Growth Company and a Foreign Private Issuer” and “Risk Factors” on pages 12 and 19, respectively.

Upon the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq Stock Market Rules because our Controlling Shareholder will own and hold more than 50% of our voting power, assuming that the underwriters do not exercise their over-allotment option.

Upon completion of this Offering, we will have a dual class ordinary share structure. Our Ordinary Shares will be divided into Class A Ordinary Shares and Class B Ordinary Shares. Holders of our Class A Ordinary Shares are entitled to one (1) vote per share and holders of our Class B Ordinary Shares are entitled to twenty (20) votes per share. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. See “Description of Share Capital — Ordinary Shares” for more details regarding our Class A Ordinary Shares and Class B Ordinary Shares.

As of the date of this prospectus, our Controlling Shareholder holds an aggregate of 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, respectively, which represents an aggregate of 91.77% of the total voting power, among which 19.70% of the voting power stem from its 16,402,875 Class A Ordinary Shares and 72.07% of its voting power stem from its 3,000,000 Class B Ordinary Shares. Upon completion of this Offering, our issued and outstanding shares will consist of 27,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Shares, or 27,562,500 Class A Ordinary Shares, assuming the over-allotment option is exercised in full. Upon completion of this Offering, our Controlling Shareholder will be the beneficial owners of an aggregate of 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, respectively, which will represent an aggregate of 87.82% of the total voting power, among which 18.85% of the voting power stem from its 16,402,875 Class A Ordinary Shares and 68.97% of the voting power stem from its 3,000,000 Class B Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option, or an aggregate of 87.25% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market and, therefore, eligible for certain exemptions from the corporate governance requirements of the Nasdaq Stock Market Rules. Assuming our Controlling Shareholder continues to hold all of his existing Class A Ordinary Shares, he will have to maintain at least 42.04% of Class B Ordinary Shares prior to the completion of this offering, or 45.17% of Class B Ordinary Shares immediately after the completion of this offering, to continue to control the outcome of matters submitted to shareholders for approval. We do not intend to rely on these exemptions. Furthermore, the Controlling Shareholder will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. For additional information, see “Risk Factors — Risks Related to Our Class A Ordinary Shares — Our significant shareholder has considerable influence over our corporate matters.” on page 32 for further details.

We are not a Hong Kong operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating company in Hong Kong, Kam Wing Fung Engineering Limited (“KWF HK”, also “Hong Kong Operating Subsidiary”). This is an offering of the Class A Ordinary Shares of KWF Group Holding Limited, the holding company in the Cayman Islands, instead of the shares of KWF HK. References to the “Company”, “we”, “us”, and “our” in this prospectus are to KWF Cayman, the Cayman Islands entity that will issue the Class A Ordinary Shares being offered, and its wholly-owned and indirect wholly-owned subsidiaries. References to KWF HK in this prospectus is to the Hong Kong entity operating the business and generating all of the revenue and profit stated in the consolidated financial statements of the Company. The Company’s ownership interest in KWF HK is held through an intermediate company in the British Virgin Islands (the “BVI”). KWF HK is wholly-owned subsidiary of KWF (BVI) Holding Limited (“KWF BVI”), a company incorporated in the BVI. KWF BVI is wholly-owned by KWF Cayman. Investors in our Class A Ordinary Shares should be aware that they may never hold equity interests in the Hong Kong operating company directly. Investors are purchasing equity solely in KWF Cayman, our Cayman Islands holding company, which indirectly owns equity interests in the Hong Kong operating company. Because of our corporate structure, we as well as our investors are subject to unique risks due to uncertainty of the interpretation and the application of PRC laws and regulations. We are also subject to the risks of uncertainty about any future actions of the PRC government in this regard. We may also be subject to sanctions imposed by PRC regulatory agencies, including the China Securities Regulatory Commission (“CSRC”), if we fail to comply with their rules and regulations. PRC regulatory authorities could disallow our operating structure in the future, and this would likely result in a material change in our operations in Hong Kong and/or the value of our securities, which could cause the value of such securities to significantly decline or become worthless. See “Risk Factors” beginning on page 19 of this prospectus for a discussion of risks facing the Company and the Offering as a result of this structure.

There are legal and operational risks associated with being based in and having the majority of our operations in Hong Kong. The PRC government may exercise significant oversight and discretion over the conduct of our business and may intervene or influence our operations at any time. Such government actions could result in a material change in our operations and/or the value of the securities we are registering for sale; could significantly limit or completely hinder our ability to continue our operations; could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and may cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale” on page 21 for further details.

The PRC government initiated a series of regulatory actions and made a number of public statements on the regulation of business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity (“VIE”) structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement. We do not believe that we are directly subject to these regulatory actions or statements, as we do not operate in mainland China, do not have a VIE structure and our business does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. Since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated, if any, or the potential impact such modified or new laws and regulations will have on our daily business operations or our ability to accept foreign investments and list on a U.S. exchange. Any change in foreign investment regulations, and other policies in China or related enforcement actions by the PRC government could result in a material change in our operations and/or the value of the securities we are registering for sale and could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors or cause the value of our securities to significantly decline or be worthless. See “Risk Factors — Risks Related to Doing Business in Hong Kong — Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale” and “Risk Factors — Risks Related to Doing Business in Hong Kong — Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless” on page 21 and 22, respectively, for further details.

Our Class A Ordinary Shares may be prohibited from being trading on a national securities exchange or in the over-the-counter market in the United States if the Public Company Accounting Oversight Board (“PCAOB”) is unable to inspect our auditors for two consecutive years. The Holding Foreign Companies Accountable Act (the “HFCA Act”) was enacted on December 18, 2020. Pursuant to the HFCA Act, if the SEC determines that we have filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB, for three consecutive years beginning in 2021, the SEC may prohibit our Class A Ordinary Shares from being traded on a national securities exchange or in the over-the-counter market in the United States. On December 23, 2022, the Accelerating Holding Foreign Companies Accountable Act (the “AHFCA Act”) was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. On December 29, 2022, a legislation entitled “Consolidated Appropriations Act, 2023” (the “Consolidated Appropriations Act”) was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. On December 16, 2021, the PCAOB issued a report on its determinations that it was unable to inspect or investigate completely PCAOB-registered public accounting firms headquartered in mainland China and in Hong Kong, because of positions taken by PRC authorities in those jurisdictions. The PCAOB made its determinations pursuant to PCAOB Rule 6100, which provides a framework for how the PCAOB fulfils its responsibilities under the HFCA. The report further listed in its Appendix A and Appendix B, Registered Public Accounting Firms Subject to the mainland China Determination and Registered Public Accounting Firms Subject to the Hong Kong Determination, respectively. Our auditor, SRCO Professional Corporation Chartered Professional Accountants, located at Richmond Hill, Canada, registered with the PCAOB, and has been inspected by the PCAOB on a regular basis, with the last inspection in 2023. Our auditor is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. In addition, our auditors did not appear as part of the PCAOB’s report of determinations under the lists in Appendix A or Appendix B of the report issued by the PCAOB on December 16, 2021. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong and taking the first step toward opening access for the PCAOB to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and has resumed regular inspections since March 2023. The PCAOB is continuingly pursuing ongoing investigations and may initiate new investigations as needed The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly. Notwithstanding the foregoing, in the event it is later determined that the PCAOB is unable to inspect or investigate completely our auditor, then such lack of inspection could cause our securities to be delisted from the stock exchange. The delisting of our Class A Ordinary Shares, or the threat of their being delisted, may materially and adversely affect the value of your investment. See “Risk Factors — Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

We conduct all of our operations in Hong Kong through our Hong Kong Operating Subsidiary. Our Hong Kong Operating Subsidiary is our only operating subsidiary located in Hong Kong. KWF BVI is an intermediate holding company with no operations. However, cash may be transmitted from our Hong Kong Operating Subsidiary to KWF BVI and between our Hong Kong Operating Subsidiary to KWF BVI. For more details, refer to section captioned “Transfers of Cash To and From Our Subsidiaries.” As of the date of this prospectus, our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other; they do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred. There can be no assurance that the PRC government will not intervene or impose restrictions to prevent the cash maintained in Hong Kong from being transferred out or restrict the deployment of the cash into our business or for the payment of dividends. See “Risk Factors — We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.” on page 32, “Dividend Policy”, “Summary Consolidated Financial Data”, and “Consolidated Statements of Change in Shareholders’ Equity in the Report of Independent Registered Public Accounting Firm for further details.”

Cash may be transferred through our organization in the following manner: (i) funds are transferred to Hong Kong Operating Subsidiary to KWF BVI, from KWF Cayman through our BVI subsidiary in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by Hong Kong Operating Subsidiary to KWF Cayman through our BVI subsidiary.

On February 28, 2025, KWF HK declared a dividend of HK$4,000,000 to its then shareholder. Other than the aforementioned, during the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024 and up to the date of this prospectus, no transfers, dividends or distributions have been made by KWF Cayman, KWF BVI and KWF HK. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Class A Ordinary Shares in the foreseeable future. As we are a holding company, our ability to make dividend payments, if any, would be contingent upon our receipt of funds from our Hong Kong Operating Subsidiary through an intermediate holding company.

Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares (including Class B Ordinary Shares) to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where the Shares are Fully Paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien. There is no restriction for potential future issuances of Class B Ordinary Shares. If such occurred, Class A shareholders’ shareholding will be diluted. There is no sunset provisions to limit the lifespan of the Class B Ordinary Shares and death of a Class B shareholder or intra-family transfers of Class B Ordinary Shares would not require conversion of the Class B Ordinary Shares.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in our Class A Ordinary Shares involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 19 of this prospectus to read about factors you should consider before buying our Class A Ordinary Shares.

	Per Class A Ordinary Share	Total
Initial public offering price	$	$
Underwriting discounts (7.0% underwriting discount)(1)	$	$
Proceeds to us (before expenses)(2)	$	$

(1)	Represents underwriting discounts equal to 7.0% of each Class A Ordinary Share’s public offering price.
(2)	In addition to the underwriting discounts listed above, we have agreed to pay, upon closing of this offering, (i) a 1.0% of gross proceeds as non-accountable expense allowance, and (ii) certain out-of-pocket expenses. See “Underwriting” for additional information regarding total underwriter compensation.

We expect our total cash expenses for this Offering (including cash expenses payable to the underwriter for their out-of-pocket expenses) to be approximately US$1,059,819, exclusive of the above discounts and commissions. These payments will further reduce proceeds available to us before expenses. See “Underwriting.”

This Offering is being conducted on a firm commitment basis. The underwriter is obligated to take and pay for all of the Class A Ordinary Shares if any such shares are taken. We have granted the underwriter an option for a period of forty-five (45) days after the closing of this Offering to purchase up to 15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering (excluding shares subject to this option), solely for the purpose of covering over-allotments, at the initial public offering price less the underwriting discounts and commissions. If we complete this Offering, net proceeds will be delivered to us on the closing date.

The underwriter expects to deliver the Class A Ordinary Shares to purchasers against payment on [    ], 2026.

Pacific Century Securities, LLC	Revere Securities LLC

The date of this prospectus is [      ], 2026.

i

Through and including [    ], 2026 (the 25th day after the date of this prospectus), all dealers effecting transactions in these securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to a dealer’s obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

You should rely only on the information contained in this prospectus and any related free-writing prospectus that we authorize to be distributed to you. We have not authorized any person, including any underwriter, to provide you with information different from that contained in this prospectus or any related free-writing prospectus that we authorize to be distributed to you. This prospectus is not an offer to sell, nor is it seeking an offer to buy, our Class A Ordinary Shares in any state or jurisdiction where such offer or sale is not permitted. The information in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies, regardless of the time of delivery of this prospectus or of any sale of the Shares offered hereby. Our business, financial condition, results of operations, and prospects may have changed since that date. We do not take any responsibility for, nor do we provide any assurance as to the reliability of, any information other than the information in this prospectus and any free writing prospectus prepared by us or on our behalf. Neither the delivery of this prospectus nor the sale of our Class A Ordinary Shares means that information contained in this prospectus is correct after the date of this prospectus.

You may lose all of your investment in our Class A Ordinary Shares. If you are uncertain as to our business and operations or you are not prepared to lose all of your investment in our Class A Ordinary Shares, we strongly urge you not to purchase any of our Class A Ordinary Shares. We recommend that you consult legal, financial, tax, and other professional advisors or experts for further guidance before participating in the offering of our Class A Ordinary Shares as further detailed in this prospectus.

We do not recommend that you purchase our Class A Ordinary Shares unless you have prior experience with investments in capital markets, possess basic knowledge of the integrated investor relation industry, and have received independent professional advice.

Market and Industry Data

This prospectus includes statistics, other data and descriptive information relating to markets, market sizes, and other industry data pertaining to our business that we have obtained from industry publications and surveys, government publications and other information available to us. Industry publications and surveys generally state that the information contained therein has been obtained from sources believed to be reliable. We have not independently verified any of the data from third party sources nor have we ascertained the underlying economic assumptions relied upon therein. Market data and statistics are inherently predictive and speculative and are not necessarily reflective of actual market conditions. Such statistics are based on market research, which itself is based on sampling and subjective judgments by both the researchers and the respondents, including judgments about what types of products and transactions should be included in the relevant market. In addition, the value of comparisons of statistics for different markets is limited by many factors, including that (i) the markets are defined differently, (ii) the underlying information was gathered by different methods, and (iii) different assumptions were applied in compiling the data. Accordingly, the market statistics included in this prospectus should be viewed with caution. We believe that information from these industry publications included in this prospectus is reliable.

Trademarks, Service Marks, and Trade Names

Solely for convenience, the trademarks, service marks, and trade names referred to in this prospectus are without the ® and TM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This prospectus contains additional trademarks, service marks, and trade names of others, which are the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

Other Pertinent Information

Unless otherwise indicated or the context requires otherwise, references in this prospectus to:

●	“Amended Memorandum and Articles” refers to our amended and restated memorandum of association and articles of association adopted by special resolution passed on April 30, 2025, and each is referred to as the Amended Memorandum and the Amended Articles;

●	“$” OR “US$” or “U.S. dollars” refers to the legal currency of the United States;

●	“China” or the “PRC” refers to the People’s Republic of China, including the special administrative regions of Hong Kong, Macau and Taiwan. For reference to specific laws and regulations adopted by the PRC, the definition of “China” or the “PRC” refers to the People’s Republic of China, excluding Hong Kong, Macau and Taiwan;

●	“Class A Ordinary Shares” are to the Class A ordinary shares, par value of US$0.00001 per share, of KWF Group Holding Limited;

●	“Class B Ordinary Shares” are to the Class B ordinary shares, par value of US$0.00001 per share, of KWF Group Holding Limited;

●	“Companies Act” refers to the Companies Act (as revised) of the Cayman Islands, as amended, supplemented or otherwise modified from time to time;

●	“Controlling Shareholder” refer to the ultimate beneficial owner of the Company, Paksum Company Limited, which is held by Mr. Chak Lam, WONG. See “Management” and “Principal Shareholders” for more information;

●	“Fiscal Year” or “FY” refers to Financial year ended or, as the case may be, ending February 28, or February 29, if applicable;

●	“GIH” refers to GOVEN Intelligence Holdings Limited, an independent market research agency, which is an independent third party;

●	“HKD,” “HK$” or “HK Dollar” refers the legal currency of Hong Kong;

●	“Hong Kong laws” refers to all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law in Hong Kong;

●	“Hong Kong” refers to the Hong Kong Special Administrative Region of the People’s Republic of China;

●	“Hong Kong Operating Subsidiary” refers to KWF HK;

●	“KWF Cayman,” the “Company,” “we” or “us” refers to KWF Group Holding Limited, a Cayman Islands company and its wholly-owned and indirect wholly-owned subsidiaries, unless the context otherwise indicates; and

●	“KWF BVI” refers to KWF (BVI) Holding Limited, our British Virgin Islands subsidiary and the direct holding company of KWF HK.

●	“KWF HK” refers to Kam Wing Fung Engineering Limited, our Hong Kong operating subsidiary;

●	“mainland China” refers to the People’s Republic of China (excluding Hong Kong, Macau and Taiwan);

●	“Offering” refers to the initial public offering of KWF Group Holding Limited;

●	“PRC government” or “PRC authorities”, or variations of such words or similar expressions, refer to the central, provincial, and local governments of all levels in mainland China, including regulatory and administrative authorities, agencies and commissions, or any court, tribunal or any other judicial or arbitral body in mainland China;

●	“PRC laws” or “PRC regulations,” or variations of such words or similar expressions, refers to all applicable laws, statutes, rules, regulations, ordinances and other pronouncements having the binding effect of law in mainland China;

●	“shares”, “Shares”, or “Ordinary Shares” refer to the Class A Ordinary Shares and Class B Ordinary Shares of KWF Group Holding Limited;

KWF Cayman is an exempted company with limited liability incorporated under the laws of the Cayman Islands as a holding company with operations conducted in Hong Kong through its Hong Kong Operating Subsidiary, KWF HK. Our Hong Kong Operating Subsidiary’s reporting currency is HK$. This prospectus contains translations of certain foreign currency amounts into U.S. dollars for the convenience of the reader. Translation of amounts from HKD into USD has been made at the following exchange rates:

	August 31, 2025	August 31, 2024
Year-end $: HK$ exchange rate	7.7965	7.7800
Year average $: HK$ exchange rate	7.8135	7.8150

	February 28, 2025	February 29, 2024
Year-end $: HK$ exchange rate	7.7800	7.8280
Year average $: HK$ exchange rate	7.7960	7.8285

No representation is made that the HK$ amounts could have been, or could be, converted, realized or settled into US$ at such rate, or at any other rate.

PROSPECTUS SUMMARY

This summary highlights selected information contained elsewhere in this prospectus. Because it is only a summary, it does not contain all of the information you should consider before making your investment decision. Before investing in our Class A Ordinary Shares, you should carefully read this entire prospectus, including our financial statements and the related notes thereto and the information set forth under “Risk Factors,” “Selected Consolidated Financial Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and “Business.” Unless the context otherwise requires, all references to “KWF Cayman”, “we”, “us”, “our”, the “Company” and similar designations refer to KWF Group Holding Limited, a Cayman Islands company, and its wholly-owned and indirect wholly-owned subsidiaries.

Overview

We are an exempted company with limited liability incorporate under the laws of the Cayman Islands on November 12, 2024, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, KWF HK. We operate in a single segment that represent the Company’s core business as a civil engineering subcontractor in Hong Kong. Our construction activities mainly include civil engineering works in Hong Kong. We mostly undertake civil engineering works in the role of subcontractor.

KWF HK was founded in 2014. We are experienced in providing civil engineering services in the role of subcontractor. In 2023, we were awarded with a public project with an initial contract sum of over HK$35 million (US$4.4 million). In 2024, we were awarded with a public project with an initial contract sum of over HK$59 million (US$7.5 million). In 2025, we were awarded with a public project with an initial contract sum of over HK$5 million (US$0.6 million).

We, through our Operating Subsidiary, are mainly engaged in public sector projects in Hong Kong. To a much lesser extent, we also participate in private sector projects. Our public sector projects mainly include infrastructure developments.

KWF HK is a Registered Subcontractor in earthwork, road drainage and sewer and others (waterworks) under general civil works and a Registered Specialist Trade Contractor under structural steelworks of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong.

We, through our Operating Subsidiary, have achieved tremendous growth in our business. For each of the fiscal year ended February 28, 2025 and February 29, 2024, our total revenue derived from civil engineering services was approximately US$12.5 million and US$3.1 million, respectively. For the six months ended August 31, 2025, our total revenue derived from civil engineering services was approximately US$9.8 million. The number of customers with revenue contribution to us increased from 3 for the fiscal year ended February 29, 2024 to 5 for the fiscal year ended February 28, 2025.

According to GIH, as per the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall increase from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. The rollout and commencement of projects such as Kwun Tung North and Fanling North of New Development Area, Kau Yi Chau Artificial Island under the Lantau Tomorrow Vision, Tung Chung New Town Extension in the coming years, shall sustain demand for civil engineering works. Driven by (i) the Hong Kong government’s commitment to infrastructure investment; (ii) the implementation of the Labor Importation Scheme for Construction Sector since 2023 by the Hong Kong government to fill in the temporary manpower gap, it is expected that the Hong Kong civil engineering industry will continue to sustain growth.

Competitive Strengths

We believe that the following strengths have contributed to our success and differentiate us from our peers:

●	Established operating history and track record
●	Stable relationships with our customers
●	Experienced and committed management team

Our Strategy

Our principal growth strategies include further strengthening our market position and increasing our market share in the Hong Kong civil engineering industry. We intend on achieving this growth by actively seeking new opportunities from our existing customer base as well as new potential customers. To achieve these goals, we plan on implementing the following strategies:

●	Enhance our competitiveness and expand our market share
●	Strengthen our manpower
●	Enhance brand recognition of our brand, “Kam Wing Fung”

Corporate Structure

We are not a Hong Kong or a mainland China operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating company in Hong Kong, KWF HK. This is an offering of the Class A Ordinary Shares of KWF Group Holding Limited, the holding company in the Cayman Islands, instead of the shares of KWF HK.

The chart below illustrates our corporate structure and identifies our subsidiaries immediately prior to and after our initial public offering:

(1)	As of the date of this prospectus, there are 6 (six) shareholders of record that have shareholding less than 5%

Name	Background	Ownership
KWF Cayman	Incorporated on November 12, 2024 under the laws of Cayman Islands as an exempted company.	See “Principal Shareholders” for details of our shareholding structures immediately prior to and after this Offering.
KWF BVI	Incorporated on March 20, 2025 under the laws of the BVI as a company limited by shares.	100% owned by KWF Cayman.
KWF HK	Incorporated on October 6, 2014 as a limited liability company under the laws of the Hong Kong.	100% owned by KWF BVI.

Kam Wing Fung Engineering Limited was incorporated on October 6, 2014 under the laws of Hong Kong, as our Hong Kong operating subsidiary. The sole shareholder of Kam Wing Fung Engineering Limited is KWF (BVI) Holding Limited, holds 1 ordinary share of Kam Wing Fung Engineering Limited.

KWF (BVI) Holding Limited was incorporated on March 20, 2025 under the laws of the British Virgin Islands, as an intermediate holding company. The sole shareholder of KWF (BVI) Holding Limited is KWF Group Holding Limited, holds 50,000 ordinary shares of KWF (BVI) Holding Limited

On April 24, 2025, KWF (BVI) Holding Limited acquired 10,000 shares, being the entire issued share capital, of Kam Wing Fung Engineering Limited from Mr. Chak Lam Wong at the consideration of HK$1. Subsequent to the transfer, Kam Wing Fung Engineering Limited became an indirect wholly-owned subsidiary of the Company.

Prior to the surrender, the Company is owned as to 5,000,000,000 ordinary shares by Mr. Chak Lam Wong. On April 25, 2025, Mr. Chak Lam Wong proposed to surrender 4,975,000,000 ordinary shares to the Company for cancellation, and the Company approved the surrender and cancellation of such shares on the same day. Subsequent to the surrender, the Company is wholly owned as to 25,000,000 ordinary shares by Mr. Chak Lam Wong.

On April 25, 2025, Mr. Chak Lam Wong entered into Sale and Purchase Agreement with Paksum Company Limited. Pursuant to the Sale and Purchase Agreement, Mr. Chak Lam Wong is to sell, and Paksum Company Limited is to acquire, 100% of the issued equity interests in KWF Group Holding Limited at the consideration of US$1. On the same date, Mr. Chak Lam Wong executed the instrument of transfer whereby Mr. Chak Lam Wong has transferred 25,000,000 ordinary shares to Paksum Company Limited. Subsequent to the transfer, the Company is wholly owned as to 25,000,000 ordinary shares by Paksum Company Limited.

On April 30, 2025, the Company passed board resolutions and shareholder resolutions to re-designate (a) 4,475,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 4,475,000,000 Class A Ordinary Shares of par value of US$0.00001 each; and (b) 500,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 500,000,000 Class B Ordinary Shares of par value of US$0.00001 each, and re-designate a total of 25,000,000 issued ordinary shares of par value of US$0.00001 each owned by Paksum Company Limited into 25,000,000 Class A ordinary shares of par value of US$0.00001 each. Subsequent to the re-designation, the Company is owned as to 25,000,000 Class A Ordinary Shares by Paksum Company Limited. Simultaneously, the Company issued 3,000,000 Class B ordinary shares of par value of US$0.00001 each to Paksum Company Limited. On the same day, the Company also adopted an amended and restated memorandum and articles of association.

On April 30, 2025, Paksum Company Limited entered into Sale and Purchase Agreements with Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Pursuant to the Sales and Purchase Agreements, Paksum Company Limited is to sell, and Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited are to acquire, 4.98%, 4.95%, 4.90%, 4.89%, 4.88% and 4.85% of the issued Class A equity interests in KWF Group Holding Limited, at the consideration of US$56,682, US$56,340, US$55,771, USS$55,658, US$55,544 and US$55,202, respectively. On the same date, Paksum Company Limited executed the instrument of transfers whereby Paksum Company Limited have transferred 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares, out of its 25,000,000 Class A Ordinary Shares, to Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Subsequent to the transfers, KWF Group Holding Limited is owned as to (i) 17,637,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

On January 15, 2026, Paksum Company Limited, Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited proposed to surrender 1,234,625, 87,150, 86,625, 85,750, 85,575, 85,400 and 84,875 Class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on January 15, 2026. Subsequent to the transactions, KWF Group Holding Limited is owned as to (i) 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,157,850, 1,150,875, 1,139,250, 1,136,925, 1,134,600 and 1,127,625 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

Our Controlling Shareholder, Paksum Company Limited, currently both directly and indirectly owns 70.55% of our Class A Ordinary Shares and 100.00% of Class B Ordinary Shares, and, upon consummation of this Offering, our Controlling Shareholder will own 60.75% of our Class A Ordinary Shares and 100% of Class B Ordinary Shares, which represent 87.82% of the total voting power of our outstanding Shares assuming the underwriters do not exercise their over-allotment option (or 87.25% of the total voting power assuming the underwriters exercise their over-allotment option). See “Risk Factors — Risks Related to Our Class A Ordinary Shares — Our significant shareholder has considerable influence over our corporate matters.”

Transfers of Cash To and From Our Subsidiaries

We conduct all of our operations in Hong Kong through our Hong Kong Operating Subsidiary. Our Hong Kong Operating Subsidiary is our only operating subsidiary located in Hong Kong. On February 28, 2025, KWF HK declared a dividend of HK$4,000,000 to its then shareholder. Other than the aforementioned, during the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024 and up to the date of this prospectus, no transfers, dividends or distributions have been made by KWF Cayman, KWF BVI and KWF HK. Cash may be transferred through our organization in the following manner: (i) funds are transferred to our Hong Kong Operating Subsidiary, from KWF Cayman through our BVI subsidiary in the form of capital contributions or shareholder loans, as the case may be; and (ii) dividends or other distributions may be paid by our Hong Kong Operating Subsidiary to KWF Cayman through our BVI subsidiary. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Class A Ordinary Shares and Class B Ordinary Shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments. Further, cash may be transmitted from our Hong Kong Operating Subsidiary to KWF BVI and between our Hong Kong Operating Subsidiary. For more details, see section captioned “Related Party Transactions” in this prospectus.

We are not prohibited under the laws of the Cayman Islands to provide funding to our Hong Kong Operating Subsidiary through loans and/or capital contributions without restriction on the amount of the funds loaned or contributed.

Cayman Islands. Subject to Cayman law, the Companies Act and our Amended Memorandum and Articles, our board of directors may from time to time declare dividends in any currency to be paid to our members. Subject to a solvency test, as prescribed in the Companies Act, and the provisions, if any, of the memorandum and articles of association of an exempted company incorporated in the Cayman Islands, an exempted company incorporated in the Cayman Islands may pay dividends and distributions out of its share premium account. In addition, based upon English case law that is likely to be persuasive in the Cayman Islands, dividends may be paid out of profits.

Hong Kong. Under Hong Kong law, dividends may only be paid out of distributable profits (that is, accumulated realized profits less accumulated realized losses) or other distributable reserves. Dividends cannot be paid out of share capital. There are no restrictions or limitations under the laws of Hong Kong imposed on the conversion of HK dollars into foreign currencies and the remittance of currencies out of Hong Kong, nor is there any restriction on foreign exchange to transfer cash between the Company and its subsidiaries, across borders and to U.S. investors, nor are there any restrictions or limitations on distributing earnings from our business and subsidiaries to the Company and U.S. investors. Under the current practice of the Inland Revenue Department of Hong Kong, no tax is payable in Hong Kong in respect of dividends paid by us.

As we are a holding company, our ability to make dividend payments, if any, would be contingent upon our receipt of funds from our Hong Kong Operating Subsidiary through our intermediate holding company. As of the date of this prospectus, our subsidiaries have not experienced any difficulties or limitations on their ability to transfer cash between each other; they do not maintain cash management policies or procedures dictating the amount of such funding or how funds are transferred.

For more information, see “Dividend Policy,” “Risk Factors” and “Summary Financial Data” and “Consolidated Statements of Changes in Shareholders’ Equity” in the audited financial statements for the years ended February 28, 2025 and February 29, 2024 contained in this prospectus.

Permission Required from Hong Kong Authorities

Hong Kong is a special administration region of China, having its own governmental and legal system that is independent from mainland China, and as a result, has its own distinct rules and regulation. KWF HK is our Hong Kong Operating Subsidiary in Hong Kong. According to the legal opinion issued by our Hong Kong counsel, David Fong & Co., Solicitors, we, including KWF HK, have received all requisite permissions or approvals from the Hong Kong authorities to operate our business, including but not limited to obtaining a relevant certificate of incorporation and business license, and that we, including KWF HK are not required to obtain any permission or approval from Hong Kong authorities to offer the shares of KWF Cayman to foreign investors. Further, uncertainties still exist due to the possibility that laws, regulations, or policies in Hong Kong could change rapidly in the future. Should there be any change in applicable laws, regulations, or interpretations, and we or any of our subsidiaries are required to obtain such permissions or approvals in the future, we will strive to comply with the then applicable laws, regulations, or interpretations. In the event that we, including KWF HK, (i) do not receive or fail to maintain such permissions or approvals in the future, (ii) inadvertently conclude that relevant permissions or approvals were not required, or (iii) are required to obtain such permissions or approvals in the future following applicable laws, regulations, or interpretation changes, any action taken by the Hong Kong government could significantly limit or completely hinder our operations and our ability to offer or continue to offer securities to investors and could cause the value of our securities to significantly decline or be worthless.

Permission Required from Mainland China Authorities

We conduct all of our operations in Hong Kong through our Hong Kong Operating Subsidiary. However, there are legal and operational risks associated with being based in and having the majority of our operations in Hong Kong. The PRC government has recently indicated that it may exert more control or influence over offerings of securities conducted overseas. The management understands that as of the date of this prospectus, we are not subject to cybersecurity review with the Cyberspace Administration of China (“CAC”) to conduct business operations in China, given that: (i) we do not operate any network platform or provide any network service for individual users, (ii) all the customers and suppliers of our Hong Kong Operating Subsidiary are enterprises, (iii) we do not possess a large amount of personal information in our business operations, (iv) we are not recognized as “operators of critical information infrastructure” by any authentic authority, (v) we have not been involved in any investigations initiated by the CAC, nor have we received any inquiry, notice, warning, or sanction in such respect. Nevertheless, the Measures for Cybersecurity Review (2021 version) was recently adopted and the Network Internet Data Protection Draft Regulations is in the process of being formulated and the interpretation and application of these regulations remain unclear. We have been closely monitoring regulatory developments in China regarding any necessary approvals from the CSRC, the CAC, or other PRC governmental authorities required for the conduct of our business operations and overseas listings, including this Offering.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. The Trial Measures, together with the Guidance Rules and Notice, reiterate the basic supervision principles by providing substantially requirements for filings of overseas offering and listing by domestic companies. Under the Trial Measures and the Guidance Rules and Notice, domestic companies conducting overseas securities offering and listing activities, either in direct or indirect form, shall complete filing procedures with the CSRC pursuant to the requirements of the Trial Measures within three working days following its submission of initial public offerings or listing application. Based on the understanding of the relevant PRC laws and regulations of our management, as of the date of this prospectus, our offering will not be identified as an indirect overseas issuance. The Trial Measures provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

In light of the foregoing, we believe that the listing of our Class A Ordinary Shares on The Nasdaq Capital Market (“Nasdaq”) does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company did not obtain any operating revenue, total profit, total assets and net assets in mainland China for the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024, the main parts of the Company’s business activities are neither carried out in mainland China, nor is its main place of business located in mainland China, and none of the members of the senior management team in charge of our business operation and management are Chinese citizens or domiciled in mainland China, we do not meet both of the above criteria simultaneously.

Based on our management’s internal assessment, the Company and its subsidiaries currently have no operations in the mainland China, our management understands that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the CAC or the CSRC because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) we operate in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC. We also understand that KWF HK is not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authorities. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future.

If we or our Hong Kong Operating Subsidiary (i) inadvertently conclude that such relevant permissions or approvals are not required, or (ii) applicable laws, regulations, or interpretations change, including the expansion of the categories of industries and companies whose foreign securities offerings are subject to review and require us to obtain such permissions or approvals in the future by the CSRC or the CAC, we may face sanctions by the CSRC, the CAC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operations in China, delay or restrict the repatriation of the proceeds from this Offering into China or take other actions that could have a material adverse effect on our business as well as the trading price of our Class A Ordinary Shares. We could be required to restructure our operations to comply with such regulations or potentially cease operations in the PRC entirely. The CSRC, the CAC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of our Class A Ordinary Shares. In addition, if the CSRC, the CAC or other regulatory PRC agencies later promulgate new rules requiring that we obtain their approvals for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any action taken by the PRC government could significantly limit or completely hinder our operations in the PRC and our ability to offer or continue to offer securities to investors and could cause the value of such securities to significantly decline or be worthless.

Further, the Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, requires an overseas special purpose vehicle formed for offering purposes through acquisitions of PRC domestic companies and controlled by PRC persons or entities with shares of the offshore special purchase vehicles to obtain the approval of the CSRC prior to the offering and trading of such special purpose vehicle’s securities on an overseas stock exchange. The Management understands that we will not be required to submit an application to the CSRC for the approval of the offering and trading of our Class A Ordinary Shares because (i) our Hong Kong Operating Subsidiary was not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, (ii) our Hong Kong Operating Subsidiary is non-mainland China entities, and they have not been controlled by a non-PRC persons since its incorporation, and (iii) the CSRC currently has not issued any definitive rule or interpretation concerning whether an offering like ours under this document is subject to this regulation. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented, and is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. If CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, such CSRC approval could be rescinded. We cannot assure you that relevant PRC government authorities, including the CSRC, would reach the same conclusion as us.

Summary of Risk Factors

Investing in our Class A Ordinary Shares involves risks. You should carefully consider the risks described in “Risk Factors” before making a decision to invest in our Class A Ordinary Shares. If any of these risks actually occur, our business, financial condition, or results of operations could be materially and adversely affected. In such case, the trading price of our Class A Ordinary Shares would likely decline, their liquidity could drop significantly and you may lose all or part of your investment. The following is a summary of some of the principal risks we face:

Risks Related to Our Corporate Structure

●	The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections. See a more detailed discussion of this risk factor with the same title on page 19 of this prospectus.

●	You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on foreign laws. See a more detailed discussion of this risk factor with the same title on page 19 of this prospectus.

●	Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. See a more detailed discussion of this risk factor with the same title on page 19 of this prospectus.

●	Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale. See a more detailed discussion of this risk factor with the same title on page 21 of this prospectus.

●	The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale. See a more detailed discussion of this risk factor with the same title on page 21 of this prospectus.

●	Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless. See a more detailed discussion of this risk factor with the same title on page 22 of this prospectus.

●	In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering. See a more detailed discussion of this risk factor with the same title on page 23 of this prospectus.

●	We may be required to obtain approval from PRC authorities to list on overseas stock exchanges in the future. See a more detailed discussion of this risk factor with the same title on page 24 of this prospectus.

●	Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China. See a more detailed discussion of this risk factor with the same title on page 25 of this prospectus.

●	If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders. See a more detailed discussion of this risk factor with the same title on page 25 of this prospectus.

●	We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies. See a more detailed discussion of this risk factor with the same title on page 26 of this prospectus.

For a detailed description of the risks above, please refer to pages 19 to 26.

Risks Related to Our Business and Industry

●	Our performance depends on market conditions and trends in the civil engineering industry and if there is any slowdown in the development of infrastructure in Hong Kong, the availability of civil engineering projects in Hong Kong may decrease significantly.

●	Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

●	Our cost of revenue has historically fluctuated. If we experience any significant increase in cost of revenue, our gross profit margin might decrease and our business operations and financial position might be materially and adversely affected.

●	If we do not comply with certain laws, we could be suspended or debarred contracting, which could have a material adverse effect on our business.

●	Unsatisfactory performance by our subcontractors or unavailability of subcontractors may adversely affect our operation and profitability.

●	We depend on third parties for supply of materials to operate our business.

●	During the fiscal years ended February 28, 2025 and February 29, 2024, our five and three largest customers accounted for a significant portion of our total revenue.

●	During the fiscal years ended February 28, 2025 and February 29, 2024, our two and two largest suppliers accounted for a significant portion of our total cost of revenue

●	We may not be able to implement our business plans effectively to achieve future growth.

●	Failure to complete our projects on a reliable and timely basis could materially affect our reputation, our financial performance or may subject us to claim.

●	We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

●	Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

●	We are subject to credit risk in relation to the collectability of our trade receivables and contract assets.

●	Our significant shareholder has considerable influence over our corporate matters.

●	Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

●	There is no assurance that we will be able to renew our registration under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council.

●	We may be a party to legal proceedings from time to time and we cannot assure you that such legal proceedings will not have a material adverse impact on our business. In particular, there may be potential employees’ compensation claims and personal injury claims.

●	Our business is susceptible to government policies and macroeconomic conditions.

For a detailed description of the risks above, please refer to pages 27 to 36.

Risks Related to Doing Business in Hong Kong

●	Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

●	The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

●	Nasdaq may apply additional and more stringent criteria for our continued listing.

●	If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

●	The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

For a detailed description of the risks above, please refer to pages 37 to 40.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

●	We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

●	Our management team has limited experience managing a public company.

●	We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

●	The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

●	We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

●	We are a “controlled company” defined under the Nasdaq Stock Market Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

●	Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

●	Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

●	The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

●	We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

●	Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

●	We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

●	Future financing may cause a dilution in your shareholding or place restrictions on our operations.

●	There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

●	We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

●	You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

●	You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

●	It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

●	There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

●	We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

For a detailed description of the risks above, please refer to pages 40 to 49.

Recent Regulatory Development in China

We are aware that, recently, the PRC government initiated a series of regulatory actions and statements to regulate business operations in certain areas in China with little advance notice, including cracking down on illegal activities in the securities market, enhancing supervision over China-based companies listed overseas using variable interest entity structure, adopting new measures to extend the scope of cybersecurity reviews, and expanding the efforts in anti-monopoly enforcement.

Cybersecurity Laws

On December 28, 2021, the CAC, the NDRC and several other administrations jointly adopted and published the Measures for Cybersecurity Review (2021 version) (“New Measures”), which came into effect on February 15, 2022. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad.

Given the nature of our business, we believe this risk is insignificant. Our Hong Kong Operating Subsidiary may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purpose, who may be PRC individuals. We do not currently expect the New Measures to have an impact on our business, operations or this Offering as we do not believe that our Hong Kong Operating Subsidiary is deemed to be an “operator of critical information infrastructure,” “data processor,” or “network platform operator” controlling personal information of no less than one million users, that are required to file for cybersecurity review before listing in the U.S., because (i) as of date of this prospectus, our Hong Kong Operating Subsidiary has collected and stored personal information of far less than one million users; and (ii) as of the date of this prospectus, our Hong Kong Operating Subsidiary has not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Therefore, we are not covered by the permission and requirements from the CSRC nor CAC, and our Hong Kong Operating Subsidiary is not required to receive any permissions from PRC authorities to operate its current business in Hong Kong or issue shares to foreign investors.

Nevertheless, since these statements and regulatory actions are new, it is highly uncertain how soon the legislative or administrative regulation making bodies will respond and what existing or new laws or regulations or detailed implementations and interpretations will be modified or promulgated. If the CSRC or other regulatory promulgate new rules or explanations requiring that we obtain their approvals for this Offering and any follow-on Offering, we cannot assure you that we will be able to list our Class A Ordinary Shares on U.S. exchanges, or continue to offer securities to investors, which would materially affect the interest of the investors and cause significantly depreciation of our price of Class A Ordinary Shares. See “Risk Factors — We may be required to obtain approval from PRC authorities to list on overseas stock exchanges in the future.”

Laws on Offshore Securities Offering

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. According to the Trial Measures, together with the Guidance Rules and Notice, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures within 3 working days after the relevant application is submitted overseas. The Trial Measures also provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. Under the Trial Measures, a domestic company is prohibited from overseas offering and listing if any of the following circumstances is involved: (i) where such securities offering and listing is explicitly prohibited by provisions in laws, administrative regulations and relevant state rules; (ii) where the intended securities offering and listing may endanger national security as reviewed and determined by competent authorities under the State Council in accordance with laws; (iii) where the domestic company intending to make the securities offering and listing, or its controlling shareholders and the actual controller, have committed crimes such as corruption, bribery, embezzlement, misappropriation of property or undermining the order of the socialist market economy during the latest three years; (iv) where the domestic company intending to make the securities offering and listing is suspected of committing crimes or major violations of laws and regulations, and is under investigation according to law, and no conclusion has yet been made thereof; and (v) where there are material ownership disputes over equity held by the domestic company’s controlling shareholder or by other shareholders that are controlled by the controlling shareholder and/or actual controller.

As these laws and regulations are recently issued, official guidance and related implementation rules have not been issued yet and the interpretation of these opinions remains unclear at this stage. We cannot assure you that any new rules or regulations promulgated in the future will not impose additional requirements on us. If it is determined in the future that approval from the CSRC or other regulatory authorities or other procedures are required for this Offering, it is uncertain whether we can or how long it will take us to obtain such approval or complete such procedures and any such approval or completion could be rescinded. Any failure to obtain or delay in obtaining such approval or completing such procedures for this Offering, or a rescission of any such approval if obtained by us, would subject us to sanctions by the CSRC or other PRC regulatory authorities for failure to seek CSRC approval or other government authorization for this Offering. These regulatory authorities may impose fines and penalties on our operations in China, limit our ability to pay dividends outside of China, limit our operating privileges in China, delay or restrict the repatriation of the Offering from this Offering into China or take other actions that could materially and adversely affect our business, financial condition, results of operations, and prospects, as well as the trading price of our Class A Ordinary Shares. The CSRC or other PRC regulatory authorities also may take actions requiring us, or making it advisable for us, to halt this Offering before settlement and delivery of the Class A Ordinary Shares Offering hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory authorities later promulgate new rules or explanations requiring that we obtain their approvals or accomplish the required filing or other regulatory procedures for this Offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties or negative publicity regarding such approval requirement could materially and adversely affect our business, prospects, financial condition, reputation, and the trading price of the shares.

Implications of the HFCA Act

Our auditor is required by the laws of the United States to undergo regular inspections by the PCAOB. If our securities become listed on a national securities exchange or quoted on the over-the-counter market in the United States, trading in our securities may be prohibited under the HFCA Act, and our securities may be subject to delisting if the PCAOB cannot inspect or completely investigate our auditor for three consecutive years beginning 2021. Our independent registered public accounting firm’s audit documentation related to their audit reports included in this prospectus include audit documentation located in mainland China. On June 22, 2021, the U.S. Senate passed Accelerating Holding Foreign Companies Accountable Act and on December 29, 2022, the Consolidated Appropriations Act was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to Accelerating Holding Foreign Companies Accountable Act and amended the Holding Foreign Companies Accountable Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three, thus reducing the time before your securities may be prohibited from trading or delisted. On December 16, 2021, the PCAOB issued a report to notify the SEC its determinations that it is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong, respectively, and identifies the registered public accounting firms in mainland China and Hong Kong that are subject to such determinations. The auditor of the Company, SRCO Professional Corporation Chartered Professional Accountants, is located at Richmond Hill, Canada and is not among the auditor firms listed on the determination list issued by the PCAOB, which notes all of the auditor firms that the PCAOB is not able to inspect. SRCO Professional Corporation Chartered Professional Accountants has been inspected by the PCAOB on a regular basis, with the last inspection in 2023. On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. The Protocol remains unpublished and is subject to further explanation and implementation. Pursuant to the fact sheet with respect to the Protocol disclosed by the SEC, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC. On December 15, 2022, the PCAOB Board determined that the PCAOB was able to secure complete access to inspect and investigate registered public accounting firms headquartered in mainland China and Hong Kong and voted to vacate its previous determinations to the contrary. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act. See “Risk Factors — Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.”

Corporate Information

Our principal office is located at Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon, Hong Kong, and our telephone number is +852-2332-6168. Our registered office in the Cayman Islands is located at Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman KY1-1209, Cayman Islands. The information contained therein or connected thereto shall not be deemed to be incorporated into this prospectus or the registration statement of which it forms a part. Our agent for service of process in the United States is Cogency Global Inc., located at 122 East 42nd Street, 18th Floor New York, NY 10168.

Implications of Being an Emerging Growth Company and a Foreign Private Issuer

As a company with less than $1.235 billion in revenue during our most recently completed fiscal year, we qualify as an “emerging growth company” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As an emerging growth company, we may take advantage of certain reduced disclosure and requirements that are otherwise applicable generally to U.S. public companies that are not emerging growth companies. These provisions include:

●	the option to include in an initial public offering registration statement only two years of audited financial statements and selected financial data and only two years of related disclosure;

●	reduced executive compensation disclosure; and

●	an exemption from the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley Act”) in the assessment of our internal control over financial reporting.

The JOBS Act also permits an emerging growth company, such as us, to delay adopting new or revised accounting standards until such time as those standards are applicable to private companies. We have not elected to “opt out” of this provision, which means that when a standard is issued or revised and it has different application dates for public or private companies, we will have the discretion to adopt the new or revised standard at the time private companies adopt the new or revised standard and Our discretion will remain until such time that we either (i) irrevocably elect to “opt out” of such extended transition period or (ii) no longer qualify as an emerging growth company.

We will remain an emerging growth company until the earliest of:

●	the last day of our fiscal year during which we have total annual revenue of at least $1.235 billion;

●	the last day of our fiscal year following the fifth anniversary of the closing of this Offering;

●	the date on which we have, during the previous three-year period, issued more than $1.0 billion in non-convertible debt securities; or

●	the date on which we are deemed to be a “large accelerated filer” under the Exchange Act, which, among other things, would occur if the market value of our Class A Ordinary Shares that are held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

We have taken advantage of reduced reporting requirements in this prospectus. Accordingly, the information contained herein may be different than the information you receive from other public companies.

In addition, upon closing of this Offering, we will report under the Exchange Act as a “foreign private issuer.” As a foreign private issuer, we may take advantage of certain provisions under the Nasdaq rules that allow us to follow Cayman Islands law for certain corporate governance matters. Even after we no longer qualify as an emerging growth company, as long as we qualify as a foreign private issuer under the Exchange Act, we will be exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including:

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time;

●	the rules under the Exchange Act requiring the filing with the Securities and Exchange Commission of quarterly reports on Form 10-Q containing unaudited financial and other specified information, or current reports on Form 8-K, upon the occurrence of specified significant events; and

●	Regulation Fair Disclosure (“Regulation FD”), which regulates selective disclosures of material information by issuers.

We are also a foreign private issuer. Foreign private issuers, like emerging growth companies, are also exempt from certain more stringent executive compensation disclosure rules. Thus, if we remain a foreign private issuer, even if we no longer qualify as an emerging growth company, we will continue to be exempt from the more stringent compensation disclosures required of public companies that are neither an emerging growth company nor a foreign private issuer.

We may take advantage of these exemptions until such time as we are no longer a foreign private issuer. We are required to determine our status as a foreign private issuer on an annual basis at the end of our second fiscal quarter. We would cease to be a foreign private issuer at such time as more than 50% of our outstanding voting securities are held by U.S. residents and any of the following three circumstances apply:

●	the majority of our executive officers or directors are U.S. citizens or residents;

●	more than 50% of our assets are located in the United States; or

●	our business is administered principally in the United States.

In determining whether more than 50% of our outstanding voting securities are held by U.S. residents, we will examine the record ownership of brokers, dealers, banks, or nominees holding securities for the accounts of their customers and any beneficial ownership reports or other information available to us in the U.S. and Cayman Islands (our home jurisdiction). If more than 50% of our outstanding voting securities (i.e. sum of outstanding Class A Ordinary Shares and Class B Ordinary Shares, each counting as one share) are held by U.S. residents and any of the above three circumstances apply, we would cease to be a foreign private issuer.

Implications of Being a Controlled Company

Controlled companies are exempt from the majority of independent director requirements. Controlled companies are subject to an exemption from Nasdaq standards requiring that the board of a listed company consist of a majority of independent directors within one year of the listing date.

Public Companies that qualify as a “controlled company” with securities listed on the Nasdaq, must comply with the exchange’s continued listing standards to maintain their listings. Nasdaq has adopted qualitative listing standards. Companies that do not comply with these corporate governance requirements may lose their listing status. Under the Nasdaq rules, a “controlled company” is a company with more than 50% of its voting power held by a single person, entity or group. Under Nasdaq rules, a “controlled company” is exempt from certain corporate governance requirements including:

●	the requirement that a majority of the board of directors consist of independent directors;

●	the requirement that a listed company have a nominating and governance committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities;

●	the requirement that a listed company have a compensation committee that is composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities; and

●	the requirement for an annual performance evaluation of the nominating and governance committee and compensation committee.

Controlled companies must still comply with the exchange’s other corporate governance standards. These include having an audit committee and the special meetings of independent or non-management directors.

As of the date of this prospectus, our Controlling Shareholder holds an aggregate of 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, respectively, which represents an aggregate of 91.77% of the total voting power, among which 19.70% of the voting power stem from its 16,402,875 Class A Ordinary Shares and 72.07% of its voting power stem from its 3,000,000 Class B Ordinary Shares. Upon completion of this Offering, our issued and outstanding shares will consist of 27,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, assuming the underwriters do not exercise their over-allotment option to purchase additional Shares, or 27,562,500 Class A Ordinary Shares, assuming the over-allotment option is exercised in full. Upon completion of this Offering, our Controlling Shareholder will be the beneficial owners of an aggregate of 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares, respectively, which will represent an aggregate of 87.82% of the total voting power, among which 18.85% of the voting power stem from its 16,402,875 Class A Ordinary Shares and 68.97% of the voting power stem from its 3,000,000 Class B Ordinary Shares, assuming that the underwriters do not exercise their over-allotment option, or an aggregate of 87.25% of the total voting power, assuming that the over-allotment option is exercised in full. As a result, we will be a “controlled company” as defined under corporate governance rules of Nasdaq Stock Market and, therefore, eligible for certain exemptions from the corporate governance requirements of the Nasdaq Stock Market Rules. Assuming our Controlling Shareholder continues to hold all of his existing Class A Ordinary Shares, he will have to maintain at least 42.04% of Class B Ordinary Shares prior to the completion of this offering, or 45.17% of Class B Ordinary Shares immediately after the completion of this offering, to continue to control the outcome of matters submitted to shareholders for approval. We do not intend to rely on these exemptions. Furthermore, the Controlling Shareholder will be able to exert significant control over our management and affairs, including approval of significant corporate transactions. For additional information, see “Risk Factors — Risks Related to Our Class A Ordinary Shares — Our significant shareholder has considerable influence over our corporate matters.” on page 32 for further details.

As a “controlled company”, we are permitted to elect not to comply with certain corporate governance requirements. If we elect to rely on the “controlled company” exemptions, a majority of the members of our board of directors might not be independent directors, our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the offering, and you would not have the same protection afforded to shareholders of companies that are subject to Nasdaq’s corporate governance rules

THE OFFERING

Class A Ordinary Shares offered by us	3,750,000 Class A Ordinary Shares (or 4,312,500 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full).

Offer Price:	US$4.00 per Class A Ordinary Share

Shares outstanding before this Offering	26,250,000 Ordinary Shares, consisting of 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares are outstanding as of the date of this prospectus

Shares to be outstanding after this Offering

30,000,000 Ordinary Shares, consisting of 27,000,000 Class A Ordinary Shares (or 27,562,500 Class A Ordinary Shares if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full) and 3,000,000 Class B Ordinary Shares.

Option to purchase additional Class A Ordinary Shares	We have granted the underwriters an option to purchase up to 15% additional Class A Ordinary Shares from us within 45 days of the date of this prospectus.

Use of proceeds

We estimate that we will receive net proceeds from this Offering of approximately $12.7 million, or approximately $13.8 million if the underwriters exercise their option to purchase additional Class A Ordinary Shares in full, based on an assumed initial public offering price of $4.00 per Class A Ordinary Share, after deducting the estimated underwriting discounts, the accountable expense allowance, the non-accountable expense allowance and estimated offering expenses payable by us.

We intend to use the net proceeds from this Offering as follows:

●      approximately 30% for strengthening our manpower;

●      approximately 25% for expanding our scale of works;

●      approximately 15% for enhancing our “Kam Wing Fung” brand; and

●      approximately 30% for general administration and working capital.

See “Use of Proceeds” for additional information.

Risk factors	See “Risk Factors” and other information included in this prospectus for a discussion of factors you should carefully consider before deciding to invest in our Class A Ordinary Shares.

Lock-up

The Company, our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares have agreed with the Underwriter, subject to certain exceptions, not to sell, transfer, or dispose of, directly or indirectly, any of our Ordinary Shares or securities convertible into or exercisable or exchangeable for our Ordinary Shares for a period of six (6) months after the effective date of the registration statement of which this prospectus forms a part.

See sections titled “Shares Eligible for Future Sale” and “Underwriting” for more information.

Controlled Company

After this Offering, assuming an offering size as set forth in this section, our controlling shareholder will own 64.68% of our issued and outstanding share capital, and approximately 87.82% aggregate voting power of our Company immediately following the completion of this Offering, assuming that the underwriters do not exercise their over-allotment option. Assuming our Controlling Shareholder continues to hold all of his existing Class A Ordinary Shares, he will have to maintain at least 42.04% of Class B Ordinary Shares prior to the completion of this offering, or 45.17% of Class B Ordinary Shares immediately after the completion of this offering, to continue to control the outcome of matters submitted to shareholders for approval. As a result, we expect to be a controlled company within the meaning of the corporate governance standards of the Nasdaq Capital Market, or Nasdaq. See section titled “Prospectus Summary — Implications of Being a Controlled Company

Listing	We have applied to list our Class A Ordinary Shares on the Nasdaq Capital Market under the symbol “KWF”. At this time, Nasdaq Capital Market has not yet approved our application to list our Class A Ordinary Shares. The closing of this Offering is conditioned upon Nasdaq Capital Market’s final approval of our listing application. However, there is no assurance that this Offering will be closed and our Class A Ordinary Shares will be trading on the Nasdaq Capital Market. If the Nasdaq Capital Market does not approve our listing application this initial public offering will be terminated.

Transfer Agent	VStock Transfer, LLC

The number of Class A Ordinary Shares to be outstanding after this Offering is based on 23,250,000 Class A Ordinary Shares outstanding as of the date of this prospectus.

Unless otherwise indicated, all information in this prospectus assumes or gives effect to:

●	no exercise by the underwriters of their option to purchase up to 300,000 additional Class A Ordinary Shares from us; and

SUMMARY CONSOLIDATED FINANCIAL DATA

The following summary consolidated statements of operations and comprehensive income for the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024 and consolidated balance sheets data as of August 31, 2025, February 28, 2025 and February 29, 2024 have been derived from our consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with U.S. GAAP. Our historical results are not necessarily indicative of the results that may be expected for any future period. The following summary consolidated financial data should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements included elsewhere in this prospectus.

	As of
	August 31, 2025	February 28, 2025	February 29, 2024
ASSETS
Current assets:
Cash	26,198	96,690	7,635
Accounts receivable, net	2,947,278	1,182,433	2,007,026
Contract assets, current portion	677,839	731,287	363,041
Prepayments and other receivables	1,193	17,771	1,277
Total current assets	3,652,508	2,028,181	2,378,979

Non-current assets:
Property and equipment, net	24,703	30,217	4,197
Operating lease right-of-use assets, net	41,735	56,786	—
Contract assets, net of current portion	138,236	35,839	4,680
Prepayments and other receivables	10,331	10,353	—
Deferred tax assets	15,967	6,874	10,348
Deferred offering costs	471,964	-	-
TOTAL ASSETS	4,355,444	$2,168,250	$2,398,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	980,236	132,875	1,446,715
Operating lease liabilities, current portion	31,033	30,313	—
Due to a director	-	346,218	247,943
Accrued expenses and other payables	1,262,846	448,551	189,404
Borrowings	128,263	-	-
Income tax payable	361,744	243,497	72,593
Total current liabilities	2,764,122	1,201,454	1,956,655

Non-current liabilities:
Operating lease liabilities, net of current portion	10,702	26,473	—
TOTAL LIABILITIES	2,774,824	1,227,927	1,956,655

	As of
	August 31, 2025	February 28, 2025	February 29, 2024
SHAREHOLDERS’ EQUITY
Ordinary shares, 4,500,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A ordinary shares issued and outstanding as of August 31, 2025, February 28, 2025 and February 29, 2024	233	233	233
Ordinary shares, 500,000,000 shares authorized, par value US$0.00001 each, 3,000,000 Class B ordinary shares issued and outstanding as of August 31, 2025, February 28, 2025 and February 29, 2024	30	30	30
Additional paid-in capital	1,027	1,027	1,027
Retained earnings	1,576,133	935,241	440,214
Accumulated other comprehensive income	3,197	3,792	45
Total shareholders’ equity	1,580,620	940,323	441,549
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,355,444	$2,168,250	$2,398,204

	Six months ended	Years Ended
	August 31, 2025	February 28, 2025	February 29, 2024
Revenues	9,821,650	$12,510,247	$3,145,266
Cost of revenue	(8,667,560)	(11,041,614)	(2,784,117)
Gross profit	1,154,090	1,468,633	361,149

Operating expenses:
General and administrative expenses	(342,284)	(421,655)	(124,268)
(Allowance for) / Reversal of credit losses	(50,457)	12,310	(66,501)
Total operating expenses	(392,741)	(409,345)	(190,769)

Income from operations	761,349	1,059,288	170,380

Other (expense)/income
Interest expense	(11,041)	(18,695)	(73)
Other income, net	-	141,155	337,050
Total other (expense)/income, net	(11,041)	122,460	336,977

Income before income taxes	750,308	1,181,748	507,357

Income tax expense	(109,416)	(173,637)	(62,242)
Net income	640,892	$1,008,111	$445,115
Other comprehensive (loss)/income
Foreign currency translation adjustment	(595)	3,747	20
Comprehensive income	640,297	$1,011,858	$445,135

RISK FACTORS

Investing in our Class A Ordinary Shares is highly speculative and involves a significant degree of risk. You should carefully consider the following risks, as well as other information contained in this prospectus, before making an investment in our company. The risks discussed below could materially and adversely affect our business, prospects, financial condition, results of operations, cash flows, ability to pay dividends and the trading price of our Class A Ordinary Shares. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, prospects, financial condition, results of operations, cash flows and ability to pay dividends, and you may lose all or part of your investment.

Risks Related to Our Corporate Structure

The Hong Kong legal system embodies uncertainties which could limit the availability of legal protections.

Hong Kong is a Special Administrative Region of the PRC and enjoys a high degree of autonomy under the “one country, two systems” principle. The Hong Kong Special Administrative Region’s constitutional document, the Basic Law, ensures that the current political situation will remain in effect for 50 years. Hong Kong has enjoyed the freedom to function in a high degree of autonomy for its affairs, including currencies, immigration and custom, independent judiciary system and parliamentary system. However, we cannot guarantee that the implementation of the “one country, two systems” principle and the level of autonomy as currently in place will continue in the future. Any changes in the state of political environment in Hong Kong may materially and adversely affect our business and operation. We cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the pre-emption of local regulations by national laws. These uncertainties could limit the legal protections available to us.

You may experience difficulties in effecting service of process, enforcing foreign judgments or bringing actions in Hong Kong against us or our management named in this prospectus based on foreign laws.

KWF Cayman is incorporated under the laws of the Cayman Islands, but all of our operations and assets are held by our Hong Kong Operating Subsidiary in Hong Kong. In addition, all of our senior executive officers and directors, including Mr. Chak Lam, WONG, Mr. Yau Fat, CHAN, Mr. Ka Wing Eric, LAW and Ms. Szu Yu, LAI and Mr. Hei Lam, TSANG reside within Hong Kong for a significant portion of the time. As a result, it may be difficult or impossible for investors to effect service of process on us inside Hong Kong. It may also be difficult for you to enforce in U.S. courts judgments obtained in U.S. courts based on the civil liability provisions of the U.S. federal securities laws against us and our officers and directors. Moreover, there is uncertainty as to whether the courts of the Hong Kong would recognize or enforce judgments of U.S. courts against us or such persons predicated upon the civil liability provisions of the securities laws of the United States or any state.

David Fong & Co., Solicitors, our counsel as to Hong Kong law, has advised us that there is currently no arrangement providing for the reciprocal enforcement of judgements between Hong Kong and the United States, as such judgments of United States courts will not be directly enforced in Hong Kong. However, under common law, a foreign judgment (including one from federal or state court in the United States) obtained against the Company may generally be treated by the courts of Hong Kong as a cause of action in itself and sued upon as a debt between the parties. In a common law action for enforcement of a foreign judgment, the judgment creditor has to prove that (i) the judgment is in personal; (ii) the judgment is in the nature of a monetary award; (iii) the judgment is final and conclusive on the merits and has not been stayed or satisfied in full; and (iv) the judgement is from a court of competent jurisdiction. The defenses available to the defendant in a common law action for enforcement of a foreign judgment include breach of natural justice, fraud and contrary to public policy of Hong Kong. In order to enforce the foreign judgment at common law, fresh proceedings must be initiated in Hong Kong, which involves issuing a Writ of Summons and Statement of Claim attaching the foreign judgment as proof of the debt.

Recent joint statements by the SEC and PCAOB, Nasdaq’s proposed rule changes and the HFCA Act all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB.

The AHFCA Act was enacted on December 23, 2022. On December 29, 2022, the Consolidated Appropriations Act was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years. The AHFCA Act states that if the SEC determines that an issuer has filed audit reports issued by a registered public accounting firm that has not been subject to inspection by the PCAOB for two consecutive years, the SEC shall prohibit the securities of the issuer from being traded on a national securities exchange or in the over-the-counter trading market in the United States (the applicable period under the HFCA Act prior to the enactment of the AHFCA Act had been two years).

On March 24, 2021, the SEC adopted interim final rules relating to the implementation of certain disclosure and documentation requirements of the HFCA Act. A company will be required to comply with these rules if the SEC identifies it as having a “non-inspection” year under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCA Act, including the listing and trading prohibition requirements described above. On December 2, 2021, the SEC adopted final amendments implementing the disclosure and submission requirements of the HFCA Act.

On June 22, 2021, the U.S. Senate passed a bill which, if passed by the U.S. House of Representatives and signed into law, would reduce the number of consecutive non-inspection years required for triggering the prohibitions under the HFCA Act from three years to two years.

On November 5, 2021, the PCAOB approved a new rule, PCAOB Rule 6100, Board Determinations Under the HFCA Act to provide a framework for its determinations under the HFCA Act that the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction. The rule establishes the manner of the PCAOB’s determinations; the factors the PCAOB will evaluate and the documents and information the PCAOB will consider when assessing whether a determination is warranted; the form, public availability, effective date, and duration of such determinations; and the process by which the Board will reaffirm, modify, or vacate any such determinations.

In December 2021, the SEC adopted amendments to finalize rules implementing the submission and disclosure requirements in the HFCA Act. Also, on December 16, 2021, pursuant to the HFCA Act, the PCAOB issued a Determination Report which determined that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and in Hong Kong, a Special Administrative Region of PRC, because of positions taken by PRC authorities in those jurisdictions. In addition, the PCAOB’s report identified the specific registered public accounting firms which are subject to these determinations.

On August 26, 2022, the CSRC, the Ministry of Finance of the PRC, and the PCAOB signed a Statement of Protocol, or the Protocol, governing inspections and investigations of audit firms based in China and Hong Kong. Pursuant to the Protocol, the PCAOB shall have independent discretion to select any issuer audits for inspection or investigation and has the unfettered ability to transfer information to the SEC.

On December 15, 2022, the PCAOB announced that it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong in 2022, and the PCAOB Board vacated its previous determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB continues to demand complete access in mainland China and Hong Kong moving forward and resumed regular inspections since March 2023. The PCAOB is continuingly pursuing ongoing investigations and may initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCA Act if needed.

On December 23, 2022, the AHFCA Act was enacted, which amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three. As a result, the time period before the Company’s securities may be prohibited from trading or delisted has been decreased accordingly.

On December 29, 2022, the Consolidated Appropriations Act was signed into law by the former President of the U.S., Mr. Joe Biden, which contained, among other things, an identical provision to the AHFCA Act and amended the HFCA Act by requiring the SEC to prohibit an issuer’s securities from trading on a national securities exchange or in the over-the-counter market in the United States if its auditor is not subject to PCAOB inspections for two consecutive years instead of three years.

Our auditor, SRCO Professional Corporation Chartered Professional Accountants, is an independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, which is headquartered in Canada and has been inspected by the PCAOB on a regular basis, with the last inspection in 2023 As an auditor of companies that are traded publicly in the United States and a firm registered with the PCAOB, it is subject to laws in the United States pursuant to which the PCAOB conducts regular inspections to assess its compliance with the applicable professional standards. Our auditor is currently subject to PCAOB inspections and PCAOB is able to inspect our auditor in relation to our U.S. listing. However, there is no assurance that future audit reports will be prepared by auditors able to be inspected by the PCAOB and therefore, in the future, you may be deprived of the benefits of such inspection. As such, trading in our securities may be prohibited under the HFCA Act if the PCAOB determines that it cannot inspect or investigate completely our auditor, and as a result our securities may be delisted. However, should PRC authorities obstruct or otherwise fail to facilitate the PCAOB’s access in the future which would prevent the PCAOB from continuing to inspect or investigate completely accounting firms headquartered in mainland China or Hong Kong, the PCAOB Board will consider the need to issue a new determination. Our securities may be delisted or prohibited from trading if the PCAOB determines that it cannot inspect or investigate completely our auditor under the HFCA Act.

Uncertainties with respect to the PRC legal system, including risks and uncertainties regarding the enforcement of laws, and sudden or unexpected changes in laws and regulations in the PRC with little advance notice could result in a material change in our operations and/or the value of the securities we are registering for sale.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations. The PRC legal system is based on written statutes and their legal interpretations by the Standing Committee of the National People’s Congress, or NPCSC. Previous court decisions may be cited for reference but have limited precedential value. Since 1979, the PRC government has been developing a comprehensive system of commercial laws, and considerable progress has been made in introducing laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, as these laws and regulations are relatively new, and due to the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement could be unpredictable, with little advance notice which could result in a material change in our operations and/or the value of our Class A Ordinary Shares. It is also uncertain whether having a majority of our directors and officers located in Hong Kong will subject us to the oversight of the Chinese authorities in the future.

Furthermore, the PRC legal system is based in part on government policies and internal rules, some of which are not published on a timely basis or at all and may have a retroactive effect. As a result, we may not be aware of our violation of any of these policies and rules until sometime after the violation. In addition, any administrative and court proceedings in China may be protracted, resulting in substantial costs and diversion of resources and management attention.

The PRC government may intervene or influence our operations at any time, which could result in a material change in our operations and/or the value of the securities we are registering for sale.

KWF Cayman is a holding company and we conduct our operations through our Hong Kong Operating Subsidiary in Hong Kong. The PRC government may choose to exercise significant oversight and discretion, and the regulations to which we are subject may change rapidly and with little notice to us or our shareholders. As a result, the application, interpretation, and enforcement of new and existing laws and regulations in mainland China are often uncertain. In addition, these laws and regulations may be interpreted and applied inconsistently by different agencies or authorities, and inconsistently with our current policies and practices. New laws, regulations, and other government directives in mainland China may also be costly to comply with, and such compliance or any associated inquiries or investigations or any other government actions may:

●	delay or impede our development;

●	result in negative publicity or increase our operating costs;

●	require significant management time and attention; and

●	subject us to remedies, administrative penalties and even criminal liabilities that may harm our business, including fines assessed for our current or historical operations, or demands or orders that we modify or even cease our business practices.

The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations, in each case that restrict or otherwise unfavorably impact the ability or manner in which we conduct our business could require us to change certain aspects of our business to ensure compliance, which could decrease demand for our products, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities. To the extent any new or more stringent measures are required to be implemented and if the PRC government chooses to exercise such significant oversight and discretion over the conduct of our business and may intervene or influence or control our operations at any time. Such government actions could result in a material change in our operations and/or the value of the securities we are registering for sale; could significantly limit or completely hinder our ability to continue our operations; could significantly limit or completely hinder our ability to offer or continue to offer our securities to investors; and may cause the value of our securities to significantly decline or be worthless.

Any actions by the PRC government to exert more oversight and control over offerings that are conducted overseas and/or foreign investment in China-based issuers, such actions could significantly limit or completely hinder our ability to offer or continue to offer securities to investors and cause the value of such securities to significantly decline or become worthless.

Previous statements by the PRC government have indicated an intent to exert more exert oversight and control over offerings that are conducted overseas and/or foreign investments in China based issuers. On December 28, 2021, the CAC, the NDRC and several other administrations jointly adopted and published the New Measures for Cybersecurity Review (2021 version) (“New Measures”), which came into effect on February 15, 2022. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. Our business belongs to the electronic components/sensors industry, which does not involve the collection of user data, implicate cybersecurity, or involve any other type of restricted industry. As a result, the likelihood of us being subject to the review of the CAC is remote.

On February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. According to the Trial Measures, together with the Guidance Rules and Notice, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures within 3 working days after the relevant application is submitted overseas. The Trial Measures also provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China. In light of the foregoing, we believe that the listing of our Class A Ordinary Shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures because the Company did not obtain any operating revenue, total profit, total assets and net assets in mainland China, the main parts of the Company’s business activities are neither carried out in mainland China, nor is its main place of business located in mainland China, and none of the members of the senior management team in charge of our business operation and management are Chinese citizens or domiciled in mainland China, we do not meet both of the above criteria simultaneously.

Based on our management’s internal assessment, the Company and its subsidiaries currently have no operations in the mainland China, our management understands that as of the date of this prospectus, the Company is not required to obtain any permissions or approvals from PRC authorities before listing in the U.S. and to issue our Ordinary Shares to foreign investors, including the CAC or the CSRC because (i) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation; and (ii) we operate in Hong Kong and is not included in the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC. We also understand that our Operating Subsidiary is not required to obtain any permissions or approvals from any Chinese authorities to operate their businesses as of the date of this prospectus. No permissions or approvals have been applied for by the Company or denied by any relevant authorities. However, uncertainties still exist, due to the possibility that laws, regulations, or policies in the PRC could change rapidly in the future. The promulgation of new laws or regulations, or the new interpretation of existing laws and regulations may restrict or otherwise unfavorably impact our ability or way to conduct business and may require us to change certain aspects of our business to ensure compliance, which could decrease demand for our services, reduce revenues, increase costs, require us to obtain more licenses, permits, approvals or certificates, or subject us to additional liabilities.

In the event that (i) the PRC government expands the categories of industries and companies whose foreign securities offerings are subject to review by the CSRC or the CAC that we are required to obtain such permissions or approvals; or (ii) we inadvertently concluded that relevant permissions or approvals were not required or that we did not receive or maintain relevant permissions or approvals required, any action taken by the PRC government could significantly limit or completely hinder our operations, significantly limit or completely hinder our ability to offer our Class A Ordinary Shares to investors and cause the value of such Class A Ordinary Shares to significantly decline or become worthless.

In light of recent events indicating greater oversight by the Cyberspace Administration of China over data security, particularly for companies seeking to list on a foreign exchange, we may be subject to a variety of PRC laws and other obligations regarding data protection and any other rules, and any failure to comply with applicable laws and obligations could have a material and adverse effect on our business and the Offering.

Our operations are located in Hong Kong. Our Hong Kong Operating Subsidiary may collect and store certain data (including certain personal information) from our clients for “Know Your Customers” purposes, who may be PRC individuals. As such, we may be subject to PRC laws relating to the collection, use, sharing, retention, security, and transfer of confidential and private information, such as personal information and other data. These laws apply not only to third party transactions, but also other parties with which we have commercial relations. These laws continue to develop, and the PRC government may adopt other rules and restrictions in the future. Non-compliance could result in penalties or other significant legal liabilities.

The PRC regulatory requirements regarding cybersecurity are evolving. For instance, various regulatory bodies in the PRC, including the CAC, the Ministry of Public Security, and the SAMR, have enforced data privacy and protection laws and regulations with varying and evolving standards and interpretations. The Cybersecurity Law, which was adopted by the National People’s Congress on November 7, 2016, and the New Measures, which came into effect on February 15, 2022, provide that personal information and important data collected and generated by a critical information infrastructure operator in the course of its operations in China must be stored in China, and if a critical information infrastructure operator purchases internet products and services that affect or may affect national security, it will be subject to cybersecurity review by the CAC. On June 10, 2021, the NPCSC promulgated the Data Security Law, which took effect on September 1, 2021. The Data Security Law requires that data shall not be collected by theft or other illegal means, and also provides for a data classification and hierarchical protection system. The data classification and hierarchical protection system puts data into different groups according to its importance in economic and social development, and the damages it may cause to national security, public interests, or the legitimate rights and interests of individuals and organizations in case the data is falsified, damaged, disclosed, illegally obtained or illegally used. If any of our data processing activities conducted after the Data Security Law became effective were found to be not in compliance with this law, we could be ordered to make corrections, and under certain serious circumstances, such as severe data divulgence, we could be subject to penalties, including the revocation of our business licenses or other permits. Furthermore, the recently issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law require (i) speeding up the revision of the provisions on strengthening the confidentiality and archives management relating to overseas issuance and listing of securities and (ii) improving the laws and regulations relating to data security, cross-border data flow, and management of confidential information. As there remain uncertainties regarding the further interpretation and implementation of those laws and regulations, we cannot assure you that we will be compliant such new regulations in all respects, and we may be ordered to rectify and terminate any actions that are deemed illegal by the regulatory authorities and become subject to fines and other sanctions.

The Management understands that as of the date of this prospectus, we are not required to obtain any permissions or approvals by including the CSRC, CAC or any other PRC authorities for our operations or issue our Class A Ordinary Shares including the Class A Ordinary Shares being registered for sale to foreign investors under existing PRC laws and regulations, and have not received any requirement or were denied such permissions or approvals by any PRC authorities. According to the New Measures, if an “operator of critical information infrastructure” or “network platform operator” that is in possession of personal data of more than one million users intends to list in a foreign country, it must apply for a cybersecurity review. The New Measures further elaborates the factors to be considered when assessing the national security risks of the relevant activities, including, among others, (i) the risk of core data, important data or a large amount of personal information being stolen, leaked, destroyed, and illegally used or exited the country; and (ii) the risk of critical information infrastructure, core data, important data or a large amount of personal information being affected, controlled, or maliciously used by foreign governments after listing abroad. As of the date of this prospectus, neither the Company nor its Hong Kong Operating Subsidiary possess a large amount of personal information in their business operations or is recognized as an “operator of critical information infrastructure” by any authentic authority. Therefore, we do not believe that our Hong Kong Operating Subsidiary is deemed to be an “operator of critical information infrastructure,” or “network platform operator” controlling personal information of no less than one million users. We are required to collect and retain some basic information furnished by our clients, suppliers and employees in accordance with prevailing business practices, but we do not handle a large amount of personal and confidential data in the ordinary course of business. As of the date of this prospectus, we have not been involved in any investigations on cybersecurity or data security initiated by related governmental regulatory authorities, and we have not received any inquiry, notice, warning, or sanction in such respect. Our Hong Kong Operating Subsidiary is not required to receive any necessary permissions from PRC authorities to operate its current business in Hong Kong or issue shares to foreign investors.

However, given the recent events indicating greater oversight by the CAC over data security, particularly for companies seeking to list on a foreign exchange, it remains uncertain as to how the New Measures will be interpreted or implemented. There remains significant uncertainty as to the enactment, interpretation and implementation of regulatory requirements related to current and future PRC laws, overseas securities offerings and other capital markets activities. PRC regulatory agencies, including the CAC, may adopt new laws, regulations, rules, or detailed implementation and interpretation related to the New Measures. They may also take actions requiring us, or making it advisable for us, to halt this Offering before the settlement and delivery of the Class A Ordinary Shares that we are offering. If any such new laws, regulations, rules, or implementation and interpretation come into effect, we expect to take all reasonable measures and actions to comply therewith. In the event of a failure to comply, we may be required to suspend our relevant businesses and become subject to fines and other penalties. If the CAC or other PRC regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this Offering and any follow-on offering, we may be unable to obtain such approvals, which could significantly limit or completely hinder our ability to offer or continue to offer securities to our investors.

We may be required to obtain approval from PRC authorities to list on overseas stock exchanges in the future.

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in 2006 and amended in 2009, require CSRC approval for a listing involving offshore special purchase vehicles that are controlled by PRC entities or individuals and that have been formed for overseas listing purposes through acquisitions of PRC domestic interests held by such PRC entities or individuals with shares of the offshore special purchase vehicles. Based on our understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the Offering and trading of our Class A Ordinary Shares under the M&A Rules because (i) our Hong Kong Operating Subsidiary was not established through a merger or requisition of the equity or assets of a “PRC domestic company” as such term is defined under the M&A Rules, (ii) our Hong Kong Operating Subsidiary is non-mainland China entity, and they have not been controlled by a non-PRC persons since its incorporation, and (iii) the CSRC currently has not issued any definitive rule or interpretation concerning whether an offering like ours under this document is subject to this regulation. However, uncertainties still exist as to how the M&A Rules will be interpreted or implemented, and is subject to any new laws, rules, and regulations or detailed implementations and interpretations in any form relating to the M&A Rules. We may be required to obtain approval from PRC authorities in order to continue our listing on Nasdaq or to add new listings on other overseas stock exchanges in the future but cannot provide assurance that we will be able to obtain such approval.

On July 6, 2021, the relevant PRC government authorities issued Opinions on Strictly Cracking Down Illegal Securities Activities in Accordance with the Law. These opinions emphasized the need to strengthen the administration over illegal securities activities and the supervision on overseas listings by China-based companies and proposed to take effective measures, such as promoting the construction of relevant regulatory systems to deal with the risks and incidents faced by China-based overseas-listed companies. As a follow-up, on February 17, 2023, the CSRC issued the Trial Administrative Measures of Overseas Securities Offering and Listing by Domestic Enterprises, or the Trial Measures, which became effective on March 31, 2023. On the same date of the issuance of the Trial Measures, the CSRC circulated No.1 to No.5 Supporting Guidance Rules, the Notes on the Trial Measures, the Notice on Administration Arrangements for the Filing of Overseas Listings by Domestic Enterprises and the relevant CSRC Answers to Reporter Questions on the official website of the CSRC, or collectively, the Guidance Rules and Notice. According to the Trial Measures, together with the Guidance Rules and Notice, a domestic company in the PRC that seeks to offer and list securities on overseas markets shall fulfill the filing procedures with the CSRC as per requirement of the Trial Measures within 3 working days after the relevant application is submitted overseas. The Trial Measures also provides that only if the issuer meets both of the following criteria at the same time, the overseas securities offering and listing conducted by such issuer will be deemed as indirect overseas offering by PRC domestic companies: (i) 50% or more of any of the issuer’s operating revenue, total profit, total assets or net assets as documented in its audited consolidated financial statements for the most recent fiscal year is accounted for by domestic companies; and (ii) the main parts of the issuer’s business activities are conducted in mainland China, or its main place(s) of business are located in mainland China, or the majority of senior management staff in charge of its business operations and management are PRC citizens or have their usual place(s) of residence located in mainland China.

The management understand that the listing of our Class A Ordinary Shares on Nasdaq does not constitute an “indirect overseas offering and listing by PRC domestic companies” and that we are not required to complete the filing procedures as stipulated by the Trial Measures the Company did not obtain any operating revenue, total profit, total assets and net assets in mainland China, the main parts of the Company’s business activities are neither carried out in mainland China, nor is its main place of business located in mainland China, and none of the members of the senior management team in charge of our business operation and management are Chinese citizens or domiciled in mainland China, we do not meet both of the above criteria simultaneously. If CSRC approval is required, it is uncertain whether we can or how long it will take us to obtain the approval and, even if we obtain such CSRC approval, such CSRC approval could be rescinded. We cannot assure you that relevant PRC government authorities, including the CSRC, would reach the same conclusion as us.

Changes in international trade policies, trade disputes, barriers to trade, or the emergence of a trade war may dampen growth in China.

Political events, international trade disputes, and other business interruptions could harm or disrupt international commerce and the global economy, and could have a material adverse effect on us, our customers, material vendors, and other partners. International trade disputes could result in tariffs and other protectionist measures which may materially and adversely affect our business.

There have also been concerns about the relationship between the PRC and other countries, including the surrounding Asian countries, which may potentially have economic effects. In particular, there is significant uncertainty about the future relationship between the United States and the PRC with respect to trade policies, treaties, government regulations and tariffs. Economic conditions in China are sensitive to global economic conditions, as well as changes in domestic economic and political policies and the expected or perceived overall economic growth rate in China.

Political uncertainty surrounding international trade disputes and the potential of the escalation to trade war and global recession could have a negative effect on customer confidence. We may have also access to fewer business opportunities, and our operations may be negatively impacted as a result. In addition, the current and future actions or escalations by either the United States or the PRC that affect trade relations may cause global economic turmoil and potentially have a negative impact on our markets, our business, or our results of operations, as well as the financial condition of our clients, and we cannot provide any assurances as to whether such actions will occur or the form that they may take.

If we are classified as a PRC resident enterprise for PRC enterprise income tax purposes, such classification could result in unfavorable tax consequences to us and our non-PRC shareholders.

Under the PRC Enterprise Income Tax Law and its implementation rules, an enterprise established outside of the PRC with its “de facto management body” within the PRC is considered a “resident enterprise” and will be subject to the enterprise income tax on its global income at the rate of 25%. The implementation rules define the term “de facto management body” as the body that exercises full and substantial control and overall management over the business, productions, personnel, accounts and properties of an enterprise. In 2009, the SAT issued a circular, known as SAT Circular 82, partially abolished on December 29, 2017, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is located in China. Although this circular applies only to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not those controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” text should be applied in determining the tax resident status of all offshore enterprises. According to SAT Circular 82, an offshore incorporated enterprise controlled by a PRC enterprise or a PRC enterprise group will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China, and will be subject to PRC enterprise income tax on its global income only if all of the following conditions are met: (i) the primary location of the day-to-day operational management is in China; (ii) decisions relating to the enterprise’s financial and human resource matters are made or are subject to approval by organizations or personnel in China; (iii) the enterprise’s primary assets, accounting books and records, company seals, and board and shareholder resolutions are located or maintained in China; and (iv) at least 50% of voting board members or senior executives habitually reside in China.

We believe that, as a Cayman Islands exempted company, KWF Cayman is not a PRC resident enterprise for PRC tax purposes. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” If the PRC tax authorities determine that our company is a PRC resident enterprise for enterprise income tax purposes, we would be subject to PRC enterprise income on our worldwide income at the rate of 25%. Furthermore, we would be required to withhold a 10% tax from dividends we pay to our shareholders that are non-resident enterprises, including the holders of our Class A Ordinary Shares. In addition, non-resident enterprise shareholders may be subject to PRC tax on gains realized on the sale or other disposition of the Class A Ordinary Shares, if such income is treated as sourced from within the PRC. Furthermore, if we are deemed a PRC resident enterprise, dividends paid to our non-PRC individual shareholders and any gain realized on the transfer of the Class A Ordinary Shares by such shareholders may be subject to PRC tax at a rate of 20% (which, in the case of dividends, may be withheld at source by us). These rates may be reduced by an applicable tax treaty, but it is unclear whether non-PRC shareholders of our company would be able to claim the benefits of any tax treaties between their country of tax residence and the PRC in the event that we are treated as a PRC resident enterprise. Any such tax may reduce the returns on your investment in our Class A Ordinary Shares.

We face uncertainty with respect to indirect transfers of equity interests in PRC resident enterprises by their non-PRC holding companies.

On February 3, 2015, the SAT issued the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Bulletin 7. SAT Bulletin 7 extends its tax jurisdiction to transactions involving the transfer of taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Bulletin 7 has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Bulletin 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets, as such persons need to determine whether their transactions are subject to these rules and whether any withholding obligation applies.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident enterprise income tax.

Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such indirect transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax, and the transferee or other person who pays for the transfer is obligated to withhold the applicable taxes currently at a rate of 10% for the transfer of equity interests in a PRC resident enterprise. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions where PRC taxable assets are involved, such as offshore restructuring, sale of the Class A Ordinary Shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or may be taxed if our company is a transferor in such transactions, and may be subject to withholding obligations if our company is a transferee in such transactions, under SAT Bulletin 7 and/or SAT Bulletin 37. For transfers of Class A Ordinary Shares of our company by investors who are non-PRC resident enterprises, our Hong Kong Operating Subsidiary will not be requested to assist in the filing under SAT Bulletin 7 and/or SAT Bulletin 37. However, if our assessment on the filing under SAT Bulletin 7 and/or SAT Bulletin 37 is incorrect, we may be required to expend valuable resources to comply with SAT Bulletin 7 and/or SAT Bulletin 37 or to request the relevant transferors from whom we purchase taxable assets to comply with these circulars, or to establish that our company should not be taxed under these circulars, which may have a material adverse effect on our financial condition and results of operations.

Risks Related to Our Business and Industry

Our performance depends on market conditions and trends in the civil engineering industry and if there is any slowdown in the development of infrastructure in Hong Kong, the availability of civil engineering projects in Hong Kong may decrease significantly.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, the majority of our revenue was derived from civil engineering projects in Hong Kong. The future development of the civil engineering industry and the availability of civil engineering projects in Hong Kong largely depend on the continued development of infrastructure by the Government of Hong Kong. The nature, extent and timing of available civil engineering projects will be determined by an interplay of a variety of factors, including the Government’s policies on the infrastructure development in Hong Kong, its land supply and public housing policy, the investment and budget of the Government of Hong Kong and the general conditions and prospects of Hong Kong’s economy. These factors may affect the availability of civil engineering projects in Hong Kong.

If there is any slowdown in the development of infrastructure by the Government in Hong Kong, there is no assurance that the availability of civil engineering projects in Hong Kong would not decrease significantly and our business and financial position and prospect may be adversely and materially affected.

Our revenue is mainly derived from projects which are non-recurrent in nature and there is no guarantee that our customers will provide us with new businesses.

Our revenue is typically derived from projects which are non-recurrent in nature and our customers are under no obligation to award projects to us. For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, we secured new businesses mainly through referral or invitation for tender by customers. There is no assurance that we will be able to secure new contracts in the future. Accordingly, the number and scale of projects and the amount of revenue we are able to derive therefrom may vary significantly from period to period, and it may be difficult to forecast the volume of future business. In the event that we fail to secure new contracts or there is a significant decrease in the number of tender invitations or contracts available for bidding in the future, our business, financial position and prospects could be materially and adversely affected.

Our cost of revenue has historically fluctuated. If we experience any significant increase in cost of revenue, our gross profit margin might decrease and our business operations and financial position might be materially and adversely affected.

Our revenue is typically derived from projects, with each contract sum being determined with reference to tender price that are formulated based on a certain mark-up over our estimated costs. Pricing of our services is determined on a case-by-case basis and is dependent on various factors, which generally include (i) the scope of services; (ii) the price trend for the types of subcontracting services as well as the materials required; (iii) the complexity and the location of the project; (iv) the estimated quantity and type of equipment required; (v) the completion time requested by our customers; and (vi) the availability of human and financial resources. We will review the cost budget from time to time. If the actual cost is higher than originally budgeted, it may reduce our profit margin and affect our financial performance. If we fail to keep the costs within the initial budget, our business operation and financial results may be adversely affected.

The total actual value of work done may differ from the original estimated contract sum stated in our contracts with customers.

Our customers may request additional, reduction or alteration of works beyond the scope of the contract during project implementation by placing variation orders with us. The aggregate amount of revenue that we are able to derive from a project may be different from the original estimated contract sum specified in the relevant contract due to variation orders placed by our customers. As such, there is no assurance that the amount of fees and charges as finally agreed with our customers would be sufficient to recover our costs incurred or provide us with a reasonable profit margin or the amount of revenue derived from our projects will not be substantially different from the original estimated contract sum as specified in the relevant contracts and our financial condition may be adversely affected by any decrease in our revenue as a result of variation orders. As a result, there is no assurance that our revenue and profit margin in the future will remain at a level comparable to those recorded during the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024.

Any material inaccurate cost estimation or cost overruns may adversely affect our financial results.

When determining our tender price, our management would estimate the time and costs involved in a project taking into account (i) the scope of services; (ii) the price trend for the types of subcontracting services as well as the materials required; (iii) the complexity and the location of the project; (iv) the estimated quantity and type of equipment required; (v) the completion time requested by our customers; and (vi) the availability of human and financial resources.

There is no assurance that the actual amount of time and costs incurred during the performance of our projects would not exceed our estimation. The actual amount of time and costs incurred in completing a project may be adversely affected by many factors, including unforeseen site conditions, adverse weather conditions, accidents, non-performance by our subcontractors, unexpected significant increase in costs of materials agreed to be borne by us, unexpected increase in the amount of rectification works requested by our customers and other unforeseen problems and circumstances. Any material inaccurate estimation in the time and costs involved in a project may give rise to delays in completion of works and/or cost overruns, which in turn may materially and adversely affect our financial condition, profitability and liquidity. We typically bear the risk of delays and cost overruns in our projects and we are generally unable to pass these costs to our customers.

If we do not comply with certain laws, we could be suspended or debarred contracting, which could have a material adverse effect on our business.

Various statutes to which our operations are subject, such as Factories and Industrial Undertakings Ordinance (Cap. 59 of the Laws of Hong Kong), Construction Site (Safety) Regulations (Cap. 59I of the Laws of Hong Kong), Factory and Industrial Undertakings (Safety Officers and Safety Supervisors) Regulations (Cap. 59Z of the Laws of Hong Kong), Factories and Industrial Undertakings (Safety Management) Regulations (Cap. 59AF of the Laws of Hong Kong) and Occupational Safety and Health Ordinance (Cap. 509 of the Laws of Hong Kong), which deal with the health and safety during the construction process and various other statutes provide for discretionary suspension and/or debarment in certain circumstances.

The scope and duration of any suspension or debarment may vary depending upon the facts of a particular case and the statutory or regulatory grounds for debarment. Any suspension or debarment from contracting will have a material adverse effect on our financial condition, results of operations or liquidity.

Unsatisfactory performance by our subcontractors or unavailability of subcontractors may adversely affect our operation and profitability.

We engage subcontractors from time to time to perform a part of the site work under our supervision. In order to control and ensure the quality and progress of the works of our subcontractors, we select subcontractors based on quality of their service, their qualifications and experience relevant to the project, skills and technique required for the project, the prevailing market price, the delivery time, their availability and fee quotations. There is no assurance that the work quality of our subcontractors can always meet our requirements. We may be affected by the non-performance, inappropriate or poor quality of works rendered by our subcontractors. Such events could impact upon our profitability, financial performance and reputation. In addition, there is no assurance that we will always be able to secure services from suitable subcontractors when required, or be able to negotiate acceptable fees and terms of service with subcontractors. In such event, our operation and financial position may be adversely affected.

In the event that our subcontractors fail to follow the safety guidelines and other requirements imposed by our customers, we may be liable to pay to our customers the expenses and penalties incurred by them. Although we are entitled to be compensated by our subcontractors in relation to such penalties under the subcontracting agreement, we may not be able to claim from such subcontractors in order to maintain a stable relationship with our major subcontractors. In such event, we may be subject to additional costs and penalties incurred by our subcontractors in relation to their failure to comply with the safety procedures and other requirements imposed by our customers.

We depend on third parties for supply of materials to operate our business.

We purchase materials from our suppliers for the provision of our services. We cannot assure you that our favorable working relationships with our suppliers will continue in the future. In addition, there have historically been periods of supply shortages in our industry. The inability to purchase materials could severely impact our business. If our suppliers experience price increases or disruptions to their business, such as labor disputes, supply shortages or distribution problems, our business, financial condition, results of operations, liquidity and cash flows could be materially and adversely affected.

We may not be able to compete favorably in our highly competitive industry.

Some of our competitors may have certain advantages, including but not limited to having long operating history, better financing capabilities and well-developed technical expertise. New participants may wish to enter the industry provided that they have the appropriate skills, local experience, necessary equipment, capital and they are granted the requisite licenses or approvals by the relevant regulatory bodies. Any significant increase in competition may result in lower operating margins and loss of market share, which may adversely affect our profitability and operating results.

During the fiscal years ended February 28, 2025 and February 29, 2024, our five and three largest customers accounted for a significant portion of our total revenue.

A significant portion of our revenue was derived from a limited number of customers. Our five, five and three largest customers for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024 accounted for 100.0%, 100.0% and 100.0%  of our revenue in the corresponding periods, respectively. In particular, one of our top customers contributed approximately 40.8%, 65.7% and 30.7% of our total revenue for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024. We were engaged by our customers on a project-by-project basis. There is no assurance that we will continue to obtain contracts from our major customers in the future. If there is a significant decrease in the number of projects awarded by our major customers, and we are unable to secure suitable projects of a comparable size and quantity as replacements from other customers, our financial condition and operating results would be materially and adversely affected.

During the fiscal years ended February 28, 2025 and February 29, 2024, our two and two largest suppliers accounted for a significant portion of our total cost of revenue

Our five largest suppliers accounted for approximately 77.1%, 72.3% and 75.5% of our total cost of revenue from suppliers for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, respectively. In the six months ended August 31, 2025, two of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 46.6% and 21.5%. In the fiscal year ended February 28, 2025, 2 of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 43.4% and 24.1%. In the fiscal year ended February 29, 2024, 2 of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 37.1% and 12.8%. We do not enter into any long-term contracts with any one supplier. There is no assurance that our suppliers will continue to provide services or supply materials to us in the future. If our suppliers cease to supply materials or perform subcontracting services to us, and we are unable to secure new suppliers who are capable of providing the required services or supply materials as replacements, our financial condition and operating results would be materially and adversely affected.

Environmental, health and safety laws and regulations and any changes to, or liabilities arising under, such laws and regulations could have a material adverse effect on our financial condition, results of operations and liquidity.

Our operations are subject to stringent and complex laws and regulations governing the discharge of materials into the environment, health and safety aspects of our operations or otherwise relating to environmental protection. These laws and regulations may impose numerous obligations applicable to our operations, including: the acquisition of a permit or other approval before conducting regulated activities; the restriction of the types, quantities and concentration of materials that can be released into the environment; the limitation or prohibition of activities on certain lands lying within wilderness, wetlands, and other protected areas; the application of specific health and safety criteria addressing worker protection; and the imposition of substantial liabilities for pollution resulting from our operations.

A number of government authorities have the power to enforce compliance with these laws and regulations and the permits issued under them. Such enforcement actions often involve difficult and costly compliance measures or corrective actions. Failure to comply with these laws and regulations may result in the assessment of sanctions, including administrative, civil, or criminal penalties, natural resource damages, the imposition of investigatory or remedial obligations, and the issuance of orders limiting or prohibiting some or all of our operations. In addition, we may experience delays in obtaining, or be unable to obtain, required permits, which may delay or interrupt our operations and limit our growth and revenue.

Certain environmental laws impose strict liability (i.e., no showing of “fault” is required) or joint and several liability for costs required to remediate and restore sites where hazardous substances, hydrocarbons or solid wastes have been stored or released. We may be required to remediate contaminated properties currently or formerly owned or operated by us or third-party facilities that received waste generated by our operations regardless of whether such contamination resulted from the conduct of others or from the consequences of our own actions that were in compliance with all applicable laws at the time those actions were taken. Furthermore, the existence of contamination at properties we own, lease or operate could result in increased operational costs or restrictions on our ability to use those properties as intended.

In certain instances, citizen groups also have the ability to bring legal proceedings against us if we do not comply with environmental laws or challenge our ability to receive environmental permits that we need to operate. In addition, claims for damages to persons or property, including natural resources, may result from our operations’ environmental, health, and safety impacts. Our insurance may not cover all environmental risks and costs or may not provide sufficient coverage if an environmental claim is made against us. Moreover, public interest in protecting the environment has increased dramatically in recent years. The trend of more expansive and stringent environmental legislation and regulations applied to our industry could continue, resulting in increased costs of doing business and consequently affecting profitability.

We may not be able to implement our business plans effectively to achieve future growth.

Our expansion plan is based upon a forward-looking assessment of market prospects of the civil engineering industry in Hong Kong and there is no assurance that such assessment will always turn out to be correct or that it will be able to grow our business as planned. Expansion plans may be affected by a number of factors beyond our control. Such factors include, but are not limited to, changes in economic conditions in Hong Kong, changes in supply and demand for our civil engineering services and government regulations in relation to the civil engineering industry. Our future growth depends on our ability to improve our administrative, technical and operational infrastructure. As the business expands, we may encounter a range of difficulties in managing our business, such as difficulties (i) generating sufficient liquidity internally or obtaining external financing for capital needs, and (ii) allocating its resources and managing its relationships with a growing number of customers, suppliers and other business partners. There can be no assurance that future growth will materialize or that we will be able to manage future growth effectively, and failure to do so would have a material adverse effect on our business, financial position and results of operations.

Our continued success requires us to hire, train and retain qualified personnel and subcontractors in a competitive industry.

The success of our business depends upon our ability to attract, train and retain qualified, reliable personnel, including, but not limited to, our executive officers and key management personnel, such as Mr. Chak Lam, WONG and Mr. Yau Fat, CHAN. Additionally, the successful operation of our business depends upon project management personnel, other employees and qualified subcontractors who possess the necessary and required experience and expertise and who will perform their respective services at a reasonable and competitive rate. Competition for these and other experienced personnel is intense. As a result, it may be difficult to attract and retain qualified individuals with the requisite expertise and in the timeframe demanded by our clients.

In addition, the cost of providing our services, including the extent to which we utilize our workforce, affects our profitability. For example, the uncertainty of contract award timing can present difficulties matching our workforce size with our contracts. If an expected contract award is delayed or not received, we could incur costs resulting from excess staff or redundancy of facilities that could have a material adverse impact on our business, financial conditions and results of operations.

Failure to complete our projects on a reliable and timely basis could materially affect our reputation, our financial performance or may subject us to claim.

The contracts with our customers generally contain a liquidated damages clause under which we are liable to pay liquidated damages to our customers if we are unable to deliver or perform the contractual works within the time specified in the contract. Liquidated damages are generally determined on the basis of a fixed sum per day.

Delay in a project may occur from time to time due to various unforeseen factors such as shortage of manpower, delays by subcontractors, industrial accidents, and delay in delivery of materials. If there is any delay on our part in completion of a project, we may be liable to pay liquidated damages under the contract. There is no assurance that there will not be any delay in our existing and future projects resulting in claims in relation to liquidated damages, which in turn will have adverse impact on our reputation, business, financial condition and results of operations.

Our operations are subject to special hazards that may cause personal injury or property damage, subjecting us to liabilities and possible losses which may not be covered by insurance.

Operating hazards inherent in our business, some of which may be outside our control, can cause personal injury and loss of life, damage to or destruction of property, plant and equipment and environmental damage. We maintain insurance coverage in amounts and against the risks we believe are consistent with industry practice, but this insurance may be inadequate or unavailable to cover all losses or liabilities we may incur in our operations.

Our insurance policies are subject to varying levels of deductibles. Losses up to our deductible amounts are accrued based upon our estimates of the ultimate liability for claims incurred and an estimate of claims incurred but not reported. However, liabilities subject to insurance are difficult to estimate due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of unreported incidents, and our safety programs’ effectiveness. If we were to experience insurance claims or costs above our estimates, we may be required to use working capital to satisfy these claims rather than using working capital to maintain or expand our operations.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.

We have engaged GIH to prepare a commissioned industry report that analyzes the Hong Kong construction industry. Information and data relating to the Hong Kong construction industry have been derived from GIH’s industry report. Statistical data included in the report also include projections based on a number of assumptions. The construction industry may not grow at the rate projected by market data, or at all. Any failure of the Hong Kong construction industry to grow at the projected rate may have a material adverse effect on our business and the market price of our Class A Ordinary Shares. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in the report or any third-party publications and reports GIH has relied on in preparing its report. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein is believed to be reliable. We are responsible for all disclosures in the registration statement.

We may need to raise additional capital in the future for working capital, capital expenditures and/or acquisitions, and we may not be able to do so on favorable terms or at all, which would impair our ability to operate our business or achieve our growth objectives.

Our ongoing ability to generate cash is important for funding our continuing operations, making acquisitions and servicing our indebtedness. To the extent that existing cash balances and cash flow from operations, together with borrowing capacity are insufficient to make investments or acquisitions or provide needed working capital, we may require additional financing from other sources. Our ability to obtain such additional financing in the future will depend in part upon prevailing capital market conditions and conditions in our business and our operating results. Those factors may affect our efforts to arrange additional financing on terms acceptable to us.

Furthermore, if global economic, political or other market conditions adversely affect the financial institutions that provide credit to us, it is possible that our ability to draw upon credit facilities may be impacted. If adequate funds are not available, or are not available on acceptable terms, we may not be able to make future investments, take advantage of acquisitions or other opportunities, or respond to competitive challenges, resulting in loss of market share, each of which could have a material adverse impact on our financial position, results of operations, cash flows and liquidity.

Our lack of effective internal controls over financial reporting may affect our ability to accurately report our financial results or prevent fraud which may affect the market for and price of our Class A Ordinary Shares.

To implement Section 404 of the Sarbanes-Oxley Act of 2002, the SEC adopted rules requiring public companies to include a report of management on the company’s internal control over financial reporting. Prior to filing the registration statement of which this prospectus is a part, we were a private company with limited accounting personnel and other resources for addressing our internal control over financial reporting. Our management has not completed an assessment of the effectiveness of our internal control over financial reporting and our independent registered public accounting firm has not conducted an audit of our internal control over financial reporting. Our independent registered public accounting firm did not conduct an audit of our internal control over financial reporting. However, in connection with the audits of our consolidated financial statements as of February 28, 2025 and February 29, 2024, we and our independent registered public accounting firm identified a few material weaknesses in our internal control over financial reporting PCAOB of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified related to (1) our lack of sufficient full-time personnel with appropriate levels of accounting knowledge and experience to monitor the daily recording of transactions, address complex U.S. GAAP accounting issues and to prepare and review financial statements and related disclosures under U.S. GAAP; and (2) our lack of a functional internal audit department or personnel that monitors the consistencies of the preventive internal control procedures as well as adequate policies and procedures in internal audit function to ensure that our policies and procedures have been carried out as planned.

We intend to implement measures designed to improve our internal control over financial reporting to address the underlying causes of these material weaknesses, including i) hiring more qualified staff to fill up the key roles in the operations; and ii) appointing independent directors, establishing an audit committee and strengthening corporate governance.

We will be subject to the requirement that we maintain internal controls and that management perform periodic evaluation of the effectiveness of the internal controls. Effective internal control over financial reporting is important to prevent fraud. As a result, our business, financial condition, results of operations and prospects, as well as the market for and trading price of our Class A Ordinary Shares, may be materially and adversely affected if we do not have effective internal controls. Before this Offering, we were a private company with limited resources. As a result, we may not discover any problems in a timely manner and current and potential shareholders could lose confidence in our financial reporting, which would harm our business and the trading price of our Class A Ordinary Shares. The absence of internal controls over financial reporting may inhibit investors from purchasing our Class A Ordinary Shares and may make it more difficult for us to raise funds in a debt or equity financing.

Additional material weaknesses or significant deficiencies may be identified in the future. If we identify such issues or if we are unable to produce accurate and timely financial statements, our Class A Ordinary Share price may decline and we may be unable to maintain compliance with the NASDAQ Listing Rules.

We are subject to credit risk in relation to the collectability of our trade receivables and contract assets.

A contract asset represents our right to consideration from customers in exchange for the provision of civil engineering works that we have transferred to the customers that is not yet unconditional. Contract assets arise when we have provided the civil engineering works under the relevant contracts but the works have yet to be certified by architects, quantity surveyors or other representatives appointed by the customers and/or our right to payment is still conditional on factors other than passage of time. Any amount previously recognized as a contract asset is reclassified to trade receivables at the point when our right to payment becomes unconditional other than passage of time.

There is no assurance that we will be able to bill all or any part of contract assets for our services completed according to the payment terms of the contracts and there is no assurance that the retention monies will be released by our customers to us on a timely basis and in full accordingly. Further, there can be no assurance that our customers will settle our invoices on time and in full. In the event that we are unable to collect a substantial portion of our trade receivables within the payment terms or at all, our cash flows and financial positions will be adversely affected. Any difficulty in collecting a substantial portion of our trade receivables and contract assets could materially and adversely affect our cash flows and financial positions.

We are a holding company whose principal source of operating cash is the income received from our Operating Subsidiary.

We are dependent on the income generated by our Operating Subsidiary in order to make distributions and dividends on the shares. The amount of distributions and dividends, if any, which may be paid to us from our Operating Subsidiary will depend on many factors, including such subsidiary’s results of operations and financial condition, limits on dividends under applicable law, its constitutional documents, documents governing any indebtedness, and other factors which may be outside our control. If our Operating Subsidiary do not generate sufficient cash flow, we may be unable to make distributions and dividends on the shares.

Our significant shareholder has considerable influence over our corporate matters.

Our authorized and issued ordinary shares are divided into Class A Ordinary Shares and Class B Ordinary Shares. Each Class A Ordinary Share shall entitle the holder thereof to one (1) vote on all matters subject to vote at general meetings of the Company, and each Class B Ordinary Share shall entitle the holder thereof to twenty (20) votes on all matters subject to vote at general meetings of the Company. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares. Provided that such transfer complies with applicable Nasdaq Listing Rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Listing Rules or in any other form approved by our directors, executed where she Shares are Fully Paid, by or on behalf of that shareholder; and where the Shares are partly paid, by or on behalf of that shareholder and the transferee. Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our directors may in their absolute discretion decline to register any transfer of such shares which are not fully paid up or on which our Company has a lien.

Mr. Chak Lam, WONG, our Chairman and Chief Executive Officer, through Paksum Company Limited, beneficially owns and controls 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares that correspond to 91.77% of the aggregate voting power on a pre-Offering basis and 87.82% of the aggregate voting power on a post-Offering basis of our issued and outstanding Ordinary Shares. As a result of the dual-class share structure and the concentration of ownership, Mr. Wong will hold considerable influence over corporate matters requiring shareholder approval and will independently control the operations of the Company, including without limitation, electing directors and approving material mergers, acquisitions or other business combination transactions. This concentrated control will limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover or other change of control transactions, which could have the effect of depriving the holders of our Class A Ordinary Shares of the opportunity to sell their shares at a premium over the prevailing market price.

Our significant shareholder may have potential conflicts of interest with us, which may materially and adversely affect our business and financial condition.

Because our significant shareholder has, considerable influence over our corporate matters, his interests may differ from the interests of our company as a whole. The shareholder could, for example, appoint directors and management without the requisite experience, relations or knowledge to steer our company properly because of their affiliations or loyalty, and such actions may materially and adversely affect our business and financial condition. Currently, we do not have any arrangements to address potential conflicts of interest between the shareholder and our company. If we cannot resolve any conflict of interest or dispute between us and the shareholders, we would have to rely on legal proceedings, which could disrupt our business and subject us to substantial uncertainty as to the outcome of any such legal proceedings.

If we fail to promote and maintain our brand effectively and cost-efficiently, our business and results of operations may be harmed.

We believe that developing and maintaining awareness of our brand effectively is critical to attracting new and retaining existing customers. Successful promotion of our brand and our ability to attract customers depend largely on the effectiveness of our marketing efforts and the success of the channels we use to promote our services. Our future marketing efforts will likely require us to incur additional expenses. These efforts may not result in increased revenue in the immediate future or at all and, even if they do, any increase in revenue may not offset the expenses incurred. If we fail to successfully promote and maintain our brand while incurring substantial expenses, our results of operations and financial condition would be adversely affected, which may impair our ability to grow our business.

We may be subject to intellectual property infringement claims, which may be expensive to defend and may disrupt our business and operations.

We cannot be certain that our operations or any aspects of our business do not or will not infringe upon or otherwise violate trademarks, patents, copyrights, know-how or other intellectual property rights held by third parties. We may be from time to time in the future subject to legal proceedings and claims relating to the intellectual property rights of others. In addition, there may be third-party trademarks, patents, copyrights, know-how or other intellectual property rights that are infringed by our products, services or other aspects of our business without our awareness. Holders of such intellectual property rights may seek to enforce such intellectual property rights against us in Hong Kong, the United States or other jurisdictions. If any third-party infringement claims are brought against us, we may be forced to divert management’s time and other resources from our business and operations to defend against these claims, regardless of their merits.

Events such as epidemics, natural disasters, adverse weather conditions, political unrest and terrorist attacks could significantly delay, or even prevent us from completing, our projects.

Our operations are subject to uncertainties and contingencies beyond our control that could result in material disruptions in our operations and adversely affect our business. These include epidemics, natural disasters, fire, adverse weather conditions, political unrest, wars and terrorist attacks. Any such events could cause us to reduce or halt our operation, adversely affect our business operation, increase our costs and/or prevent us from completing our projects, any one of which could materially and adversely affect our business, financial condition and results of operations.

In such an event, our business operations may also be severely disrupted due to a negative impact on investor confidence and risk appetites, the fund-raising activities of issuers and proposed listing applicants, the macroeconomic conditions as well as the financial conditions in Hong Kong. Our business operations, financial condition as well as our fund-raising activities as contemplated by this prospectus may be materially and adversely affected as a result.

Failure to maintain safe construction sites and/or implement our safety management system may lead to the occurrence of personal injuries, property damages, fatal accidents or suspension or non-renewal of our registration under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council.

Due to the nature of works in construction sites, risks of accidents or injuries to workers are inherent. Notwithstanding our occupational health and safety measures that are required to be followed by our employees and employees of our subcontractors, accidents leading to personal injuries, property damages and/or fatal accidents remain an inherent risk at work sites. There is no assurance that there will not be any violation of our safety measures or other related rules and regulations by our employees or employees of our subcontractors. Any such violation may lead to higher probability of occurrences, and/or increased seriousness, of personal injuries, property damages and/or fatal accidents at work sites, which may materially and adversely affect our business operations as well as our financial position to the extent not covered by insurance policies. Also, failure to maintain safe construction sites and/or to implement safety management measures resulting in the occurrence of serious personal injuries or fatal accidents may lead to negative publicity and/or suspension or non-renewal of our registration under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council, which in turn adversely affect our reputation, financial position and results of operation.

In addition, any personal injuries and/or fatal accidents to our employees and employees of our subcontractors may lead to claims or other legal proceedings against us. Any such claims or legal proceedings could adversely and materially affect our financial position to the extent not covered by insurance policies. Also, notwithstanding the merits of any such claims or legal proceedings, we need to divert management resources and incur extra costs to handle these matters. Any such claims or legal proceedings could therefore have a material and adverse impact on our business operations.

Although the risks of accidents or injuries to workers are inherent due to the nature of works in the construction industry, such accident record may adversely affect our industry reputation, which may in turn affect our prospect of receiving tender invitations from potential new customers or being awarded with future tenders from both our existing and potential new customers. Furthermore, we may have to incur additional costs to strengthen our safety management measures, such as recruiting additional safety supervision staff, which may have an adverse impact on our profitability.

There is no assurance that we will be able to renew our registration under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council.

Subcontractors engaged under public sector projects initiated by the Government are generally required to possess registration under the Registered Specialist Trade Contractors Scheme of the Construction Industry Council. Renewal of registration under the Registered Specialist Trade Contractors Scheme is required every three or five years and is generally subject to certain technical and relevant industry experience requirements. There is no assurance that we will be able to renew such registration every time in the future. In the event of non-renewal of such registration, our reputation, our ability to obtain future businesses, and our business and financial position and prospects could be materially and adversely affected.

We may be a party to legal proceedings from time to time and we cannot assure you that such legal proceedings will not have a material adverse impact on our business. In particular, there may be potential employees’ compensation claims and personal injury claims.

We may be involved in claims and litigations in respect of various matters from our customers, subcontractors, workers and other parties concerned with our works from time to time. Such claims may include in particular employees’ compensation claims and personal injury claims in relation to personal injuries suffered by workers as a result of accidents arising out of and in the course of employment of the injured workers. There is no assurance that we will not be involved in any claims or legal proceedings, nor can we assure you that any such claims or legal proceedings would not have a material adverse impact on our business. Should any claims against us fall outside the scope and/or limit of insurance coverage, our financial position may be adversely affected. Regardless of the merits of any outstanding and potential claims, we need to divert management resources and incur extra costs to handle these claims, which could affect our corporate image and reputation if they were published by the press. If the aforesaid claims were successfully made against us and are not covered by insurance policies, we may need to pay damages and legal costs, which in turn could adversely affect our results of operations and financial position.

Our insurance coverage may not be adequate to cover potential liabilities.

Certain risks disclosed elsewhere in this section such as risks in relation to customer concentration, our ability to obtain new contracts, our ability to retain and attract personnel, availability and performance of subcontractors, project and cost management, our ability to maintain and renew our registrations, credit risk and liquidity risk, are generally not covered by insurance because they are either uninsurable or it is not cost justifiable to insure against such risks. Insurance policies covering losses from acts of war, terrorism, or natural catastrophes are also either unavailable or cost prohibitive.

Further, we may be subject to liabilities against which we are not insured adequately or at all or liabilities against which cannot be insured. Should any significant liabilities arise due to accidents, natural disasters, or other events which are not covered or are inadequately covered by our insurance, our business may be adversely affected, potentially lead to a loss of assets, lawsuits, employee compensation obligations, or other forms of economic loss.

We cannot guarantee that our current levels of insurance are sufficient to cover all potential risks and losses. In addition, we cannot guarantee that we can renew our policies or can renew our policies on similar or other acceptable terms. If we suffer from severe unexpected losses or losses that far exceed the policy limits, it could have a material and adverse effect on our business, financial position, results of operations and prospect.

Possible difficulty in recruiting sufficient labor or significant increase in labor costs may hinder our future business strategies.

The civil engineering industry in Hong Kong has been facing the problem of labor shortage and ageing workforce. The supply and cost of labor in Hong Kong are affected by the availability of labor in the market as well as economic factors in Hong Kong including the inflation rate and standard of living. There is no guarantee that the supply of labor and labor costs will be stable. In addition, the Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong) requires that an employee is entitled to be paid wages in respect of any wage period of not less than the minimum wage, which shall be derived by reference to the prescribed minimum hourly wage rate (currently set at HK$42.1 per hour). There is no assurance that the statutory minimum wage will not increase in the future. In the event that we or our subcontractors fail to retain existing labor and/or recruit sufficient labor in a timely manner to cope with the demand of our existing or future jobs and/or there is a significant increase in the costs of labor, we may not be able to complete our jobs on schedule and/or within budget and our operations and profitability may be adversely affected.

Civil engineering works is often labor-intensive and we cannot be certain that there will be sufficient workers for projects when needed. Any unpredicted rise in labor cost might be borne by us and may reduce our profit margin. Moreover, potential customers may be hesitant to engage us if the quotation price has to increase to fully consider any expected future increase in labor cost.

Fluctuations in exchange rates could have a material adverse effect on our results of operations and the price of the Class A Ordinary Shares.

Our revenues and expenses will be denominated predominantly in Hong Kong dollars. The value of the Hong Kong dollar against the U.S. dollar may fluctuate and may be affected by, among other things, changes in political and economic conditions. Although the exchange rate between the Hong Kong dollar to the U.S. dollar has been pegged since 1983, we cannot assure you that the Hong Kong dollar will remain pegged to the U.S. dollar.

Our business is conducted in Hong Kong, our books and records are maintained in H.K. dollar, which is the currency of Hong Kong, and the financial statements that we file with the SEC and provide to our shareholders are presented in United States dollars. Changes in the exchange rate between H.K. dollar and United States dollar affect the value of our assets and the results of our operations, when presented in United States dollars. Any significant fluctuations in the exchange rates between Hong Kong dollars to U.S. dollars may have a material adverse effect on our revenue and financial condition. For example, to the extent that we are required to convert U.S. dollars we receive from this Offering into Hong Kong dollars for our operations, fluctuations in the exchange rates between Hong Kong dollars against the U.S. dollar would have an adverse effect on the amounts we receive from the conversion. We have not used any forward contracts, futures, swaps or currency borrowings to hedge our exposure to foreign currency risk.

Our business is susceptible to government policies and macroeconomic conditions.

The market growth of construction industry in Hong Kong highly correlates to government policies and macroeconomic environment. Particularly, during economic downturns, due to limited financial budgets, property developers and tenants are more conservative to invest capital resources to renovate their living spaces and the Government of Hong Kong may slow down the development of land and infrastructure development. On the other hand, government policies, such as urban renewal and development program and land sales, may affect the availability of land for property developers to construct and subsequently the demand for civil engineering projects in Hong Kong may deteriorate. As a result, the issue of overreliance on government policies and cyclical nature of construction works may adversely impact the development of civil engineering works market in Hong Kong.

We are exposed to risks of general economic downturn and deteriorating market conditions, such as Sino-U.S. trade conflicts.

As our business and operations are based in Hong Kong, our business growth is primarily dependent upon the economy and market condition in Hong Kong and the PRC. The market conditions are directly affected by, among other things, the global and local political and economic environments, such as uncertainties about the Sino-U.S. trade conflicts. Any sudden downturn in the general economic environment or change to political environment in Hong Kong and the PRC beyond our control may adversely affect the financial market sentiment in general. Severe fluctuations in market and economic sentiments may also lead to a prolonged period of sluggish performance of the real estate and construction industries. As such, our revenue and profitability may fluctuate and we cannot assure you that we will be able to maintain our historical financial performance in times of difficult or unstable economic conditions.

Cybersecurity incidents could disrupt our business operations, which could result in the loss of critical and confidential information, and harm our business.

Global cybersecurity threats and incidents directed at us or any of our third-party service providers we engage can range from uncoordinated individual attempts to gain unauthorized access to information technology systems to sophisticated and targeted measures known as advanced persistent threats. In the ordinary course of our business, we and our third-party service providers collect and store sensitive data, including our proprietary business information and intellectual property, and that of our customers, including personally identifiable information. Additionally, we rely increasingly on third-party providers to store and process data, and to communicate and work collaboratively. The secure processing, maintenance, and transmission of information are critical to our operations and we rely on the security procedures of these third-party providers. Although we employ comprehensive measures designed to prevent, detect, address, and mitigate these threats (including access controls, data encryption, vulnerability assessments, and maintenance of backup and protective systems), cybersecurity incidents, depending on their nature and scope, could potentially result in the misappropriation, destruction, corruption, or unavailability of critical data and confidential or proprietary information (our own or that of third parties, including personally identifiable information of our customers) and the disruption of business operations. Any such compromises to our security, or that of our third-party providers, could cause customers to lose trust and confidence in us, and stop using our website and mobile application in their entirety. In addition, we may incur significant costs for remediation that may include liability for stolen assets or information, repair of system damage, and compensation to customers and business partners. We may also be subject to legal claims, government investigation, and additional state and federal statutory requirements.

Certain economic and business factors and their impacts on the construction industry and other general macroeconomic factors, including unemployment, material prices and interest rates that are largely beyond our control may adversely affect business and our results of operations.

Our business results depend on a number of industry-specific and general economic factors, many of which are beyond our control, and may adversely affect consumer behavior and our results of operations. The construction industry may affected by economic downturns, supply chain disruptions, logistics challenge, political instability, trade disputes, and changes in government regulation. These events can lead to disruptions in the construction industry, fluctuations in demand for our services, and increased operational costs.

General economic conditions, including slow global recovery from economic downturns, geopolitical conditions and uncertainty about the strength or pace of economic recovery may adversely affect our results of operations. Economic recession, a protracted economic slowdown, a worsening economy, increased unemployment, increased inflation, increased energy prices, rising interest rates, a downgrade of the U.S. government’s long-term credit rating, imposition of retaliatory tariffs on important U.S. imports and exports or other industry-wide cost pressures have affected and can continue to affect consumer behavior in the industry and consequently could reduce the demand for our services.

Risks Related to Doing Business in Hong Kong

Hong Kong’s legal system is evolving and has inherent uncertainties that could limit the legal protection available to you.

For the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, our revenue mainly derived from civil engineering services in Hong Kong. The Hong Kong legal system embodies uncertainties which could limit the legal protections available to you and us.

As one of the conditions for the handover of the sovereignty of Hong Kong to the PRC, the PRC had to accept some conditions such as Hong Kong’s Basic Law before its return. The Basic Law ensured Hong Kong will retain its own currency (the Hong Kong Dollar), legal system, parliamentary system and people’s rights and freedom for 50 years from 1997. This agreement gave Hong Kong the freedom to function in a high degree of autonomy. The Special Administrative Region of Hong Kong is responsible for its own domestic affairs including, but not limited to, the judiciary and courts of last resort, immigration and customs, public finance, currencies and extradition. Hong Kong continues using the English common law system.

Some international observers and human rights organizations have expressed doubts about the future of the relative political freedoms enjoyed in Hong Kong and the PRC’s pledge to allow a high degree of autonomy in Hong Kong. On July 14, 2020, the U.S. signed an executive order to end the special status enjoyed by Hong Kong post-1997. As the autonomy currently enjoyed may be compromised, it could potentially impact Hong Kong’s common law legal system and may, in turn, bring about uncertainty in, for example, the enforcement of our contractual rights. If the PRC were to, in fact, renege on its agreement to allow Hong Kong to function autonomously, this could potentially impact Hong Kong’s common law legal system and may in turn bring about uncertainty in, for example, the enforcement of our contractual rights. This could, in turn, materially and adversely affect our business and operations. Additionally, intellectual property rights and confidentiality protections in Hong Kong may not be as effective as in the U.S. or other countries. Accordingly, we cannot predict the effect of future developments in the Hong Kong legal system, including the promulgation of new laws, changes to existing laws or the interpretation or enforcement thereof, or the preemption of local regulations by national laws. These uncertainties could limit the legal protections available to us, including our ability to enforce our agreements with our customers.

The enactment of Law of the PRC on Safeguarding National Security in the Hong Kong Special Administrative Region (the “Hong Kong National Security Law”) could impact our Operating Subsidiary in Hong Kong.

On June 30, 2020, the Standing Committee of the PRC National People’s Congress adopted the Hong Kong National Security Law. This law defines the duties and government bodies of the Hong Kong National Security Law for safeguarding national security and four categories of offences — secession, subversion, terrorist activities, and collusion with a foreign country or external elements to endanger national security — and their corresponding penalties. On July 14, 2020, President Trump signed the Hong Kong Autonomy Act, or HKAA, into law, authorizing the U.S. administration to impose blocking sanctions against individuals and entities which are determined to have materially contributed to the erosion of Hong Kong’s autonomy. On August 7, 2020 the U.S. government imposed HKAA — authorized sanctions on eleven individuals, including former HKSAR chief executive Carrie Lam. On October 14, 2020, the U.S. State Department submitted to relevant committees of Congress the report required under HKAA, identifying persons materially contributing to “the failure of the Government of China to meet its obligations under the Joint Declaration or the Basic Law.” The HKAA further authorizes secondary sanctions, including the imposition of blocking sanctions, against foreign financial institutions that knowingly conduct a significant transaction with foreign persons sanctioned under this authority. The imposition of sanctions may directly affect the foreign financial institutions as well as any third parties or customers dealing with any foreign financial institution that is targeted. It is difficult to predict the full impact of the Hong Kong National Security Law and HKAA on Hong Kong and companies located in Hong Kong. If our Operating Subsidiary in Hong Kong are determined to be in violation of the Hong Kong National Security Law or the HKAA by competent authorities, our business operations, financial position and results of operations could be materially and adversely affected.

Nasdaq may apply additional and more stringent criteria for our continued listing.

Nasdaq Listing Rule 5101 provides Nasdaq with broad discretionary authority over the initial and continued listing of securities in Nasdaq and Nasdaq may use such discretion to deny initial listing, apply additional or more stringent criteria for the initial or continued listing of particular securities, or suspend or delist particular securities based on any event, condition, or circumstance that exists or occurs that makes initial or continued listing of the securities on Nasdaq inadvisable or unwarranted in the opinion of Nasdaq, even though the securities meet all enumerated criteria for initial or continued listing on Nasdaq. In addition, Nasdaq has used its discretion to deny initial or continued listing or to apply additional and more stringent criteria in the instances, including but not limited to (i) where the company engaged an auditor that has not been subject to an inspection by PCAOB, an auditor that PCAOB cannot inspect, or an auditor that has not demonstrated sufficient resources, geographic reach, or experience to adequately perform the company’s audit; (ii) where a company planned a small public offering, which would result in insiders holding a large portion of the company’s listed securities. Nasdaq was concerned that an offering size was insufficient to establish the company’s initial valuation, and there would not be sufficient liquidity to support a public market for the company; and (iii) where the company did not demonstrate sufficient nexus to the U.S. capital market, including having no U.S. shareholders, operations, or members of the board of directors or management. In respect of any of the aforementioned concerns, we may be subject to additional and more stringent criteria of Nasdaq for our continued listing, which might cause delay or even denial of our listing application for Purchaser Common Stock.

If we fail to meet applicable listing requirements, Nasdaq may not approve our listing application, or may delist our Class A Ordinary Shares from trading, in which case the liquidity and market price of our Class A Ordinary Shares could decline.

We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering.

We cannot assure you that we will be able to meet Nasdaq’s initial listing standards, or that we will be able to meet the continued listing standards of Nasdaq in the future. If we fail to comply with the applicable listing standards and Nasdaq delists our Class A Ordinary Shares, we and our shareholders could face significant material adverse consequences, including:

●	a limited availability of market quotations for our Class A Ordinary Shares;

●	reduced liquidity for our Class A Ordinary Shares;

●	a determination that our Class A Ordinary Shares are “penny stock”, which would require brokers trading in our Class A Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our Class A Ordinary Shares;

●	a limited amount of news about us and analyst coverage of us; and

●	a decreased ability for us to issue additional equity securities or obtain additional equity or debt financing in the future.

The recent joint statement by the SEC and PCAOB, proposed rule changes submitted by Nasdaq, and the HFCAA all call for additional and more stringent criteria to be applied to emerging market companies upon assessing the qualification of their auditors, especially the non-U.S. auditors who are not inspected by the PCAOB. These developments could add uncertainties to our Offering.

On April 21, 2020, SEC Chairman Jay Clayton and PCAOB Chairman William D. Duhnke III, along with other senior SEC staff, released a joint statement highlighting the risks associated with investing in companies based in or have substantial operations in emerging markets including China. The joint statement emphasized the risks associated with lack of access for the PCAOB to inspect auditors and audit work papers in China and higher risks of fraud in emerging markets.

On May 18, 2020, Nasdaq filed three proposals with the SEC to (i) apply minimum offering size requirement for companies primarily operating in “Restrictive Market”, (ii) adopt a new requirement relating to the qualification of management or board of director for Restrictive Market companies, and (iii) apply additional and more stringent criteria to an applicant or listed company based on the qualifications of the company’s auditors.

On May 20, 2020, the U.S. Senate passed the HFCAA requiring a foreign company to certify it is not owned or controlled by a foreign government if the PCAOB is unable to audit specified reports because the company uses a foreign auditor not subject to PCAOB inspection. If the PCAOB is unable to inspect the company’s auditors for three consecutive years, the issuer’s securities are prohibited to trade on a national exchange. On December 2, 2020, the U.S. House of Representatives approved the HFCAA. On December 18, 2020, the HFCAA was signed into law. Additionally, in July 2020, the U.S. President’s Working Group on Financial Markets issued recommendations for actions that can be taken by the executive branch, the SEC, the PCAOB or other federal agencies and department with respect to Chinese companies listed on U.S. stock exchanges and their audit firms, in an effort to protect investors in the U.S.. In response, on November 23, 2020, the SEC issued guidance highlighting certain risks, and their implications to U.S. investors, associated with investments in China-based issuers and summarizing enhanced disclosures the SEC recommends China-based issuers make regarding such risks.

On December 2, 2021, the SEC adopted final amendments to its rules relating to the implementation of certain disclosure and documentation requirements of the HFCAA, which took effect on January 10, 2022. We will be required to comply with these rules if the SEC identifies us as having a “non-inspection” year, as defined in the rules, under a process to be subsequently established by the SEC. The SEC is assessing how to implement other requirements of the HFCAA, including the listing and trading prohibition requirements described above. Under the HFCAA, our securities may be prohibited from trading on the Nasdaq or other U.S. stock exchanges if our auditor is not inspected by the PCAOB for three consecutive years, and this ultimately could result in our shares being delisted. Furthermore, on June 22, 2021, the U.S. Senate passed the AHFCAA, which was signed into law on December 29, 2022, amending the HFCAA and requiring the SEC to prohibit an issuer’s securities from trading on any U.S. stock exchanges if its auditor is not subject to PCAOB inspections for two consecutive years instead of three consecutive years, shortening the timeline for the application of the HPCAA’s delisting and trading prohibition from three years to two, and thus, would reduce the time before securities may be prohibited from trading or delisted. On September 22, 2021, the PCAOB adopted a final rule implementing the HFCAA, which provides a framework for the PCAOB to use when determining, as contemplated under the HFCAA, whether the PCAOB is unable to inspect or investigate completely registered public accounting firms located in a foreign jurisdiction because of a position taken by one or more authorities in that jurisdiction.

On December 16, 2021, the PCAOB issued a determination report which found that the PCAOB is unable to inspect or investigate completely registered public accounting firms headquartered in: (1) mainland China of the PRC; and (2) Hong Kong, a Special Administrative Region of the PRC, because of positions taken by PRC authorities in those jurisdictions, which determinations were vacated on December 15, 2022. Our current auditor, SRCO Professional Corporation Chartered Professional Accountants, is not headquartered in mainland China or Hong Kong and was not identified by the PCAOB in its report on December 16, 2021 as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022.

On August 26, 2022, the PCAOB signed a Statement of Protocol, or SOP, Agreement with the CSRC and China’s Ministry of Finance. The SOP, together with two protocol agreements governing inspections and investigation, establishes a specific, accountable framework to make possible complete inspections and investigations by the PCAOB of audit firms based in China and Hong Kong, as required under U.S. law. On December 15, 2022, the PCAOB announced it was able to secure complete access to inspect and investigate PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong completely in 2022. The PCAOB vacated its previous 2021 determinations that the PCAOB was unable to inspect or investigate completely registered public accounting firms headquartered in mainland China and Hong Kong. However, whether the PCAOB will continue to be able to satisfactorily conduct inspections of PCAOB-registered public accounting firms headquartered in mainland China and Hong Kong is subject to uncertainty and depends on a number of factors out of our, and our auditor’s, control. The PCAOB is continuing to demand complete access in mainland China and Hong Kong moving forward and is already making plans to resume regular inspections in the second half of 2023 and beyond, as well as to continue pursuing ongoing investigations and initiate new investigations as needed. The PCAOB has indicated that it will act immediately to consider the need to issue new determinations with the HFCAA if needed. If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the companies audited by those auditors would be subject to a trading prohibition on U.S. markets pursuant to the HFCAA.

If the PCAOB in the future again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong, then the lack of access to the PCAOB inspection in China would prevent the PCAOB from fully evaluating audits and quality control procedures of the auditors based in China. As a result, investors could be deprived of the benefits of such PCAOB inspections, if the PCAOB again determines it is unable to inspect and investigate completely auditors in mainland China and Hong Kong. The inability of the PCAOB to conduct inspections of auditors in China would make it more difficult to evaluate the effectiveness of these accounting firms’ audit procedures or quality control procedures, which could cause existing and potential investors in our stock to lose confidence in our audit procedures and reported financial information and the quality of our financial statements. Although our auditor was not identified by the PCAOB in its report as a firm subject to the PCAOB’s determinations, which determinations were vacated on December 15, 2022, should the PCAOB be unable to fully conduct inspection of our auditor’s work papers in China, this could adversely affect us and our securities for the reasons noted above.

Our auditor, the independent registered public accounting firm that issues the audit report included elsewhere in this prospectus, as an auditor of companies that are traded publicly in the U.S. and a firm registered with the PCAOB, is subject to laws in the U.S. pursuant to which the PCAOB conducts regular inspections to assess our auditor’s compliance with the applicable professional standards. Our auditor is headquartered in Richmond Hill, Canada, and has been inspected by the PCAOB on a regular basis with the last inspection in 2023. However, the recent developments would add uncertainties to our Offering and we cannot assure you whether Nasdaq or regulatory authorities would apply additional and more stringent criteria to us after considering the effectiveness of our auditor’s audit procedures and quality control procedures, adequacy of personnel and training, or sufficiency of resources, geographic reach or experience as it relates to the audit of our financial statements.

Risks Related to Our Initial Public Offering and Ownership of Our Class A Ordinary Shares

We will incur additional costs as a result of becoming a public company, which could negatively impact our net income and liquidity.

Upon completion of this Offering, we will become a public company in the U.S.. As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. In addition, Sarbanes-Oxley and rules and regulations implemented by the SEC and the Nasdaq require significantly heightened corporate governance practices for public companies. As a result, we expect these rules and regulations to increase our legal, accounting and financial compliance costs and make many corporate activities more time-consuming and costly.

We do not expect to incur materially greater costs as a result of becoming a public company than those incurred by similarly sized U.S. public companies. If we fail to comply with these rules and regulations, we could become the subject of a governmental enforcement action, investors may lose confidence in us and the market price of our Class A Ordinary Shares could decline.

As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act of 2002 and rules subsequently implemented by the SEC and the Nasdaq impose various requirements on the corporate governance practices of public companies. As a company with less than US$1.235 billion in net revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other generally applicable requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002 in the assessment of the emerging growth company’s internal control over financial reporting and permission to delay adopting new or revised accounting standards until such time as those standards apply to private companies.

We expect these rules and regulations to increase our legal and financial compliance costs and to make some corporate activities more time-consuming and costly. After we are no longer an “emerging growth company,” we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 and the other rules and regulations of the Securities and Exchange Commission. We also expect that operating as a public company will make it more difficult and expensive for us to obtain director and officer liability insurance. We may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. In addition, we will incur additional costs associated with our public company reporting requirements. It may also be more difficult for us to find qualified persons to serve on our board of directors or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Our management team has limited experience managing a public company.

Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. We are subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These obligations and constituents require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

The obligation to disclose information publicly may put us at a disadvantage to competitors that are private companies.

Upon completion of this Offering, we will be a publicly listed company in the U.S.. As a publicly listed company, we will be required to file periodic reports with the SEC upon the occurrence of matters that are material to our company and shareholders. In some cases, we will need to disclose material agreements or results of financial operations that we would not be required to disclose if we were a private company. Our competitors may have access to this information, which would otherwise be confidential. This may give them advantages in competing with our Company. Similarly, as a U.S.-listed public company, we will be governed by U.S. laws that our competitors, mostly private companies, are not required to follow. To the extent compliance with U.S. laws increases our expenses or decreases our competitiveness against such companies, our public listing could affect our results of operations.

We are a “foreign private issuer,” and our disclosure obligations differ from those of U.S. domestic reporting companies. As a result, we may not provide you the same information as U.S. domestic reporting companies or we may provide information at different times, which may make it more difficult for you to evaluate our performance and prospects.

We are a foreign private issuer and, as a result, we are not subject to the same requirements as U.S. domestic issuers. Under the Exchange Act, we will be subject to reporting obligations that, to some extent, are more lenient and less frequent than those of U.S. domestic reporting companies. For example, we will not be required to issue quarterly reports or proxy statements. In addition, we will not be required to disclose detailed individual executive compensation information. Furthermore, our directors and executive officers will not be required to report equity holdings under Section 16 of the Exchange Act and will not be subject to the insider short swing profit disclosure and recovery regime.

As a foreign private issuer, we will also be exempt from the requirements of Regulation FD (Fair Disclosure) which, generally, are meant to ensure that select groups of investors are not privy to specific information about an issuer before other investors. However, we will still be subject to the anti-fraud and anti-manipulation rules of the SEC, such as Rule 10b-5 under the Exchange Act. Since many of the disclosure obligations imposed on us as a foreign private issuer differ from those imposed on U.S. domestic reporting companies, you should not expect to receive the same information about us and at the same time as the information provided by U.S. domestic reporting companies.

The information we are required to file with or furnish to the SEC will be less extensive and less timely as compared to that required to be filed with the SEC by U.S. domestic issuers.

As a Cayman Islands company listed on the Nasdaq Capital Market, we are subject to the Nasdaq Capital Market corporate governance listing standards. However, Nasdaq Capital Market rules permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Capital Market corporate governance listing standards. We do not currently plan to rely on home country practice with respect to any corporate governance matters. However, if we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under the Nasdaq Capital Market corporate governance listing standards applicable to U.S. domestic issuers.

The dual-class share structure may adversely affect the trading market for the Class A Ordinary Shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class share structure may prevent the inclusion of the Class A Ordinary Shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A Ordinary Shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of the Class A Ordinary Shares.

We are an “emerging growth company,” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our Class A Ordinary Shares less attractive to investors.

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act (the “JOBS Act”). We elected to avail ourselves of the extended transition period for implementing new or revised financial accounting standards. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an emerging growth company for up to five years, although we could lose that status sooner (1) if our revenue exceed US$1.235 billion, (2) if we issue more than US$1 billion in non-convertible debt in a three-year period, or (3) if the market value of our shares held by non-affiliates exceeds US$700 million as of any February 28 before that time, in which case we would no longer be an emerging growth company as of the following February 28. We cannot predict if investors will find our Class A Ordinary Shares less attractive because we may rely on these exemptions. If some investors find our shares less attractive as a result, there may be a less active trading market for our shares and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to take advantage of certain of the reduced disclosure obligations in the registration statement of which this prospectus is a part and may elect to take advantage of other reduced reporting requirements in future filings. As a result, the information we provide to our stockholders may be different than you might receive from other public reporting companies in which you hold equity interests and our financial statements may not be comparable to companies that comply with public company effective dates. We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company.

Future issuances of our Class B Ordinary Shares may be dilutive to the voting power of our Class A Ordinary Shareholders.

Future issuances of our Class B Ordinary Shares, which can be approved by our Board of Directors, could result in dilution to existing holders of our Class A Ordinary Shares. Such issuances, or the perception that such issuances may occur, could depress the market price of the Class A Ordinary Shares.

We are a “controlled company” defined under the Nasdaq Stock Market Rules. Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future and you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

We expect that our Chairman and Chief Executive Officer, Mr. Chak Lam, WONG, through Paksum Company Limited, own a majority of our Class A Ordinary Shares following the Offering and continue to be a controlled company pursuant to “controlled company” defined under the Nasdaq Stock Market Rules. Accordingly, we will be a controlled company under the applicable Nasdaq listing standards. Assuming our Controlling Shareholder continues to hold all of his existing Class A Ordinary Shares, he will have to maintain at least 42.04% of Class B Ordinary Shares prior to the completion of this offering, or 45.17% of Class B Ordinary Shares immediately after the completion of this offering, to continue to control the outcome of matters submitted to shareholders for approval. For so long as we are a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules, including:

●	an exemption from the rule that a majority of our board of directors must be independent directors;

●	an exemption from the rule that the compensation of our chief executive officer must be determined or recommended solely by independent directors; and

●	an exemption from the rule that our director nominees must be selected or recommended solely by independent directors.

As a result, you will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

Although we do not intend to rely on the “controlled company” exemption under the Nasdaq listing rules, we could elect to rely on this exemption in the future. If we elected to rely on the “controlled company” exemption, a majority of the members of our board of directors might not be independent directors and our nominating and corporate governance and compensation committees might not consist entirely of independent directors upon closing of the Offering. Our status as a controlled company could cause our Class A Ordinary Shares to look less attractive to certain investors or otherwise harm our trading price. As a result, the investors will not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements. Please refer to the paragraph titled “Risk Factors — Our significant shareholder has considerable influence over our corporate matters.”

Class A Ordinary Shares eligible for future sale may adversely affect the market price of our Class A Ordinary Shares, as the future sale of a substantial amount of outstanding Class A Ordinary Shares in the public marketplace could reduce the price of our Class A Ordinary Shares.

The market price of our Class A Ordinary Shares could decline as a result of sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. An aggregate of 23,250,000 Class A Ordinary Shares are outstanding before the consummation of this Offering and 27,000,000 Class A Ordinary Shares will be outstanding immediately after this Offering. All of the Class A Ordinary Shares sold in the Offering will be freely transferable without restriction or further registration under the Securities Act. The remaining Class A Ordinary Shares will be “restricted securities” as defined in Rule 144. These shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

Future sales, or the perception of future sales, by us or our shareholder in the public market following this Offering could cause the market price for our Class A Ordinary Shares to decline.

The sale of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales could occur could harm the prevailing market price of our Class A Ordinary Shares. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Upon completion of this Offering we will have a total of 27,000,000 Class A Ordinary Shares outstanding. Of the outstanding Class A Ordinary Shares, the 3,750,000 Class A Ordinary Shares sold or issued in this Offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or Securities Act, except that any Class A Ordinary Shares held by our affiliates, as that term is defined under Rule 144 of the Securities Act, may be sold only in compliance with the limitations described in “Ordinary Shares Eligible for Future Sale.” All remaining Class A Ordinary Shares, which are currently held by our shareholder, may be sold in the public market in the future subject to the lock-up agreements and the restrictions contained in Rule 144 under the Securities Act. If our shareholder sells a substantial amount of Class A Ordinary Shares, the prevailing market price for our Class A Ordinary Shares could be adversely affected. Our executive officers, directors and shareholder will sign lock-up agreements with the underwriters that will, subject to certain customary exceptions, restrict the sale of our Class A Ordinary Shares and certain other securities held by them for a period of no less than six months following the date of this prospectus. The underwriters may, in their sole discretion and at any time without notice, release all or any portion of the Class A Ordinary Shares subject to any such lock-up agreements. As restrictions on resale end, the market price of our Class A Ordinary Shares could drop significantly if the holders of our restricted shares sell them or are perceived by the market as intending to sell them. These factors could also make it more difficult for us to raise additional funds through future offerings of our Class A Ordinary Shares or other securities.

The requirements of being a public company may strain our resources and divert management’s attention.

As a public company, we will be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, the Sarbanes-Oxley Act, the Dodd-Frank Act, the listing requirements of the securities exchange on which we list, and other applicable securities rules and regulations. Despite recent reforms made possible by the JOBS Act, compliance with these rules and regulations will nonetheless increase our legal and financial compliance costs, make some activities more difficult, time-consuming or costly and increase demand on our systems and resources, particularly after we are no longer an “emerging growth company.” The Exchange Act requires, among other things, that we file annual, quarterly, and current reports with respect to our business and operating results.

As a result of disclosure of information in this prospectus and in filings required of a public company, our business and financial condition will become more visible, which we believe may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and operating results could be harmed, and even if the claims do not result in litigation or are resolved in our favor, these claims, and the time and resources necessary to resolve them, could divert the resources of our management and adversely affect our business, brand and reputation and results of operations.

We also expect that being a public company and these new rules and regulations will make it more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced coverage or incur substantially higher costs to obtain coverage. These factors could also make it more difficult for us to attract and retain qualified members of our board of directors, particularly to serve on our audit committee and compensation committee, and qualified executive officers.

The market price of our Class A Ordinary Shares may be volatile or may decline regardless of our operating performance, and you may not be able to resell your shares at or above the initial public offering price.

The IPO price for our Class A Ordinary Shares will be determined through negotiations between the Underwriter and us and may vary from the market price of our Class A Ordinary Shares following our IPO. If you purchase our Class A Ordinary Shares in our IPO, you may not be able to resell those Class A Ordinary Shares at or above the IPO price. We cannot assure you that our Class A Ordinary Shares’ IPO price, or the market price following our IPO, will equal or exceed prices in privately negotiated transactions of our Class A Ordinary Shares that have occurred from time to time prior to our initial public offering. The market price of our Class A Ordinary Shares may fluctuate significantly in response to numerous factors, many of which are beyond our control, including:

●	actual or anticipated fluctuations in our revenue and other operating results;

●	the financial projections we may provide to the public, any changes in these projections or our failure to meet these projections;

●	actions of securities analysts who initiate or maintain coverage of us, changes in financial estimates by any securities analysts who follow our Company, or our failure to meet these estimates or the expectations of investors;

●	announcements by us or our competitors of significant products or features, technical innovations, acquisitions, strategic partnerships, joint ventures, or capital commitments;

●	price and volume fluctuations in the overall stock market, including as a result of trends in the economy as a whole;

●	lawsuits threatened or filed against us; and

●	other events or factors, including those resulting from war or incidents of terrorism, or responses to these events.

We may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with recent IPOs, especially among those with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Class A Ordinary Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance and financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Class A Ordinary Shares.

In addition, if the trading volumes of our Class A Ordinary Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Class A Ordinary Shares. This low volume of trades could also cause the price of our Class A Ordinary Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Class A Ordinary Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Class A Ordinary Shares. As a result of this volatility, investors may experience losses on their investment in our Class A Ordinary Shares. A decline in the market price of our Class A Ordinary Shares also could adversely affect our ability to issue additional Class A Ordinary Shares or other securities and our ability to obtain additional financing in the future. No assurance can be given that an active market in our Class A Ordinary Shares will develop or be sustained. If an active market does not develop, holders of our Class A Ordinary Shares may be unable to readily sell the Class A Ordinary Shares they hold or may not be able to sell their Class A Ordinary Shares at all.

Future issuances or sales, or perceived issuances or sales, of substantial amounts of Class A Ordinary Shares in the public market could materially and adversely affect the prevailing market price of the Class A Ordinary Shares and our ability to raise capital in the future.

The market price of our Class A Ordinary Shares could decline as a result of future sales of substantial amounts of shares or other securities relating to the shares in the public market, including by the Company’s significant shareholder, or the issuance of new shares by the Company, or the perception that such sales or issuances may occur. Future sales, or perceived sales, of substantial amounts of the shares could also materially and adversely affect our ability to raise capital in the future at a time and at a price favorable to us, and our shareholders will experience dilution in their holdings upon our issuance or sale of additional securities in the future. In addition, these factors could make it more difficult for us to raise funds through future offerings of our Class A Ordinary Shares. A few shareholders hold a significant portion of our Class A Ordinary Shares and these are “restricted securities” as defined in Rule 144. These Class A Ordinary Shares may be sold in the future without registration under the Securities Act to the extent permitted by Rule 144 or other exemptions under the Securities Act.

We have broad discretion in the use of the net proceeds from our initial public offering and may not use them effectively.

To the extent (i) we raise more money than required for the purposes explained in the section titled “Use of Proceeds” or (ii) we determine the proposed uses set forth in that section are no longer in the best interests of our Company, we cannot specify with any certainty the particular uses of such net proceeds that we will receive from our IPO. Our management will have broad discretion in the application of such net proceeds, including working capital, possible acquisitions, and other general corporate purposes, and we may spend or invest these proceeds in a way with which our shareholders disagree. The failure by our management to apply these funds effectively could harm our business and financial condition. Pending their use, we may invest the net proceeds from our IPO in a manner that does not produce income or that loses value.

Future financing may cause a dilution in your shareholding or place restrictions on our operations.

We may need to raise additional funds to finance further expansion of our capacity and business for our existing operations, acquisitions or strategic partnerships. If additional funds are raised through the issuance of new equity or equity-linked securities of the Company other than on a pro rata basis to existing shareholders, the percentage ownership of such shareholders in the Company may be reduced, and such new securities may confer rights and privileges that take priority over those conferred by the shares. Alternatively, if we meet such funding requirements by way of additional debt financing, we may have restrictions placed on us through such debt financing arrangements which may:

●	further limit our ability to pay dividends or require us to seek consents for the payment of dividends;

●	increase our vulnerability to general adverse economic and industry conditions;

●	require us to dedicate a substantial portion of our cash flows from operations to service our debt, thereby reducing the availability of our cash flow to fund capital expenditure, working capital requirements and other general corporate needs; and

●	limit our flexibility in planning for, or reacting to, changes in our business and our industry.

There may not be an active, liquid trading market for our Class A Ordinary Shares, and we do not know if a more liquid market for our Class A Ordinary Shares will develop to provide you with adequate liquidity.

Prior to this Offering, there has not been a public trading market for our Class A Ordinary Shares. We cannot assure you that an active trading market for our Class A Ordinary Shares will develop following this Offering, or if it does develop, will be maintained. We will seek to have our securities approved for listing on the Nasdaq Capital Market upon consummation of this offering. The closing of the Offering is conditional upon Nasdaq’s final approval of our listing application. We cannot assure you that our application will be approved; if it is not approved, we will not complete the Offering. You may not be able to sell your securities quickly or at the market price if trading in our securities is not active. The public offering price for the Class A Ordinary Shares will be determined by negotiations between us and the representatives of the underwriter and may not be indicative of prices that will prevail in the trading market. We intend to apply to list our Class A Ordinary Shares on Nasdaq but we provide no assurance that our ordinary shares will be approved for listing on Nasdaq in connection with this offering. Further, if we are successful in listing the Class A Ordinary Shares on Nasdaq we cannot ensure that an active public market for our Class A Ordinary Shares will develop after this Offering, or that if it does develop, it will be sustained. In the absence of a public trading market:

●	you may not be able to liquidate your investment in our Class A Ordinary Shares;

●	you may not be able to resell your Class A Ordinary Shares at or above the public offering price;

●	the market price of our Class A Ordinary Shares may experience more price volatility; and

●	there may be less efficiency in carrying out your purchase and sale orders.

We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.

As discussed above, we are a foreign private issuer, and therefore, not required to comply with all the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter. We would lose our foreign private issuer status if, for example, more than 50% of our outstanding voting securities are directly or indirectly owned of record by residents of the U.S. and we fail to meet additional requirements necessary to maintain our foreign private issuer status. If we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the Nasdaq listing rules. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer, and accounting, reporting and other expenses in order to maintain a listing on a U.S. securities exchange.

You will experience immediate and substantial dilution.

The IPO price of our Class A Ordinary Shares is substantially higher than the pro forma net tangible book value per share of our Class A Ordinary Shares. Assuming the completion of the Offering, if you purchase Class A Ordinary Shares in this Offering, you will incur immediate dilution in the pro forma net tangible book value per share from the price per share that you pay for the shares. Accordingly, if you purchase shares in this Offering, you will incur immediate and substantial dilution of your investment. Please refer to the section titled “Dilution.”

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in the Cayman Islands or Hong Kong based on U.S. or other foreign laws against us, our management or the experts named in the prospectus.

Although we are a Cayman Islands incorporated company, we conduct substantially all of our operations in Hong Kong and substantially all of our assets are located in Hong Kong. In addition, a majority of our directors and executive officers reside within Hong Kong, and most of the assets of these persons are located within Hong Kong. As a result, it may be difficult for you to effect service of process within the U.S. upon us or these individuals, or to bring an action against us or against these individuals in the U.S. in the event that you believe your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of the Hong Kong may render you unable to enforce a judgment against our assets or the assets of our directors and officers.

Hong Kong is a Special Administrative Region of the PRC. A foreign judgment can be registered and enforced in Hong Kong either under the Foreign Judgments (Reciprocal Enforcement) Ordinance (Cap. 319) (the “Ordinance”) or at common law. Registration of a foreign judgment under the Ordinance can be made by an ex parte application with the local court but this avenue is limited to judgments entered in designated jurisdictions, which currently include: Australia, Austria, Belgium, Bermuda, Brunei, France, Germany, India, Israel, Italy, Malaysia, The Netherlands, New Zealand, and Singapore and Sri Lanka. An action to enforce a foreign judgment at common law is a comparatively cumbersome process. It is in essence an independent suit in Hong Kong and the judgment creditor must follow normally applicable service procedures. Judgments entered in the U.S. and the United Kingdom can be enforced in Hong Kong only at common law. To be eligible for common-law recognition, the judgment must (1) be for a definite sum of money; (2) be final and conclusive; and (3) have been entered by a court with competent jurisdiction over the defendant. With respect to finality, a Hong Kong court will generally refrain from enforcing a judgment during the pendency of an appeal. This raises the possibility of undue delay and asset dissipation. With respect to the requirement of competent jurisdiction of the foreign judgment seeking to be enforced in Hong Kong, it is governed by private international law as interpreted in Hong Kong, not the law of the foreign forum. Jurisdiction can generally be asserted on the basis of the defendant’s physical presence in the foreign forum, appearance in the underlying legal proceeding or prior contractual consent to jurisdiction. Under the common law and the Ordinance, only limited defenses on the grounds such as fraud, due process and Hong Kong public policy can be raised against a duly registered foreign judgment. There is no mechanism for reconsideration of the merits of the underlying foreign litigation.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law.

We are an exempted company incorporated under the laws of the Cayman Islands and conduct substantially all of our operations in Hong Kong through our wholly-owned Hong Kong Operating Subsidiary. Most of our directors and substantially all of our executive officers reside outside the U.S. and a substantial portion of their assets are located outside of the U.S.. As a result, it may be difficult for our shareholders to effect service on these persons or bring an action against us or against these individuals in the Cayman Islands or in Hong Kong in the event that they believe that their rights have been infringed under the securities laws of the U.S. or otherwise. Even if shareholders are successful in bringing an action of this kind, the laws of the Cayman Islands and Hong Kong may render them unable to enforce a judgment against our assets or the assets of our directors and officers.

Our corporate affairs are governed by our Amended Memorandum and Articles, the Companies Act and the common law of the Cayman Islands. The rights of shareholders to take legal action against our directors, actions by our minority shareholders and the fiduciary duties of our directors under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary duties of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedents in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states (such as Delaware) have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have the standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records (other than the memorandum and articles of association and any special resolutions passed by such companies, and the register of mortgage and charges of such companies) or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our Amended Memorandum and Articles to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. To the extent we choose to follow home country practice with respect to corporate governance matters, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions the Companies Act and the laws applicable to companies incorporated in the United States and their shareholders, please refer to the section titled “Description of Ordinary Shares — Material Differences in Cayman Islands Law and our Memorandum and Articles of Association and Delaware Law”.

It may be difficult to enforce a judgment of U.S. courts for civil liabilities under U.S. federal securities laws against us, our directors or officers in the Cayman Islands and Hong Kong.

As at the date of this prospectus, our chairman and chief executive officer, Mr. Chak Lam, WONG, chief financial officer, Mr. Yau Fat, CHAN, and all members of the board of directors of KWF Group Holding Limited, including Mr. Ka Wing Eric, LAW, Ms. Szu Yu, LAI and Mr. Hei Lam, TSANG, are based in Hong Kong. We have been advised by our Cayman Islands legal counsel that there is uncertainty as to whether the courts of the Cayman Islands would:

●	recognize or enforce against us judgments of courts of the U.S. based on certain civil liability provisions of U.S. securities laws; and

●	entertain original actions brought in the Cayman Islands against us or our directors or officers predicated upon the securities laws of the U.S. or any state in the U.S..

There is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., however, the courts of the Cayman Islands will in certain circumstances recognize and enforce a foreign judgment without any re-examination or re-litigation of matters adjudicated upon, provided such judgment:

●	is given by a foreign court of competent jurisdiction;

●	imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given;

●	is final;

●	is not in respect of taxes, a fine or a penalty;

●	was not obtained by fraud; and

●	is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands.

Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

David Fong & Co., our counsel to Hong Kong law, have advised us that there is uncertainty as to whether the courts of the Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

Our Hong Kong counsel also advised us that in Hong Kong, foreign judgments can be enforced under statute under the Foreign Judgments (Reciprocal Enforcement) Ordinance or under common law. The Foreign Judgments (Reciprocal Enforcement) Ordinance is a registration scheme for the recognition and enforcement of foreign judgments based on reciprocity but the United States is not a designated country under the Foreign Judgments (Reciprocal Enforcement) Ordinance. As a result, a judgment rendered by a court in the United States, including as a result of administrative actions brought by regulatory authorities, such as the SEC, and other actions, will not be enforced by the Hong Kong courts under the statutory regime. In addition, the Supreme People’s Court of the PRC and the Government of Hong Kong have entered into the “Arrangement on Reciprocal Recognition and Enforcement of Judgments in Civil and Commercial Matters by the Courts of the Mainland and of the Hong Kong Special Administrative Region pursuant to Choice of Court Agreements between Parties Concerned,” or the Arrangement. The Mainland Judgements (Reciprocal Enforcement) Ordinance gave effect to the Arrangement and is a registration scheme for recognition and enforcement of PRC judgements based on reciprocity. Other than the Arrangement, Hong Kong has not entered into any multilateral convention or bilateral treaty regarding the recognition and enforcement of foreign judgments. Accordingly, any judgments rendered by a court in the United States will need to be enforced under common law. In order to enforce a foreign judgment under common law in Hong Kong, the judgment must meet certain criteria before it can be enforced, such as the judgment being final and conclusive.

We employ a mail forwarding service, which may delay or disrupt our ability to receive mail in a timely manner.

Mail addressed to the Company and received at its registered office will be forwarded unopened to the forwarding address supplied by Company to be dealt with. None of the Company, its directors, officers, advisors or service providers (including the organization which provides registered office services in the Cayman Islands) will bear any responsibility for any delay howsoever caused in mail reaching the forwarding address. If such mail is delayed, it may impair your ability to communicate with us.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. holders of our Class A Ordinary Shares.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the Section of this prospectus captioned “Material United States Federal Income Tax Considerations”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. The determination of whether we are a PFIC is a fact-intensive determination made on an annual basis applying principles and methodologies that in some circumstances are unclear and subject to varying interpretation. Our actual PFIC status for any taxable year will not be determinable until after the end of such taxable year. Accordingly, there can be no assurance with respect to our status as a PFIC for our current taxable year or any subsequent taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules in light of their individual circumstances.

We do not expect to pay dividends in the foreseeable future after this Offering. You must rely on price appreciation of the Class A Ordinary Shares for return on your investment.

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Please refer to the section titled “Dividend Policy.” Therefore, you should not rely on an investment in the Class A Ordinary Shares as a source for any future dividend income.

Our board of directors (“BOD”) has complete discretion as to whether to distribute dividends, subject to certain requirements of Cayman Islands law. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors. Under Cayman Islands law, a Cayman Islands company may pay a dividend out of either profit or share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business. Even if we decide to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in the Class A Ordinary Shares will likely depend entirely upon any future price appreciation of the Class A Ordinary Shares. There is no guarantee that the Class A Ordinary Shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A Ordinary Shares. You may not realize a return on your investment in the Class A Ordinary Shares and you may even lose your entire investment in the Class A Ordinary Shares.

New climate-related disclosure obligations in proposed SEC rule amendments could have uncertain impacts on our business, impose additional reporting obligations on us, and increase our costs.

Following from 2022, the SEC proposed rule amendments that would implement a framework for the reporting of climate-related risks and create a wide range of new climate-related disclosure obligations for all registrants, including us. The proposed rules would require us to include certain climate-related information in registration statements and annual reports, including (i) climate-related risks and their actual or likely material impacts on our business, strategy, and outlook; (ii) our governance of climate-related risks and relevant risk management processes; (iii) information on our greenhouse gas emissions; (iv) certain climate-related financial statement metrics and related disclosures in a note to our audited financial statements; and (v) information about our climate-related targets, goals, and transition plans.

The proposed rules remain open to public comment and may be subject to challenges and litigation. Thus, the ultimate scope and impact of the proposed rules on our business remain uncertain. To the extent new rules, if finalized, impose additional reporting obligations on us, we could face substantial increased costs. Separately, the SEC also announced it is scrutinizing climate-change related disclosures in public filings, increasing the potential for enforcement if the SEC were to allege that our existing climate disclosures are misleading or deficient.

We are subject to changing law and regulations regarding regulatory matters, corporate governance and public disclosure that have increased both our costs and the risk of non-compliance.

We are subject to rules and regulations by various governing bodies, including, for example, the SEC, which are charged with the protection of investors and the oversight of companies whose securities are publicly traded, and to new and evolving regulatory measures under applicable law, including the laws of the Cayman Islands. Our efforts to comply with new and changing laws and regulations have resulted in and are likely to continue to result in, increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Moreover, because these laws, regulations and standards are subject to varying interpretations, their application in practice may evolve over time as new guidance becomes available. This evolution may result in continuing uncertainty regarding compliance matters and additional costs necessitated by ongoing revisions to our disclosure and governance practices. If we fail to address and comply with these regulations and any subsequent changes, we may be subject to penalty and our business may be harmed.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements, all of which are subject to risks and uncertainties. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current facts. You can find many (but not all) of these statements by the use of words such as “approximates,” “believes,” “hopes,” “expects,” “anticipates,” “estimates,” “projects,” “intends,” “plans,” “will,” “would,” “should,” “could,” “may” or other similar expressions in this prospectus. These statements are likely to address our growth strategy, financial results and product and development programs. You must carefully consider any such statements and should understand that many factors could cause actual results to differ from our forward-looking statements. These factors may include inaccurate assumptions and a broad variety of other risks and uncertainties, including some that are known and some that are not. No forward-looking statement can be guaranteed and actual future results may vary materially. Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to:

●	our future financial and operating results, including revenues, income, expenditures, cash balances and other financial items;

●	our ability to execute our growth, expansion and acquisition strategies, including our ability to meet our goals;

●	current and future economic and political conditions;

●	our expectations regarding demand for and market acceptance of our services and the products and services we assist the distributions of;

●	our expectations regarding our client base;

●	competition in our industry;

●	relevant government policies and regulations relating to our industry;

●	our capital requirements and our ability to raise any additional financing which we may require;

●	overall industry and market performance; and

●	other assumptions described in this prospectus underlying or relating to any forward-looking statements.

We describe material risks, uncertainties and assumptions that could affect our business, including our financial condition and results of operations, under “Risk Factors.” We base our forward-looking statements on our management’s beliefs and assumptions based on information available to our management at the time the statements are made. We caution you that actual outcomes and results may, and are likely to, differ materially from what is expressed, implied or forecast by our forward-looking statements. Accordingly, you should be careful about relying on any forward-looking statements. Except as required under the federal securities laws, we do not have any intention or obligation to update publicly any forward-looking statements after the distribution of this prospectus, whether as a result of new information, future events, changes in assumptions, or otherwise.

Industry Data and Forecasts

This prospectus contains certain data and information that we obtained from various government and industry publications through publicly available sources. Statistical data in these publications may include projections based on a number of assumptions. Our industry may not grow at the rate projected by market data, or at all. Failure of this industry to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A Ordinary Shares. In addition, the new and rapidly changing nature of the integrated investor relation industry, especially the increase in online activities among players at different stages of the production chain results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our operations. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. You should not place undue reliance on these forward-looking statements.

USE OF PROCEEDS

After deducting the estimated underwriters’ discount, the accountable expense allowance, the non-accountable expense allowance and offering expenses payable by us, we expect to receive net proceeds of approximately $12.7 million (or $14.8 million in the aggregate if the underwriters exercise their over-allotment option in full) from this Offering. These estimates are based upon an assumed offering price of US$4.00 per Class A Ordinary Share.

We intend to use the net proceeds of this Offering as follows, after we complete the remittance process:

●	approximately 30% for strengthening our manpower by hiring additional project supervision staff, safety supervision staff, finance and administration staff and general workers;

●	approximately 25% for expanding our scale of works to compete for additional civil engineering projects, including acquiring machinery, strengthening our working capital, improve our tendering capabilities and/or improve our service capacity;

●	approximately 15% for enhancing our “Kam Wing Fung” brand by increasing our marketing effort; and

●	approximately 30% for general administration and working capital.

The precise amounts and percentage of proceeds we devote to particular categories of activity, and their priority of use, will depend on prevailing market and business conditions as well as on the nature of particular opportunities that may arise from time to time. Accordingly, we reserve the right to change the use of proceeds that we presently anticipate and describe herein. For example, the management may determine that the market conditions and the number of projects on hand warrant slowing or accelerating the strengthening of our manpower and/or the increase or decrease of our marketing efforts. Management may also consider current available civil engineering projects unlikely to reach the desired results within the foreseen budgets or timing and cease to tender for additional projects. Also, the occurrence of unforeseen events, such as significant deterioration of the economy of Hong Kong, or business opportunities could result in our management deciding not to allocate the funds entirely as currently anticipated. Pending our use of the net proceeds as described above, we may invest the net proceeds in short-term bank deposits or invest them in interest-bearing, investment-grade securities.

The foregoing is set forth based on the order of priority of each purpose and represents our current intentions based upon our present plans and business conditions to use and allocate the net proceeds of this Offering. Our management, however, will have significant flexibility and discretion to apply the net proceeds of this Offering.

DIVIDEND POLICY

On February 28, 2025, KWF HK declared a dividend of HK$4,000,000 to its then shareholder. Other than the aforementioned, during the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024 and up to the date of this prospectus, no transfers, dividends or distributions have been made by KWF Cayman, KWF BVI and KWF HK. We intend to retain all available funds and future earnings, if any, for operation and business development, however, we may pay dividends on our Class A Ordinary Shares in the foreseeable future. Any future determination related to our dividend policy will be made at the discretion of our board of directors after considering our financial condition, results of operations, capital requirements, contractual requirements, business prospects and other factors the board of directors deems relevant, and subject to the restrictions contained in any future financing instruments.

The declaration, amount and payment of any future dividends will be at the sole discretion of our board of directors, subject to compliance with applicable Cayman Islands laws regarding solvency. Our board of directors will take into account general economic and business conditions, our financial condition and results of operations, our available cash and current and anticipated cash needs, capital requirements, contractual, legal, tax and regulatory restrictions and other implications on the payment of dividends by us to our shareholders or by our subsidiaries to us, and such other factors as our board of directors may deem relevant. In addition, our shareholders may by ordinary resolution declare a dividend, but no dividend may exceed the amount recommended by our board of directors.

Under Cayman Islands law, our board of directors may authorize payment of a dividend to shareholders at such time and of such an amount out of profits or our share premium account, if shares have been issued at a premium. No dividend may be paid out of our share premium account unless immediately following the payment we are able to pay our debts as they fall due in the ordinary course of business. Subject to compliance with applicable solvency requirements, there is no further Cayman Islands statutory restriction on the amount of funds which may be distributed by us by dividend.

As we are a holding company, we rely on dividends paid to us by our subsidiaries for our cash requirements, including funds to pay any dividends and other cash distributions to our shareholders, service any debt we may incur and pay our operating expenses. Our ability to pay dividends to our shareholders will depend on, among other things, the availability of dividends from our Hong Kong Operating Subsidiary.

Cash dividends, if any, on our Class A Ordinary Shares will be paid in U.S. dollars or HK Dollar.

As an exempted company, we are not subject to any income, withholding or capital gains taxes in the Cayman Islands. Our shareholders will not be subject to any income, withholding or capital gains taxes in the Cayman Islands with respect to their shares and dividends received on those shares, nor will they be subject to any estate or inheritance taxes in the Cayman Islands.

CAPITALIZATION

The following tables set forth our cash and cash equivalents and capitalization as of August 31, 2025:

●	on an actual basis; and

●

on an as adjusted basis to reflect the issuance and sale of 3,750,000 Class A Ordinary Shares at an assumed initial public offering price of $4.00 per Class A Ordinary Share (assuming no exercise of the over-allotment option and assuming full exercise of the over-allotment option of 562,500 Class A Ordinary Shares), after deducting the underwriting discounts, the accountable expense allowance, the non-accountable expense allowance and estimated offering expenses payable by us.

You should read the tables together with our consolidated financial statements and the related notes included elsewhere in this prospectus and the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	As of August 31, 2025
	Actual	As Adjusted (assuming no exercise of the over-allotment option)	As Adjusted (assuming full exercise of the over-allotment option)
	(in US$)	(in US$)	(in US$)
Indebtedness:
Operating lease liabilities, current portion	31,033	31,033	31,033
Borrowings	128,263	128,263	128,263
Operating lease liabilities, net of current portion	10,702	10,702	10,702
Subtotal	169,998	169,998	169,998

Equity:
Ordinary shares, 5,000,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares issued and outstanding as of August 31, 2025; 27,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares issued and outstanding on an as adjusted basis (assuming no exercise of the over-allotment option); and 27,562,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding on an as adjusted basis (assuming full exercise of the over-allotment option)	263	300	305
Additional paid-in-capital	1,027	12,741,188	14,811,201
Retained earnings	1,576,133	1,576,133	1,576,133
Accumulated other comprehensive income	3,197	3,197	3,197
Total shareholders’ equity	1,580,620	14,320,818	16,390,836
Total capitalization	1,750,618	14,490,816	16,560,834

DILUTION

If you invest in our Class A Ordinary Shares, you will incur immediate dilution since the public offering price per share you will pay in this Offering is more than the net tangible book value per Ordinary Share immediately after this Offering.

The net tangible book value, excluding deferred offering cost of US$471,964, of our Ordinary Shares as of August 31, 2025 was US$1,108,656, or US$0.04 per share based upon 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding. Net tangible book value per share represents the amount of our total tangible assets reduced by the amount of our total liabilities, divided by the total number of Ordinary Shares outstanding. Tangible assets equal our total assets less intangible assets, deferred tax assets and deferred offering cost.

The dilution in net tangible book value per share to new investors, represents the difference between the amount per share paid by purchasers of shares in this Offering and the pro forma net tangible book value per share immediately after completion of this Offering. After giving effect to the sale of the 3,750,000 Class A Ordinary Shares being sold pursuant to the offering price of $4.00 per Class A Ordinary Share, and after deducting underwriters’ discount, the accountable expense allowance and the non-accountable expense allowance payable by us in the amount of $890,000 and estimated offering expenses in the amount of $809,819, our as adjusted net tangible book value would be approximately $13,848,837 or $0.46 per share of Ordinary Shares. This represents an immediate increase in net tangible book value of $0.42 per share to existing shareholders and an immediate decrease in net tangible book value of $3.54 per share to new investors purchasing the Class A Ordinary Shares in this Offering.

The following table illustrates this per share dilution:

As of August 31, 2025
Public offering price per Class A Ordinary Share	$4.00
Net tangible book value per share as of August 31, 2025	$0.04
Increase in net tangible book value per share attributable to existing shareholders	$0.42
As adjusted net tangible book value per share after this Offering	$0.46
Dilution per share to new investors	$3.54

Our as adjusted net tangible book value after the Offering, and the decrease to new investors in the Offering, will change from the amounts shown above if the underwriters’ over-allotment option is exercised. If the underwriters’ over-allotment option is fully exercised, our as adjusted net tangible book value would be approximately $15,918,837 or $0.52 per share of Ordinary Shares. This represents an immediate increase in net tangible book value of $0.48 per share to existing shareholders and an immediate decrease in net tangible book value of $3.48 per share to new investors purchasing the Class A Ordinary Shares in this Offering.

A US$1.00 increase (decrease) in the assumed offering price of US$4.00 will increase (decrease) the as adjusted net tangible book value by $3,450,000, the as adjusted net tangible book value per Class A Ordinary Share after this Offering by US$0.12, and the dilution per Class A Ordinary Share to new investors by US$0.88, Assuming that the number of Class A Ordinary Shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriters’ discount, accountable expense, non-accountable expense allowance and estimated offering expenses payable by us and assuming no exercise of the underwriters’ over-allotment option.

The following table sets forth, on a as adjusted basis as of August 31, 2025, the difference between the number of Ordinary Shares purchased from us, the total cash consideration paid, and the average price per share paid by our existing shareholders and by new public investors before deducting estimated underwriters’ discounts, the accountable expense allowance, the non-accountable expense allowance and estimated offering expenses payable by us, using an assumed public offering price of $4.00 per Ordinary Share:

	Shares Purchased		Total Cash Consideration		Average Price Per
	Number	Percent	Amount	Percent	Share
Existing shareholders	26,250,000	87.50%	$280	0.002%	$0.00001
New investors from public offering	3,750,000	12.50%	$15,000,000	99.8%	$4.00
Total	30,000,000	100.00%	$15,000,280	100.00%	$0.50

The as adjusted information discussed above is illustrative only. Our net tangible book value following the completion of this Offering is subject to adjustment based on the actual initial public offering price of our Class A Ordinary Shares and other terms of this offering determined at pricing.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion and analysis and other parts of this prospectus contain forward-looking statements based upon current beliefs, plans and expectations that involve risks, uncertainties and assumptions. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of several factors, including those set forth under “Risk Factors” and elsewhere in this prospectus. You should carefully read the “Risk Factors” section of this prospectus to gain an understanding of the important factors that could cause actual results to differ materially from our forward-looking statements.

Overview

We are an exempted company with limited liability incorporate under the laws of the Cayman Islands on November 12, 2024, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, KWF HK. We operate in a single segment that represent the Company’s core business as a civil engineering subcontractor in Hong Kong. Our construction activities mainly include civil engineering works in Hong Kong. We mostly undertake civil engineering works in the role of subcontractor.

We, through our Operating Subsidiary, are mainly engaged in public sector projects in Hong Kong. To a much lesser extent, we also participate in private sector projects. Our public sector projects mainly include infrastructure developments.

KWF HK is a Registered Subcontractor in earthwork, road drainage and sewer and others (waterworks) under general civil works and a Registered Specialist Trade Contractor under structural steelworks of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong.

We, through our Operating Subsidiary, have achieved tremendous growth in our business. For the six months ended August 31, 2025, our total revenue derived from civil engineering services was approximately US$9.8 million. The number of customers with revenue contribution to us was 5 for both the six months ended August 31, 2025 and 2024. The number of projects with revenue contribution to us was 10 for both the six months ended August 31, 2025 and 2024.

For each of the fiscal year ended February 28, 2025 and February 29, 2024, our total revenue derived from civil engineering services was approximately US$12.5 million and US$3.1 million, respectively. The number of customers with revenue contribution to us increased from 3 for the fiscal year ended February 29, 2024 to 5 for the fiscal year ended February 28, 2025. The number of projects with revenue contribution to us was 13 for the fiscal year ended February 28, 2025 and 4 for the fiscal year ended February 29, 2024.

According to GIH, as per the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall increase from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. The rollout and commencement of projects such as Kwun Tung North and Fanling North of New Development Area, Kau Yi Chau Artificial Island under the Lantau Tomorrow Vision, Tung Chung New Town Extension in the coming years, shall sustain demand for civil engineering works. Driven by (i) the Hong Kong government’s commitment to infrastructure investment; (ii) the implementation of the Labor Importation Scheme for Construction Sector since 2023 by the Hong Kong government to fill in the temporary manpower gap, it is expected that the Hong Kong civil engineering industry will continue to grow.

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

KWF Cayman and its subsidiaries resulting from Reorganization has always been under the common control of the same controlling shareholder before and after the Reorganization. The consolidation of KWF Cayman and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities consolidated from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

The consolidated financial statements include the financial statements of KWF Cayman and its wholly owned subsidiaries. All intercompany transactions and balances among KWF Cayman and its subsidiaries have been eliminated upon consolidation.

Summary of Results of Operations

Comparison of Six Months Ended August 31, 2025 and August 31, 2024

The following table sets forth key components of our results of operations for the six months ended August 31, 2025 and August 31, 2024. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	Six Months Ended August 31,
	2025	2024	variance	variance
	US$	US$	US$	%
	(Unaudited)	(Unaudited)
Revenues	9,821,650	4,914,457	4,907,193	99.9
Cost of revenue	(8,667,560)	(4,629,833)	(4,037,727)	87.2
Gross profit	1,154,090	284,624	869,466	305.5

Operating expenses:
General and administrative expenses	(342,284)	(141,706)	(200,578)	141.5
Allowance for credit losses	(50,457)	(38,364)	(12,093)	31.5
Total operating expenses	(392,741)	(180,070)	(212,671)	118.1
Income from operations	761,349	104,554	656,795	628.2

Other income/(expense)
Interest expense	(11,041)	(2,577)	(8,464)	328.4
Other income, net	-	57	(57)	-100.0
Total other income, net	(11,041)	(2,520)	(8,521)	338.1
Income before income taxes	750,308	102,034	648,274	635.4
Income tax expense	(109,416)	(5,277)	(104,139)	1,973.5
Net income	640,892	96,757	544,135	562.4
Other comprehensive income/(loss)
Foreign currency translation adjustment	(595)	1,842	(2,437)	-132.3
Comprehensive income	640,297	98,599	541,698	549.4

Revenue

For the six months ended August 31, 2025 and August 31, 2024, we had 10 projects for both periods contributing revenue of US$9,821,650 and US$4,914,457 respectively. This represents an increase of approximately US$4,907,193 or approximately 99.9%. The increase in revenue was mainly attributable to the increase in the number of our high value projects contributing revenue of over US$1,500,000 from 2 for the six months ended August 31, 2024 to 4 for the six months ended August 31, 2025.

We secured our new business through direct invitations for tenders from customers and we receive from time-to-time invitations to submit tenders from construction contractors. For the six months ended August 31, 2025 and 2024, we submitted 3 and 2 tenders to our potential customers, respectively, and our tender success rate was approximately 50.0% and 66.7% for the respective period. We believe that our proven track record of quality works, our expertise in civil projects, and our ability to deliver work on time are the crucial factors that enable us to gain our customers’ trust and give us a competitive edge when tendering for projects. Our stable tender success rate demonstrates our competitiveness in the public civil engineering works and the satisfaction of our customers with our services.

The following table sets forth the breakdown of our revenue by sector for the six months ended August 31, 2025 and August 31, 2024 respectively:

	Six Months Ended August 31,
	2025	2024	variance	variance
	US$	US$	US$	%
	(Unaudited)	(Unaudited)
Revenue
Public	9,821,650	4,269,543	5,552,107	130.0
Private	-	644,914	(644,914)	-100.0
Total revenue	9,821,650	4,914,457	4,907,193	99.9

Our revenue from public sector projects was US$9,821,650 for the six months ended August 31, 2025, as compared to US$4,269,543 for the six months ended August 31, 2024, representing an increase of approximately US$5,552,107 or approximately 130.0%. This increase in revenue from public sector projects was mainly due to the increase in the number of new projects during the six months ended August 31, 2025.

Our revenue from private sector projects was US$Nil for the six months ended August 31, 2025, as compared to US$644,914 for the six months ended August 31, 2024. The decrease in revenue from private sector project was primarily due to the absence of revenue from private sector projects during the six months ended August 31, 2025, as all private sector projects were completed during the six months ended August 31, 2024.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the six months ended August 31, 2025 and August 31, 2024:

	Six Months Ended August 31,
	2025	2024	variance	variance
	US$	US$	US$	%
	(Unaudited)	(Unaudited)
Cost of revenue
Subcontracting charges	6,045,633	3,238,294	2,807,339	86.7
Material and consumables	1,088,531	940,532	147,999	15.7
Direct labor costs	1,351,055	391,572	959,483	245.0
Overhead costs	182,341	59,435	122,906	206.8
	8,667,560	4,629,833	4,037,726	87.2

Our cost of revenue primarily consists of subcontracting charges, material and consumables costs, direct labor costs, and overhead costs such as machinery rental that are directly attributable to services provided. We incurred a cost of revenue of US$8,667,560 for the six months ended August 31, 2025, as compared to US$4,629,833 for the six months ended August 31, 2024, an increase of US$4,037,726 or 87.2%. The increase was generally in line with the increase in revenue. The increase in direct labor costs from 8.5% to 15.6% of total cost of revenue was mainly due to engaging more of our own direct labor for our projects.

The increase in subcontracting charges from US$3,238,294 to $6,045,633 was mainly due to an increase in the number of projects that require more subcontracted work to meet demand and more specialised works which included plumbing and drainage works.

Gross profit and gross profit margin

Our total gross profit was US$1,154,090 for the six months ended August 31, 2025, as compared to US$284,624 for the six months ended August 31, 2024, an increase of US$869,466 or 305.5%. The increase in total gross profit was mainly attributable to the increase in number of public sector projects for the six months ended August 31, 2025, as compared to the six months ended August 31, 2024. The gross profit percentage rose to approximately 11.8% for the six months ended August 31, 2025, as compared to 5.8% for the six months ended August 31, 2024. This increase primarily reflected the temporarily lower gross profit margin caused by two high value projects for the six months ended August 31, 2024. One of these projects was in its early stage, characterised by preliminary planning and high initial material costs, while another project was in the execution stage and incurred higher subcontracting costs to meet project demand. For the six months ended August 31, 2025, these unfavourable effects were diminished as the projects progressed into more productive and efficient stages. We benefited from improved revenue recognition, economies of scale, and reduced cost per unit.

Accordingly, the gross profit margin for the six months ended August 31, 2025 of approximately 11.8% was consistent with the gross profit margin of 11.5% and 11.7% achieved for the fiscal years ended February 29, 2024 and February 28, 2025, respectively.

General and administrative expenses

General and administrative expenses mainly consist of administrative staff costs, professional fee, audit fee, meals and entertainment, depreciation, amortization and other miscellaneous administrative expenses. We incurred general and administrative expenses of US$342,284 for the six months ended August 31, 2025, compared to US$141,706 for the six months ended August 31, 2024, an increase of US$200,578 or 141.5%. The increase in general and administrative expenses corresponded with the rise in revenue and was primarily due to several changes. (i) Staff costs (including directors’ remuneration) increased from US$81,311 for the six months ended August 31, 2024 to US$208,411 for the six months ended August 31, 2025 mainly due to the hiring of additional administrative staff, including a general manager; (ii) Amortization of US$14,899 and rental-related expenses of US$5,857 were incurred for the six months ended August 31, 2025, which was related to a new tenancy agreement entered for office premises since January 2025; (iii) there was an increase of US$40,000 on audit fee for IPO for the six months ended August 31, 2025; and (iv) staff messing increased from US$3,165 for the six months ended August 31, 2024 to US$15,325 for the six months ended August 31, 2025, mainly due to enhanced overall staff welfare to support business growth for the six months ended August 31, 2025.

Other income

Other income mainly consists of bank interest income. Bank interest income decreased to US$Nil for the six months ended August 31, 2025, as compared to US$57 for the six months ended August 31, 2024.

Interest expense

Interest expense mainly consists of financing interest expenses and the recognition of interest expenses on operating lease liabilities. We incurred an interest expense of US$11,041 for the six months ended August 31, 2025, as compared to US$2,577 for the six months ended August 31, 2024, an increase of US$8,464 or 328.4%. This increase was primarily attributable to (i) interest expenses of US1,291 on operating lease liabilities and (ii) financing interest expenses increased from US$2,534 for the six months ended August 31, 2024 to US$9,727 for the six months ended August 31, 2025 due to higher average balance of borrowings during the six months ended August 31,2025.

Income tax expense

Our company, KWF Cayman, was incorporated in the Cayman Islands. Our wholly-owned subsidiary, KWF BVI, was incorporated in the British Virgin Islands. Pursuant to the current rules and regulations, the Cayman Islands and British Virgin Islands currently levy no taxes on individuals or corporations based upon profits, income, gains, or appreciations and there is no taxation in the nature of inheritance tax or estate duty. Therefore, the Company is not subject to any income tax in the Cayman Islands or British Virgin Islands.

Our indirectly wholly-owned subsidiary, KWF HK, is subject to income tax within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (US$255,967) and 16.5% on any part of assessable profits over HK$2,000,000 (US$255,967). For the six months ended August 31, 2025 and August 31, 2024, our Group had assessable profits in Hong Kong and a provision for paying the Hong Kong profits tax has been made accordingly.

We incurred income tax expenses of US$109,416 for the six months ended August 31, 2025, compared to US$5,277 for the six months ended August 31, 2024, an increase of US$104,139 or 1,973.5%. Our effective tax rate was approximately 14.6% for the six months ended August 31, 2025, and approximately 5.2% for the six months ended August 31, 2024. The increase in effective tax rate was mainly due to the higher portion of income which entered the higher tax bracket in the two-tiered profits tax rates regime.

Net income and total comprehensive income

As a result of the foregoing, we reported a net income for the six months of US$640,892 for the six months ended August 31, 2025, as compared to US$96,757 for the six months ended August 31, 2024, an increase of US$544,135 or 562.4%.

Total comprehensive income for the six months was US$640,297 for the six months ended August 31, 2025, as compared to US$98,599 for the six months ended August 31, 2024, and increase of US$541,698 or 549.4%.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of August 31, 2025 and February 28, 2025. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	August 31, 2025	February 28, 2025	variance	variance
	US$	US$	US$	%
	(Unaudited)	(Audited)
ASSETS

Current assets:
Cash	26,198	96,690	(70,492)	-72.9
Accounts receivable, net	2,947,278	1,182,433	1,764,845	149.3
Contract assets, current portion	677,839	731,287	(53,448)	-7.3
Prepayments and other receivables	1,193	17,771	(16,578)	-93.3
Total current assets	3,652,508	2,028,181	1,624,327	80.1

Non-current assets:
Property and equipment, net	24,703	30,217	(5,514)	-18.2
Operating lease right-of-use assets, net	41,735	56,786	(15,051)	-26.5
Contract assets, net of current portion	138,236	35,839	102,397	285.7
Prepayments and other receivables	10,331	10,353	(22)	-0.2
Deferred tax assets	15,967	6,874	9,093	132.3
Deferred offering costs	471,964	-	471,964	NA
TOTAL ASSETS	4,355,444	2,168,250	2,187,194	100.9

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	980,236	132,875	847,361	637.7
Due to a director	-	346,218	(346,218)	-100.0
Operating lease liabilities, current portion	31,033	30,313	720	2.4
Accrued expenses and other payables	1,262,846	448,551	814,295	181.5
Borrowings	128,263	-	128,263	-
Income tax payable	361,744	243,497	118,247	48.6
Total current liabilities	2,764,122	1,201,454	1,562,668	130.1

Non-current liabilities:
Operating lease liabilities, net of current portion	10,702	26,473	(15,771)	-59.6
TOTAL LIABILITIES	2,774,824	1,227,927	1,546,897	126.0

SHAREHOLDERS’ EQUITY
Ordinary shares, 4,500,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A ordinary shares issued and outstanding as of August 31, 2025 and February 28, 2025	233	233	-	-
Ordinary shares, 500,000,000 shares authorized, par value US$0.00001 each, 3,000,000 Class B ordinary shares issued and outstanding as of August 31, 2025 and February 28, 2025	30	30	-	-
Additional paid-in capital	1,027	1,027	-	-
Retained earnings	1,576,133	935,241	640,892	68.5
Accumulated other comprehensive income	3,197	3,792	(595)	-15.7
Total shareholders’ equity	1,580,620	940,323	640,297	68.1
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	4,355,444	2,168,250	2,187,194	100.9

Cash

Our cash decreased from US$96,690 as of February 28, 2025, to US$26,198 as of August 31, 2025. This fluctuation was primarily as a result of our business operations as well as the payment of offering costs.

Accounts Receivable, net

Our accounts receivable, net increased from US$1,182,433 as of February 28, 2025, to US$2,947,278 as of August 31, 2025. This increase was primarily due to an increase in the amount of works performed in several ongoing projects during the six months ended August 31, 2025.

Contract Assets

Our contract assets increased from US$767,126 as of February 28, 2025, to US$816,075 as of August 31, 2025, representing a 6.4% increase. The increase was mainly due to the increase in retention receivables (including current and non-current portion) from US$51,609 as of February 28, 2025 to US$142,265 as of August 31, 2025 as a result of the increase in the amount of works performed in several ongoing projects during the six months ended August 31, 2025. This was partially offset by a reduction in unbilled revenue from US$736,993 as of February 28, 2025 to US$696,148 as of August 31, 2025. This decrease primarily reflected a lower portion of contract work pending customer certification as of August 31, 2025, mainly due to the expedited certification process during the six months ended August 31, 2025.

Given the cyclical nature of our business and the influence of external factors, we expect that fluctuations in contract asset balances may occur. These fluctuations can be disproportionate. Up to the date of this report, US$696,148 of the unbilled revenue included in contract assets as of August 31, 2025 had been certified following the completion of the certification process.

Prepayments and other receivables

Prepayments and other receivables (including current and non-current portion) mainly comprised the rental deposit, prepayment for rates and government rent and other receivables. Our prepayments and other receivables decreased from US$28,124 as of February 28, 2025 to US$11,524 as of August 31, 2025 mainly due to the receivable from AR Horizon Limited as of February 28, 2025 which was subsequently received in March 2025.

Right-of-Use (“ROU”) Assets

Our Right-of-Use (“ROU”) assets consist of operating right-of-use assets, which decreased in value from US$56,786 as of February 28, 2025, to US$41,735 as of August 31, 2025 due to the amortization of lease during the six months ended August 31, 2025.

Accounts Payable

Our accounts payable mainly comprised trade payables to subcontractors and suppliers of materials and machinery rental. Our accounts payable increased from US$132,875 as of February 28, 2025, to US$980,236 as of August 31, 2025, primarily due to our increased use of subcontractors and the increase in the purchase of materials and machinery rental during the six months ended August 31, 2025, to cope with our business growth.

Accrued expenses and other payables

Our accrued expenses and other payables primarily comprise accrued salaries and various payables. These liabilities rose from US$448,551 on February 28, 2025, to US$1,262,846 on August 31, 2025. This increase was mainly attributed to a rise in accrued salaries due to the hiring of additional staff, along with payable for listing expenses and accrued fees for other operating expenses.

Due to a director

Amount due to a director decreased from US$346,218 as of February 28, 2025 to US$Nil as of August 31, 2025. This decrease was primarily due to repayment to a director as well as the interim dividend paid during the six months ended August 31, 2025.

Lease Liabilities

Lease liabilities include operating lease liabilities. As of August 31, 2025, and February 28, 2025, we had lease liabilities of US$41,735 and US$56,786, respectively. The decrease in our lease liabilities was mainly due to the amortization of lease during the six months ended August 31, 2025.

Liquidity and Capital Resources

Our principal sources of funds have historically been our equity capital, cash generated from our operations, financial support from controlling shareholder and other borrowings. Our primary liquidity requirements are to finance our working capital needs, fund our capital expenditures, and support the growth of our operations. Going forward, we expect these sources to continue to be our principal sources of liquidity, and we may use a portion of the proceeds from the initial public offering to finance a portion of our liquidity requirements.

As of August 31, 2025, our cash amounted to US$26,198. Net cash from operating activities for the six months ended August 31, 2025 amounted to US$784,752 and a net income for the six months ended August 31, 2025 amounted to US$640,892. Our working capital requirements and operating cashflows are influenced by the size of our operations, the contract sum of our work contracts, the progress of execution on our work contracts, the timeliness related to the survey certification process by the customers which are determined by the operation scales of our customers, the geographical dispersion, and the complexity of the projects, the timing for collecting accounts receivable and repayment of accounts payable. The disproportionate fluctuations in the contract assets impact the Company’s liquidity and capital resources, which lead to the mismatch between cashflow and operation expenditures. The Company may need to rely more on external financing, such as lines of credits to maintain the operational and strategic flexibility.

As of August 31, 2025, we had total borrowings of US128,263, which was repayable on demand and according to respective payment schedules. There was no material covenant stated in the indebtedness incurred as of August 31, 2025. Components and details of borrowings as of August 31, 2025 are as follows:

Purchaser	Date of lending	Amount in HK$	Amount in US$	Repayment Date	Discount Percentage (%)
		(Unaudited)	(Unaudited)
AR Horizon Limited	6/5/2025	1,000,000	128,263	9/11/2025	2.90%

As of August 31, 2025, we have cash requirements for other borrowings, leases and other liabilities. For lease-related information, see Note 7 our consolidated financial statements included elsewhere in this prospectus. For borrowings-related information, see Note 9 of our consolidated financial statements.

As of August 31, 2025, we have the following obligations:

●	Short-term: Other liabilities of US$2,764,122 are comprised of various payables, including accounts payable and accrued expenses payables expected to be settled based on contractual terms.

On September 11, 2025, the Company drew down US$513,578 (HK$4,000,000) under a new banking facility, which was approved and issued by Fubon Bank (Hong Kong) Limited in August 2025. This facility was entered for a purpose of working capital with a term of six years. The facility carries an interest rate of 1 month HIBOR (Hong Kong Interbank Offered Rate) plus 2.5% per annum. There is no material covenant stated in this loan. The loan contains a repayment on demand clause and secured by the personal guarantee from Mr. Wong Chak Lam.

On September 25, 2025 and October 2, 2025, we have entered into finance leases to acquire three items of plant and machinery with an aggregate cost of US$691,115 and corresponding finance lease liabilities of US$545,361. These finance leases have a term of approximately 2.7 years and bear interest rate of 3.25% per annum.

We believe that our current cash balance, cash generated from our operations, and the estimated net proceeds from this Offering will be sufficient to meet our working capital needs for the next 6 months from the date the audited financial statements are issued. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

We intend to use the net proceeds of this Offering as follows:

●	strengthening our manpower;

●	expanding our scale of works;

●	enhancing our “Kam Wing Fung” brand; and

●	general administration and working capital

Cash Flows

The following table sets forth a summary of our cash flows information for the period/year indicated:

	Six Months Ended
	August 31, 2025	August 31, 2024
	US$	US$
	(Unaudited)	(Unaudited)
Cash (used in) provided by
Operating activities	784,752	(56,315)
Investing activity	-	(1,280)
Financing activities	(854,887)	115,163
Foreign currency translation adjustment	(357)	146
Net change in cash	(70,492)	57,714

Cash at the beginning of the period	96,690	7,635
Cash at the end of the period	26,198	65,349

Operating Activities

Our operating cash inflows are primarily derived from our revenue from civil engineering works in Hong Kong, whereas our operating cash outflows mainly include subcontracting costs, direct labor costs, the purchase of materials, as well as other working capital needs.

Cash from operating activities amounted to US$784,752 for the six months ended August 31, 2025, mainly derived from (i) net income of US$640,892 for the six months ended August 31, 2025; (ii) the increase in accounts receivable, net by US$1,813,055; (iii) the increase in contract assets, net by US$51,368; (iv) the increase in accounts payable by US$845,798; (v) an increase in other payables and accruals by US$813,471; (vi) the increase in due to related parties by US$167,200 and (vii) the increase in income tax payable by US$118,504.

Cash used in operating activities amounted to US$56,315 for the six months ended August 31, 2024, mainly derived from (i) net income of US$96,757 for the six months ended August 31, 2024; (ii) the increase in accounts payable by US$1,133,114; (iii) the increase in contract assets, net by US$1,091,793; (iv) the increase in accounts receivable, net by US$456,852; and (v) increase in other payable and accruals by US$104,302.

Investing Activity

Cash used in investing activity amounted to US$Nil for the six months ended August 31, 2025.

Cash used in investing activity amounted to US$1,280 for the six months ended August 31, 2024, derived from the purchase of property and equipment.

Financing Activities

Net cash used in financing activities amounted to US$854,887 for the six months ended August 31, 2025, which was mainly attributable to dividend paid of US$511,934 and payment of offering costs of US$470,937.

Net cash from financing activities amounted to US$115,163 for the six months ended August 31, 2024, which was mainly attributable to proceeds from borrowings of US$115,163.

Off-Balance Sheet Arrangements

For the periods presented, we did not have, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or for some other contractually narrow or limited purpose.

Commitments and Contingencies

In the normal course of business, we are subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

The contractual obligations as of August 31, 2025:

		Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 2 years	3 – 5 years	More than 5 years
	US$	US$	US$	US$	US$
Operating lease payments(1)	43,267	32,450	10,817	-	-
Borrowings(2)	128,263	128,263	-	-	-
	171,530	160,713	10,817	-	-

(1)	We leased our offices which are classified as operating lease in accordance with Topic 842. As of August 31, 2025, our future lease payments totaled US$43,267.
(2)	As of August 31, 2025, our contractual obligation to repay outstanding borrowings totalled US$128,263.

Capital Expenditures

For the six months ended August 31, 2025, We did not incur any material capital expenditure. As of the date of this prospectus, we have acquired three items of plant and machineries with an aggregate cost of US$691,115 under finance lease for operational use. We do not have any other material commitments to capital expenditures as of the date of this prospectus.

Trend Information

Other than as disclosed in “Risk Factors — Risks Related to Our Business and Industry” in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition for the six months ended August 31, 2025 and August 31, 2024.

Seasonality

The nature of our business is not affected by seasonal variations.

Quantitative and Qualitative Disclosure about Market Risk

Concentration Risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents, accounts receivable, and contract assets. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Company deposits its cash and cash equivalents with financial institutions located in Hong Kong. As of August 31, 2025, US$26,198 were deposited with financial institutions located in Hong Kong. As of August 31, 2025, the Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of approximately US$102,991 (HK$800,000). Otherwise, these balances are not covered by insurance. The Company believes that no significant credit risk exists as these financial institutions have high credit quality and the Company has not incurred any losses related to such deposits.

For the six months ended August 31, 2025 and 2024, all of the Company’s assets were located in Hong Kong and all of the Company’s revenue was derived from its subsidiaries located in Hong Kong. The Company has a concentration of its revenue and accounts receivable with specific customers.

During the six months ended August 31, 2025, (i) there were three customers that generated income which accounted for over 10% of the total revenue generated for that period, and (ii) there were two suppliers that accounted for over 10% of the total cost of revenue for that period.

During the six months ended August 31, 2024, (i) there were two customers that generated income which accounted for over 10% of the total revenue generated for that period; and (ii) there were two suppliers that accounted for over 10% of the total cost of revenue for that period.

As of August 31, 2025, (i) there were two customers which accounted for over 10% of our total accounts receivable, net, (ii) there were three customers which accounted for over 10% of our total contract assets, net; and (iii) there were three suppliers which accounted for over 10% of our total accounts payable.

Credit Risk

For the credit risk related to accounts receivable, our Group performs periodic credit evaluations of our customers’ financial condition and generally does not require collateral. Our Group establishes an allowance for credit losses based upon estimates, factors surrounding the credit risk of specific customers, and other information. The allowance amounts were immaterial for all periods presented. Our management believes that its contract acceptance, billing, and collection policies are adequate to minimize material credit risk. Application for progress payment of contract works is made on a regular basis. Our Company seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the Directors.

Interest Rate Risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We are exposed to floating interest rate risk on cash deposits and floating rate bank borrowings. Our Group has not used any derivative financial instruments to manage the interest risk exposure. In respect of the exposure to cash flow interest rate risk arising from floating rate non-derivative instruments held by our Group at the end of the reporting period, the impact on our profit after tax is estimated as an annualized impact on interest expense or income of such a change in interest rates.

Liquidity Risk

Liquidity risk is the risk that our Company will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. We will make the maximum effort to maintain sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

Typically, we have sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Labor Price Risk

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits, and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition, and results of operations may be materially and adversely affected.

Inflation Risk

Our Company monitors changes in price levels. Historically inflation has not materially affected our business or the results of our operations. However, significant increases in the price of raw materials and labor that cannot be passed to our customers could adversely impact our results of operations.

Currency Risk

Our Group’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions and recognized assets and liabilities. Our Group considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

Summary of Results of Operations

Comparison of Years Ended February 28, 2025 and February 29, 2024

The following table sets forth key components of our results of operations for the years ended February 28, 2025 and February 29, 2024. The historical results presented below are not necessarily indicative of the results that may be expected for any future period.

	2025	2024	variance	variance
	US$	US$	US$	%
Revenues	12,510,247	3,145,266	9,364,981	297.7
Cost of revenue	(11,041,614)	(2,784,117)	(8,257,497)	296.6
Gross profit	1,468,633	361,149	1,107,484	306.7

Operating expenses:
General and administrative expenses	(421,655)	(124,268)	(297,387)	239.3
Reversal of /(Allowance for) expected credit losses	12,310	(66,501)	78,811	N/A
Total operating expenses	(409,345)	(190,769)	(218,576)	114.6
Income from operations	1,059,288	170,380	888,908	521.7

Other income/(expense)
Interest expense	(18,695)	(73)	(18,622)	25,509.6
Other income, net	141,155	337,050	(195,895)	(58.1)
Total other income, net	122,460	336,977	(214,517)	(63.7)
Income before income taxes	1,181,748	507,357	674,391	132.9
Income tax expense	(173,637)	(62,242)	(111,395)	179.0
Net income	1,008,111	445,115	562,996	126.5
Other comprehensive income/(loss)
Foreign currency translation adjustment	3,747	20	3,727	18,635.0
Comprehensive income	1,011,858	445,135	566,723	127.3

Revenue

For the year ended February 28, 2025 and February 29, 2024, we had 13 and 4 projects contributing US12,510,247 and US$3,145,266 respectively. This represents an increase of approximately US$9,364,981 or approximately 297.7%. The increase in revenue was mainly attributable to (i) 11 new projects that commenced during the year ended February 28, 2025, contributing over US$8,000,000.

We secured our new business through direct invitations for tenders from customers and we receive from time-to-time invitations to submit tenders from construction contractors. For the fiscal years ended February 28, 2025 and February 29, 2024, we submitted 13 and 9 tenders to our potential customers, respectively.

We have 10 and 6 awarded projects during the fiscal years ended February 28, 2025, and February 29, 2024, respectively, in which 11 and 4 projects commenced during the fiscal years ended February 28, 2025, and February 29, 2024, and one project was scheduled to commence in May 2025, respectively. We believe that our proven track record of quality works, our expertise in civil projects, and our ability to deliver work on time are the crucial factors that enable us to gain our customers’ trust and give us a competitive edge when tendering for projects.

The following table sets forth the breakdown of our revenue by sector for the years ended February 28, 2025 and February 29, 2024 respectively:

	2025	2024	variance	variance
	US$	US$	US$	%
Revenue
Public	11,863,762	3,145,266	8,718,496	277.2
Private	646,485	—	646,485	N/A
Total revenue	12,510,247	3,145,266	9,364,981	297.7

Our revenue from public sector projects was US$11,863,762 for the year ended February 28, 2025, as compared to US$3,145,266 for the year ended February 29, 2024, representing an increase of approximately US$8,718,496 or approximately 277.2%. This increase in revenue from public sector projects was mainly due to the increase in number of customers as well as the increase in the new projects awarded. The number of customers was increased from 3 for the year ended February 29, 2024 to 5 for the year ended February 28, 2025. The projects contributing revenue was increased from 4 for the year ended February 29, 2024 to 8 for the year ended February 28, 2025.

Our revenue from private sector projects was US$646,485 for the year ended February 28, 2025, as compared to US$ Nil for the year ended February 29, 2024. The increase in revenue from private sector project was primarily due to 5 projects awarded for the year ended February 28, 2025 as compared to the year ended February 29, 2024.

Cost of revenue

The following table sets forth the breakdown of our cost of revenue for the years ended February 28, 2025 and February 29, 2024:

	2025	2024	variance	variance
	US$	US$	US$	%
Cost of revenue
Subcontracting charges	7,634,719	1,680,504	5,954,215	354.3
Material and consumables	2,302,896	573,391	1,729,505	301.6
Direct labor costs	1,016,619	469,280	547,339	116.6
Overhead costs	87,380	60,942	26,438	43.4
	11,041,614	2,784,117	8,257,497	296.6

Our cost of revenue primarily consists of subcontracting charges, material and consumables costs, direct labor costs, and overhead costs such as machinery rental that are directly attributable to services provided. We incurred a cost of revenue of US$11,041,614 for the year ended February 28, 2025, as compared to US$2,784,117 for the year ended February 29, 2024, an increase of US$8,257,497 or 296.6%. The increase was generally in line with the increase in revenue. The increase in subcontracting charges from 60% to 69% of total expenses and the proportional decline in direct staff costs from 17% to 9% for FY25 reflect a strategic resource allocation shift driven by heightened project demands, which enabled the flexible resources allocation, reducing reliance on fixed labor investments and optimizing cost efficiency during peak operational activity.

The increase in subcontracting charges from US$1,680,504 to $7,634,719 was mainly due to an increase in the number of projects that require more subcontracted work to meet demand and more specialised works which included plumbing and drainage works.

Gross profit and gross profit margin

Our total gross profit was US$1,468,633 for the year ended February 28, 2025, as compared to US$361,149 for the year ended February 29, 2024, an increase of US$1,107,484 or 306.7%. The increase in total gross profit was mainly attributable to the increase in number of public sector projects for the year ended February 28, 2025, as compared to the year ended February 29 2024. The gross profit percentage rose slightly to approximately 11.7% for the year ended February 28, 2025, compared to 11.5% for the year ended February 29, 2024. This increase is primarily attributed to a focused approach on core competencies through subcontracting, as well as the regular monitoring of expenditures against budgets to promptly identify and address variances.

General and administrative expenses

General and administrative expenses mainly consist of administrative staff costs, professional fee, meals and entertainment, depreciation and other miscellaneous administrative expenses. We incurred general and administrative expenses of US$421,655 for the year ended February 28, 2025, compared to US$124,268 for the year ended February 29, 2024, an increase of US$297,387 or 239.3%. The increase in general and administrative expenses corresponds with the rise in revenue and is primarily due to higher costs associated with administrative staff, including the hiring of an administrative manager and enhanced overall staff welfare to support business growth for the year ended February 28, 2025.

Other income

Other income mainly consists of tendering service income and bank interest income. The overall decrease from US$337,050 for the year ended February 29, 2024, to US$141,155 for the year ended February 28, 2025, was primarily attributable to a strategic shift in the company’s focus from tendering services to general civil works during the year ended February 28, 2025, driven by significant business growth and opportunities in general civil works.

Interest expense

Interest expense mainly consists of financing interest expenses and the recognition of interest expenses on operating lease liabilities. We incurred an interest expense of US$18,695 for the year ended February 28, 2025, as compared to US$73 for the year ended February 29, 2024, an increase of US$18,622 or 25,509.6%. This increase was primarily attributable to interest expenses of US$18,103 arising from short-term financing activities during the fiscal year ended February 28, 2025.

Income tax expense

Our company, KWF Cayman, was incorporated in the Cayman Islands. Our wholly-owned subsidiary, KWF BVI, was incorporated in the British Virgin Islands. Pursuant to the current rules and regulations, the Cayman Islands and British Virgin Islands currently levy no taxes on individuals or corporations based upon profits, income, gains, or appreciations and there is no taxation in the nature of inheritance tax or estate duty. Therefore, the Company is not subject to any income tax in the Cayman Islands or British Virgin Islands.

Our indirectly wholly-owned subsidiary, KWF HK, is subject to income tax within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to HK$2,000,000 (US$256,542) and 16.5% on any part of assessable profits over HK$2,000,000 (US$256,542). For the fiscal years ended February 28, 2025 and February 29, 2024, our Group had assessable profits in Hong Kong and a provision for paying the Hong Kong profits tax has been made accordingly.

We incurred income tax expenses of US$173,637 for the year ended February 28, 2025, compared to US$62,242 for the year ended February 29, 2024, an increase of US$111,395 or 179.0%. Our effective tax rate was approximately 14.7% for the year ended February 28, 2025, and approximately 12.3% for the year ended February 29, 2024. The increase in effective tax rate was mainly due to the higher portion of income which entered the higher tax bracket in the two-tiered profits tax rates regime.

Net income and total comprehensive income

As a result of the foregoing, we reported a net income for the year of US$1,008,111 for the year ended February 28, 2025, as compared to US$445,115 for the year ended February 29, 2024, an increase of US$562,996 or 126.5%.

Total comprehensive income for the year was US$1,011,858 for the year ended February 28, 2025, as compared to US$445,135 for the year ended February 29, 2024, and increase of US$566,723 or 127.3%.

The increase in other comprehensive income was attributed to higher profits and positive adjustments in foreign exchange translations.

Discussion of Certain Balance Sheet Items

The following table sets forth selected information from our consolidated balance sheets as of February 28, 2025 and February 29, 2024. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus.

	2025	2024	variance	variance
	US$	US$	US$	%
ASSETS

Current assets:
Cash	96,690	7,635	89,055	1,166.4
Accounts receivable, net	1,182,433	2,007,026	(824,593)	(41.1)
Contract assets, current portion	731,287	363,041	368,246	101.4
Prepayments and other receivables	17,771	1,277	16,494	1,291.6
Total current assets	2,028,181	2,378,979	(350,798)	(14.7)

Non-current assets:
Property and equipment, net	30,217	4,197	26,020	620.0
Operating lease right-of-use assets, net	56,786	—	56,786	N/A
Contract assets, net of current portion	35,839	4,680	31,159	665.8
Prepayments and other receivables	10,353	—	10,353	N/A
Deferred tax assets	6,874	10,348	(3,474)	(33.6)
TOTAL ASSETS	2,168,250	2,398,204	(229,954)	(9.6)

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	132,875	1,446,715	(1,313,840)	(90.8)
Due to a director	346,218	247,943	98,275	39.6
Operating lease liabilities, current portion	30,313	—	30,313	N/A
Accrued expenses and other payables	448,551	189,404	259,147	136.8
Income tax payable	243,497	72,593	170,904	235.4
Total current liabilities	1,201,454	1,956,655	(755,201)	(38.6)

Non-current liabilities:
Operating lease liabilities, net of current portion	26,473	—	26,473	N/A
TOTAL LIABILITIES	1,227,927	1,956,655	(728,728)	(37.2)

	2025	2024	variance	variance
	US$	US$	US$	%
SHAREHOLDERS’ EQUITY
Ordinary shares, 4,500,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A ordinary shares issued and outstanding as of February 28, 2025 and February 29, 2024	233	233	—	—
Ordinary shares, 500,000,000 shares authorized, par value US$0.00001 each, 3,000,000 Class B ordinary shares issued and outstanding as of February 28, 2025 and February 29, 2024	30	30	—	—
Additional paid-in capital	1,027	1,027	—	—
Retained earnings	935,241	440,214	495,027	112.5
Accumulated other comprehensive income	3,792	45	3,747	8,145.7
Total shareholders’ equity	940,323	441,549	498,774	113.0
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	2,168,250	2,398,204	(229,954)	(9.6)

Cash

Our cash increased from US$7,635 as of February 29, 2024, to US$96,690 as of February 28, 2025. This fluctuation was primarily due to the increase in net income as a result of our business growth.

Accounts Receivable

Our accounts receivable decreased from US$2,007,026 as of February 29, 2024, to US$1,182,433 as of February 28, 2025. This reduction was primarily due to enhanced efficiency in receivables collection, which also led to a significant improvement in accounts receivable turnover days from 116 days as of February 29, 2024, to 47 days as of February 28, 2025.

Contract Assets

Our contract assets increased significantly from US$373,014 as of February 29, 2024, to US$736,993 as of February 28, 2025, representing a 108.6% increase. The increment is mainly due to the increase of unbilled revenue of construction contracts from US$365,554 as of February 29, 2024 to US$722,253 as of February 28, 2025. The nature of the completion of contract works often involves processing time that requires certification by quantity surveyors. As a result, the substantial buildup in contract assets is primarily attributed to the completion of certain substantial contracts work near year end which have not yet been certified by quantity surveyors.

An increase in contract assets was primarily due to (i) the number of projects increasing during the fiscal year 2025, and (ii) although we performed a significant amount of work across our projects, a portion of the contract work was still pending certification by our customers near the end of the year ended February 28, 2025.

Given the cyclical nature of our business and the influence of external factors, we expect that fluctuations in contract asset balances may occur. These fluctuations can be disproportionate. Up to the date of this report, US$722,253 of the unbilled revenue included in contract assets as of February 28, 2025 had been certified following the completion of the certification process.

Prepayments and other receivables

Prepayments and other receivables (including current and non-current portion) mainly comprised the rental deposit, prepayment for rates and government rent and other receivables. Our other receivables increased from US$1,277 as of February 29, 2024 to US$28,124 as of February 28, 2025 mainly due to the receivable from AR Horizon Limited which was subsequently received in March 2025.

Right-of-Use (“ROU”) Assets

Our Right-of-Use (“ROU”) assets consist of operating right-of-use assets, which increased in value from US$Nil as of February 29, 2024, to US$56,786 as of February 28, 2025 due to a new tenancy agreement entered for office premises since January 2025.

Accounts Payable

Our accounts payable mainly comprised trade payables to subcontractors and suppliers of materials. Our accounts payable decreased from US$1,446,715 as of February 29, 2024, to US$132,875 as of February 28, 2025, primarily due to improvements in payment control over credit terms with suppliers and subcontractors, as reflected by the alignment of the accounts payable turnover days from 95 days to 26 days, which align with the average credit terms offered by our suppliers and subcontractors.

Accrued expenses and other payables

Our accrued expenses and other payables primarily comprise accrued salaries and various payables. These liabilities rose from US$189,404 on February 29, 2024, to US$448,551 on February 28, 2025. This increase is mainly attributed to a rise in accrued salaries due to the addition of staff in February 2025, along with accrued fees for other operating expenses.

Due to a director

Amount due to a director increased from US$247,943 as of February 29, 2024 to US$346,218 as of February 28, 2025, marking an increase of US$98,275. This increase was primarily due to the net effect of the advance from a director for operational use and declaration of an interim dividend during the year ended February 28, 2025.

Lease Liabilities

Lease liabilities include operating lease liabilities. As of February 28, 2025, and February 29, 2024, we had lease liabilities of US$56,786 and US$Nil, respectively. The increase in our lease liabilities was mainly due to a new tenancy agreement entered for office premises from January 2025.

Liquidity and Capital Resources

Our principal sources of funds have historically been our equity capital, cash generated from our operations, financial support from controlling shareholder and other borrowings. Our primary liquidity requirements are to finance our working capital needs, fund our capital expenditures, and support the growth of our operations. Going forward, we expect these sources to continue to be our principal sources of liquidity, and we may use a portion of the proceeds from the initial public offering to finance a portion of our liquidity requirements.

As of February 28, 2025, our cash amounted to US$96,690. Net cash from operating activities for the year ended February 28, 2025 amounted to US$117,148 and a net income for the year ended February 28, 2025 amounted to US$1,008,111. Our working capital requirements and operating cashflows are influenced by the size of our operations, the contract sum of our work contracts, the progress of execution on our work contracts, the timeliness related to the survey certification process by the customers which are determined by the operation scales of our customers, the geographical dispersion, and the complexity of the projects, the timing for collecting accounts receivable and repayment of accounts payable. The disproportionate fluctuations in the contract assets impact the Company’s liquidity and capital resources, which lead to the mismatch between cashflow and operation expenditures. The Company may need to rely more on external financing, such as lines of credits to maintain the operational and strategic flexibility.

As of February 28, 2025, we have cash requirements for other borrowings, leases and other liabilities. For lease-related information, see Note 7 our consolidated financial statements included elsewhere in this prospectus. For borrowings-related information, see Note 9 of our consolidated financial statements.

As of February 28, 2025, we have the following obligations:

●	Short-term: Other liabilities of US$1,201,454 are comprised of various payables, including accounts payable, amounts due to a related party and accrued expenses payables expected to be settled based on contractual terms.

We believe that our current cash balance, cash generated from our operations, and the estimated net proceeds from this Offering will be sufficient to meet our working capital needs for the next 12 months from the date the audited financial statements are issued. If we experience an adverse operating environment or incur unanticipated capital expenditure requirements, or if we accelerate our growth, then additional financing may be required. No assurance can be given, however, that additional financing, if required, would be available at all or on favorable terms. Such financing may include the use of additional debt or the sale of additional equity securities. Any financing which involves the sale of equity securities or instruments that are convertible into equity securities could result in immediate and possibly significant dilution to our existing shareholders.

We intend to use the net proceeds of this Offering as follows:

●	strengthening our manpower;

●	expanding our scale of works;

●	enhancing our “Kam Wing Fung” brand; and

●	general administration and working capital

Cash Flows

The following table sets forth a summary of our cash flows information for the years indicated:

	2025	2024
	US$	US$
Cash (used in) provided by
Operating activities	117,148	12,621
Investing activity	(28,324)	(4,987)
Financing activities	—	—
Foreign currency translation adjustment	231	1
Net change in cash	89,055	7,635

Cash at the beginning of the year	7,635	—
Cash at the end of the year	96,690	7,635

Operating Activities

Our operating cash inflows are primarily derived from our revenue from civil engineering works in Hong Kong, whereas our operating cash outflows mainly include subcontracting costs, direct labor costs, the purchase of materials, as well as other working capital needs.

Cash from operating activities amounted to US$117,148 for the year ended February 28, 2025, mainly derived from (i) net income of US$1,008,111 for the year ended February 28, 2025; (ii) the decrease in accounts receivable, net by US$841,589; (iii) the increase in contract assets, net by US$407,606; (iv) the decrease in accounts payable by US$1,320,051; (v) an increase in other payables and accruals by US$257,449; (vi) the decrease in due to related parties by US$416,536 and (vii) the increase in income tax payable by US$170,106.

Cash provided by operating activities amounted to US$12,621 for the year ended February 29, 2024, mainly derived from (i) net income of US$445,115 for the year ended February 29, 2024; (ii) the increase in accounts payable by US$1,446,623; (iii) the increase in contract assets, net by US$377,802; (iv) the increase in accounts receivable, net by US$2,063,294; and (v) increase in other payable and accruals by US$188,753.

Investing Activity

Cash used in investing activity amounted to US$28,324 for the year ended February 28, 2025, mainly derived from purchase of property and equipment.

Cash used in investing activity amounted to US$4,987 for the year ended February 29, 2024, derived from the purchase of property and equipment.

Financing Activities

Net cash used in financing activities amounted to US$Nil for the year ended February 28, 2025.

Net cash used in financing activities amounted to US$Nil for the year ended February 29, 2024.

Off-Balance Sheet Arrangements

For the periods presented, we did not have, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, including entities sometimes referred to as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or for some other contractually narrow or limited purpose.

Commitments and Contingencies

In the normal course of business, we are subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated. If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in our financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

The contractual obligations as of February 28, 2025:

		Payments due by period
Contractual obligations	Total	Less than 1 year	1 – 2 years	3 – 5 years	More than 5 years
	US$	US$	US$	US$	US$
Operating lease payments(1)	59,618	32,519	27,099	—	—

____________

(1)	We leased our offices which are classified as operating lease in accordance with Topic 842. As of February 28, 2025, our future lease payments totaled US$59,618.

Capital Expenditures

For the year ended February 28, 2025 and February 29, 2024, our capital expenditure primarily comprised additions to office equipment, motor vehicles and leasehold improvement to support our business operations and growth. We acquired certain property and equipment amounting to approximately US$28,324 for the year ended February 28, 2025 and approximately US$4,987 for the year ended February 29, 2024. As of the date of this prospectus, we did not purchase any material equipment for operational use. We do not have any other material commitments to capital expenditures as of the date of this prospectus.

Trend Information

Other than as disclosed in “Risk Factors — Risks Related to Our Business and Industry” in this prospectus, we are not aware of any trends, uncertainties, demands, commitments or events that are reasonably likely to have a material effect on our net revenues, income from continuing operations, profitability, liquidity or capital resources, or that would cause reported financial information not necessarily to be indicative of future operating results or financial condition for the years ended February 28, 2025 and February 29, 2024.

Seasonality

The nature of our business is not affected by seasonal variations.

Quantitative and Qualitative Disclosure about Market Risk

Concentration Risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash and cash equivalents, accounts receivable, and contract assets. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Company deposits its cash and cash equivalents with financial institutions located in Hong Kong. As of February 28, 2025 and February 29, 2024, US$96,690, and US$7,635, respectively were deposited with financial institutions located in Hong Kong. As of February 28, 2025 and February 29, 2024, the Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of US$102,991 (HK$800,000) and US$64,078 (HK$500,000), respectively. Otherwise, these balances are not covered by insurance. The Company believes that no significant credit risk exists as these financial institutions have high credit quality and the Company has not incurred any losses related to such deposits.

For the years ended February 28, 2025 and February 29, 2024, all of the Company’s assets were located in Hong Kong and all of the Company’s revenue was derived from its subsidiaries located in Hong Kong. The Company has a concentration of its revenue and accounts receivable with specific customers.

During the fiscal year ended February 28, 2025, (i) there were three customers that generated income which accounted for over 10% of the total revenue generated for that year, and (ii) there were two suppliers that accounted for over 10% of the total cost of revenue for that year.

During the fiscal year ended February 29, 2024, (i) there were two customers that generated income which accounted for over 10% of the total revenue generated for that year; and (ii) there were two suppliers that accounted for over 10% of the total cost of revenue for that year.

As of February 28, 2025, (i) there were two customers which accounted for over 10% of our total accounts receivable, net; and (ii) there was one supplier which accounted for over 10% of our total accounts payable.

As of February 29, 2024, (i) there was one customer which accounted for over 10% of our total accounts receivable, net; and (ii) there were two suppliers which accounted for over 10% of the total accounts payable.

Credit Risk

For the credit risk related to accounts receivable, our Group performs periodic credit evaluations of our customers’ financial condition and generally does not require collateral. Our Group establishes an allowance for credit losses based upon estimates, factors surrounding the credit risk of specific customers, and other information. The allowance amounts were immaterial for all periods presented. Our management believes that its contract acceptance, billing, and collection policies are adequate to minimize material credit risk. Application for progress payment of contract works is made on a regular basis. Our Company seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by the Directors.

Interest Rate Risk

Fluctuations in market interest rates may negatively affect our financial condition and results of operations. We are exposed to floating interest rate risk on cash deposits and floating rate bank borrowings. Our Group has not used any derivative financial instruments to manage the interest risk exposure. In respect of the exposure to cash flow interest rate risk arising from floating rate non-derivative instruments held by our Group at the end of the reporting period, the impact on our profit after tax is estimated as an annualized impact on interest expense or income of such a change in interest rates.

Liquidity Risk

Liquidity risk is the risk that our Company will encounter difficulty in meeting the obligations associated with our financial liabilities that are settled by delivering cash or another financial asset. We will make the maximum effort to maintain sufficient liquidity to meet our liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to our reputation.

Typically, we have sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

Labor Price Risk

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits, and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition, and results of operations may be materially and adversely affected.

Inflation Risk

Our Company monitors changes in price levels. Historically inflation has not materially affected our business or the results of our operations. However, significant increases in the price of raw materials and labor that cannot be passed to our customers could adversely impact our results of operations.

Currency Risk

Our Group’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions and recognized assets and liabilities. Our Group considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

OUR CORPORATE HISTORY AND STRUCTURE

We are not a Hong Kong or a mainland China operating company, but an offshore holding company incorporated in the Cayman Islands. As a holding company with no material operations of our own, we conduct our operations through our operating company in Hong Kong, KWF HK. This is an offering of the Class A Ordinary Shares of KWF Group Holding Limited, the holding company in the Cayman Islands, instead of the shares of KWF HK.

Because we are incorporated under the laws of the Cayman Islands, you may encounter difficulty protecting your interests as a shareholder, and your ability to protect your rights through the U.S. federal court system may be limited. Please refer to the sections entitled “Risk Factors” and “Enforcement of Civil Liabilities” for more information.

The chart below illustrates our corporate structure and identifies our subsidiaries immediately prior to and after our initial public offering:

(1)	As of the date of this prospectus, there are 6 (six) shareholders of record that have shareholding less than 5%

Name	Background	Ownership
KWF Cayman	Incorporated on November 12, 2024 under the laws of Cayman Islands as an exempted company.	See “Principal Shareholders” for details of our shareholding structures immediately prior to and after this Offering.
KWF BVI	Incorporated on March 20, 2025 under the laws of the BVI as a company limited by shares.	100% owned by KWF Cayman.
KWF HK	Incorporated on October 6, 2014 as a limited liability company under the laws of the Hong Kong.	100% owned by KWF BVI.

Kam Wing Fung Engineering Limited was incorporated on October 6, 2014 under the laws of Hong Kong, as our Hong Kong operating subsidiary. The sole shareholder of Kam Wing Fung Engineering Limited is KWF (BVI) Holding Limited, holds 1 ordinary share of Kam Wing Fung Engineering Limited.

KWF (BVI) Holding Limited was incorporated on March 20, 2025 under the laws of the British Virgin Islands, as an intermediate holding company. The sole shareholder of KWF (BVI) Holding Limited is KWF Group Holding Limited, holds 50,000 ordinary shares of KWF (BVI) Holding Limited.

On April 24, 2025, KWF (BVI) Holding Limited acquired 10,000 shares, being the entire issued share capital, of Kam Wing Fung Engineering Limited from Mr. Chak Lam Wong at the consideration of HK$1. Subsequent to the transfer, Kam Wing Fung Engineering Limited became an indirect wholly-owned subsidiary of the Company.

Prior to the surrender, the Company is owned as to 5,000,000,000 ordinary shares by Mr. Chak Lam Wong. On April 25, 2025, Mr. Chak Lam Wong proposed to surrender 4,975,000,000 ordinary shares to the Company for cancellation, and the Company approved the surrender and cancellation of such shares on the same day. Subsequent to the surrender, the Company is wholly owned as to 25,000,000 ordinary shares by Mr. Chak Lam Wong.

On April 25, 2025, Mr. Chak Lam Wong entered into Sale and Purchase Agreement with Paksum Company Limited. Pursuant to the Sale and Purchase Agreement, Mr. Chak Lam Wong is to sell, and Paksum Company Limited is to acquire, 100% of the issued equity interests in KWF Group Holding Limited at the consideration of US$1. On the same date, Mr. Chak Lam Wong executed the instrument of transfer whereby Mr. Chak Lam Wong has transferred 25,000,000 ordinary shares to Paksum Company Limited. Subsequent to the transfer, the Company is wholly owned as to 25,000,000 ordinary shares by Paksum Company Limited.

On April 30, 2025, the Company passed board resolutions and shareholder resolutions to re-designate (a) 4,475,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 4,475,000,000 Class A Ordinary Shares of par value of US$0.00001 each; and (b) 500,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 500,000,000 Class B Ordinary Shares of par value of US$0.00001 each, and re-designate a total of 25,000,000 issued ordinary shares of par value of US$0.00001 each owned by Paksum Company Limited into 25,000,000 Class A ordinary shares of par value of US$0.00001 each. Subsequent to the re-designation, the Company is owned as to 25,000,000 Class A Ordinary Shares by Paksum Company Limited. Simultaneously, the Company issued 3,000,000 Class B ordinary shares of par value of US$0.00001 each to Paksum Company Limited. On the same day, the Company also adopted an amended and restated memorandum and articles of association.

On April 30, 2025, Paksum Company Limited entered into Sale and Purchase Agreements with Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Pursuant to the Sales and Purchase Agreements, Paksum Company Limited is to sell, and Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited are to acquire, 4.98%, 4.95%, 4.90%, 4.89%, 4.88% and 4.85% of the issued Class A equity interests in KWF Group Holding Limited, at the consideration of US$56,682, US$56,340, US$55,771, USS$55,658, US$55,544 and US$55,202, respectively. On the same date, Paksum Company Limited executed the instrument of transfers whereby Paksum Company Limited have transferred 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares, out of its 25,000,000 Class A Ordinary Shares, to Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Subsequent to the transfers, KWF Group Holding Limited is owned as to (i) 17,637,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

On January 15, 2026, Paksum Company Limited, Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited proposed to surrender 1,234,625, 87,150, 86,625, 85,750, 85,575, 85,400 and 84,875 Class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on January 15, 2026. Subsequent to the transactions, KWF Group Holding Limited is owned as to (i) 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,157,850, 1,150,875, 1,139,250, 1,136,925, 1,134,600 and 1,127,625 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

Our Controlling Shareholder, Paksum Company Limited, currently both directly and indirectly owns 70.55% of our Class A Ordinary Shares and 100% of Class B Ordinary Shares, and, upon consummation of this Offering, our Controlling Shareholder will own 60.75% of our Class A Ordinary Shares and 100% of Class B Ordinary Shares, which represent 87.82% of the total voting power of our outstanding Shares assuming the underwriters do not exercise their over-allotment option (or 87.25% of the total voting power assuming the underwriters exercise their over-allotment option). See “Risk Factors — Risks Related to Our Class A Ordinary Shares — Our significant shareholder has considerable influence over our corporate matters.”

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by us and prepared by GIH, an independent research firm, regarding our industry and our market position in Hong Kong. We refer to this report as the “GIH’s Report”. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information. Forecasts and other forward-looking information obtained from these sources are subject to the same qualifications and uncertainties as the other forward-looking statements in this prospectus, and to risks due to a variety of factors, including those described under “Risk Factors.” These and other factors could cause results to differ materially from those expressed in these forecasts and other forward-looking information.

Overview of Macroeconomic Environment in Hong Kong

Gross Domestic Product (“GDP”) Growth in Hong Kong

According to the data from Census and Statistics Department of Hong Kong (C&SD), the Gross Domestic Product (GDP) has recorded a steady growth from approximately HK$2,845 billion in 2019 to approximately HK$3,177 billion in 2024, representing a CAGR of 2.2%. This growth was primarily driven by a strong rebound in domestic demand in 2023, following the removal of anti-epidemic measures and supported by improved labor market conditions and the Government’s various support initiatives. For 2024 as a whole, the GDP grew by 6.5% compared to the previous year. Looking ahead, the government projects a growth of 2.0% to 3.0% in real terms for 2025.

Source: C&SD, GIH

Gross Value of Construction Work Performed in Hong Kong

According to the data from C&SD, the gross value of construction works performed in Hong Kong by broad trade group increased from approximately HK$236.4 billion in 2019 to approximately HK$290.5 billion in 2024, representing a CAGR of 4.2%. In 2024, the gross value of construction works performed by main contractors by broad trade group in Hong Kong showed a steadily year-on-year growth of 7.2%. The growth was primarily driven by the increase in construction activities for key infrastructure and property development projects

Source: C&SD, GIH

Overview of Civil Engineering Market in Hong Kong

Definition of Civil Engineering Market

Civil engineering encompasses a broad spectrum of works focused on the design, construction, and maintenance of essential infrastructure, including roads, bridges, tunnels, dams, and power plants.

Value chain of Civil Engineering Market

The value chain of civil engineering market typically consists of upstream suppliers of raw materials and equipment, midstream contractors responsible for project execution and downstream clients such as government departments, public organisations and private project owners.

Subcontracting is a common practice in civil engineering industry allowing main contractors to delegate large-scale projects to specialised subcontractors with necessary licences and expertise in areas such as road and drainage works and site formation works. Main contractors generally select subcontractors based on their track records, established business relationship and financial capacity. In public sector, leading main contractors participated in government projects frequently collaborate with multiple subcontractors to ensure efficient project execution.

Client concentration is a common characteristic of the civil engineering sector, in both public and private sector. In Hong Kong, the availability of construction projects largely influenced by government investments in infrastructure and urban development, the land supply policy, and the investment plans and strategies of private property developers.

Gross Value of Civil Engineering Works in Hong Kong

According to the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall incline from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. The rollout and commencement of projects such as Kwun Tung North and Fanling North of New Development Area (“NDA”), Kau Yi Chau Artificial Island under the Lantau Tomorrow Vision, Tung Chung New Town Extension in the coming years, shall sustain demand for civil engineering works.

Source: C&SD, GIH

Growth Drivers of Civil Engineering Market in Hong Kong

●	Government infrastructure investment

Government expenditure on infrastructure has demonstrated its commitment to infrastructure investment. The estimated expenditure on infrastructure had increased at a CAGR of 6% from HK$79 billion in 2019-20 to HK$105.8 billion in 2024-25. According to the Budget 2025-26, the government projected that the expenditure on infrastructure will further increase to HK$119.3 billion, representing a year-on-year increase of 18.1% in real terms. Moreover, the average annual capital works expenditure over the next five years is expected to reach HK$120 billion, marking a 33% rise from the previous year’s projection of HK$90 billion.

The Northern Metropolis is set to be a major catalyst for growth in Hong Kong’s civil engineering market, driven by extensive infrastructure projects and urban development initiatives. Covering 30,000 hectares, the region will undergo large-scale transformation, requiring significant civil engineering expertise. One of the primary growth drivers is transport infrastructure, with multiple railway and highway projects planned to enhance connectivity. The Hong Kong-Shenzhen Western Rail Link, the Northern Link, and the Northern Metropolis Highway will require extensive civil engineering work, contributing to the growth of the sector. Beyond the existing NDAs such as Kwu Tung North/Fanling North, Hung Shui Kiu/Ha Tsuen, Yuen Long South and San Tin Technopole (including the Hong Kong-Shenzhen Innovation and Technology Park in the Loop), the government is initiating studies on additional land development projects. These include New Territories North New Town, Ngau Tam Mei, Lau Fau Shan and Ma Tso Lung area. As a result, it is anticipated that the rapid implementation of public infrastructure projects and urban development will provide Hong Kong’s civil engineering sector with sustained growth.

●	Government Supports

According the Development Bureau, the shortfall of manpower in Hong Kong is anticipated to be over 40,000 in 2027. In response to the manpower shortages, the Hong Kong government has introduced and implemented the Labor Importation Scheme for the Construction Sector since 2023 as a supplementary measure to fill in the temporary manpower gap. Additionally, the Government of Hong Kong together with the Construction Industry Council set to allocate HK$245 million, in aggregate, to provide on-the-job training subsidies for trainees and gradates in construction industry in the Budget for 2025-2026 to attract more young people to join the construction industry. As a vital sub-segment of the Hong Kong construction industry, the civil engineering market is anticipated to benefit from the aforementioned government initiatives.

Challenges and Threats of Civil Engineering Market

●	Higher labor cost and shortage of labor

Hong Kong’s civil engineering sector faces a critical shortage of skilled and experienced labor due to immigration trends, declining birth rates, an ageing population, and difficulties in attracting young professionals to the industry. These workforce constraints could lead to rising construction costs and potential project delays. As competition for skilled personnel intensifies, labor expenses are expected to increase further.

According to data from the Census and Statistics Department (C&SD), the wage price index recorded a compound annual growth rate (CAGR) of 2% between 2019 and 2024. With ongoing civil engineering developments and sustained demand for workers, wages in Hong Kong are expected to continue rising in the coming years. To attract and retain skilled professionals, market participants may need to implement strategic measures such as offering competitive compensation packages and introducing flexible work arrangements.

●	Higher material cost

Over the years, prices of major raw materials used in civil engineering works have generally experienced an increase. For example, prices of bitumen, diesel fuel, portland cement and steel reinforcement have increased from 2019 and 2024, representing CAGRs of approximately 4.7%, 9.1%, 5.8% and 2.1% respectively. Such increases in material cost will result in higher expenditures of civil engineering works, which may negatively impact their profit margin.

Entry Barriers of Civil Engineering Market in Hong Kong

●	Capital requirement

High capital investment is one of the key barriers for new entrants. Sufficient capital is generally required for purchase of a wide variety of specialised machinery such as excavators, dozers, scrapers, drum rollers, loaders, asphalt distributors and graders for relevant civil engineering works, on top of other key cost items such as procurement and labor cost. Furthermore, contractors are required to have sufficient initial capital reserve during the early stage of construction works since progress payment is generally received in a later stage after the relevant works are certified. Maintaining a sufficient cash flow is also a key criterion for contractors to tender and undertake sizeable civil engineering and electrical construction works projects from the Government.

●	Registration requirement

Civil engineering works contractors are required to demonstrate expertise and proven track record in undertaking relevant projects. In particular, portfolio and cumulative contract value of civil engineering works projects are key requirements for registration and categorisation of contractors based on their capabilities and scale of operation in respective works categories, namely port works, roads and drainage works, and site formation works. In addition, strong track record is required for advancement of registered contractors to higher level of work group with eligibility of tendering for civil engineering works projects of higher contract value. Hence, new entrants without proven track record are hindered from undertaking sizeable projects.

●	Technical knowledge

Civil engineering works are considered as a specialised engineering area which requires extensive knowledge in geology and structural engineering which are essential for planning, environmental impact analysis, design and construction of structures. In addition, solid experience in project management and execution is considered pre-requisite for civil engineering works in on-site environment.

BUSINESS

Our Mission

Our mission is to deliver trusted and high-quality civil engineering services that meet the needs of our community. We are committed to completing projects timely, efficiently, and within budget, while building lasting relationships with our customers.

Overview

We are an exempted company with limited liability incorporate under the laws of the Cayman Islands on November 12, 2024, as a holding company. We operate our business primarily through our indirectly wholly-owned Operating Subsidiary, KWF HK. We operate in a single segment that represent the Company’s core business as a civil engineering subcontractor in Hong Kong. Our construction activities mainly include civil engineering works in Hong Kong. We mostly undertake civil engineering works in the role of subcontractor.

KWF HK was founded in 2014. We are experienced in providing civil engineering services in the role of subcontractor. In 2023, we were awarded with a public project with an initial contract sum of over HK$35 million (US$4.4 million). In 2024, we were awarded with a public project with an initial contract sum of over HK$59 million (US$7.5 million). In 2025, we were awarded with a public project with an initial contract sum of over HK$5 million (US$0.6 million).

We, through our Operating Subsidiary, are mainly engaged in public sector projects in Hong Kong. To a much lesser extent, we also participate in private sector projects. Our public sector projects mainly include infrastructure developments. Public sector projects generally refer to projects which the ultimate project owner is the Government of Hong Kong or statutory body, while private sector projects generally refer to projects which the ultimate project owner is a private entity such as a private property developer.

KWF HK is a Registered Subcontractor in earthwork, road drainage and sewer and others (waterworks) under general civil works and a Registered Specialist Trade Contractor under structural steelworks of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong.

We, through our Operating Subsidiary, have achieved tremendous growth in our business. For each of the fiscal year ended February 28, 2025 and February 29, 2024, our total revenue derived from civil engineering services was approximately US$12.5 million and US$3.1 million, respectively. For the six months ended August 31, 2025, our total revenue derived from civil engineering services was approximately US$9.8 million. The number of customers with revenue contribution to us increased from 3 for the fiscal year ended February 29, 2024 to 5 for the fiscal year ended February 28, 2025.

According to GIH, as per the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall incline from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. The rollout and commencement of projects such as Kwun Tung North and Fanling North of New Development Area, Kau Yi Chau Artificial Island under the Lantau Tomorrow Vision, Tung Chung New Town Extension in the coming years, shall sustain demand for civil engineering works. Driven by (i) the Hong Kong government’s commitment to infrastructure investment; (ii) the implementation of the Labor Importation Scheme for Construction Sector since 2023 by the Hong Kong government to fill in the temporary manpower gap, it is expected that the Hong Kong civil engineering industry will continue to sustain growth.

Our Competitive Strengths

We believe that the following strengths have contributed to our success and differentiate us from our peers:

Established operating history and track record

We are experienced in providing civil engineering services in the role of subcontractor. In 2023, we were awarded with a public project with an initial contract sum of over HK$35 million (US$4.4 million). In 2024, we were awarded with a public project with an initial contract sum of over HK$59 million (US$7.5 million). In 2025, we were awarded with a public project with an initial contract sum of over HK$5 million (US$0.6 million). We believe our proven track record of milestone projects and provision of quality work are the crucial factors that enable us to gain trust from our existing customers and give us a competitive edge over our competitors when tendering for projects with potential and existing customers.

Stable relationships with our customers

We have established strong and stable business relationship with our major customers. Our customers may be the main contractor or a subcontractor of the relevant projects. We believe our stable relationships with our major customers prove that we are one of the preferred contractors of our customers attributable to the customer’s confidence in our ability to consistently deliver quality work and our capability to offer competitive pricing. By leveraging our experience with such major customers, we have accumulated the know-how and expertise that help meet us the standard of quality required by our customers. We believe we will continue to attract opportunities to work on various development and will be able to enhance our prospect with respect to obtaining tender opportunities.

Experienced and committed management team

Our management team has extensive knowledge of and project experience in civil engineering industry in Hong Kong. Mr. Chak Lam, WONG, our Chairman and Chief Executive Officer, has over 24 years of experience in civil engineering industry. Mr. Wong is primarily responsible for the general corporate strategy, overall management of our operations and business expansion. Mr. Yau Fat, CHAN, our Chief Financial Officer, has over 20 years of experience in the accounting, financing and auditing industry. Mr. Chan is primarily responsible for the financial management of the Company. We are supported by our strong team of employees, who possess the practical skills and experience required to handle our projects.

Our Growth Strategies

Our principal growth strategies include further strengthening our market position and increasing our market share in the Hong Kong civil engineering industry. We intend on achieving this growth by actively seeking new opportunities from our existing customer base as well as new potential customers. To achieve these goals, we plan on implementing the following strategies:

Enhance our competitiveness and expand our market share

We believe we should deploy additional resources towards competing for addition projects and expand our market share in Hong Kong. According to GIH, as per the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall incline from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. In light of the existing constraints on our available resources in working capital, we intend to expand the scale of our works by strengthening our working capital, in order to capture the potential opportunities in the growing civil engineering market. We believe that by expanding our scale, we will be able to tender for additional civil engineering projects and increase our revenue.

Strengthen our manpower

We intend to strengthen our manpower in order to undertake more projects at the same time. We intend to hire additional project supervision staff, safety supervision staff, finance and administration staff and general workers to cope with the expansion of our scale. We believe by deploying additional staff to our projects, we can undertake more civil engineering projects while maintaining the quality of our works.

Enhance brand recognition of our brand, “Kam Wing Fung”

We mainly secured our new business through tender invitations from our customers. We believe we can broaden our customer base, improve our reputation and publicity and attract more invitations from potential customers through increasing our marketing efforts to promote our brand, “Kam Wing Fung”, and market presence in the civil engineering industry in Hong Kong. We plan to (i) enhance our web pages for advertising our services; (ii) place advertisements in newspaper and industry publications; (iii) sponsor industry events organized by construction contractors and participating events organized by industry players, including our existing and potential customers; (iv) update our promotional materials and sending them to our existing and potential customers for advertising our services; and (v) proactively approach potential customers to secure new tendering opportunities.

Our Services

We, through our Operating Subsidiary, are mainly engaged in public sector projects in Hong Kong. To a much lesser extent, we also participate in private sector projects. Public sector projects generally refer to projects which the ultimate project owner is the Government of Hong Kong or statutory body, while private sector projects generally refer to projects which the ultimate project owner is a private entity such as a private property developer. Our public sector projects mainly include infrastructure developments. We, through our Operating Subsidiary, have achieved tremendous growth in our business. For each of the fiscal year ended February 28, 2025 and February 29, 2024, our total revenue derived from civil engineering services was approximately US$12.5 million and US$3.1 million, respectively. For the six months ended August 31, 2025, our total revenue derived from civil engineering services was approximately US$9.8 million.

The following table set forth the breakdown of our revenue by project sectors for the six months ended August 31, 2025 and each of the fiscal years ended February 28, 2025 and February 29, 2024.

	For the six months ended		For the fiscal years ended
	August 31, 2025		February 28, 2025		February 29, 2024
	Revenue US$	% of Total Revenue	Revenue US$	% of Total Revenue	Revenue US$	% of Total Revenue
Public	9,821,650	100.0	11,863,762	94.8	3,145,266	100.0
Private	-	-	646,485	5.2	-	-
Total	9,821,650	100.0	12,510,247	100.0	3,145,266	100.0

The following table set forth details of our material projects for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024:

No.	Project details
1

Sector: Public

Initial Contract Sum: Approx. US$4.6 million

Expected Completion Date: Late-2026

Duration: Approximately 3 years

Scope of works: Drainage works

Material provisions that may affect the completion of the project: Following the completion of works, we provide a defect liability period of 12 months, during which we are required to remediate any defects to the satisfactory of our customers and we are required to bear the cost for the relevant remediation.

2

Sector: Public

Initial Contract Sum: Approx. US$7.6 million

Expected Completion Date: Mid-2026

Duration: Approximately 2 years

Scope of works: Structural works, drainage works and other general civil works

Material provisions that may affect the completion of the project: Following the completion of works, we provide a defect liability period of 12 months, during which we are required to remediate any defects to the satisfactory of our customers and we are required to bear the cost for the relevant remediation.

3

Sector: Public

Initial Contract Sum: Approx. US$4.3 million

Expected Completion Date: Mid-2028

Duration: Approximately 3.5 years

Scope of works: Site formation works

Material provisions that may affect the completion of the project: Following the completion of works, we provide a defect liability period of 12 months, during which we are required to remediate any defects to the satisfactory of our customers and we are required to bear the cost for the relevant remediation.

The following table set forth material terms that are generally contained in the contracts of our public sector projects:

Duration	The contract usually specifies the commencement date and duration of the project implementation, subject to extension granted by the customers where necessary. The typical contract length from the original contract date ranges from 3 months to 43 months.

Scope of works	The contracts normally set out the scope of services to be carried out by us and other project specifications or requirements, typically including, but not limited to site formation works, drainage works, structural works and other general civil works of infrastructure developments

Contract sum	Depending on our negotiations with customers, the contract may be based on a lump sum price per scope of services and/or based on the agreed scope of works and estimated quantities of work items.

Payment terms	In general, we submit monthly progress reports to our customers and our customers make progress payments to us on a monthly basis.

Termination	In general, our customers may terminate our contracts if, among other things, we fail to execute the agreed scope of works, or if we cause undue delay to the overall progress of the project.

Defect liability period	Our contracts may include a defects liability period of 12 months following completion of works.

The material risks associated with these projects are generally in line with our other projects. The risks are more particularly described in “Risk Factors – Risks Related to Our Business and Industry”.

Operation Workflow

We identify potential projects mainly through referral or invitation for tender from customers. Our management regularly liaise with our existing and potential customers to obtain business opportunities. Our quantity inspectors and management are primarily responsible for submitting the tender. We may conduct site visits to better assess the complexity of the work involved. Our tender submission generally includes a schedule of rates. We estimate the costs to be incurred based on our past experience, including (i) the scope of services; (ii) the price trend for the types of subcontracting services as well as the materials required; (iii) the complexity and the location of the project; (iv) the estimated quantity and type of equipment required; (v) the completion time requested by our customers; and (vi) the availability of human and financial resources. In general, it takes approximately one month to identify potential projects and to submit the tender.

After we have submitted our tender, our customers may require us to attend interviews to have a better understanding of our personnel, management, expertise and experience in civil engineering works. We may be required to answer queries in relation to our tender submission and make amendments to the pricing or scope of service. Our customers generally confirm our engagement by issuing a letter of award or entering into a formal contract with us.

We usually form a project management team, consisting of project manager, site agent, quantity surveyor, site foreman and safety supervisor. Our project management team is generally responsible for (i) supervising the project’s progress, the budget and quality of services rendered; and (ii) ensuring the work performed complies with our customers’ requirements, completed on schedule, within the budget determined and in compliance with all applicable statutory requirements. In general, we determine the manpower required based on the timeline, scale and complexity of the projects as well as the existing workload of our staff.

Depending on the contract terms and specification, we may procure construction materials from suppliers directly and enter into contracts with them. We generally engage our suppliers on a project-by-project basis and the materials are generally delivered directly to the project sites. We may engage subcontractors to perform a part of the site work under our supervision and our project management team will hold regular meetings with our subcontractors to ensure quality works are provided.

In general, we submit monthly progress reports to our customers and our customers make progress payments to us on a monthly basis. We report to our customers with reference to works done in the previous month and our customers or their consultants will certify the payment application with our value of works done.

Once the work is complete, our customers inspect the work to ensure that it meets their requirement and standard. Generally it takes approximately three months to three years for us to complete the project, depending on the scale and complexity of the project and the customers’ timeline.

Our contracts generally include a defects liability period of 12 months following completion of works. During the period, we are typically required to rectify any defect at our own cost if the defect is due to our failure to comply with the contractual obligation.

Pricing strategy

We believe that accurately estimating the cost of project is essential to our overall profitability. Our tender price is generally determined by adding certain mark-ups on top of our estimated costs. Pricing of our services is determined on a case-by-case basis and is dependent on various factors, which generally include (i) the type of services required; (ii) market trend of the price of the materials and subcontracting services required; (iii) particular technical difficulties of the project; (iv) the complexity and the location of the project; (v) the timetable requested by our customers; and (vi) the availability of human and financial resources.

In consideration the percentage of mark-up for each project, we generally consider (i) the technical difficulties of the project: (ii) the size and duration of the project; (iii) the length of co-operation and our business relationship with the customer; (iv) the customer’s payment history and financial background; (v) the potential of future co-operations with the customers; (vi) the potential reputation gained and publicity from the completion of the project; and (vii) the prevailing market conditions.

Environment

The nature of our business does not impose any serious threats with respect to social responsibility and/or environmental protection matters. We ensure our operations comply with environmental requirements pursuant to the laws in Hong Kong, including primarily those in relation to air pollution control, waste disposal and compliance with the Air Pollution Control (Non-road Mobile Machinery) (Emission) Regulation (Chapter 311Z of the Laws of Hong Kong).

Customers

Our customers may be the main contractor or subcontractor of the relevant projects. The number of customers with revenue contribution to us increased from 3 for the fiscal year ended February 29, 2024 to 5 for the fiscal year ended February 28, 2025. The total revenue attributable to our five, five and three largest customers in aggregate accounted for 100.0%, 100.0% and 100.0% of the total revenue for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, respectively.

In the six months ended August 31, 2025, 3 of our customers accounted for more than 10% of our annual revenue, all being construction contractors in Hong Kong, for 40.8%, 32.5% and 21.9%. In the fiscal year ended February 28, 2025, 3 of our customers accounted for more than 10% of our annual revenue, all being construction contractors in Hong Kong, for 65.7%, 16.5% and 10.4%. In the fiscal year ended February 29, 2024, 2 of our customers accounted for more than 10% of our annual revenue, all being construction contractors in Hong Kong, for 66.2% and 30.7%. We undertake projects on a project-by-project basis and do not enter into any long-term contracts with any one customer.

Suppliers

We purchase materials from our suppliers for the provision of our services. The major types of materials sourced from our suppliers include steel and consumables. From time to time we also lease certain equipment and machinery from rental service providers. We engage our suppliers on a project-by-project basis and have not entered into any long-term agreement with them. We have also not committed to a minimum purchase amount with any of our suppliers. We have generally not experienced any material difficulties in procuring materials, historically.

We engage subcontractors from time to time to perform a part of the site work under our supervision. We have not entered into any long-term agreement with our subcontractors and have generally not experienced any material difficulties in procuring subcontracting services, historically. We evaluate who to engage with as our subcontractors by taking into account the quality of their service, their qualifications and experience relevant to the project, skills and technique required for the project, the prevailing market price, the delivery time, their availability and fee quotations. We typically obtain quotations from different suitable subcontractors for comparison’s sake and select our subcontractors based on the factors listed above.

Our five largest suppliers accounted for approximately 77.1, 72.3% and 75.5% of our total cost of revenue from suppliers for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024, respectively. In the six months ended August 31, 2025, 2 of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 46.6% and 21.5%. In the fiscal year ended February 28, 2025, 2 of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 43.4% and 24.1%. In the fiscal year ended February 29, 2024, 2 of our suppliers accounted for more than 10% of our total cost of revenue, all being subcontractors in Hong Kong, for 37.1% and 12.8%. We do not enter into any long-term contracts with any one supplier.

Market and Competition

According to GIH, as per the Census and Statistics Department of Hong Kong, the gross value of civil engineering works performed by main contractors in Hong Kong recorded an overall incline from approximately HK$42,023 million in 2019 to HK$62,698 million in 2024, representing a CAGR of approximately 8.3%. The rollout and commencement of projects such as Kwun Tung North and Fanling North of New Development Area, Kau Yi Chau Artificial Island under the Lantau Tomorrow Vision, Tung Chung New Town Extension in the coming years, shall sustain demand for civil engineering works. Driven by (i) the Hong Kong government’s commitment to infrastructure investment; (ii) the implementation of the Labor Importation Scheme for Construction Sector since 2023 by the Hong Kong government to fill in the temporary manpower gap, it is expected that the Hong Kong civil engineering industry will continue to sustain growth.

Seasonality

We do not experience any seasonality in our business

Insurance

We mainly undertook projects in the role of subcontractors for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024. For projects that we act as subcontractor, the main contractors are responsible for maintaining employees’ compensation insurance, third party liability insurance and contractor’s all risk insurance for the entirety of the project team, which cover the liability to make payment in the case of death, injury or disability, under the Employees’ Compensation Ordinance and at common law, for injuries sustained at work for full-time and part-time employees. Such insurance policies cover and protect (i) all employees of the main contractors and subcontractors of all tiers, including us; (ii) as well as the work performed on the construction site.

We also maintain employees’ compensation insurance for our directors and employees at our office with Zurich Insurance Company Ltd. We believe that our current insurance policies are sufficient for our operations.

Licenses

As of the date of this prospectus, KWF HK is a Registered Subcontractor in earthwork, road drainage and sewer and others (waterworks) under general civil works and a Registered Specialist Trade Contractor under structural steelworks of the Registered Specialist Trade Contractors Scheme of the Construction Industry Council of Hong Kong. We have obtained all licenses required for carrying on our business activities for the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024 and as at the date of this prospectus.

Legal Proceedings

We may from time to time become a party to various legal or administrative proceedings arising in the ordinary course of our business. During the six months ended August 31, 2025 and the fiscal years ended February 28, 2025 and February 29, 2024 and as of the date hereof, neither we nor any of our subsidiaries have been involved in any litigation, claim, administrative action or arbitration which had a material adverse effect on the operations or financial condition of the Company.

Intellectual Property

As of the date of this prospectus, we have not registered any patent or trademark.

Properties

As of the date of this prospectus, we entered into the following lease agreement:

Location	Term of lease	Usage
Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon, Hong Kong	January 1, 2025 to December 31, 2026	Office

Employees

As of August 31, 2025, we employed a total of 51 employees, located in Hong Kong. The following table sets forth a breakdown of our employees by function:

Functional Area	Number of Employees
Management	2
Project supervision	3
Safety supervision	1
Finance and administration	1
Site workers	44
Total	51

We consider that we have maintained a good relationship with our employees and have not experienced any significant disputes with our employees or any disruption to our operations due to any labor disputes. In addition, we have not experienced any difficulties in the recruitment and retention of experienced core staff or skilled personnel.

Our remuneration package includes salary and discretionary bonuses. In general, we determine employees’ salaries based on their qualifications, position and seniority. In order to attract and retain valuable employees, we review the performance of our employees annually which will be taken into account in annual salary review and promotion appraisal. We provide a defined contribution to the Mandatory Provident Fund as required under the Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) for our eligible employees in Hong Kong.

REGULATIONS

This section sets forth a summary of the most significant rules and regulations that affect our business in material jurisdictions.

The section sets forth a summary of the material laws and regulations applicable to our business operations in Hong Kong.

LICENSES AND REGISTRATIONS REQUIRED FOR OUR CIVIL ENGINEERING BUSINESS

Registered Specialist Trade Contractors Scheme

Subcontractors which are involved in, among others, civil engineering in Hong Kong may apply for registration under the Registered Specialist Trade Contractors Scheme managed by the Construction Industry Council, a body corporate established under the Construction Industry Council Ordinance (Chapter 587 of the Laws of Hong Kong) in February 2007.

The Subcontractor Registration Scheme (substituted by the Registered Specialist Trade Contractors Scheme on April 1, 2019) was formerly known as the Voluntary Subcontractor Registration Scheme (the “VSRS”), which was introduced by the Provisional Construction Industry Co-ordination Board (the “PCICB”). The PCICB was formed in September 2001 to spearhead industry reform and to pave way for the early formation of the statutory industry coordinating body.

A technical circular issued by the Works Branch of the Development Bureau (then the Environment, Transport and Works Bureau) (“WBDB”) on June 14, 2004 (now subsumed into the Project Administration Handbook for Civil Engineering Works by the Civil Engineering and Development Department) requires that all public works contractors with tenders to be invited on or after August 15, 2004 to employ all subcontractors (whether nominated, specialist or domestic) registered from the respective trades available under the VSRS.

After the Construction Industry Council took over the work of the PCICB in February 2007 and the VSRS in January 2010, the Construction Industry Council launched stage two of the VSRS in January 2013. VSRS was also then renamed Subcontractor Registration Scheme. All subcontractors registered under the VSRS have automatically become registered subcontractors under the Subcontractor Registration Scheme.

With effect from April 1, 2019, the Registered Specialist Trade Contractors Scheme replaced the Subcontractor Registration Scheme. The Registered Specialist Trade Contractors Scheme comprises of two registers: the Register of Specialist Trade Contractors (“RSTC”) and the Register of Subcontractors (“RS”). All subcontractors who are registered under the seven trades namely demolition, concreting formwork, reinforcement bar fixing, concreting, scaffolding, curtain wall and erection of concrete precast component of the Subcontractor Registration Scheme have automatically become Registered Specialist Trade Contractors and no application is required. All subcontractors who are registered under the remaining trades of the Subcontractor Registration Scheme have been retained as registered subcontractors and no application is required. With effect from 1 January 2021, plastering trade was upgraded as the eighth designated trade. All registered subcontractors who are registered under the plastering trade have automatically become Registered Specialist Trade Contractors under the plastering trade (Group 1) and no application is required.

Registered Specialist Trade Contractors within each designated trade are further divided into Group 1 (“Group 1”) or Group 2 (“Group 2”) according to the relevant registration requirements under the Registered Specialist Trade Contractors Scheme fulfilled by them. The tender limits (the “Tender Limits”) for tenders to be invited for subcontractors vary among the different designated trade categories for Group 1. For the designated trade of plastering, the Tender Limits of contracts/subcontracts value up to HK$10 million for Group 1, will be imposed for projects to be invited for tenders on or after January 1, 2022. There are no Tender Limits imposed for Group 2.

Categories of registration

Subcontractors may apply for registration on the Subcontractor Registration Scheme in one or more of 52 trades covering common structural, civil, finishing, electrical and mechanical works and supporting services. The 52 trades further branch out into around 94 specialties, including general demolition, and others (concrete coring and saw cutting) etc. Since April 1, 2019, subcontractors may apply for registration on the RSTC in one or more of the seven designated trades including demolition, reinforcement bar fixing, erection of concrete precast component, concreting formwork, concreting, scaffolding and curtain wall and on the RS in other common civil, building, electrical and mechanical trades. Since January 1, 2021, subcontractors may apply for registration on the RSTC in the designated trade of plastering.

Where a contractor is to subcontract/sub-let part of the public works involving trades available under the Primary Register (a list of companies registered in accordance with the Rules and Procedures for the Primary Register of the Registered Specialist Trade Contractors Scheme) of the Registered Specialist Trade Contractors Scheme, it shall engage all subcontractors (whether nominated, specialist or domestic) who are registered under the relevant trades in the Primary Register of the Registered Specialist Trade Contractors Scheme. Should the subcontractors further subcontract (irrespective of any tier) any part of the public works subcontracted to them involving trades available under the Primary Register of the Registered Specialist Trade Contractors Scheme, the contractor shall ensure that all subcontractors (irrespective of any tier) are registered under the relevant trades in the Primary Register of the Registered Specialist Trade Contractors Scheme.

Requirements for registration under the Registered Specialist Trade Contractors Scheme

Applications for registration under the RS are subject to the following entry requirements:

(a)	completion of at least one job within the last five years as a main contractor/subcontractor in the trades and specialties for which registration is applied or to have acquired comparable experience by itself/its proprietors, partners or directors within the last five years;

(b)	listings on one or more government registration schemes operated by policy bureaus or departments of the Government relevant to the trades and specialties for which registration is sought; and

(c)	the proprietor, partner or director having been employed by a registered subcontractor for at least five years with experience in the trade/specialty applying for and having completed all the modules of the Project Management Training Series for Subcontractors (or equivalent) conducted by the Construction Industry Council; or the company’s proprietor, partner or director having registered as Registered Skilled Worker under the Construction Workers Registration Ordinance for the relevant trade/specialty with at least five years’ experience in the trade/specialty applying for and having completed the Senior Construction Workers Trade Management Course (or equivalent) conducted by the Construction Industry Council.

Applications for registration under the RSTC are subject to a number of requirements based on the relevant trade category and tender limits as detailed in Schedule 2 of the Rules and Procedures for the Register of Specialist Trade Contractors issued by the Construction Industry Council in May 2024.

Validity period of registration and renewal of registration

A registered subcontractor shall apply for renewal within three months before the expiry date of its registration whereas a registered specialist trade contractor shall apply for renewal not earlier than six months but not later than three months before the expiry date of its registration by submitting an application to the Construction Industry Council in a specified format providing information and supporting documents as required to show compliance with the entry requirements. An application for renewal shall be subject to approval by the committee on Registered Specialist Trade Contractors Scheme which oversees the Registered Specialist Trade Contractors Scheme (the “Committee”). If some of the entry requirements covered in an application can no longer be satisfied, the Committee of the Construction Industry Council may give approval for renewal based on those trades and specialties where the requirements are met.

An approved renewal as a registered subcontractor shall be valid for three or five years from the expiry of the current registration whereas the approved renewal for a registered specialist trade contractor shall be valid for not less than 36 months after the decision date for that application for renewal.

Codes of Conduct

A registered subcontractor and a registered specialist trade contractor shall observe the Codes of Conduct for Registered Subcontractor (Schedule 8 of the Rules and Procedures for the Primary Register of the Subcontractor Registration Scheme) (the “Codes of Conduct”). Failure to comply with the Codes of Conduct may result in regulatory actions taken by the Committee.

The circumstances pertaining to a registered subcontractor that may call for regulatory actions include, but are not limited to:

(a)	supply of false information when making an application for registration, renewal of registration or inclusion of additional trades;

(b)	failure to give timely notification of changes to the registration particulars;

(c)	serious violations of the registration rules and procedures;

(d)	convictions of senior management staff (including but not limited to proprietors, partners or directors) for bribery or corruption under the Prevention of Bribery Ordinance (Chapter 201 of the Laws of Hong Kong);

(e)	convictions for failure to pay wages on time to workers in accordance with the relevant provisions contained in the Employment Ordinance;

(f)	wilful misconducts that may bring the Subcontractor Registration Scheme (and since April 1, 2019, the Registered Specialist Trade Contractors Scheme) into serious disrepute;

(g)	civil awards/judgments in connection with the violation of or convictions under the relevant sections of the Mandatory Provident Fund Schemes Ordinance;

(h)	convictions under the Factories and Industrial Undertakings Ordinance or Occupational Safety and Health Ordinance in relation to serious construction site safety incidents resulting in one or more of the following consequence: (i) loss of life; or (ii) serious bodily injury resulting in loss or amputation of a limb or had caused or was likely to cause permanent total disability;

(i)	conviction of five or more offences under the Factories and Industrial Undertakings Ordinance and/or Occupational Safety and Health Ordinance each arising out of separate incidents in any six months period (according to the date of committing the offence but not the date of conviction), committed by the Registered Subcontractor at each of a construction site under a contract;

(j)	convictions for employment of illegal worker under the Immigration Ordinance; or

(k)	late payment of workers’ wages and/or late payment of contribution under the Mandatory Provident Fund Schemes Ordinance over ten days with solid proof of such late payment of wages and/or contribution.

The circumstances that may lead to regulatory actions be taken against a registered specialist trade contractor include, but are not limited to (a) a petition for winding-up or bankruptcy has been filed against the registered specialist trade contractor or other financial problems; (b) registered specialist trade contractor’s failure to answer queries or provide information relevant to the registration within the prescribed time specified by the committee of the Construction Industry Council; (c) misconduct or suspected misconduct of the registered specialist trade contractor; (d) court conviction or violation of any law by the registered specialist trade contractor, including but not limited to the Factories and Industrial Undertakings Ordinance, Occupational Safety and Health Ordinance, Employment Ordinance, Mandatory Provident Fund Schemes Ordinance, Immigration Ordinance, Prevention of Bribery Ordinance, Construction Industry Council Ordinance, Construction Workers Registration Ordinance; (e) matters of public interest; (f) causing or contributing to the occurrence of a serious incident taking place in any public or private construction site; (g) serious or suspected serious poor performance or other serious causes in any public or private sector works contract; and (h) the registered specialist trade contractor’s failure to comply with any provisions of the Rules and Procedures for the Registered Specialist Trade Contractors Scheme.

Regulatory actions

The Committee may instigate regulatory actions against a registered subcontractor by directing that: (a) written strong direction and/or warning be given to a registered subcontractor; (b) a registered subcontractor to submit an improvement plan with the contents as specified and within a specified period; (c) a registered subcontractor be suspended from registration for a specified duration; or (d) the registration of a registered subcontractor be revoked.

The Committee may instigate regulatory actions against a registered specialist trade contractor by directing that: (a) written warning be given to the registered specialist trade contractor; (b) the registered specialist trade contractor be suspended from registration for a specified period; (c) the grouping of a registered specialist trade contractor be changed; or (d) the registration of the registered specialist trade contractor be revoked.

LABOR, HEALTH AND SAFETY LAWS AND REGULATIONS

Construction Workers Registration Ordinance (Chapter 583 of the Laws of Hong Kong)

Construction Workers Registration Ordinance requires construction workers to be registered for carrying out construction work on a construction site.

Under the Construction Workers Registration Ordinance, “construction work” means, among other things, any building operation involved in preparing for any operation such as the addition, renewal, alteration, repair, dismantling or demolition of any specified structure that involves the structure of the specified structure or any other specified structure. “Construction site” means, subject to certain exceptions, a place where construction work is, or is to be, carried out. Under section 40 of the Construction Workers Registration Ordinance, no person shall be registered as a registered construction worker unless the Registrar of Construction Workers is satisfied, among other things, that the person has attended the relevant construction work-related safety training course. Further, under section 44 of the Construction Workers Registration Ordinance, the Registrar of Construction Workers shall not renew the registration of a person unless the Registrar of Construction Workers is satisfied that, among other things, (i) the person has attended the relevant construction work-related safety training course; and (ii) if the registration will, on the date of expiry, have been in effect for not less than two years, the person has attended and completed, during the period of one year immediately before the date of application for renewal of the registration, such development courses applicable to his registration as the Construction Industry Council may specify.

The Construction Workers Registration Ordinance also contains a “designated workers for designated skills” provision, which provides that only registered skilled or semi-skilled workers of designated trade divisions are permitted to carry out construction works on construction sites relating to those trade divisions independently. Unregistered skilled or semi-skilled workers are only allowed to carry out construction works of designated trade divisions (i) under the instruction and supervision of registered skilled or semi-skilled workers of relevant designated trade division(s); (ii) in proposed emergency works (i.e. construction works which are made or maintained consequential upon the occurrence of emergency incidents); or (iii) in small-scale construction works (e.g. value of works not exceeding HK$100,000).

The Construction Workers Registration Ordinance also contains a “designated workers for designated skills” provision, which provides that only registered skilled or semi-skilled workers of designated trade divisions are permitted to carry out construction works on construction sites relating to those trade divisions independently. Unregistered skilled or semi-skilled workers are only allowed to carry out construction works of designated trade divisions (i) under the instruction and supervision of registered skilled or semi-skilled workers of relevant designated trade division(s); (ii) in proposed emergency works (i.e. construction works which are made or maintained consequential upon the occurrence of emergency incidents); or (iii) in small-scale construction works (e.g. value of works not exceeding HK$100,000).

Factories and Industrial Undertakings Ordinance (Chapter 59 of the Laws of Hong Kong)

The Factories and Industrial Undertakings Ordinance provides for the safety and health protection to workers in an industrial undertaking. Under the Factories and Industrial Undertakings Ordinance, it is the duty of a proprietor of an industrial undertaking to take care of, so far as is reasonably practicable, the health and safety at work of all persons employed by him at the industrial undertaking. The duties of a proprietor extend to include:

●	providing and maintaining plant and work systems that do not endanger safety or health;

●	making arrangements for ensuring safety and health in connection with the use, handling, storage and transport of articles and substances;

●	providing all necessary information, instructions, training and supervision for ensuring safety and health;

●	providing and maintaining safe access to and egress from the workplaces; and

●	providing and maintaining a safe and healthy working environment.

A proprietor who contravenes any of these duties commits an offence and is liable to a fine of HK$3,000,000 to 10,000,000. A proprietor who contravenes any of these requirements willfully and without reasonable excuse commits an offence and is liable to a fine of HK$3,000,000 to 10,000,000 and to imprisonment for up to 6 months to 2 years.

Matters regulated under the subsidiary regulations of the Factories and Industrial Undertakings Ordinance, including the Construction Sites (Safety) Regulations (Chapter 59I of the Laws of Hong Kong), include (i) the prohibition of employment of persons under 18 years of age (save for certain exceptions); (ii) the maintenance and operation of hoists; (iii) the duty to ensure safety of places of work; (iv) prevention of falls; (v) safety of excavations; (vi) the duty to comply with miscellaneous safety requirements; and (vii) provision of first aid facilities. Non-compliance with any of these rules is an offence and different levels of penalty will be imposed and a contractor guilty of the relevant offence could be liable to a fine up to HK$400,000 and imprisonment up to 12 months.

In addition, under the Factories and Industrial Undertakings (Safety Management) Regulation (Chapter 59AF of the Laws of Hong Kong), any contractor (i) in relation to construction work with a contract value of HK$100 million or more; or (ii) in relation to construction work having an aggregate of 100 or more workers in a day working in a single construction site; or (iii) in relation to construction work having an aggregate of 100 or more workers in a day working in two or more construction sites is obliged to appoint a safety auditor to conduct a safety audit to collect, assess and verify information on the efficiency, effectiveness and reliability of its safety management system and consider improvements to the system at least once in every six months. Further, any contractor (i) in relation to construction work having an aggregate of 50 or more but less than 100 workers in a day working in a single construction site; or (ii) in relation to construction work having an aggregate of 50 or more but less than 100 workers in a day working in two or more construction sites is obliged to appoint a person, being a person who is capable of competently carrying out a safety review, to be the safety review officer to conduct a safety review to review the effectiveness of its safety management system and consider improvements to the effectiveness of the system at least once in every six months. Any person who contravenes these requirements commits an offence and is liable on conviction to a fine of HK$400,000 and to imprisonment of six months.

According to the Factories and Industrial Undertakings (Safety Management) Regulation, the safety auditor shall (i) be a registered safety officer under the Factories and Industrial Undertakings (Safety Officers and Safety Supervisors) Regulations (Chapter 59Z of the Laws of Hong Kong); (ii) have not less than three years’ full-time experience, in the five years period immediately preceding the application for registration with the Labor Department, in a managerial post responsible for industrial safety and health matters in respect of an industrial undertaking; (iii) occupy, at the time of the application for registration with the Labor Department, the managerial post or a like post; (iv) have successfully completed a scheme conducted by a registered scheme operator; and (v) understand the requirements under legislation in Hong Kong relating to industrial safety and health matters. Pursuant to the Code of Practice on Safety Management issued by the Labor Department, a safety auditor should (i) understand his task and be competent to carry it out; (ii) be familiar with the industry and the processes being carried out in the relevant industrial undertaking; (iii) have a good knowledge of the safety management practices in the industry; and (iv) have the necessary experience and knowledge to enable him to evaluate performance and identify deficiencies effectively, while a safety review officer should (i) have a good understanding of the operation of the relevant industrial undertaking in respect of which he conducts the safety review; (ii) have a good understanding of the legal requirements in force in Hong Kong relating to industrial safety and health; and (iii) have received appropriate training in how to review the effectiveness of a safety management system with a view to improving it.

Factories and Industrial Undertakings (Loadshifting Machinery) Regulation (Chapter 59AG of the Laws of Hong Kong) (“Loadshifting Machinery Regulations”)

Under regulation 3 of the Loadshifting Machinery Regulations, the responsible person of a loadshifting machine shall ensure that the machine is only operated by a person who (i) has attained the age of 18 years; and (ii) holds a valid certificate applicable to the type of loadshifting machine to which that machine belongs. Under the Loadshifting Machinery Regulations, loadshifting machines used in industrial undertakings refer to forklift trucks.

Under regulation 8 of the Loadshifting Machinery Regulations, a responsible person who without reasonable excuse contravenes regulation 3 commits an offence and is liable to a fine of HK$100,000.

Occupational Safety and Health Ordinance (Chapter 509 of the Laws of Hong Kong)

The Occupational Safety and Health Ordinance provides for the safety and health protection to employees in workplaces, both industrial and non-industrial.

Employers must as far as reasonably practicable ensure the safety and health in their workplaces by:

●	providing and maintaining plant and systems of work that are safe and without risks to health;

●	making arrangements for ensuring safety and absence of risks to health in connection with the use, handling, storage or transport of plant or substances;

●	as regards any workplace under the employer’s control: maintenance of the workplace in a condition that is safe and without risks to health; and provision and maintenance of means of access to and egress from the workplace that are safe and without any such risks;

●	providing all necessary information, instructions, training and supervision for ensuring safety and health; and

●	providing and maintaining a working environment for the employer’s employees that is safe and without risks to health.

Failure to comply with any of the above provisions constitutes an offence and the employer is liable on conviction to a fine of HK$3,000,000 to 10,000,000. An employer who fails to do so intentionally, knowingly or recklessly commits an offence and is liable on conviction to a fine of HK$3,000,000 to 10,000,000 and to imprisonment for up to six months to 2 years.

The Commissioner for Labor may also issue an improvement notice against non-compliance of the Occupational Safety and Health Ordinance or the Factories and Industrial Undertakings Ordinance or suspension notice against activity or condition of workplace which may create imminent risk of death or serious bodily injury. Failure to comply with such notice without reasonable excuse constitutes an offence punishable by a fine of HK$400,000 and HK$1,000,000 respectively and imprisonment of up to 12 months.

Employees’ Compensation Ordinance (Chapter 282 of the Laws of Hong Kong)

The Employees’ Compensation Ordinance establishes a no-fault and non-contributory employee compensation system for work injuries and lays down the rights and obligations of employers and employees in respect of injuries or death caused by accidents arising out of and in the course of employment, or by prescribed occupational diseases.

Under the Employees’ Compensation Ordinance, if an employee sustains an injury or dies as a result of an accident arising out of and in the course of his employment, his employer is in general liable to pay compensation even if the employee might have committed acts of faults or negligence when the accident occurred. Similarly, an employee who suffers incapacity arising from an occupational disease is entitled to receive the same compensation as that payable to employees injured in occupational accidents.

According to section 15(1A) of the Employees’ Compensation Ordinance, employer shall report work injuries of its employee to the Commissioner of Labor not later than 14 days after the accident, irrespective of whether the accident gives rise to any liability to pay compensation.

According to section 24 of the Employees’ Compensation Ordinance, a principal contractor shall be liable to pay compensation to subcontractors’ employees who are injured in the course of their employment to the subcontractor. The principal contractor is, nonetheless, entitled to be indemnified by the subcontractor who would have been liable to pay compensation to the injured employee. The employees in question are required to serve a notice in writing on the principal contractor before making any claim or application against such principal contractor.

Pursuant to section 40 of the Employees’ Compensation Ordinance, all employers (including contractors and subcontractors) are required to take out insurance policies to cover their liabilities both under the Employees’ Compensation Ordinance and at common law for injuries at work in respect of all their employees (including full-time and part-time employees). Under section 40(1B) of the Employees’ Compensation Ordinance, where a principal contractor has undertaken to perform any construction work, it may take out an insurance policy for an amount not less than HK$200 million per event to cover his liability and that of his subcontractor(s) under the Employees’ Compensation Ordinance and at common law. Where a principal contractor has taken out a policy of insurance under section 40(1B) of the Employees’ Compensation Ordinance, the principal contractor and a subcontractor insured under the policy shall be regarded as having complied with section 40(1) of the Employees’ Compensation Ordinance.

An employer who fails to comply with the Employees’ Compensation Ordinance to secure an insurance cover is liable on conviction upon indictment to a fine at level 6 (currently at HK$100,000) and to imprisonment for two years.

Limitation Ordinance (Chapter 347 of the Laws of Hong Kong)

Under the Limitation Ordinance, the time limit for an applicant to commence common law claims for personal injuries is three years from the date on which the cause of action accrued.

Employment Ordinance (Chapter 57 of the Laws of Hong Kong)

A principal contractor shall be subject to the provisions on subcontractor’s employees’ wages in the Employment Ordinance. According to section 43C of the Employment Ordinance, a principal contractor or a principal contractor and every superior subcontractor jointly and severally is/are liable to pay any wages that become due to an employee who is employed by a subcontractor on any work which the subcontractor has contracted to perform, and such wages are not paid within the period specified in the Employment Ordinance. The liability of a principal contractor and superior subcontractor (where applicable) shall be limited to (a) the wages of an employee whose employment relates wholly to the work which the principal contractor has contracted to perform and whose place of employment is wholly on the site of the building works; and (b) the wages due to such an employee for two months (such months shall be the first two months of the period in respect of which the wages are due).

An employee who has outstanding wage payments from subcontractor must serve a notice in writing on the principal contractor within 60 days after the wage due date. A principal contractor and superior subcontractor (where applicable) shall not be liable to pay any wages to the employee of the subcontractor if that employee fails to serve a notice on the principal contractor.

Upon receipt of such notice from the relevant employee, a principal contractor shall, within 14 days after receipt of the notice, serve a copy of the notice on every superior subcontractor to that subcontractor (where applicable) of whom he is aware. A principal contractor who without reasonable excuse fails to serve notice on the superior subcontractor(s) shall be guilty of an offence and shall be liable on conviction to a fine at level 5 (currently at HK$50,000).

Pursuant to section 43F of the Employment Ordinance, if a principal contractor or superior subcontractor pays to an employee any wages under section 43C of the Employment Ordinance, the wages so paid shall be a debt due by the employer of that employee to the principal contractor or superior subcontractor, as the case may be. The principal contractor or superior subcontractor who pays an employee any wages under section 43C of the Employment Ordinance may either (i) claim contribution from every superior subcontractor to the employee’s employer or from the principal contractor and every other such superior subcontractor as the case may be, or (ii) deduct by way of set-off the amount paid by him from any sum due or may become due to the subcontractor in respect of the work that he has subcontracted.

Occupiers Liability Ordinance (Chapter 314 of the Laws of Hong Kong)

The Occupiers Liability Ordinance regulates the obligations of a person occupying or having control of premises on injury resulting to persons or damage caused to goods or other property on the land.

The Occupiers Liability Ordinance imposes a common duty of care on an occupier of premises to take such care as in all the circumstances of the case is reasonable to see that the visitor will be reasonably safe in using the premises for the purposes for which he is invited or permitted by the occupier to be there.

Immigration Ordinance (Chapter 115 of the Laws of Hong Kong)

According to section 38A of the Immigration Ordinance, a construction site controller (i.e. the principal or main contractor and includes a subcontractor, owner, occupier or other person who has control over or is in charge of a construction site) shall take all practicable steps to (i) prevent having illegal immigrants from being on site or (ii) prevent illegal workers who are not lawfully employable from taking employment on site.

Where it is proved that (i) an illegal immigrant was on a construction site or (ii) such illegal worker who is not lawfully employable took employment on a construction site, the construction site controller commits an offence and is liable to a fine of HK$350,000.

Minimum Wage Ordinance (Chapter 608 of the Laws of Hong Kong)

The Minimum Wage Ordinance provides for a prescribed minimum hourly wage rate (set at HK$42.1 per hour as at the date of this prospectus) during the wage period for every employee engaged under a contract of employment under the Employment Ordinance. Any provision of the employment contract which purports to extinguish or reduce the right, benefit or protection conferred on the employee by the Minimum Wage Ordinance is void.

Mandatory Provident Fund Schemes Ordinance (Chapter 485 of the Laws of Hong Kong) (“MPF Schemes Ordinance”)

Employers are required to enroll their regular employees (except for certain exempt persons) aged between at least 18 but under 65 years of age and employed for 60 days or more in a Mandatory Provident Fund (“MPF”) scheme within the first 60 days of employment.

For both employees and employers, it is mandatory to make regular contributions into a MPF scheme. For an employee, subject to the maximum and minimum levels of income (set at HK$30,000 and HK$7,100 per month, respectively, as at the date of this prospectus), an employer will deduct 5% of the relevant income on behalf of an employee as mandatory contributions to a registered MPF scheme with a ceiling (set at HK$1,500 as at the date of this prospectus). Employer will also be required to contribute an amount equivalent to 5% of an employee’s relevant income to the MPF scheme, subject only to the maximum level of income (set at HK$30,000 as at the date of this prospectus).

Industry Schemes

Industry Schemes were established under the MPF system for employers in the construction and catering industries in view of the high labor mobility in these two industries, and the fact that most employees in these industries are “casual employees” whose employment is on a day-to-day basis or for a fixed period of less than 60 days.

For the purpose of the Industry Schemes, the construction industry covers the following eight major categories: (1) foundation and associated works; (2) civil engineering and associated works; (3) demolition and structural alteration works; (4) refurbishment and maintenance works; (5) general building construction works; (6) fire services, mechanical, electrical and associated works; (7) gas, plumbing, drainage and associated works; and (8) interior fitting-out works.

Casual employees do not have to switch schemes when they change jobs within the same industry, so long as their previous and new employers are registered with the same Industry Scheme. This is convenient for scheme members and saves administrative costs.

ENVIRONMENTAL PROTECTION

Air Pollution Control Ordinance (Chapter 311 of the Laws of Hong Kong)

The Air Pollution Control Ordinance is the principal legislation in Hong Kong for controlling emission of air pollutants and noxious odor from construction, industrial and commercial activities and other polluting sources. Subsidiary regulations of the Air Pollution Control Ordinance impose control on air pollutant emissions from certain operations through the issue of licenses and permits.

A contractor shall observe and comply with the Air Pollution Control Ordinance and its subsidiary regulations, including without limitation the Air Pollution Control (Open Burning) Regulation (Chapter 311O of the Laws of Hong Kong), the Air Pollution Control (Construction Dust) Regulation (Chapter 311R of the Laws of Hong Kong) and the Air Pollution Control (Smoke) Regulations (Chapter 311C of the Laws of Hong Kong). The contractor responsible for a construction site shall devise, arrange methods of working and carry out the works in such a manner so as to minimize dust impacts on the surrounding environment, and shall provide experienced personnel with suitable training to ensure that these methods are implemented. Asbestos control provisions in the Air Pollution Control Ordinance require that building works involving asbestos must be conducted only by registered asbestos contractors and under the supervision of a registered consultant.

Air Pollution Control (Non-road Mobile Machinery) (Emission) Regulation (Chapter 311Z of the Laws of Hong Kong)

The NRMM Regulation came into effect on June 1, 2015 to introduce regulatory control on the emissions of NRMMs, including non-road vehicles and regulated machines that are subject to the NRMM Regulations (the “Regulated Machines”). Unless exempted, NRMMs which are regulated under this provision are required to comply with the emission standards prescribed under this regulation. Under section 5 of the NRMM Regulation, starting from December 1, 2015, only approved or exempted NRMMs with a proper label are allowed to be used in specified activities and locations including construction sites. However, existing NRMMs which are already in Hong Kong on or before November 30, 2015 will be exempted from complying with the emission requirements pursuant to section 11 of the NRMM Regulation. Under Section 5 of the NRMM Regulation, any person who uses or causes to be used a Regulated Machine in specified activities or locations without (i) exemption or approval by the Environmental Protection Department is liable on conviction to a fine of HK$200,000 and to imprisonment for six months, and (ii) a proper label is liable on conviction to a fine of HK$50,000 and to imprisonment for up to three months.

Pursuant to the Technical Circular issued by the Work Branch of the Development Bureau on February 8, 2015, an implementation plan to phase out the use of exempted NRMMs for four types of exempted NRMMs (namely generators, air compressors, excavators and crawler cranes) has been included in the Technical Circular, under which, all new capital works contracts of public works including design and build contracts with an estimated contract value exceeding HK$200 million and tenders invited on or after 1 June 2015 shall require the contractor to allow no exempted generator and air compressor to be used after June 1, 2015 and the number of exempted excavators and crawler cranes not to exceed 50%, 20% and 0% of the total units of exempted NRMMs from June 1, 2015, June 1, 2017 and June 1, 2019 respectively.

Noise Control Ordinance (Chapter 400 of the Laws of Hong Kong)

The Noise Control Ordinance controls, among others, the noise from construction, industrial and commercial activities. A contractor shall comply with the Noise Control Ordinance and its subsidiary regulations in carrying out construction works. For construction activities that are to be carried out during the restricted hours and for percussive piling during the daytime, not being a general holiday, construction noise permits are required from the Director of the Environmental Protection Department in advance.

Under the Noise Control Ordinance, construction works that produce noises and the use of powered mechanical equipment (other than percussive piling) are not allowed between 7:00 p.m. and 7:00 a.m. or at any time on general holidays, unless prior approval has been granted by the Director of the Environmental Protection Department through the construction noise permit system. The use of certain equipment is also subject to restrictions. Hand-held percussive breakers and air compressors must comply with noise emissions standards and be issued with a noise emission label from the Director of the Environmental Protection Department.

Any person who carries out any construction work except as permitted is liable on first conviction to a fine of HK$100,000 and on subsequent convictions to a fine of HK$200,000, and in any case to a fine of HK$20,000 for each day during which the offence continues.

Water Pollution Control Ordinance (Chapter 358 of the Laws of Hong Kong)

The Water Pollution Control Ordinance controls the effluent discharged from all types of industrial, commercial, institutional and construction activities into public sewers and public drain. For any industry/trade generating wastewater discharge (except domestic sewage or unpolluted water that are discharged into communal sewer or communal drain), they are subject to licensing control by the Director of the Environmental Protection Department.

All discharges, other than domestic sewage or unpolluted water to communal sewer or communal drain, must be covered by an effluent discharge license. The license specifies the permitted maximum allowable quantity and effluent standards of the effluent. The general guidelines are that the effluent does not damage sewers or pollute inland or inshore marine waters.

According to the Water Pollution Control Ordinance, unless being licensed under the Water Pollution Control Ordinance, a person who discharges any waste or polluting matter into the waters of Hong Kong in a water control zone or discharges any matter, other than domestic sewage and unpolluted water, into a communal sewer or communal drain in a water control zone commits an offence and is liable to imprisonment for six months and (a) for a first offence, a fine of HK$200,000; (b) for a second or subsequent offence, a fine of HK$400,000, and (c) in addition, if the offence is a continuing offence, a fine of HK$10,000 for each day during which it is proved to the satisfaction of the court that the offence has continued.

Waste Disposal Ordinance (Chapter 354 of the Laws of Hong Kong)

The Waste Disposal Ordinance controls the production, storage, collection and disposal including treatment, reprocessing and recycling of wastes. At present, livestock waste and chemical waste are subject to specific controls whilst unlawful deposition of waste is prohibited. Import and export of waste is generally controlled through a permit system.

A contractor shall observe and comply with the Waste Disposal Ordinance and its subsidiary regulations, including without limitation the Waste Disposal (Charges for Disposal of Construction Waste) Regulation (Chapter 354N of the Laws of Hong Kong) and the Waste Disposal (Chemical Waste) (General) Regulation (Chapter 354C of the Laws of Hong Kong).

Under the Waste Disposal (Charges for Disposal of Construction Waste) Regulation, construction waste can only be disposed at designated prescribed facilities and a main contractor who undertakes construction work with a value of HK$1 million or above will be required, within 21 days after being awarded the contract, to establish a billing account in respect of that particular contract with the Director of the Environmental Protection Department to pay any disposal charges for the construction waste generated from the construction work under that contract.

Under the Waste Disposal (Chemical Waste) (General) Regulation, a person who produces chemical waste or causes it to be produced has to register as a chemical waste producer. Any chemical waste produced must be packaged, labeled and stored properly before disposal. Only a licensed waste collector can transport the waste to a licensed chemical waste disposal site for disposal. Chemical waste producers also need to keep records of their chemical waste disposal for inspection by the Environmental Protection Department.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information concerning our directors and executive officers, including their ages as of the date of this prospectus:

Name	Age	Position
Chak Lam, WONG	47	Director, Chief Executive Officer, and Chairman of the Board of Directors
Yau Fat, CHAN	46	Chief Financial Officer
Ka Wing Eric, LAW*	33	Independent Director Nominee
Szu Yu, LAI*	37	Independent Director Nominee
Hei Lam, TSANG*	37	Independent Director Nominee

*	Each of our independent director nominee has accepted our appointment to be our independent director, effective upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part.

Chak Lam, WONG is a Director, Chief Executive Officer and Chair of the board of the Company. Mr. Wong is responsible for the general corporate strategy, overall management of our operations and business expansion. Mr. Wong has over 24 years of experience in the construction industry. Mr. Wong founded KWF HK in October 2014 and has become our Chief Executive Officer since April 2025. From November 2013 to March 2023, Mr. Wong was a commercial manager of Kin Chiu Engineering Ltd.. From June 2011 to November 2013, Mr. Wong was a quantity surveying manager of Harvest Engineering (HK) Ltd.. From November 2001 to June 2011, Mr. Wong worked at various construction companies, including Scott Wilson Ltd., Harvest Engineering (HK) Ltd., Maunsell Consultants Asia Ltd. and Sun Fook Kong Construction Management Limited. Mr. Wong obtained a bachelor of science degree in construction management from the University of Wolverhampton in 2004.

Yau Fat, CHAN is the Chief Financial Officer of the Company. Mr. Chan has over 20 years of experience in the accounting financing and auditing industry. Mr. Chan has become our Chief Financial Officer since April 2025. Since January 2023, Mr. Chan has been a business consultant of KS Company Services Limited. From April 2018 to December 2022, Mr. Chan was the head of Finance of Master Communications Limited. From November 2016 to January 2018, Mr. Chan was a senior finance manager of Neo Derm Hong Kong Limited. From May 2012 to October 2016, Mr. Chan was a financial manager of Sime Darby Motor. From January 2011 to May 2012, Mr. Chan was the financial controller of Kerson Technology Limited. From January 2004 to January 2011, Mr. Chan worked in KPMG, with his last position as audit manager. Mr. Chan obtained a master of business administration from the Chinese University of Hong Kong in 2013 and a bachelor of business administration from the Hong Kong University of Science and Technology in 2002. Mr. Chan has been a member of the Hong Kong Institute of Certified Public Accountants since 2017 and a fellow member of the Association of Chartered Certified Accountants since 2014.

Ka Wing Eric, LAW is an independent nominee who will be appointed as one of our independent directors upon the effectiveness of the registration statement. Mr. Law has more than 8 years of experience in audit and accounting. Since April 2024, Mr. Law has been the chief financial officer of Grande Group Limited (Nasdaq: GRAN). From January 2016 to December 2023, Mr. Law worked in KPMG, with his last position as manager of the audit department. Mr. Law has extensive experience in performing audits on listed companies and preparing financial statements. Since September 2024, Mr. Law has been a non-executive director of China Next-Gen Commerce and Supply Chain Limited (HKEx: 3928) a company listed on the Stock Exchange of Hong Kong Limited. Mr. Law obtained a Bachelor of Law from the University of Warwick in 2014. He has been a certified public accountant under Hong Kong Institute of Certified Public Accountants since 2019.

Szu Yu, LAI is an independent nominee who will be appointed as one of our independent directors upon the effectiveness of the registration statement. Ms. Lai has over 7 years of experience in management and business administration. Since April 2019, Ms. Lai has been an executive director of First Credit Finance Group Limited (HKEx: 8215), a company listed on the Stock Exchange of Hong Kong Limited. From July 2018 to April 2023, Ms. Lai was an assistant office manager of C&T Legal LLP. Ms. Lai obtained a bachelor of arts in economics from the University of Southern California in 2011.

Hei Lam, TSANG is an independent nominee who will be appointed as one of our independent directors upon the effectiveness of the registration statement. Mr. Tsang has over 13 years of experience in the accounting and auditing industry. Since September 2022, Mr. Tsang has been the financial controller of Pharma Group. From July 2019 to September 2022, Mr. Tsang was the financial controller of You Beauty Group. From October 2015 to August 2018, Mr. Tsang worked in KPMG, with his last position as manager. Mr. Tsang obtained a bachelor of business administration in international shipping and transport logistics from Hong Kong Polytechnic University in 2011. Mr. Tsang has been a member of the Hong Kong Institute of Certified Public Accountants since 2015 and a member of the Institute of Chartered Accountants in England and Wales since 2021.

Family Relationships

As of the date of this prospectus, there are no family relationships among our directors and executive officers.

Chinese Communist Party Affiliations

None of the members of our board or the boards of our consolidated foreign operating entities are officials of the Chinese Communist Party (“CCP”). None of the members of our board or the boards of our consolidated foreign operating entities are or were members of, or affiliated with the CCP.

Corporate Governance Practices

Foreign Private Issuer

After the consummation of this Offering, we will qualify as a “foreign private issuer” under the SEC rules and Nasdaq rules. As a foreign private issuer, we will be exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. Also, we are not required to comply with Regulation FD, which restricts the selective disclosure of material information. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and we will submit to the SEC from time to time, on Form 6-K, reports of information that would likely be material to an investment decision in our Class A Ordinary Shares.

Furthermore, Nasdaq Rule 5615(a)(3) provides that a foreign private issuer, such as us, may rely on our home country corporate governance practices in lieu of certain of the rules in the Nasdaq Rule 5600 Series and Rule 5250(d), except that we must comply with Nasdaq’s Notification of Noncompliance requirement (Rule 5625), the Voting Rights requirement (Rule 5640), and that we have an audit committee that satisfies Rule 5605(c)(3), including having committee members that meet the independence requirements of Rule 5605(c)(2)(A)(ii). The exemptions are subject to our disclosure of which requirements we are not following and the equivalent Cayman Islands requirements. Below are some of the exemptions afforded to foreign private issuers under the Nasdaq rules:

●	Exemption from the requirement that we disclose within four business days of any determination to grant a waiver of the code of business conduct and ethics to directors and officers.

●	Exemption from the requirement that our board of directors be composed of independent directors.

●	Exemption from the requirement that our audit committee have a minimum of three members.

●	Exemption from the requirement that we hold annual shareholders’ meetings.

●	Exemption from the requirement that our board of directors have a remuneration committee composed entirely of independent directors with a written charter addressing the committee’s purpose and responsibilities.

●	Exemption from the requirement that director nominees are selected, or recommended for selection by our board of directors, either by (i) independent directors constituting a majority of our board of directors’ independent directors in a vote in which only independent directors participate, or (ii) a committee comprised solely of independent directors and governed by a formal written charter or board resolution, as applicable, addressing the nomination process as adopted.

We intend to comply with all of the rules generally applicable to U.S. domestic companies listed on the Nasdaq. We may in the future decide to use the foreign private issuer exemption with respect to some or all of the other Nasdaq corporate governance rules. We also intend to comply with Cayman Islands corporate governance requirements under the Companies Act applicable to us at the same time. If we rely on our home country corporate governance practices in lieu of certain of the rules of Nasdaq, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all of the corporate governance requirements of Nasdaq. We may utilize these exemptions for as long as we continue to qualify as a foreign private issuer.

Code of Business Conduct and Ethics, Insider Trading Policy and Executive Compensation Recovery Policy

Prior to the effectiveness of the registration statement of which this prospectus is a part, we intend to adopt: (i) a Code of Business Conduct and Ethics; (ii) an Insider Trading Policy that applies to our Directors, officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions; and (iii) Executive Compensation Recovery Policy that applies to our officers, and employees, including our chief executive officer, chief financial officer, principal accounting officer or controller or persons performing similar functions, (collectively the “Policies”). We intend to disclose any amendments to the Policies, and any waivers of the Policies for our Directors, executive officers and senior finance executives, on our website to the extent required by applicable U.S. federal securities laws and the corporate governance rules of Nasdaq.

Board of Directors

Our board of directors will consist of four directors upon the SEC’s declaration of effectiveness of our registration statement on Form F-1, of which this prospectus is a part. A director who is, directly or indirectly, interested in a contract or transaction or proposed contract or transaction with our company shall declare the nature of his or her interest at a meeting of our directors. Subject to the Nasdaq rules and disqualification by the chairman of the relevant board meeting, a director may vote in respect of any contract or transaction or proposed contract or transaction notwithstanding that he or she may be interested therein provided the director discloses to his fellow directors the nature and extent of any material interests in respect of any contract or transaction or proposed contract or transaction and if he or she does so his or her vote shall be counted and he or she may be counted in the quorum at any meeting of our directors at which any such contract or transaction or proposed contract or transaction is considered. Our directors may exercise all the powers of our Company to issue debentures, debenture stock, bonds, and other securities, whether outright or as collateral security for any debt, liability or obligation of our company or of any third party. None of our non-executive directors have a service contract with us that provides for benefits upon termination of service.

We recognize the importance and benefit of having a board of directors composed of highly talented and experienced individuals having regard to the need to foster and promote diversity among board members with respect to attributes such as gender, ethnicity and other factors. In support of this goal, we will consider criteria that promote diversity, including with regard to gender, ethnicity, and other dimensions; and consider the level of representation of women on our board of directors along with other markers of diversity.

Committees of the Board of Directors

A company of which more than 50% of the voting power held by a single entity is considered a “controlled company” under the Nasdaq rules. A controlled company is not required to comply with the Nasdaq corporate governance rules requiring a board of directors to have a majority of independent directors to have independent audit, compensation, and nominating and corporate governance committees. Following the completion of this Offering, we will be a “controlled company” as defined under the Nasdaq rules.

We will establish three committees under the board of directors immediately upon the effectiveness of our registration statement on Form F-1, of which this prospectus is a part: an audit committee, a compensation committee, and a nominating and corporate governance committee. We expect to adopt a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee. Our audit committee will consist of Mr. Ka Wing Eric, LAW, Ms. Szu Yu, LAI, and Mr. Hei Lam, TSANG. Mr. Ka Wing Eric, LAW will be the chairperson of our audit committee. We have determined that each of our audit committee members satisfies the “independence” requirements of Rule 5605(c)(2) of the Nasdaq rules and meets the independence standards under Rule 10A-3 under the Exchange Act. We have determined that Mr. Ka Wing Eric, LAW qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq rules. The audit committee will oversee our accounting and financial reporting processes and the audits of the financial statements of our company. The audit committee will be responsible for, among other things:

●	appointing the independent auditors and pre-approving all auditing and non-auditing services permitted to be performed by the independent auditors;

●	reviewing with the independent auditors any audit problems or difficulties and management’s response;

●	discussing the annual audited financial statements with management and the independent auditors;

●	reviewing the adequacy and effectiveness of our accounting and internal control policies and procedures and any steps taken to monitor and control major financial risk exposures;

●	reviewing and approving all proposed related-party transactions;

●	meeting separately and periodically with management and the independent auditors; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure proper compliance.

Compensation Committee. Our compensation committee will consist of Mr. Ka Wing Eric, LAW, Ms. Szu Yu, LAI, and Mr. Hei Lam, TSANG. Ms. Szu Yu, LAI will be the chairman of our compensation committee. We have determined that each of our compensation committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The compensation committee will assist the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated. The compensation committee will be responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing periodically and approving any incentive compensation or equity plans, programs, or similar arrangements; and

●	selecting compensation consultant, legal counsel, or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee.    Our nominating and corporate governance committee will consist of Mr. Ka Wing Eric, LAW, Ms. Szu Yu, LAI, and Mr. Hei Lam, TSANG. Mr. Hei Lam, TSANG will be the chairperson of our nominating and corporate governance committee. We have determined that each of our nominating and corporate governance committee members satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq rules. The nominating and corporate governance committee will assist the board of directors in selecting individuals qualified to become our directors and in determining the composition of the board and its committees. The nominating and corporate governance committee will be responsible for, among other things:

●	selecting and recommending to the board nominees for election by the shareholders or appointment by the board;

●	reviewing annually with the board the current composition of the board in regard to characteristics such as independence, knowledge, skills, experience, and diversity;

●	making recommendations on the frequency and structure of board meetings and monitoring the functioning of the committees of the board; and

●	advising the board periodically in regard to significant developments in the law and practice of corporate governance, as well as our compliance with applicable laws and regulations, and making recommendations to the board on all matters of corporate governance and on any remedial action to be taken.

Duties of Directors

Under Cayman Islands law, our directors owe fiduciary duties to our company. These include, among others (i) duty to act in good faith in what the director believes to be in the best interests of the company as a whole; (ii) duty to exercise powers for the purposes for which those powers were conferred and not for a collateral purpose; (iii) directors should not improperly fetter the exercise of future discretion; (iv) duty not to put themselves in a position in which there is a conflict between their duty to the company and their personal interests; and (v) duty to exercise independent judgment. In addition to the above, our directors also owe a duty to act with skill, care and diligence. This duty has been defined as a requirement to act as a reasonably diligent person having both the general knowledge, skill and experience that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and the general knowledge skill and experience which that director has.

Our board of directors has all the powers necessary for managing, and for directing and supervising, our business affairs. The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual and extraordinary general meetings and reporting its work to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of the officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of Shares in our company, including the registration of such Shares in our Share register.

Terms of Directors and Officers

Our directors may be elected by a resolution of our board of directors or by an ordinary resolution of our shareholders. Our directors are not subject to a term of office and hold office until such time as they are removed from office by ordinary resolution of our shareholders, unless the director is appointed on such express terms that he or she shall automatically retire from office (unless he has sooner vacated office) at the next or a subsequent annual general meeting or upon any specified event or after any specified period. A director will cease to be a director automatically if, among other things, the director (i) becomes bankrupt or has a receiving order made against him or suspends payment or compounds with his creditors, (ii) dies or becomes of unsound mind, (iii) resigns his or her office by notice in writing to our company, or (iv)is removed from office pursuant to our Amended Articles.

Our officers are selected by and serve at the discretion of our board of directors.

Employment Agreements with Executive Officers

We have entered into employment agreements with each of our executive officers. Under these agreements, each of our executive officers is employed for a specific time period. We may terminate employment for cause for certain acts of executive officers, such as commission of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offense, willful disobedience of a lawful and reasonable order, fraud or dishonesty, receipt of bribery, or severe neglect of his or her duties. We may also terminate an executive officer’s employment without cause upon providing three-months advance written notice. An executive officer may resign anytime with a three-month advance written notice.

Each executive officer has agreed to hold, during his or her employment and after the termination or expiry of his or her employment agreement, in strict confidence and not to use, except as required in the performance of his or her duties in connection with the employment or pursuant to applicable law, any of our confidential information or trade secrets, any confidential information or trade secrets of our clients or prospective customers, or the confidential or proprietary information of any third party received by us and for which we have confidential obligations.

We will also enter into indemnification agreements with each of our directors and executive officers. Under these agreements, we will agree to indemnify our directors and executive officers against certain liabilities and expenses incurred by such person in connection with claims made by reason of their being a director or officer of our company.

Under our employment agreement with our Chief Executive Officer, Chak Lam, WONG, to become effective as of the effective date of the registration statement of which this prospectus forms a part, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Wong an annual salary of $123,000. Mr. Wong will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Wong’s employment by giving at least three months’ written notice. All other compensation shall cease as of the date of termination and the Company shall pay all previously earned, accrued and unpaid compensation. Mr. Wong is also subject to standard confidentiality provision.

Under our employment agreement with our Chief Financial Officer, Yau Fat, CHAN, to become effective as of the effective date of the registration statement of which this prospectus forms a part, we agreed that, for a three-year term, unless terminated earlier in accordance with its terms, we will pay Mr. Chan an annual salary of $46,800. Mr. Chan will be provided with standard executive benefits. The Company will also provide standard indemnification and directors’ and officers’ insurance. The Company may terminate Mr. Chan’s employment by giving at least three months’ written notice. All other compensation shall cease as of the date of termination and the Company shall pay all previously earned, accrued and unpaid compensation. Mr. Chan is also subject to standard confidentiality provision.

Involvement in Certain Legal Proceedings

To the best of our knowledge, none of our directors or executive officers has, during the past 10 years, been involved in any legal proceedings described in subparagraph (f) of Item 401 of Regulation S-K.

Board diversity

We seek to achieve board diversity through the consideration of a number of factors when selecting the candidates to our Board, including but not limited to gender, skills, age, professional experience, knowledge, cultural, education background, ethnicity and length of service. The ultimate decision of the appointment will be based on merit and the contribution which the selected candidates will bring to our board.

Our directors have a balanced mix of knowledge and skills. We have three independent directors with different industry backgrounds, representing a majority of the members of our board. We also achieved gender diversity by having two female directors out of the total of five directors (including independent directors). Our board is well balanced and diversified in alignment with the business development and strategy of the Company.

Compensation of Directors and Executive Officers

For so long as we qualify as a foreign private issuer, we are not required to comply with the proxy rules applicable to U.S. domestic companies, including the requirement applicable to emerging growth companies to disclose the compensation of our executive officers on an individual, rather than an aggregate, basis. For the six months ended August 31, 2025 and the years ended February 28, 2025 and February 29, 2024, we paid an aggregate compensation of HK$489,000 (approximately US$62,584), HK$1,820,386 (approximately US$233,293) and HK$204,500 (approximately US$26,327), respectively, to our executive officers and directors. We have not set aside any amount to provide pension, retirement or other similar benefits to our executive officers and directors. We have also not made any agreements with our directors or executive officers to provide benefits upon termination of employment.

Equity Incentive Plans

As of the date of this prospectus, we have not adopted any equity compensation plans.

Outstanding Equity Awards at Fiscal Year-End

As of August 31, 2025, February 28, 2025 and February 29, 2024, we had no outstanding equity awards.

PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of our Class A Ordinary Shares and Class B Ordinary Shares as of the date of this prospectus by our officers, Directors, and 5% or greater beneficial owners of our Class A Ordinary Shares and Class B Ordinary Shares. There is no other person or group of affiliated persons known by us to beneficially own more than 5% of our Class A Ordinary Shares and Class B Ordinary Shares. The following table assumes that none of our officers, Directors, or 5% or greater beneficial owners of our Class A Ordinary Shares and Class B Ordinary Shares will purchase shares in this Offering. In addition, the following table assumes that the Underwriter’s over-allotment option has not been exercised.

Holders of our Class A Ordinary Shares are entitled to one (1) vote per share and holders of our Class B Ordinary Shares are entitled to twenty (20) votes per share. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

We have determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. As of the date of this prospectus, the percentage of Shares beneficially owned prior to this Offering is based on 26,250,000 Ordinary Shares, consisting of 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding as described in “Our Corporate History And Structure” section. None of the shareholders are located in the United States. We do not have any options or warrants that are outstanding. The percentage of Shares beneficially owned after this Offering is based on the number of Shares outstanding prior to this Offering plus the Class A Ordinary Shares that we are selling in this Offering, assuming the Underwriter does not exercise the over-allotment option, and the total and outstanding Class B Ordinary Shares. The person is also deemed to be a beneficial owner of any security of which that person has a right to acquire beneficial ownership within 60 days. Unless otherwise indicated, the person identified in this table has sole voting and investment power with respect to all shares shown as beneficially owned by him, subject to applicable community property laws.

Name of Beneficial	Class A Ordinary Shares Beneficially Owned Prior to This Offering(2)		Class B Ordinary Shares Beneficially Owned Prior to This Offering(2)		% of Total Voting Power Before This	Class A Ordinary Shares Beneficially Owned After This Offering(3)		Class B Ordinary Shares Beneficially Owned After This Offering(3)		% of Total Voting Power After This
Owners(1)	Number	%	Number	%	Offering(2)	Number	%	Number	%	Offering(3)
Directors and Executive Officers:
Chak Lam, WONG(4)	16,402,875	70.55	3,000,000	100.00%	91.77%	16,402,875	60.75%	3,000,000	100.00%	87.82%
Yau Fat, CHAN	—	—	—	—	—	—	—	—	—	—
Ka Wing Eric, LAW(5)	—	—	—	—	—	—	—	—	—	—
Szu Yu, LAI(5)	—	—	—	—	—	—	—	—	—	—
Hei Lam, TSANG(5)	—	—	—	—	—	—	—	—	—	—

All directors and executive officers as a group	16,402,875	70.55	3,000,000	100.00%	91.77%	16,402,875	60.75%	3,000,000	100.00%	87.82%
5% shareholders:
Paksum Company Limited(4)	16,402,875	70.55	3,000,000	100.00%	91.77%	16,402,875	60.75%	3,000,000	100.00%	87.82%

As of the date of this prospectus, none of our outstanding Shares are held by record holders in the United States.

*	Less than 1%.

(1)	Unless otherwise noted, the business address of each of the following entities or individuals is Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon, Hong Kong.

(2)

Applicable percentage of ownership is based on 26,250,000 Ordinary Shares, consisting of 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding immediately before this Offering.

(3)	Applicable percentage of ownership is based on 30,000,000 Ordinary Shares, consisting of 27,000,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares outstanding immediately after this Offering, assuming the Underwriter does not exercise the over-allotment option.

(4)

Comprised of 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares owned by Paksum Company Limited. Mr. Chak Lam, WONG is the sole shareholder and sole director of Paksum Company Limited. Therefore, Mr. Chak Lam, WONG has the voting and dispositive control over the shares held by each of these entities.

(5)	Appointment will be effective immediately upon effectiveness of this registration statement.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Transactions with Certain Related Parties

Set forth below are our related party transactions that occurred since the beginning of the six months ended August 31, 2025 and the years ended February 28, 2025, February 29, 2024 and February 28, 2023. The “related party transactions” are transactions identified in accordance with the rules prescribed under Part I, Item 7B of SEC Form 20-F.

Under Part I, Item 7B of Form 20-F, the Company is required to disclose any transaction occurring since the beginning of the Company’s preceding two financial years, with respect to transactions or loans between the Company and (a) enterprises that directly or indirectly through one or more intermediaries, control or are controlled by, or are under common control with, the Company; (b) associates; (c) individuals owning, directly or indirectly, an interest in the voting power of the Company that gives them significant influence over the Company, and close members of any such individual’s family; (d) key management personnel, that is, those persons having authority and responsibility for planning, directing and controlling the activities of the Company, including directors and senior management of companies and close members of such individuals’ families; and (e) enterprises in which a substantial interest in the voting power is owned, directly or indirectly, by any person described in (c) or (d) or over which such a person is able to exercise significant influence.

Before the completion of this Offering, we intend to adopt an audit committee charter, which will require the committee to review all related party transactions on an ongoing basis and all such transactions be approved by the audit committee. In determining whether to approve a related party transaction, the audit committee shall consider, among other factors, the following factors to the extent relevant to the related party transaction:

●	whether the terms of the related party transaction are fair to the Company and on the same basis as would apply if the transaction did not involve a related party;

●	whether there are business reasons for the Company to enter into the related party transaction;

●	whether the related party transaction would impair the independence of an outside director;

●	whether the related party transaction would present an improper conflict of interest for any director or executive officer of the Company, taking into account the size of the transaction, the overall financial position of the director, executive officer or the related party, the direct or indirect nature of the director’s, executive officer’s or the related party’s interest in the transaction and the ongoing nature of any proposed relationship, and any other factors the audit committee deems relevant; and

●	any pre-existing contractual obligations.

The following is a list of related parties which the Company has transactions with:

(a)	Mr. Chak Lam Wong, a director and principal shareholder of the Company.

a. Due to a director

As of August 31, 2025, February 28, 2025, February 29, 2024 and February 28, 2023, the balance of due to a director and principal shareholder was as follows:

	As of
Due to a director	August 31, 2025	February 28, 2025	February 29, 2024	February 28, 2023
Balance at beginning of the year/period	346,218	$247,943	2,949	-
(Repayment to)/advance from a director for operating expenses	167,200	(248,960)	244,970	-
Interim dividend declared	-	513,084	—	-
Payment of interim dividend	(511,934)	(167,576)	—	-
Exchange differences	(1,484)	1,727	24	-
Balance at end of the year/period (1)	-	$346,218	247,943	-

(1)

In the year ended February 28, 2025, the Company reimbursed the director a total of $416,536. The excess reimbursement of $168,593 arose due to timing differences in the reconciliation of amounts advanced and reimbursed. As a result, the balance changed from an amount payable to the director to an advance held by the director on behalf of the Company. The director has agreed to utilize the advance for future Company-related expenses. No receivable from the director was recognized in the Company’s financial statements and the excess reimbursement was accounted for as an internal reclassification within liabilities.

On February 28, 2025, the Company declared an interim dividend, of which $513,084 was payable to the director. The dividend remained unpaid at February 28, 2025, and the net effect of the prior advance and the unpaid dividend was presented as a liability due to the director. Subsequent to the year end, the unpaid dividend as at February 28, 2025 was settled.

The balances of due to a director and the advance held by the director were unsecured, non-interest-bearing, and repayable on demand.

b. Summary of Related Party Transactions

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

A summary of trade transactions with related parties for six months ended August 31, 2025 and the years ended February 28, 2025, February 29, 2024 and February 28, 2023 are listed below:

	Six Months Ended	Years Ended,
Director’s remuneration to a related party:	August 31, 2025	February 28, 2025	February 29, 2024	February 28, 2023
Mr. Chak Lam Wong	62,584	$122,884	$31,424	$-

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company and our affairs are governed by our Amended Memorandum and Articles, as amended from time to time, and the Companies Act (As Revised) of the Cayman Islands, which we refer to as the Companies Act below, and the common law of Cayman Islands.

The share capital of the Company consists of Ordinary Shares. As of the date hereof, our authorized share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares of par value US$0.00001 each, comprising of (i) 4,500,000,000 Class A Ordinary Shares of nominal or par value of US$0.00001 each, and (ii) 500,000,000 Class B Ordinary Shares of nominal or par value US$0.00001 each. As of the date of this prospectus, 23,250,000 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares were issued and outstanding. We will issue 3,750,000 Class A Ordinary Shares in this Offering (or 4,312,500 Class A Ordinary Shares if the Underwriter exercises its option to purchase additional Class A Ordinary Shares in full), assuming an initial offering price of US$4.00.

The following are summaries of material provisions of our Amended Memorandum and Articles (each the Amended Memorandum and the Amended Articles) and the Companies Act insofar as they relate to the material terms of our Ordinary Shares.

Our Current Amended Memorandum and Articles

Objects of our Company. Under our Amended Memorandum and Articles, the objects of our Company are unrestricted and we have the full power and authority to carry out any object not prohibited by the laws of the Cayman Islands.

Ordinary Shares. Upon the completion of this Offering, our authorized share capital is US$50,000 divided into 5,000,000,000 Ordinary Shares of par value US$0.00001 each, comprising of (i) 4,500,000,000 Class A Ordinary Shares of nominal or par value of US$0.00001 each, and (ii) 500,000,000 Class B Ordinary Shares of nominal or par value US$0.00001 each. All of our outstanding Ordinary Shares are fully paid and non-assessable. Certificates representing the Ordinary Shares are issued in registered form.

Conversion. In no event shall Class A Ordinary Shares be convertible into Class B Ordinary Shares. In no event shall Class B Ordinary Shares be convertible into Class A Ordinary Shares.

Dividends. The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors out of any funds of the Company lawfully available for distribution. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid. .

Voting Rights. Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by a poll. A poll shall be taken in such manner as the chairman directs. He may appoint scrutineers (who need not be shareholders) and fix a place and time for declaring the result of the poll. If, through the aid of technology, the meeting is held as a virtual meeting or in more than one place, the chairman may appoint scrutineers virtually and in more than one place; but if he considers that the poll cannot be effectively monitored at that meeting, the chairman shall adjourn the holding of the poll to a date, place and time when that can occur.

Any ordinary resolution is a resolution passed by a simple majority of the votes of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a written resolution signed by the required majority of shareholders according to the Amended Articles. Any special resolution is a resolution of a general meeting or a resolution of a meeting of the holders of any class of ordinary shares in a class meeting duly constituted in accordance with the Amended Articles in each case passed by a majority of not less than two-thirds of the votes by the shareholders as being entitled to do so vote in person or by proxy at that meeting. The expression includes a unanimous written resolution signed by all of the shareholders entitled to vote at such meeting.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by Cayman Islands law or by the Amended Memorandum and Articles or other constituent document of our Company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

General Meetings of Shareholders. As a Cayman Islands exempted company, we are not obliged by the Companies Act to call shareholders’ annual general meetings. Our Amended Memorandum and Articles provide that we may (but are not obliged to, unless required by the Nasdaq rules) in each year hold a general meeting as an annual general meeting, which, if held, shall be convened by the board of directors, in accordance with the Amended Articles Each general meeting, other than an annual general meeting, shall be an extraordinary general meeting.

Advance notice of at least five clear days is required for the convening of our annual general shareholders’ meeting (if any) and any other general meeting of our Shareholders. A quorum required for a meeting of shareholders consists of at least one holder of Shares being not less than an aggregate of one-third of the outstanding shares carrying the right to vote at such general meeting.

A majority of our directors may call general meetings and they shall on a shareholders’ requisition forthwith proceed to convene an extraordinary general meeting of our Company. A shareholders’ requisition is a request of one or more shareholders holding as at the date of deposit of the request in aggregate not less than ten percent of the rights to vote at such general meeting. The requisition must state the objects of the meeting and must be signed by or on behalf of each requisitioner and delivered in accordance with the notice provisions of our Amended Articles. If our directors do not within 21 clear days from the receipt of the requisition duly proceed to convene a general meeting, the requisitioners, or any of them may themselves convene a general meeting, but any meeting so convened must be called no later than three months after the expiration of the said 21 clear day period.

Winding Up; Liquidation. If we are wound up the shareholders may, subject to the Amended Articles and any other sanction required by the Companies Act, pass a special resolution allowing the liquidator to do either or both of the following:

(a)	to divide in specie among the shareholders the whole or any part of the assets of the Company and, for that purpose, to value any assets and to determine how the division shall be carried out as between the shareholders or different classes of shareholders; and/or

(b)	to vest the whole or any part of the assets in trustees for the benefit of shareholders and those liable to contribute to the winding up.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares. Subject to the terms of the allotment, our directors may from time to time make calls upon our shareholders in respect of any moneys unpaid on their shares in a notice served to such shareholders at least 14 clear days in advance specifying the time and place for payment. Any Ordinary Shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption, Repurchase and Surrender of Shares. Subject to the terms of the Companies Act and to any rights for the time being conferred on the shareholders holding a particular class of shares, the Company may by our board of directors: (i) issue shares that are to be redeemed or liable to be redeemed, at the option of the Company or the shareholder holding those redeemable shares, on the terms and in the manner our board of directors determine before the issue of those shares; (ii) with the consent by special resolution of the shareholders holding shares of a particular class, vary the rights attaching to that class of shares so as to provide that those shares are to be redeemed or are liable to be redeemed at the option of the Company on the terms and in the manner which the board of directors determine at the time of such variation; and (iii) purchase all or any of our own shares of any class including any redeemable shares on the terms and in the manner which our board of directors determine at the time of such purchase. Under the Companies Act, the redemption or repurchase of any share may be paid out of our Company’s profits or out of the proceeds of a new issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if our Company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Act no such share may be redeemed or repurchased (a) unless it is fully paid up, (b) if such redemption or repurchase would result in there being no shares issued and outstanding or (c) if the company has commenced liquidation. In addition, our Company may accept the surrender of any fully paid share for no consideration.

Transfer of Ordinary Shares. Provided that such transfer complies with the Nasdaq rules, our shareholders may freely transfer shares to another person by completing an instrument of transfer in a common form or in a form prescribed by the Nasdaq Capital Market (if such shares are listed on the Nasdaq Capital Market) or in any other form approved by our board of directors, executed:

(a)	where the shares are fully paid, by or on behalf that shareholder; and

(b)	where the shares are partly paid, by or on behalf of that shareholder and the transferee.

Where the shares of any class in question are not listed on any stock exchange or subject to the rules of any stock exchange, our board of directors may, in its absolute discretion, decline to register any transfer of any share that is not fully paid up or on which we have a lien. Our board of directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us, accompanied by the certificate for the shares to which it relates and such other evidence as our board of directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of shares;

●	the instrument of transfer is properly stamped, if required;

●	in the case of a transfer to joint holders, the number of joint holders to whom the share is to be transferred does not exceed four;

●	the shares transferred are fully paid up and free of any lien in favour of our Company; and

●	a fee of such maximum sum as the Nasdaq Capital Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within one month after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

The registration of transfers may, after compliance with any notice required of Nasdaq and on 14 clear days’ notice being given by advertisement in such one or more newspapers or by electronic means, be suspended and the register closed at such times and for such periods as our board of directors may from time to time determine; provided, however, that the registration of transfers shall not be suspended nor the register closed for more than 30 calendar days in any year.

Variations of Rights of Shares. If at any time our share capital is divided into different classes of shares then, unless the terms on which a class of shares was issued state otherwise, the rights attached to any such class may only be varied with: (a) the consent in writing of the holders of two-thirds of the issued shares of that class or (b) the sanction of a special resolution passed at a separate meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with the existing shares of that class.

Inspection of Books and Records. Holders of our Ordinary Shares have no general right under our Amended Articles to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Issuance of Additional Shares. Our Amended Memorandum and Articles authorize our board of directors to issue additional Ordinary Shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Issuance of additional Ordinary Shares may dilute the voting power of holders of Ordinary Shares.

Anti-Takeover Provisions. Some provisions of our Amended Memorandum and Articles may discourage, delay or prevent a change of control of our Company or management that shareholders may consider favorable. Our authorized, but unissued Ordinary Shares are available for future issuance without shareholders’ approval and could be utilized for a variety of corporate purposes, including future offerings to raise addition capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved Ordinary Shares could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exempted Company. We are an exempted company with limited liability under the Companies Act. The Companies Act distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	is not required to open its register of members for inspection;

●	does not have to hold an annual general meeting;

●	may not issue negotiable or bearer shares, but may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company.

Nomination and Removal of Directors and Filling Vacancies on Board. At any time or from time to time, the board of directors shall have the power to appoint any person as a director either to fill a casual vacancy on the board of directors or as an additional director to the existing board of directors subject to any maximum number of directors, if any, as may be determined by the members in general meeting.

Each director shall hold office for the term, if any, fixed by the terms of his appointment or until his office is vacated pursuant to the Amended Articles.

A director is not required to hold any shares in the company by way of qualification nor is there any specified upper or lower age limit for directors either for accession to or retirement from the board of directors.

A Director may be removed by an ordinary resolution of the Company before the expiration of his term of office (but without prejudice to any claim which such Director may have for damages for any breach of any contract between him and the Company) and the Company may by ordinary resolution appoint another in his place. Any Director so appointed shall be subject to the retirement by rotation provisions.

The office of a Director shall be vacated if he:

(i)	is prohibited by the law of the Cayman Islands from acting as a director; or

(ii)	is made bankrupt or makes an arrangement or composition with his creditors generally; or;

(iii)	resigns his office by notice to the Company; or;

(iv)	only held office as a director for a fixed term and such term expires; or;

(v)	in the opinion of a registered medical practitioner by whom he is being treated, becomes physically or mentally incapable of acting as a director; or;

(vi)	is given notice by the majority of the other directors (not being less than two in number) to vacate office (without prejudice to any claim for damages for breach of any agreement relating to the provision of the services of such director); or;

(vii)	is made subject to any law relating to mental health or incompetence, whether by court order or otherwise; or

(viii)	without the consent of the other directors, is absent from meetings of directors for a continuous period of six months.

From time to time the board of directors may appoint one or more of its body to be managing director, joint managing director or deputy managing director or to hold any other employment or executive office with the company for such period and upon such terms as the board of directors may determine, and the board of directors may revoke or terminate any of such appointments. The board of directors may also delegate any of its powers to committees consisting of such director(s) or other person(s) as the board of directors thinks fit, and from time to time it may also revoke such delegation or revoke the appointment of and discharge any such committees either wholly or in part, and either as to persons or purposes, but every committee so formed shall, in the exercise of the powers so delegated, conform to any regulations that may from time to time be imposed upon it by the board of directors.

Anti-Money Laundering — Cayman Islands

If any person resident in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or is involved with terrorism or terrorist property and the information for that knowledge or suspicion came to their attention in the course of their business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised), if the disclosure relates to criminal conduct or money laundering or (ii) to the Financial Reporting Authority or a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands) or the Financial Reporting Authority, pursuant to the Terrorism Act (Revised), if the disclosure relates to involvement with terrorism or terrorist financing and terrorist property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

By subscribing for shares, the subscriber consents to the disclosure of any information about them to regulators and others upon request in connection with money laundering and similar matters both in the Cayman Islands and in other jurisdictions.

In order to comply with legislation or regulations aimed at the prevention of money laundering, we are required to adopt and maintain anti-money laundering procedures, and may require subscribers to provide evidence to verify their identity and source of funds. Where permitted, and subject to certain conditions, we may also delegate the maintenance of our anti-money laundering procedures (including the acquisition of due diligence information) to a suitable person.

We reserve the right to request such information as is necessary to verify the identity of a subscriber. In some cases the directors may be satisfied that no further information is required since an exemption applies under the Anti-Money Laundering Regulations (Revised) of the Cayman Islands, as amended and revised from time to time (the “Regulations”) or any other applicable law. Depending on the circumstances of each application, a detailed verification of identity might not be required where:

(a)	the subscriber makes the payment for their investment from an account held in the subscriber’s name at a recognized financial institution; or

(b)	the subscriber is regulated by a recognized regulatory authority and is based or incorporated in, or formed under the law of, a recognized jurisdiction; or

(c)	the application is made through an intermediary which is regulated by a recognized regulatory authority and is based in or incorporated in, or formed under the law of a recognized jurisdiction and an assurance is provided in relation to the procedures undertaken on the underlying investors.

For the purposes of these exceptions, recognition of a financial institution, regulatory authority or jurisdiction will be determined in accordance with the Regulations by reference to those jurisdictions recognized by the Cayman Islands Monetary Authority as having equivalent anti-money laundering regulations.

In the event of delay or failure on the part of the subscriber in producing any information required for verification purposes, we may refuse to accept the application, in which case any funds received will be returned without interest to the account from which they were originally debited.

We also reserve the right to refuse to make any payment to a shareholder if our Directors or officers suspect or are advised that the payment to such shareholder might result in a breach of applicable anti-money laundering or other laws or regulations by any person in any relevant jurisdiction, or if such refusal is considered necessary or appropriate to ensure our compliance with any such laws or regulations in any applicable jurisdiction.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) a nominated officer (appointed in accordance with the Proceeds of Crime Act (Revised) of the Cayman Islands) or the Financial Reporting Authority (“FRA”) of the Cayman Islands, pursuant to the Proceeds of Crime Act (Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police constable or a nominated officer (pursuant to the Terrorism Act (Revised) of the Cayman Islands), pursuant to the Terrorism Act (Revised) of the Cayman Islands or the FRA, pursuant to the Terrorism Act (Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Data Protection in the Cayman Islands — Privacy Notice

This privacy notice explains the manner in which the Company collects, processes and maintains personal data about investors of the company pursuant to the Data Protection Act (Revised) of the Cayman Islands, as amended from time to time and any regulations, codes of practice or orders promulgated pursuant thereto (“DPA”).

The Company is committed to processing personal data in accordance with the DPA. In its use of personal data, the Company will be characterized under the DPA as a “data controller”, while certain of the Company’s service providers, affiliates and delegates may act as “data processors” under the DPA. These service providers may process personal information for their own lawful purposes in connection with services provided to the Company.

This privacy notice puts our shareholders on notice that, by virtue of making an investment in the Company, the Company and certain of the Company’s service providers may collect, record, store, transfer and otherwise process personal data by which individuals may be directly or indirectly identified.

Your personal data will be processed fairly and for lawful purposes, including (a) where the processing is necessary for the Company to perform a contract to which you are a party or for taking pre-contractual steps at your request (b) where the processing is necessary for compliance with any legal, tax or regulatory obligation to which the Company is subject or (c) where the processing is for the purposes of legitimate interests pursued by the Company or by a service provider to whom the data are disclosed. As a data controller, we will only use your personal data for the purposes for which we collected it. If we need to use your personal data for an unrelated purpose, we will contact you.

We anticipate that we will share your personal data with the Company’s service providers for the purposes set out in this privacy notice. We may also share relevant personal data where it is lawful to do so and necessary to comply with our contractual obligations or your instructions or where it is necessary or desirable to do so in connection with any regulatory reporting obligations. In exceptional circumstances, we will share your personal data with regulatory, prosecuting and other governmental agencies or departments, and parties to litigation (whether pending or threatened), in any country or territory including to any other person where we have a public or legal duty to do so (e.g. to assist with detecting and preventing fraud, tax evasion and financial crime or compliance with a court order).

Your personal data shall not be held by the Company for longer than necessary with regard to the purposes of the data processing.

We will not sell your personal data. Any transfer of personal data outside of the Cayman Islands shall be in accordance with the requirements of the DPA. Where necessary, we will ensure that separate and appropriate legal agreements are put in place with the recipient of that data.

The Company will only transfer personal data in accordance with the requirements of the DPA, and will apply appropriate technical and organizational information security measures designed to protect against unauthorized or unlawful processing of the personal data and against the accidental loss, destruction or damage to the personal data.

If you are a natural person, this will affect you directly. If you are a corporate investor (including, for these purposes, legal arrangements such as trusts or exempted limited partnerships) that provides us with personal data on individuals connected to you for any reason in relation to your investment into the Company, this will be relevant for those individuals and you should inform such individuals of the content.

You have certain rights under the DPA, including (a) the right to be informed as to how we collect and use your personal data (and this privacy notice fulfills the Company’s obligation in this respect); (b) the right to obtain a copy of your personal data; (c) the right to require us to stop direct marketing; (d) the right to have inaccurate or incomplete personal data corrected; (e) the right to withdraw your consent and require us to stop processing or restrict the processing, or not begin the processing of your personal data; (f) the right to be notified of a data breach (unless the breach is unlikely to be prejudicial); (g) the right to obtain information as to any countries or territories outside the Cayman Islands to which we, whether directly or indirectly, transfer, intend to transfer or wish to transfer your personal data, general measures we take to ensure the security of personal data and any information available to us as to the source of your personal data; (h) the right to complain to the Office of the Ombudsman of the Cayman Islands; and (i) the right to require us to delete your personal data in some limited circumstances.

If you consider that your personal data has not been handled correctly, or you are not satisfied with the Company’s responses to any requests you have made regarding the use of your personal data, you have the right to complain to the Cayman Islands’ Ombudsman. The Ombudsman can be contacted by accessing their website here: ombudsman.ky.

Differences in Corporate Law

The Companies Act is modeled, to a large extent, after the older Companies Acts of England but does not follow recent English statutory enactments and, accordingly, there are significant differences between the Companies Act and the current Companies Act of England. In addition, the Companies Act differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of some of the significant differences between the provisions of the Companies Act applicable to us and the laws applicable to companies incorporated in the State of Delaware.

Mergers and Similar Arrangements. The Companies Act permits merger and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies provided that the laws of the foreign jurisdiction permit such merger or consolidation. For these purposes, a “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company, and a “consolidation” means the combination of two or more constituent companies into a new consolidated company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by a special resolution of the shareholders of each constituent company, and such other authorization, if any, as may be specified in such constituent company’s articles of association. A merger between a Cayman Islands parent company and its Cayman Islands subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman Islands subsidiary if a copy of the plan of merger is given to every member of that Cayman Islands subsidiary to be merged unless that member agrees otherwise. For this purpose, a subsidiary is a company of which at least ninety percent (90%) of the issued shares entitled to vote are owned by the parent company.

The plan of merger or consolidation must be filed with the Registrar of Companies of the Cayman Islands together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger and consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares if they follow the required procedures under the Companies Act subject to certain exceptions. The fair value of the shares will be determined by the Cayman Islands court if it cannot be agreed among the parties. Court approval is not required for a merger or consolidation effected in compliance with these statutory procedures. The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman Islands constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his or her shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provided the dissenting shareholder complies strictly with the procedures set out in the Companies Act. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

In addition, there are statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by seventy-five per cent in value of the members or class of members or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest person of that class acting in respect of his or her interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Act.

The Companies Act also contains a statutory power of compulsory acquisition that may facilitate the “squeeze out” of dissentient minority shareholders upon a takeover offer. When a takeover offer is made and accepted by holders of not less than 90.0% of the shares within four months after the making of the offer, the offeror may, within a two-month period commencing on the expiration of such four month period, give notice to require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands by a dissenting shareholder within one month from the date on which the notice was given, but this is unlikely to succeed in the case of an offer that has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits. In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule, a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of the company to challenge actions where:

●	a company acts or proposes to act illegally or ultra vires and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	those who control the company are perpetrating a “fraud on the minority.”

In the case of a company (not being a bank) having its share capital divided into shares, the Grand Court may, on the application of members holding not less than one fifth of the shares of the company in issue, appoint an inspector to examine the affairs of the company and to report thereon in such manner as the Grand Court shall direct.

Indemnification of Directors and Executive Officers and Limitation of Liability. Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of directors and officers, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against the consequences of committing a crime, or against the indemnified person’s own fraud or dishonesty.

Our Amended Memorandum and Articles provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers, or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties. Under Delaware General Corporation Law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction. The duty of loyalty requires that a director acts in a manner he reasonably believes to be in the best interests of the corporation. He must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally. In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction, and that the transaction was of fair value to the corporation.

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Cayman Islands law and our amended and restated articles of association provide that our Shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Under Cayman Islands law, the fiduciary duties owed by a director and officer include (a) a duty to act in good faith in what the director or officer believes to be in the best interests of the company as a whole, (b) a duty to exercise their powers for the purposes for which they were conferred and not for a collateral purpose, (c) a duty to avoid improperly fettering the exercise of future discretion, (d) a duty to avoid any conflict of interest between the director’s duty to the company and the director’s personal interests, and (e) a duty to exercise independent judgment. In addition to the above, directors also owe a duty of care which is not fiduciary in nature. It was previously considered that a director need not exhibit in the performance of his duties a greater degree of skill than may reasonably be expected from a person carrying out the same functions as are carried out by that director in relation to the company. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent. Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. The Companies Act and our Amended Articles provide that shareholders may approve corporate matters by way of a unanimous written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matter at a general meeting without a meeting being held.

Shareholder Proposals. Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

The Companies Act does not provide shareholders with any rights to requisition a general meeting, or to put any proposal before a general meeting. However, these rights may be provided in a company’s articles of association. Our Amended Articles allow our shareholders holding in aggregate not less than ten percent of the rights to vote at such general meeting to requisition an extraordinary general meeting of our shareholders, in which case our board is obliged to convene an extraordinary general meeting and to put the resolutions so requisitioned to a vote at such meeting. Other than this right to requisition a shareholders’ meeting, our Amended Articles do not provide our shareholders with any other right to put proposals before annual general meetings or extraordinary general meetings. As an exempted Cayman Islands company, we may but are not obliged by law to call shareholders’ annual general meetings.

Cumulative Voting. Under the Delaware General Corporation Law, cumulative voting for elections of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director. There are no prohibitions in relation to cumulative voting under the Companies Act but our Amended Articles do not provide for cumulative voting. As a result, our Shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors. Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our Amended Articles, directors may be removed with or without cause, by an ordinary resolution of our Shareholders. In addition, a director’s office shall be vacated if the director (i) becomes bankrupt or makes any arrangement or composition with his creditors; (ii) is found to be or becomes of unsound mind or dies; (iii) resigns his or her office by notice in writing to the company; (iv) without special leave of absence from our board, is absent from meetings of our board for a continuous period of six months; or (v) is removed from office pursuant to any other provisions of our Amended Memorandum and Articles.

Transactions with Interested Shareholders. The Delaware General Corporation Law contains a business combination statute applicable to Delaware corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting share within the past three years. This has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

The Cayman Islands has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper corporate purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding up. Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under the Companies Act, a company may be wound up by either an order of the courts of the Cayman Islands, by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so. Under the Companies Act and our Amended Articles, our Company may be dissolved, liquidated or wound up by a special resolution of our shareholders.

Variation of Rights of Shares. Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under the Companies Act and our Amended Articles, if our share capital is divided into more than one class of shares then, unless the terms on which a class of shares was issued state otherwise, we may vary the rights attached to any class with the written consent of not less than two-thirds of the issued shares of that class or with the sanction of a special resolution passed at a separate general meeting of the holders of the shares of that class. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, subject to any rights or restrictions for the time being attached to the shares of that class, be deemed to be varied by the creation, allotment or issue of further shares ranking pari passu with the existing issued shares of that class.

Amendment of Governing Documents. Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. As permitted by the Companies Act, our Amended Memorandum and Articles may only be amended by a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders. There are no limitations imposed by our Amended Memorandum and Articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our Amended Memorandum and Articles governing the ownership threshold above which shareholder ownership must be disclosed.

Memorandum and Articles of Association — CCP

As of the date of this prospectus, the Group’s and its consolidated foreign operating entities’ respective memorandum and articles of association do not contain any wording from any charter of the CCP.

SHARES ELIGIBLE FOR FUTURE SALE

Upon the completion of this Offering, we will have 27,000,000 Class A Ordinary Shares (or 27,562,500 Class A Ordinary Shares if the Underwriter exercises its over-allotment option in full) and 3,000,000 Class B Ordinary Shares outstanding. All of the Class A Ordinary Shares sold in this Offering will be freely transferable by persons other than our “affiliates”, as that term is defined in Rule 144 promulgated under the Securities Act, without restriction or further registration under the Securities Act.

Prior to this Offering, there has been no public market for our Class A Ordinary Shares, and while we plan to apply to list our Class A Ordinary Shares on Nasdaq, we cannot assure you that a regular trading market for our Class A Ordinary Shares will develop or be sustained after this Offering. Future sales of substantial amounts of Class A Ordinary Shares in the public market, or the perception that such sales may occur, could adversely affect the market price of our Class A Ordinary Shares. Further, since a large number of our Class A Ordinary Shares will not be available for sale shortly after this Offering because of the contractual and legal restrictions on resale described below, sales of substantial amounts of our Class A Ordinary Shares in the public market after these restrictions lapse, or the perception that such sales may occur, could adversely affect the prevailing market price and our ability to raise equity capital in the future.

Lock-up Agreements

We have agreed not to, for a period of 180 days after the date of closing of this offering, offer, issue, sell, contract to sell, encumber, grant any option for the sale of, or otherwise dispose of, except in this Offering, any of our Ordinary Shares or securities that are substantially similar to our Ordinary Shares, including but not limited to any options or warrants to purchase our Ordinary Shares, or any securities that are convertible into or exchangeable for, or that represent the right to receive, our Ordinary Shares or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date such lock-up agreement was executed), without the prior written consent of the Underwriter.

Furthermore, each of our directors and executive officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares has also entered into a similar lock-up agreement for a period of 180 days after the date of closing of this offering, subject to certain exceptions, with respect to our Ordinary Shares and securities that are substantially similar to our Ordinary Shares. Pursuant to such lock-up agreements, each of our directors and executive officers has agreed, subject to limited exceptions set forth below, not to offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any Ordinary Shares or any securities convertible into or exercisable or exchangeable for Ordinary Shares, that transfers, in whole or in part, any of the economic consequences of ownership of our Ordinary Shares or such other securities for a period of 180 days after the effective date of the registration statement of which this prospectus forms a part, without the prior written consent of the Underwriter.

Other than this Offering, we are not aware of any plans by any significant shareholders to dispose of significant numbers of our Ordinary Shares. However, one or more existing shareholders or owners of securities convertible or exchangeable into or exercisable for our Ordinary Shares may dispose of significant numbers of our Ordinary Shares in the future. We cannot predict what effect, if any, future sales of our Ordinary Shares, or the availability of Ordinary Shares for future sale, will have on the trading price of our Ordinary Shares from time to time. Sales of substantial amounts of our Ordinary Shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of our Ordinary Shares.

Rule 144

All of our Class A Ordinary Shares issued outstanding prior to this Offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective prospectus under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of ours at any time during the three months preceding a sale and who has beneficially owned our restricted securities within the meaning of Rule 144 for at least six months would be entitled to sell an unlimited number of the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction.

Persons who are our affiliates (including persons beneficially owning 10% or more of our issued and outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the number of Shares then outstanding; or

●	the greater of 1% or the average weekly trading volume of our Class A Ordinary Shares on the Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this Offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Regulation S

Regulation S provides generally that sales made in offshore transactions are not subject to the registration or prospectus-delivery requirements of the Securities Act.

MATERIAL TAX CONSIDERATIONS

The following description is not intended to constitute a complete analysis of all tax considerations relating to the acquisition, ownership, and disposition of our Class A Ordinary Shares. You should consult your own tax advisor concerning the tax considerations of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign, or other taxing jurisdiction.

Cayman Islands Taxation

The following is a discussion on certain Cayman Islands income tax consequences of an investment in our securities. The discussion is a general summary of present law, which is subject to prospective and retroactive change. It is not intended as tax advice, does not consider any investor’s particular circumstances, and does not consider tax consequences other than those arising under Cayman Islands law.

We have been advised by Ogier, our Cayman Islands legal counsel in their opinion that, payments of dividends and capital in respect of our securities will not be subject to taxation in the Cayman Islands and no withholding will be required on the payment of a dividend or capital to any holder of the securities nor will gains derived from the disposal of the securities be subject to Cayman Islands income or corporation tax.

We have been further advised by Ogier that the Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us levied by the Government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or, after execution, brought within, the jurisdiction of the Cayman Islands. The Cayman Islands are a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties. No stamp duty is payable in the Cayman Islands on transfer of shares of Cayman Islands companies except those who hold interests in land in the Cayman Islands.

Hong Kong Taxation

Profits Tax

No tax is imposed in Hong Kong in respect of capital gains from the sale of property, such as our Ordinary Shares. Generally, gains arising from disposal of the Ordinary Shares which are held more than two years are considered capital in nature. However, trading gains from the sale of property by persons carrying on a trade, profession or business in Hong Kong where such gains are derived from or arise in Hong Kong from such trade, profession or business will be chargeable to Hong Kong profit tax. Liability for Hong Kong profits tax would therefore arise in respect of trading gains from the sale of Ordinary Shares realized by persons in the course of carrying on a business of trading or dealing in securities in Hong Kong where the purchase or sale contracts are effected (being negotiated, concluded and/or executed) in Hong Kong. Effective from April 1, 2018, profits tax is levied on a two-tiered profits tax rate basis, with the first HK$2 million of profits being taxed at 8.25% for corporations and 7.5% for unincorporated businesses, and profits exceeding the first HK$2 million being taxed at 16.5% for corporations and 15% for unincorporated businesses. In addition, Hong Kong does not impose withholding tax on gains derived from the sale of stock in Hong Kong companies and does not impose withholding tax on dividends paid outside of Hong Kong by Hong Kong companies. Accordingly, investors will not be subject to Hong Kong withholding tax with respect to a disposition of their Ordinary Shares or with respect to the receipt of dividends on their Ordinary Shares, if any. No income tax treaty relevant to the acquiring, withholding or dealing in the Ordinary Shares exists between Hong Kong and the United States.

Stamp duty

Hong Kong stamp duty is generally payable on the transfer of “Hong Kong stocks”. The term “stocks” refers to shares in companies incorporated in Hong Kong, as widely defined under the Stamp Duty Ordinance (Cap. 117 of the laws of Hong Kong), or SDO, and includes shares. However, our Ordinary Shares are not considered “Hong Kong stocks” under the SDO since the transfer of the Ordinary Shares are not required to be registered in Hong Kong given that the books for the transfer of Ordinary Shares are located in the United States. The transfer of Ordinary Shares is therefore not subject to stamp duty in Hong Kong. If Hong Kong stamp duty applies, both the purchaser and the seller are liable for the stamp duty charged on each of the sold note and bought note at the ad valorem rate of 0.1% on the higher of the consideration stated on the contract notes or the fair market value of the shares transferred. In addition, a fixed duty, currently of HK$5.00, is payable on an instrument of transfer.

Estate Duty

The Revenue (Abolition of Estate Duty) Ordinance 2005 came into effect on February 11, 2006 in Hong Kong. No Hong Kong estate duty is payable and no estate duty clearance papers are needed for an application for a grant of representation in respect of holders of Ordinary Shares whose death occurs on or after February 11, 2006.

Certain Mainland China Tax Laws and Regulations Consideration

The Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income (“Double Tax Avoidance Arrangement”)

The National People’s Congress of the PRC enacted the Enterprise Income Tax Law, which became effective on January 1, 2008 and last amended on December 29, 2018. According to Enterprise Income Tax Law and the Regulation on the Implementation of the Enterprise Income Tax Law, or the Implementing Rules, which became effective on January 1, 2008 and further amended on April 23, 2019, dividends generated after January 1, 2008 and payable by a foreign-invested enterprise in Mainland China to its foreign enterprise investors are subject to a 10% withholding tax, unless any such foreign enterprise investor’s jurisdiction of incorporation has a tax treaty with the PRC that provides for a preferential withholding arrangement. According to the Notice of the State Administration of Taxation (“SAT”) on Negotiated Reduction of Dividends and Interest Rates issued on January 29, 2008, revised on February 29, 2008, and the Arrangement between Mainland China and Hong Kong for the Avoidance of Double Taxation and Prevention of Fiscal Evasion with Respect to Taxes on Income, or Double Tax Avoidance Arrangement, the withholding tax rate in respect of the payment of dividends by a Mainland China enterprise to a Hong Kong enterprise may be reduced to 5% from a standard rate of 10% if the Hong Kong enterprise directly holds at least 25% of the Mainland China enterprise and certain other conditions are met, including: (i) the Hong Kong enterprise must directly own the required percentage of equity interests and voting rights in the Mainland China resident enterprise; and (ii) the Hong Kong enterprise must have directly owned such required percentage in the Mainland China resident enterprise throughout the 12 months prior to receiving the dividends. However, based on the Circular on Certain Issues with Respect to the Enforcement of Dividend Provisions in Tax Treaties issued on February 20, 2009 by the SAT, if the relevant PRC tax authorities determine, in their discretion, that a company benefits from such reduced income tax rate due to a structure or arrangement that is primarily tax-driven, such Mainland China tax authorities may adjust the preferential tax treatment; and based on the Announcement on Certain Issues with Respect to the “Beneficial Owner” in Tax Treaties issued by the SAT on February 3, 2018 and effective from April 1, 2018, if an applicant’s business activities do not constitute substantive business activities, it could result in the negative determination of the applicant’s status as a “beneficial owner”, and consequently, the applicant could be precluded from enjoying the above-mentioned reduced income tax rate of 5% under the Double Tax Avoidance Arrangement.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands as holding company with all our operations conducted and all revenue generated by our Hong Kong Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Enterprise Income Tax Law

The Enterprise Income Tax Law and the Implementing Rules impose a uniform 25% enterprise income tax rate to both foreign invested enterprises and domestic enterprises in Mainland China, except where tax incentives are granted to special industries and projects. Under the Enterprise Income Tax Law, an enterprise established outside PRC with “de facto management bodies” within Mainland China is considered a “resident enterprise” for Mainland China enterprise income tax purposes and is generally subject to a uniform 25% enterprise income tax rate on its worldwide income. The Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies promulgated by the SAT and last amended on December 29, 2017 and the Announcement of the State Administration of Taxation on Issues concerning the Determination of Resident Enterprises Based on the Standards of Actual Management Institutions promulgated by the SAT on January 29, 2014 set out the standards used to classify certain Chinese invested enterprises controlled by Mainland China enterprises or Mainland China enterprise groups and established outside of China as “resident enterprises”, which also clarified that dividends and other income paid by such Mainland China “resident enterprises” will be considered Mainland China source income and subject to Mainland China withholding tax, currently at a rate of 10%, when paid to non-Mainland China enterprise shareholders. This notice also subjects such Mainland China “resident enterprises” to various reporting requirements with the Mainland China tax authorities. Under the Implementing Rules, a “de facto management body” is defined as a body that has material and overall management and control over the manufacturing and business operations, personnel and human resources, finances and properties of an enterprise.

On October 17, 2017, the SAT issued the Bulletin on Issues Concerning the Withholding of Non-PRC Resident Enterprise Income Tax at Source, or Bulletin 37, which replaced the Notice on Strengthening Administration of Enterprise Income Tax for Share Transfers by Non-PRC Resident Enterprises, issued by the SAT, on December 10, 2009, and partially replaced and supplemented by the rules under the Bulletin on Issues of Enterprise Income Tax on Indirect Transfers of Assets by Non-PRC Resident Enterprises, or Bulletin 7, issued by the SAT, on February 3, 2015. Under Bulletin 7, an “indirect transfer” of assets, including equity interests in a PRC resident enterprise, by non-PRC resident enterprises may be re-characterized and treated as a direct transfer of PRC taxable assets, if such arrangement does not have a reasonable commercial purpose and was established for the purpose of avoiding payment of PRC enterprise income tax. As a result, gains derived from such indirect transfer may be subject to PRC enterprise income tax. In respect of an indirect offshore transfer of assets of a Mainland China establishment, the relevant gain is to be regarded as effectively connected with the Mainland China establishment and therefore included in its enterprise income tax filing, and would consequently be subject to enterprise income tax at a rate of 25%. Where the underlying transfer relates to the immoveable properties in China or to equity investments in a PRC resident enterprise, which is not effectively connected to a Mainland China establishment of a non-resident enterprise, a PRC enterprise income tax at 10% would apply, subject to available preferential tax treatment under applicable tax treaties or similar arrangements, and the party who is obligated to make the transfer payments bears the withholding obligation. Pursuant to Bulletin 37, the withholding party shall declare and pay the withheld tax to the competent tax authority in the place where such withholding party is located within 7 days from the date of occurrence of the withholding obligation. Both Bulletin 37 and Bulletin 7 do not apply to transactions of sale of shares by investors through a public stock exchange where such shares were acquired from a transaction through a public stock exchange.

We are an exempted company with limited liability incorporated under the laws of the Cayman Islands as holding company with all our operations conducted and all revenue generated by our Hong Kong Operating Subsidiary in Hong Kong. We do not have, nor do we currently intend to establish, any subsidiary in Mainland China or set up any establishment in Mainland China. We do not plan to enter into any contractual arrangements to establish a VIE structure with any entity in Mainland China, and none of our subsidiaries directly or indirectly holds any interests in any enterprises in Mainland China. We believe neither the Company, nor its subsidiaries, are subject to Enterprise Income Tax Law, Double Tax Avoidance Arrangement or any Mainland Chinese taxation law and regulations, nor these law and regulations have any impact on our business, operations or this Offering.

Material United States Federal Income Tax Considerations

The following discussion is a summary of U.S. federal income tax considerations generally applicable to U.S. Holders (as defined below) of the ownership and disposition of our Class A Ordinary Shares. This summary applies only to U.S. Holders that hold our Class A Ordinary Shares as capital assets (generally, property held for investment) and that have the U.S. dollar as their functional currency. This summary is based on U.S. federal tax laws in effect as of the date of this prospectus, on U.S. Treasury regulations in effect or, in some cases, proposed as of the date of this prospectus, and judicial and administrative interpretations thereof available on or before such date. All of the foregoing authorities are subject to change, which could apply retroactively and could affect the tax consequences described below. No ruling has been sought from the Internal Revenue Service (“IRS”) with respect to any U.S. federal income tax considerations described below, and there can be no assurance that the IRS or a court will not take a contrary position. Moreover, this summary does not address the U.S. federal estate, gift, backup withholding, and alternative minimum tax considerations, or any state, local, and non-U.S. tax considerations, relating to the ownership and disposition of our Class A Ordinary Shares. The following summary does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances or to persons in special tax situations such as:

●	financial institutions or financial services entities;

●	underwriters;

●	insurance companies;

●	pension plans;

●	cooperatives;

●	regulated investment companies;

●	real estate investment trusts;

●	grantor trusts;

●	broker-dealers;

●	traders that elect to use a mark-to-market method of accounting;

●	governments or agencies or instrumentalities thereof;

●	certain former U.S. citizens or long-term residents;

●	tax-exempt entities (including private foundations);

●	persons liable for alternative minimum tax;

●	persons holding stock as part of a straddle, hedging, conversion or other integrated transaction;

●	persons whose functional currency is not the U.S. dollar;

●	passive foreign investment companies;

●	controlled foreign corporations;

●	the Company’s officers or directors;

●	holders who are not U.S. Holders;

●	persons that actually or constructively own 5% or more of the total combined voting power of all classes of our voting stock; or

●	partnerships or other entities taxable as partnerships for U.S. federal income tax purposes, or persons holding Class A Ordinary Shares through such entities.

PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE APPLICATION OF U.S. FEDERAL TAXATION TO THEIR PARTICULAR CIRCUMSTANCES, AND THE STATE, LOCAL, NON-U.S., OR OTHER TAX CONSEQUENCES OF THE OWNERSHIP AND DISPOSITION OF OUR CLASS A ORDINARY SHARES.

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A Ordinary Shares that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, any state thereof or the District of Columbia;

●	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

●	a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more U.S. persons for all substantial decisions, or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership (or other entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A Ordinary Shares, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. Partnerships holding our Class A Ordinary Shares and their partners are urged to consult their tax advisors regarding an investment in our Class A Ordinary Shares.

Taxation of Dividends and Other Distributions on Our Class A Ordinary Shares

As discussed under “Dividend Policy” above, we do not anticipate that any dividends will be paid in the foreseeable future. Subject to the discussion below under “Passive Foreign Investment Company Rules,” any cash distributions (including the amount of any PRC tax withheld) paid on our Class A Ordinary Shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution we pay will generally be treated as a “dividend” for U.S. federal income tax purposes. A non-corporate U.S. Holder will be subject to tax on dividend income from a “qualified foreign corporation” at a lower applicable capital gains rate rather than the marginal tax rates generally applicable to ordinary income provided that certain holding period requirements are met. A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (i) if it is eligible for the benefits of a comprehensive tax treaty with the United States that the U.S. Secretary of Treasury determines is satisfactory for purposes of this provision and includes an exchange of information program, or (ii) with respect to any dividend it pays on stock that is readily tradable on an established securities market in the United States, including Nasdaq. It is unclear whether dividends that we pay on our Class A Ordinary Shares will meet the conditions required for the reduced tax rate. However, in the event that we are deemed to be a PRC resident enterprise under the PRC Enterprise Income Tax Law, we may be eligible for the benefits of the United States-PRC income tax treaty. If we are eligible for such benefits, dividends we pay on our Class A Ordinary Shares, would be eligible for the reduced rates of taxation described in this paragraph. You are urged to consult your tax advisor regarding the availability of the lower rate for dividends paid with respect to our Class A Ordinary Shares. Dividends received on our Class A Ordinary Shares will not be eligible for the dividends-received deduction allowed to corporations.

Dividends will generally be treated as income from foreign sources for U.S. foreign tax credit purposes and will generally constitute passive category income. Depending on the U.S. Holder’s individual facts and circumstances, a U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit not in excess of any applicable treaty rate in respect of any foreign withholding taxes imposed on dividends received on our Class A Ordinary Shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction, for U.S. federal income tax purposes, in respect of such withholding, but only for a year in which such U.S. Holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex and their outcome depends in large part on the U.S. Holder’s individual facts and circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Taxation of Sale or Other Disposition of Class A Ordinary Shares

Subject to the discussion below under “Passive Foreign Investment Company Rules,” a U.S. Holder will generally recognize capital gain or loss upon the sale or other disposition of Class A Ordinary Shares in an amount equal to the difference between the amount realized upon the disposition and the U.S. Holder’s adjusted tax basis in such Class A Ordinary Shares. Any capital gain or loss will be long term if the Class A Ordinary Shares have been held for more than one year and will generally be U.S.-source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate taxpayers are currently eligible for reduced rates of taxation. In the event that gain from the disposition of the Class A Ordinary Shares is subject to tax in the PRC, such gain may be treated as PRC-source gain under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of our Class A Ordinary Shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation, such as our company, will be classified as a PFIC, for U.S. federal income tax purposes for any taxable year, if either (i) 75% or more of its gross income for such year consists of certain types of “passive” income or (ii) 50% or more of the value of its assets (determined on the basis of a quarterly average) during such year is attributable to assets that produce or are held for the production of passive income. For this purpose, cash and cash equivalents are categorized as passive assets and the company’s goodwill and other unbooked intangibles are taken into account as non-passive assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning a proportionate share of the assets and earning a proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

No assurance can be given as to whether we may be or may become a PFIC, as this is a factual determination made annually that will depend, in part, upon the composition of our income and assets. Furthermore, the composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this Offering. Under circumstances where our revenue from activities that produce passive income significantly increase relative to our revenue from activities that produce non-passive income, or where we determine not to deploy significant amounts of cash for active purposes, our risk of becoming classified as a PFIC may substantially increase. In addition, because there are uncertainties in the application of the relevant rules, it is possible that the Internal Revenue Service may challenge our classification of certain income and assets as non-passive or our valuation of our tangible and intangible assets, each of which may result in our becoming a PFIC for the current or subsequent taxable years. If we were classified as a PFIC for any year during which a U.S. Holder held our Class A Ordinary Shares, we generally would continue to be treated as a PFIC for all succeeding years during which such U.S. Holder held our Class A Ordinary Shares even if we cease to be a PFIC in subsequent years, unless certain elections are made. Our U.S. counsel expresses no opinion with respect to our PFIC status for any taxable year.

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, and unless the U.S. Holder makes a mark-to-market election (as described below), the U.S. Holder will generally be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC, on (i) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125 percent of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Class A Ordinary Shares), and (ii) any gain realized on the sale or other disposition of Class A Ordinary Shares. Under these rules,

●	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the Class A Ordinary Shares;

●	the amount allocated to the current taxable year and any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each, a “pre-PFIC year”), will be taxable as ordinary income;

●	the amount allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that year; and

●	an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each prior taxable year, other than a pre-PFIC year, of the U.S. Holder.

If we are treated as a PFIC for any taxable year during which a U.S. Holder holds our Class A Ordinary Shares, or if any of our subsidiaries is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of any lower-tier PFICs for purposes of the application of these rules. U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to any of our subsidiaries.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to such stock, provided that such stock is “regularly traded” within the meaning of applicable U.S. Treasury regulations. If our Class A Ordinary Shares qualify as being regularly traded, and an election is made, the U.S. Holder will generally (i) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A Ordinary Shares held at the end of the taxable year over the adjusted tax basis of such Class A Ordinary Shares and (ii) deduct as an ordinary loss the excess, if any, of the adjusted tax basis of the Class A Ordinary Shares over the fair market value of such Class A Ordinary Shares held at the end of the taxable year, but such deduction will only be allowed to the extent of the amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A Ordinary Shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the gain or loss described above during any period that such corporation is not classified as a PFIC. If a U.S. Holder makes a mark-to-market election, any gain such U.S. Holder recognizes upon the sale or other disposition of our Class A Ordinary Shares in a year when we are a PFIC will be treated as ordinary income and any loss will be treated as ordinary loss, but such loss will only be treated as ordinary loss to the extent of the net amount previously included in income as a result of the mark-to-market election.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder may continue to be subject to the PFIC rules with respect to such U.S. Holder’s indirect interest in any investments held by us that are treated as an equity interest in a PFIC for U.S. federal income tax purposes.

Furthermore, as an alternative to the foregoing rules, a U.S. Holder that owns stock of a PFIC generally may make a “qualified electing fund” election regarding such corporation to elect out of the PFIC rules described above regarding excess distributions and recognized gains. However, we do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

If a U.S. Holder owns our Class A Ordinary Shares during any taxable year that we are a PFIC, the U.S. Holder must generally file an annual Internal Revenue Service Form 8621 and provide such other information as may be required by the U.S. Treasury Department, whether or not a mark-to-market election is or has been made. If we are or become a PFIC, you should consult your tax advisor regarding any reporting requirements that may apply to you.

You should consult your tax advisors regarding how the PFIC rules apply to your investment in our Class A Ordinary Shares.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the Internal Revenue Service relating to an interest in “specified foreign financial assets,” including shares issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the Internal Revenue Service), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the Internal Revenue Service and fails to do so.

In addition, dividend payments with respect to our Class A Ordinary Shares and proceeds from the sale, exchange or redemption of our Class A Ordinary Shares may be subject to additional information reporting to the IRS and possible U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder who furnishes a correct taxpayer identification number and makes any other required certification on IRS Form W-9 or who is otherwise exempt from backup withholding. U.S. Holders who are required to establish their exempt status generally must provide such certification on IRS Form W-9. U.S. Holders are urged to consult their tax advisors regarding the application of the U.S. information reporting and backup withholding rules.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against your U.S. federal income tax liability, and you may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS and furnishing any required information. We do not intend to withhold taxes for individual shareholders. However, transactions effected through certain brokers or other intermediaries may be subject to withholding taxes (including backup withholding), and such brokers or intermediaries may be required by law to withhold such taxes.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX CONSEQUENCES OF PURCHASING, HOLDING AND DISPOSING OF OUR CLASS A ORDINARY SHARES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands. Service of process upon us and upon our directors and officers and the Cayman Islands experts named in this prospectus, many of whom reside outside of the United States, may be difficult to obtain within the United States. Furthermore, because substantially all of our assets and a majority of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may be difficult to collect within the United States.

We have irrevocably appointed Cogency Global Inc. as our agent to receive service of process in any action against us in any U.S. federal or state court arising out of this Offering or any purchase or sale of securities in connection with this Offering. The address of our agent is 122 East 42nd Street, 18th Floor, New York, NY 10168.

Ogier (“Ogier”), our counsel as to Cayman Islands law, has advised us that there is uncertainty as to whether the courts of the Cayman Islands would (1) recognize or enforce judgments of U.S. courts obtained against us or our directors or officers that are predicated upon the civil liability provisions of the federal securities laws of the United States or the securities laws of any state in the United States, or (2) entertain original actions brought in the Cayman Islands against us or our directors or officers that are predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Ogier has informed us that the uncertainty with regard to Cayman Islands law relates to whether a judgment obtained from the United States courts under the civil liability provisions of the securities laws will be determined by the courts of the Cayman Islands as penal or punitive in nature. If such a determination is made, the courts of the Cayman Islands will not recognize or enforce the judgment against a Cayman Islands company. Because the courts of the Cayman Islands have yet to rule on whether such judgments are penal or punitive in nature, it is uncertain whether they would be enforceable in the Cayman Islands. Ogier has further advised us that a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation.

In addition, Ogier has advised us that although there is no statutory recognition and enforcement in the Cayman Islands of judgments obtained in the United States, a judgment obtained in such jurisdiction may be recognized and enforced in the courts of the Cayman Islands in certain circumstances without any re-examination or re-litigation of matters adjudicated upon, provided such judgement: (i) is given by a foreign court of competent jurisdiction; (ii) imposes on the judgment debtor a liability to pay a liquidated sum for which the judgment has been given; (iii) is final; (iv) is not in respect of taxes, a fine or a penalty; and (v) was not obtained in a manner and is not of a kind the enforcement of which is contrary to natural justice or the public policy of the Cayman Islands. Subject to the above limitations, in appropriate circumstances, a Cayman Islands court may give effect in the Cayman Islands to other kinds of final foreign judgments such as declaratory orders, orders for performance of contracts and injunctions.

Name	Position	Nationality	Residence
Chak Lam, WONG	Chairperson of the Board of Directors, Director and Chief Executive Officer	Chinese	Hong Kong
Yau Fat, CHAN	Chief Financial Officer	Chinese	Hong Kong
Ka Wing Eric, LAW	Independent Director	Chinese	Hong Kong
Szu Yu, LAI	Independent Director	Chinese	Hong Kong
Hei Lam, TSANG	Independent Director	Chinese	Hong Kong

Also, our principal executive offices and substantially all of our assets are located in Hong Kong. In addition, all of our directors and officers are nationals or residents of Hong Kong and all or a substantial portion of their assets are located outside the United States. None of our directors and officers are nationals of China. As a result, it may be difficult for investors to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States. Due to lack of reciprocity and cost and time constraints, you may experience difficulties in effecting service of legal process, enforcing foreign judgments, or bringing actions in Cayman Islands, Hong Kong and China against us or our directors and officers based on foreign law.

We have been advised by David Fong & Co., Solicitors, our Hong Kong counsel, that there is uncertainty as to whether the courts of Hong Kong would (i) recognize or enforce judgments of United States courts obtained against us or our directors or officers predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States or (ii) entertain original actions brought in Hong Kong against us or our directors or officers predicated upon the securities laws of the United States or any state in the United States.

David Fong & Co., our counsel with respect to Hong Kong law, have advised us that judgment of United States courts will not be directly enforced in Hong Kong. There are currently no treaties or other arrangements providing for reciprocal enforcement of foreign judgments between Hong Kong and the United States. However, the common law permits an action to be brought upon a foreign judgment. That is to say, a foreign judgment itself may form the basis of a cause of action since the judgment may be regarded as creating a debt between the parties to it. In a common law action for enforcement of a foreign judgment in Hong Kong, the enforcement is subject to various conditions, including but not limited to, that the foreign judgment is a final judgment conclusive upon the merits of the claim, the judgment is for a liquidated amount in a civil matter and not in respect of taxes, fines, penalties, or similar charges, the proceedings in which the judgment was obtained were not contrary to natural justice, and the enforcement of the judgment is not contrary to public policy of Hong Kong. Such a judgment must be for a fixed sum and must also come from a “competent” court as determined by the private international law rules applied by the Hong Kong courts. The defenses that are available to a defendant in a common law action brought on the basis of a foreign judgment include lack of jurisdiction, breach of natural justice, fraud, and contrary to public policy. However, a separate legal action for debt must be commenced in Hong Kong in order to recover such debt from the judgment debtor.

UNDERWRITING

Subject to the terms and conditions of the underwriting agreement, the underwriters named below (collectively, the “underwriters”), where Pacific Century Securities, LLC and Revere Securities LLC are acting as the representative of the underwriters (the “Representatives”) have severally agreed to purchase from us on a firm commitment basis the following respective number of the Class A Ordinary Shares at the public price less the underwriting discounts set forth on the cover page of this prospectus:

Name	Number of Ordinary Shares
Pacific Century Securities, LLC	[ ]
Revere Securities LLC	[ ]

Total	[ ]

The underwriters are committed to purchase all the Class A Ordinary Shares offered by us if any Class A Ordinary Shares are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may also be increased or the Offering may be terminated. The underwriters are offering Class A Ordinary Shares subject to their acceptance of the Class A Ordinary Shares from us and subject to prior sale. The underwriting agreement provides that the obligations of the several underwriters to pay for and accept delivery of the Class A Ordinary Shares offered by this prospectus are subject to the approval of certain legal matters by their counsel and to certain other conditions.

All sales of the Class A Ordinary Shares in the United States will be made through United States registered broker-dealers. Sales of the Class A Ordinary Shares made outside the United States may be made by affiliates of the underwriters.

Over-Allotment Option

The Company has granted to the underwriters a 45-day option following the closing date to purchase up to 300,000 additional Class A Ordinary Shares (15% of the total number of our Class A Ordinary Shares to be offered by us pursuant to this Offering) from us at the initial public offering price less the underwriting discounts and commissions, based on the assumed offering price of US$4.00 per Class A Ordinary Share. The underwriters may exercise this option solely for the purpose of covering over-allotments, if any, in connection with this Offering. To the extent the option is exercised, each underwriter must purchase a number of additional Ordinary Shares approximately proportionate to that underwriter’s initial purchase commitment. Any Class A Ordinary Shares issued or sold under the option will be issued and sold on the same terms and conditions as the other Class A Ordinary Shares that are the subject of this offering.

In connection with the Offering, the underwriters may purchase and sell Class A Ordinary Shares in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the over-allotment option, and stabilizing purchases.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the Class A Ordinary Shares. They may also cause the price of the Class A Ordinary Shares to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Discounts, Commissions, and Expenses

The Company has agreed to pay the underwriters a cash fee equal to seven percent (7.0%) of the aggregate gross proceeds raised in this Offering. The Representative proposes initially to offer the Class A Ordinary Shares to the public at the offering price set forth on the cover page of this prospectus and to dealers at those prices less the aforesaid fee (“underwriting discount”) set forth on the cover page of this prospectus. The following table shows the price per share and total public offering price, underwriting discounts and commissions, and proceeds before expenses to us.

	Per Class A Ordinary Share	Total Without Exercise of Over-Allotment Option	Total With Full Exercise of Over-Allotment Option
Initial public offering price(1)	$	$	$
Underwriters’ discounts(2)
Proceeds, before expenses, to us	$	$	$

(1)	IPO price per share is assumed to be $4.00 per Class A Ordinary Share, which is the midpoint of the estimated IPO price range set forth on the cover page of this prospectus.
(2)	We have agreed to pay the Representative a discount equal to seven percent (7.0%) of the gross proceeds of this offering.

The Company has agreed to pay reasonable and documented underwriters’ accountable expenses of up to US$250,000, which includes, without limitation, travel, due diligence expenses, reasonable fees and expenses of its legal counsel, roadshow and background check on the Company’s principals. We paid an advance of $50,000 to our prior underwriter for out-of-pocket expenses related to this Offering. The Advance will be returned to the Company to the extent such out-of-pocket accountable expenses are not actually incurred, or are less than the advances in accordance with FINRA Rule 5110(g).

The Company has also agreed to pay the underwriter a non-accountable expense, equal to one percent (1.0%) of the gross proceeds received by us from the sale of the Class A Ordinary Shares including shares sold pursuant to the exercise of the over-allotment option.

Right of First Refusal

Pacific Century Securities, LLC will receive a right of first refusal in connection with this offering, which covers all investment banking services for twelve (12) months, including (a) acting as lead manager for any underwritten public offering; and (b) acting as placement agent or initial purchaser in connection with any private offering. The Right of First Refusal granted hereunder may be terminated by us for “Cause,” which shall mean a material breach by Pacific Century Securities of the underwriting agreement or a material failure by Pacific Century Securities to provide the services as contemplated by the underwriting agreement.

Electronic Offer, Sale and Distribution of Class A Ordinary Share

A prospectus in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the Offering. The underwriters may agree to allocate a number of Class A Ordinary Shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Representative to underwriters and selling group members that may make internet distributions on the same basis as other allocations.

Lock-up Agreements

The Company, each of its directors and officers and holders of five percent (5%) or more of our securities (including warrants, options, convertible securities and Ordinary Shares) on a fully diluted basis immediately prior to the consummation of this Offering have agreed or are otherwise contractually restricted for a period of for the Company and for our directors and officers and shareholders holding 5% or more of the issued and outstanding Ordinary Shares, 180 days, after the date of closing of this offering, without the prior written consent of the Representative not to directly or indirectly:

●	issue (in the case of us), offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any shares of the Class A Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for the Ordinary Share or other capital stock;

●	in the case of us, file or cause the filing of any registration statement under the Securities Act with respect to any shares of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, filed with the SEC after the closing date of this Offering; or

●	enter into any swap or other agreement, arrangement, hedge or transaction that transfers to another, in whole or in part, directly or indirectly, any of the economic consequences of ownership of Ordinary Share or other capital stock or any securities convertible into or exercisable or exchangeable for Ordinary Share or other capital stock, whether any transaction described in any of the foregoing bullet points is to be settled by delivery of the Class A Ordinary Share or other capital stock, other securities, in cash or otherwise, or publicly announce an intention to do any of the foregoing.

There are no existing agreements between the underwriters and any person who will execute a lock-up agreement in connection with this Offering providing consent to the sale of shares prior to the expiration of the lock-up period. The lock up does not apply to the issuance of shares upon the exercise of rights to acquire Class A Ordinary Shares pursuant to any existing stock option or the converting any of preferred convertible stock.

The Representative may in its sole discretion and at any time without notice release some or all of the ordinary shares subject to lock-up agreements prior to the expiration of the lock-up period. When determining whether or not to release shares from the lock-up agreements, the Representative will consider, among other factors, the security holder’s reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time.

The foregoing does not purport to be a complete statement of the terms and conditions of the underwriting agreement and subscription agreement. A form of the underwriting agreement is included as an exhibit to the registration statement of which this prospectus forms a part.

Stabilization

Prior to this Offering, there has been no public market for the Class A Ordinary Shares. Consequently, the initial public offering price for the Class A Ordinary Shares will be determined by negotiations among us and the Representative. Among the factors to be considered in determining the initial public offering price are the Company’s results of operations, its current financial condition, its future prospects, its markets, the economic conditions in and future prospects for the industry in which the Company competes, its management and currently prevailing general conditions in the equity securities markets, including current market valuations of publicly traded companies considered comparable to the Company. Neither the Company nor the underwriters can assure investors that an active trading market will develop for the Class A Ordinary Shares, or that Class A Ordinary Shares will trade in the public market at or above the initial public offering price.

The Company plans to have the Class A Ordinary Shares approved for listing on the Nasdaq Capital Market under the symbol “KWF.”

In connection with the Offering the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions, penalty bids and passive market making in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

●	Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

●	Over-allotment involves sales by the Underwriter of the Class A Ordinary Share in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option and/or purchasing shares in the open market.

●	Syndicate covering transactions involve purchases of shares in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of the Class A Ordinary Share available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option, a naked short position, the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the Offering.

●	Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Ordinary Share originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

●	In passive market making, market makers in the shares who are the underwriters or prospective underwriter may, subject to limitations, make bids for or purchases of the Ordinary Share until the time, if any, at which a stabilizing bid is made.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the Class A Ordinary Shares or preventing or retarding a decline in the market price of the Class A Ordinary Shares. As a result, the price of the Class A Ordinary Shares may be higher than the price that might otherwise exist in the open market. These transactions may be effected on the Nasdaq or otherwise, and, if commenced, may be discontinued at any time.

A prospectus in electronic format may be made available by e-mail or on the websites or through online services maintained by one or more of the underwriters or their affiliates. In those cases, prospective investors may view offering terms online and may be allowed to place orders online. The underwriters may agree with us to allocate a specific number of the Class A Ordinary Shares for sale to online brokerage account holders. Any such allocation for online distributions will be made by the underwriters on the same basis as other allocations. Other than the prospectus in electronic format, the information on the underwriters’ websites and any information contained in any other website maintained by any of the underwriters is not part of this prospectus, has not been approved and/or endorsed by us or the underwriters and should not be relied upon by investors.

Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. Certain of the underwriters and their respective affiliates may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In addition, in the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of the Company or its affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to customers that they acquire, long and/or short positions in such securities and instruments.

The Company has agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

Selling Restrictions

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this prospectus in any jurisdiction where action for that purpose is required. The securities offered by this prospectus may not be offered or sold, directly or indirectly, nor may this prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus comes are advised to inform themselves about and to observe any restrictions relating to the Offering and the distribution of this prospectus. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Investors

Notice to Prospective Investors in the European Economic Area

In relation to each member state of the European Economic Area, an offer of Ordinary Shares described in this prospectus may not be made to the public in that member state unless the prospectus has been approved by the competent authority in such member state or, where appropriate, approved in another member state and notified to the competent authority in that member state, all in accordance with the Prospectus Regulation, except that an offer to the public in that member state of any Class A Ordinary Shares may be made at any time under the following exemptions under the Prospectus Regulation:

●	to any legal entity which is a qualified investor as defined in the Prospectus Regulation;

●	to fewer than 150 natural or legal persons (other than qualified investors as defined in the Prospectus Regulation), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 1(4) of the Prospectus Regulation,

provided that no such offer of Ordinary Shares shall require us or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation or supplement a prospectus pursuant to Article 23 of the Prospectus Regulation.

For purposes of this provision, the expression an “offer of securities to the public” in any member state means the communication in any form and by any means of sufficient information on the terms of the offer and the Ordinary Shares to be offered so as to enable an investor to decide to purchase or subscribe for the Ordinary Shares and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

The sellers of the Class A Ordinary Shares have not authorized and do not authorize the making of any offer of the Class A Ordinary Shares through any financial intermediary on their behalf, other than offers made by the underwriters with a view to the final placement of the Class A Ordinary Shares as contemplated in this prospectus. Accordingly, no purchaser of the Ordinary Shares, other than the underwriters, is authorized to make any further offer of the Ordinary Shares on behalf of the sellers or the underwriters.

Notice to Prospective Investors in the United Kingdom

This prospectus is only being distributed to, and is only directed at, persons in the United Kingdom that are qualified investors as defined in the Prospectus Regulation that are also (i) investment professionals falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, or Order, or (ii) high net worth entities, and other persons to whom it may lawfully be communicated, falling within Article 49(2)(a) to (d) of the Order (each such person being referred to as a “relevant person”). This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other persons in the United Kingdom. Any person in the United Kingdom that is not a relevant person should not act or rely on this document or any of its contents.

Notice to Prospective Investors in France

Neither this prospectus nor any other offering material relating to the Ordinary Shares described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Ordinary Shares has been or will be:

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Ordinary Shares to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1° -or-2° -or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Ordinary Shares may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Notice to Prospective Investors in Switzerland

This document, as well as any other offering or marketing material relating to the Class A Ordinary Shares which are the subject of the Offering contemplated by this prospectus, neither constitutes a prospectus pursuant to Article 652a or Article 1156 of the Swiss Code of Obligations nor a simplified prospectus as such term is understood pursuant to article 5 of the Swiss Federal Act on Collective Investment Schemes. Neither the Class A Ordinary Shares nor the shares underlying the Ordinary Shares will be listed on the SIX Swiss Exchange and, therefore, the documents relating to the Class A Ordinary Shares, including, but not limited to, this document, do not claim to comply with the disclosure standards of the listing rules of SIX Swiss Exchange and corresponding prospectus schemes annexed to the listing rules of the SIX Swiss Exchange.

Notice to Prospective Investors in Australia

This prospectus is not a formal disclosure document and has not been, nor will be, lodged with the Australian Securities and Investments Commission. It does not purport to contain all information that an investor or their professional advisers would expect to find in a prospectus or other disclosure document (as defined in the Corporations Act 2001 (Australia)) for the purposes of Part 6D.2 of the Corporations Act 2001 (Australia) or in a product disclosure statement for the purposes of Part 7.9 of the Corporations Act 2001 (Australia), in either case, in relation to the Class A Ordinary Shares.

The Class A Ordinary Shares are not being offered in Australia to “retail clients” as defined in sections 761G and 761GA of the Corporations Act 2001 (Australia). This Offering is being made in Australia solely to “wholesale clients” for the purposes of section 761G of the Corporations Act 2001 (Australia) and, as such, no prospectus, product disclosure statement or other disclosure document in relation to the securities has been, or will be, prepared.

This prospectus does not constitute an offer in Australia other than to wholesale clients. By submitting an application for the Class A Ordinary Shares, you represent and warrant to us that you are a wholesale client for the purposes of section 761G of the Corporations Act 2001 (Australia). If any recipient of this prospectus is not a wholesale client, no offer of, or invitation to apply for, the Ordinary Shares shall be deemed to be made to such recipient and no applications for the Ordinary Shares will be accepted from such recipient. Any offer to a recipient in Australia, and any agreement arising from acceptance of such offer, is personal and may only be accepted by the recipient. In addition, by applying for the Ordinary Shares you undertake to us that, for a period of 12 months from the date of issue of the Class A Ordinary Shares, you will not transfer any interest in the Ordinary Shares to any person in Australia other than to a wholesale client.

Notice to Prospective Investors in Hong Kong

The Class A Ordinary Shares may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32 of the Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong) and no advertisement, invitation or document relating to the Class A Ordinary Shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to Ordinary Shares which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The Class A Ordinary Shares offered in this prospectus have not been and will not be registered under the Financial Instruments and Exchange Law of Japan. The Class A Ordinary Shares have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to or for the account of any resident of Japan (including any corporation or other entity organized under the laws of Japan), except (i) pursuant to an exemption from the registration requirements of the Financial Instruments and Exchange Law and (ii) in compliance with any other applicable requirements of Japanese law.

Notice to Prospective Investors in Singapore

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the Class A Ordinary Shares may not be circulated or distributed, nor may the Ordinary Shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Class A Ordinary Shares are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

●	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

●	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Class A Ordinary Shares pursuant to an offer made under Section 275 of the SFA except:

●	to an institutional investor (for corporations, under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions specified in Section 275 of the SFA;

●	where no consideration is or will be given for the transfer; or

●	where the transfer is by operation of law.

Notice to Prospective Investors in Canada

The Class A Ordinary Shares may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Class A Ordinary Shares must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus does not constitute a public offer of the Class A Ordinary Shares, whether by way of sale or subscription, in the Cayman Islands. The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in the PRC

This prospectus has not been and will not be circulated or distributed in the PRC, and the Class A Ordinary Shares may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any residents of the PRC except pursuant to applicable laws and regulations of the PRC. For the purposes of this paragraph, the PRC does not include Taiwan, Hong Kong or Macau.

Notice to Prospective Investors in Taiwan

The Class A Ordinary Shares have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Class A Ordinary Shares in Taiwan.

Notice to Prospective Investors in Qatar

In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Notice to Prospective Investors in Kuwait

Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Ordinary Shares, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait. Investors in Kuwait who approach us or any of the underwriters to obtain copies of this prospectus are required by us and the underwriters to keep such prospectus confidential and not to make copies thereof nor distribute the same to any other person in Kuwait and are also required to observe the restrictions provided for in all jurisdictions with respect to offering, marketing and the sale of the Class A Ordinary Shares.

Notice to Prospective Investors in the United Arab Emirates

The Class A Ordinary Shares have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

Notice to Investors in the Dubai International Financial Centre

This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Ordinary Shares to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Class A Ordinary Shares offered should conduct their own due diligence on the Class A Ordinary Shares. If you do not understand the contents of this document, you should consult an authorized financial adviser.

Notice to Prospective Investors in Saudi Arabia

This prospectus may not be distributed in the Kingdom of Saudi Arabia except to such persons as are permitted under the Offers of Securities Regulations issued by the Capital Market Authority. The Capital Market Authority does not make any representation as to the accuracy or completeness of this prospectus, and expressly disclaims any liability whatsoever for any loss arising from, or incurred in reliance upon, any part of this prospectus. Prospective purchasers of the securities offered hereby should conduct their own due diligence on the accuracy of the information relating to the securities. If you do not understand the contents of this prospectus, you should consult an authorized financial adviser.

The address of Pacific Century Securities is 60-20 Woodside Ave., Ste. 211, Queens, NY 11377.

EXPENSES RELATED TO OFFERING

The following table sets forth the costs and expenses other than underwriting discounts and commissions, payable by us in connection with the offer and sale of Class A Ordinary Shares in this Offering. All amounts listed below are estimates except the SEC registration fee, Nasdaq listing fee and the Financial Industry Regulatory Authority (“FINRA”) filing fee.

Itemized expense	Amount
SEC registration fee	$2,383
FINRA filing fee	5,000
Nasdaq listing fee	75,000
Printing and engraving expenses	18,000
Legal fees and expenses	470,000
Accounting fees and expenses	16,410
Miscellaneous	223,026
Total	$809,819

LEGAL MATTERS

We are being represented by Loeb & Loeb LLP with respect to certain legal matters of U.S. federal securities laws. The representatives of the underwriters, Pacific Century Securities, LLC are being represented by VCL Law LLP in connection with this Offering. The legal matters concerning this Offering relating to Cayman Islands law will be passed upon for us by Ogier. Certain legal matters as to Hong Kong law will be passed upon for us by David Fong & Co., Solicitors.

EXPERTS

The consolidated financial statements for the years ended February 28, 2025 and February 29, 2024, included in this prospectus have been so included in reliance on the report of SRCO Professional Corporation Chartered Professional Accountants, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting. The office of SRCO Professional Corporation Chartered Professional Accountants is located at Park Place Corporate Centre, 15 Wertheim Court, Suite 409, Richmond Hill, ON L4B 3H7.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1 under the Securities Act relating to this Offering of our Class A Ordinary Shares. This prospectus does not contain all of the information contained in the registration statement. The rules and regulations of the SEC allow us to omit certain information from this prospectus that is included in the registration statement. Statements made in this prospectus concerning the contents of any contract, agreement or other document are summaries of all material information about the documents summarized, but they are not complete descriptions of all terms of these documents. If we filed any of these documents as an exhibit to the registration statement, you may read the document itself for a complete description of its terms.

You may read and copy the registration statement, including the related exhibits and schedules, and any document we file with the SEC at its website at: http://www.sec.gov.

We are not currently subject to the informational requirements of the Exchange Act. Upon completion of this Offering, we will become subject to the information reporting requirements of the Exchange Act applicable to foreign private issuers and will fulfill the obligations of those requirements by filing reports with the SEC. As a foreign private issuer, we will be exempt from the rules under the Exchange Act relating to the furnishing and content of proxy statements, and our officers, directors, and principal shareholders will be exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we intend to file with the SEC, within 120 days after the end of our fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements that will be audited and reported on, with an opinion expressed, by an independent registered public accounting firm. We also intend to file with the SEC reports on Form 6-K containing unaudited financial information for the first three quarters of each fiscal year.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of August 31, 2025 and February 28, 2025
(Expressed in United States Dollars (“US$”))

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
ASSETS
Current assets:
Cash	26,198	96,690
Accounts receivable, net (Note 3)	2,947,278	1,182,433
Contract assets, current portion (Note 4)	677,839	731,287
Prepayments and other receivables (Note 5)	1,193	17,771
Total current assets	3,652,508	2,028,181

Non-current assets:
Property and equipment, net (Note 6)	24,703	30,217
Operating lease right-of-use assets, net (Note 7)	41,735	56,786
Contract assets, net of current portion (Note 4)	138,236	35,839
Prepayments and other receivables (Note 5)	10,331	10,353
Deferred tax assets (Note 8)	15,967	6,874
Deferred offering cost	471,964	-
TOTAL ASSETS	$4,355,444	$2,168,250

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	980,236	132,875
Operating lease liabilities, current portion (Note 7)	31,033	30,313
Due to a director (Note 10)	-	346,218
Accrued expenses and other payables	1,262,846	448,551
Borrowings (Note 9)	128,263	-
Income tax payable (Note 8)	361,744	243,497
Total current liabilities	2,764,122	1,201,454

Non-current liabilities:
Operating lease liabilities, net of current portion (Note 7)	10,702	26,473
TOTAL LIABILITIES	2,774,824	1,227,927

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Condensed Consolidated Balance Sheets
As of August 31, 2025 and February 28, 2025
(Expressed in United States Dollars (“US$”))

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
SHAREHOLDERS’ EQUITY
Ordinary shares, 4,500,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A ordinary shares issued and outstanding as of August 31, 2025 and February 28, 2025 (Note 11)	233	233
Ordinary shares, 500,000,000 shares authorized, par value US$0.00001 each, 3,000,000 Class B ordinary shares issued and outstanding as of August 31, 2025 and February 28, 2025 (Note 11)	30	30
Additional paid-in capital	1,027	1,027
Retained earnings	1,576,133	935,241
Accumulated other comprehensive income	3,197	3,792
Total shareholders’ equity	1,580,620	940,323
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$4,355,444	$2,168,250

Commitments and contingencies (Note 12)
Subsequent Events (Note 14)
* Retrospectively restated for effect of share reorganization (Note 1)

See accompanying notes to unaudited condensed consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Operations and Comprehensive Income
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Six Months Ended
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Revenues	$9,821,650	$4,914,457
Cost of revenue	(8,667,560)	(4,629,833)
Gross profit	1,154,090	284,624

Operating expenses:
General and administrative expenses	(342,284)	(141,706)
Allowance for credit losses	(50,457)	(38,364)
Total operating expenses	(392,741)	(180,070)

Income from operations	761,349	104,554

Other (expense)/income
Interest expense	(11,041)	(2,577)
Other income, net	-	57
Total other (expense)/income, net	(11,041)	(2,520)

Income before income taxes	750,308	102,034

Income tax expense (Note 8)	(109,416)	(5,277)
Net income	$640,892	$96,757
Other comprehensive(loss)/income
Foreign currency translation adjustment	(595)	1,842
Comprehensive income	$640,297	$98,599

Earnings per share – Basic and Diluted	$0.024	$0.004
Weighted average shares outstanding – Basic and Diluted	26,250,000	26,250,000

See accompanying notes to unaudited condensed consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Shareholders’ Equity
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Class A Ordinary Shares		Class B Ordinary Shares		Additional	Accumulated other
	No. of shares	Amount	No. of shares	Amount	paid-in- capital	comprehensive income	Retained earnings	Total
Balance as of March 1, 2024	23,250,000	233	3,000,000	30	1,027	45	440,214	441,549
Net income	-	-	-	-	-	-	96,757	96,757
Foreign currency translation adjustment	-	-	-	-	-	1,842	-	1,842
Balance as of August 31, 2024 (Unaudited)	23,250,000	233	3,000,000	30	1,027	1,887	536,971	540,148

	Class A Ordinary Shares		Class B Ordinary Shares		Additional	Accumulated other
	No. of shares	Amount	No. of shares	Amount	paid-in- capital	comprehensive income	Retained earnings	Total
Balance as of March 1, 2025	23,250,000	233	3,000,000	30	1,027	3,792	935,241	940,323
Net income	-	-	-	-	-	-	640,892	640,892
Foreign currency translation adjustment	-	-	-	-	-	(595)	-	(595)
Balance as of August 31, 2025 (Unaudited)	23,250,000	233	3,000,000	30	1,027	3,197	1,576,133	1,580,620

See accompanying notes to unaudited condensed consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Unaudited Condensed Consolidated Statements of Cash Flows
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

	Six Months Ended
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Cash flows from operating activities:
Net income	640,892	96,757
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	20,336	532
Allowance for credit losses	50,457	38,364
Deferred income taxes	(9,088)	(6,272)
Change in operating assets and liabilities:
Accounts receivable	(1,813,055)	(456,852)
Contract assets	(51,368)	(1,091,793)
Prepayments and other receivables	16,504	(53,743)
Income tax payable	118,504	11,549
Accounts payable	845,798	1,133,114
Accrued expenses and other current liabilities	813,471	104,302
Operating lease liabilities	(14,899)	-
Due to a director	167,200	167,727
Net cash provided by/(used in) operating activities	784,752	(56,315)

Cash flows from investing activity:
Purchase of property and equipment	-	(1,280)
Net cash used in investing activity	-	(1,280)

Cash flows from financing activities:
Repayment of borrowings	(255,967)	-
Proceeds from borrowings	383,951	115,163
Dividends paid	(511,934)	-
Payment of offering costs	(470,937)	-
Net cash (used in)/provided by financing activities	(854,887)	115,163

Foreign currency translation adjustment	(357)	146

Net change in cash and cash equivalents	(70,492)	57,714

CASH AT THE BEGINNING OF THE PERIOD	96,690	7,635

CASH AT THE END OF THE PERIOD	26,198	65,349

Supplemental disclosure of cash flow information:
Interest paid	(11,041)	(2,577)
Interest income	-	57

See accompanying notes to unaudited condensed consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description

Organization and Nature of Operations

KWF Group Holding Limited (“KWF Group”) was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on November 12, 2024. It is a holding company with no business operation.

KWF Group conducts its primary operations through its indirectly wholly-owned subsidiary, Kam Wing Fung Engineering Limited (“Kam Wing Fung”), which is incorporated and domiciled in Hong Kong SAR; Kam Wing Fung principally engages in public civil engineering works, such as road and drainage works, in Hong Kong. It is the wholly-owned subsidiary of KWF (BVI) Holding Limited which was incorporated and is domiciled in British Virgin Islands (collectively, the “Company”) after the group reorganization (the “Reorganization”) (see below).

The accompanying consolidated financial statements reflect the activities of the Company and the following entities:

Parent and subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
KWF Group Holding Limited	November 12, 2024	Cayman Islands	Parent	Investment holding
KWF (BVI) Holding Limited	March 20, 2025	British Virgin Islands	100%	Investment holding
Kam Wing Fung Engineering Limited	October 6, 2014	Hong Kong	100%	Undertaking civil engineering works

Reorganization and Share Issuance

The authorized share capital of KWF Group is 5,000,000,000 ordinary shares with a par value of US$0.00001. Upon inception, the sole shareholder of KWF Group, Paksum Company Limited, was incorporated under the laws of British Virgin Islands, held 5,000,000,000 ordinary shares of KWF Group.

KWF (BVI) Holding Limited was incorporated on March 20, 2025 under the laws of the British Virgin Islands, as an intermediate holding company. The sole shareholder of KWF (BVI) Holding Limited, KWF Group Holding Limited, holds 50,000 ordinary shares.

On April 24, 2025, KWF (BVI) Holding Limited acquired 10,000 shares, being the entire issued share capital, of Kam Wing Fung from Mr. Chak Lam Wong at the consideration of HK$1. Subsequent to the transfer, Kam Wing Fung became an indirect wholly-owned subsidiary of KWF (BVI) Holding Limited.

On April 25, 2025, Mr. Chak Lam Wong proposed to surrender 4,975,000,000 ordinary shares to KWF Group for cancellation, and KWF Group approved the surrender and cancellation of such shares on the same day. Subsequent to the surrender, Mr. Chak Lam Wong held 25,000,000 ordinary shares, representing 100% ownership of KWF Group.

On April 25, 2025, Mr. Chak Lam Wong entered into Sale and Purchase Agreement with Paksum Company Limited. Pursuant to the Sale and Purchase Agreement, Mr. Chak Lam Wong is to sell, and Paksum Company Limited is to acquire, 100% of the issued equity interests in KWF Group Holding Limited at the consideration of US$1. On the same date, Mr. Chak Lam Wong executed the instrument of transfer whereby Mr. Chak Lam Wong has transferred 25,000,000 ordinary shares to Paksum Company Limited. Subsequent to the transfer, Paksum Company Limited held 25,000,000 ordinary shares, representing 100% ownership of KWF Group..

On April 30, 2025, KWF Group passed board resolutions and shareholder resolutions to re-designate (a) 4,475,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 4,475,000,000 Class A

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description (cont.)

Ordinary Shares of par value of US$0.00001 each; and (b) 500,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 500,000,000 Class B Ordinary Shares of par value of US$0.00001 each, and re-designate a total of 25,000,000 issued ordinary shares of par value of US$0.00001 each owned by Paksum Company Limited into 25,000,000 Class A ordinary shares of par value of US$0.00001 each. Subsequent to the re-designation, Paksum Company Limited held 25,000,000 Class A Ordinary Shares, representing 100% ownership of KWF Group. Simultaneously, KWF Group issued 3,000,000 Class B ordinary shares of par value of US$0.00001 each to Paksum Company Limited. On the same day, KWF Group also adopted an amended and restated memorandum and articles of association.

On April 30, 2025, Paksum Company Limited entered into Sale and Purchase Agreements with Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited. Pursuant to the Sales and Purchase Agreements, Paksum Company Limited is to sell, and Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited are to acquire, 4.98%, 4.95%, 4.90%, 4.89%, 4.88% and 4.85% of the issued Class A equity interests in KWF Group Holding Limited, at the consideration of US$56,682, US$56,340, US$55,771, US$55,658, US$55,544 and US$55,202, respectively. On the same date, Paksum Company Limited executed the instrument of transfers whereby Paksum Company Limited have transferred 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares, out of its 25,000,000 Class A Ordinary Shares, to Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Subsequent to the transfers, KWF Group Holding Limited is owned as to (i) 17,637,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

On January 15, 2026, Paksum Company Limited, Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited proposed to surrender 1,234,625, 87,150, 86,625, 85,750, 85,575, 85,400 and 84,875 Class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on January 15, 2026. Subsequent to the transactions, KWF Group Holding Limited is owned as to (i) 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,157,850, 1,150,875, 1,139,250, 1,136,925, 1,134,600 and 1,127,625 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

KWF Group and its subsidiaries resulting from Reorganization has always been under the common control of the same controlling shareholder before and after the Reorganization. The consolidation of KWF Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities consolidated from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

The consolidated financial statements include the financial statements of KWF Group and its wholly owned subsidiaries. All intercompany transactions and balances among KWF Group and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the expected credit loss provision, the determination of the useful lives of property and equipment, impairment of long-lived assets, allowance for deferred tax assets, uncertain tax position, right-of-use assets, net, operating lease liabilities, other borrowings, revenue, cost and related profits and contingencies. Actual results could differ from those estimates. The Company evaluates these estimates on an ongoing basis and revises estimates as circumstances change. The Company bases its estimates on historical experience, anticipated results, trends, and other various assumptions that it believes are reasonable.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation and transaction

The Company’s principal country of operations is Hong Kong. The consolidated financial position and results of its operations are determined using Hong Kong Dollars (“HK$”), the local currency, as the functional currency of KWF Group, KWF (BVI) Holding Limited and Kam Wing Fung. The Company’s consolidated financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the consolidated balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income (loss) included in consolidated statements of shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s consolidated statements of operations and comprehensive income (loss).

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	August 31, 2025	February 28, 2025
Period end/ year-end spot rate	$1 = HK$7.7965	$1 = HK$7.7800

	Six Months Ended	Six Months Ended
	August 31, 2025	August 31, 2024
Average rate	$1 = HK$7.8135	$1 = HK$7.8150

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other receivables, accounts payable, borrowings, operating lease liabilities, current portion, due to a director and accrued expenses and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.

Level 2	—	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of the Company’s cash, accounts receivable, prepayments and other receivables, accounts payable, borrowings, due to a director and accrued expenses and other payables approximated their fair values as of August 31, 2025 and February 28, 2025 due to their short-term nature.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Cash

Cash includes deposits in reputable banking institution located in Hong Kong. The deposits are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The KWF Group maintains all bank accounts in domestic banks of Hong Kong. Cash balances in bank accounts in Hong Kong are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance (Chapter 581 of the laws of Hong Kong). The maximum protection was up to HKD500,000 (approximately US$64,078) and has been raised to HKD800,000 (approximately US$102,991) from October 1, 2024 per depositor per Scheme member, including both principal and interest.

Accounts Receivable, net

Accounts receivable is recognized and carried at original invoiced amount net of expected losses.

The Company established the provision at differing rates and are based upon the age of the trade receivable, the Company’s historical collection experience in each customer and management’s best estimate of specific losses on individual exposures, where appropriate. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. As of August 31, 2025, and February 28, 2025, there were US$82,694 and US$33,103 allowances for expected losses recognized related to accounts receivable, respectively.

Prepayments

Prepayments represent advance payments made to the service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of August 31, 2025, and February 28, 2025, there was US$nil allowance recorded as the Company considers all of the prepayments recoverable.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Office equipment	5 years
Motor vehicles	5 years
Leasehold improvement	Over the lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income in other income or expenses.

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and right-of-use assets, whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There were no impairment losses on long-lived assets for the six months August 31, 2025 and 2024.

Lease

The Company applies the provisions of ASC Topic 842, Leases, which requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

Deferred Offering Cost

Deferred offering costs consist principally of the direct offering costs incurred by the Company, such as underwriting, legal, consulting, printing, and other registration related costs in connection with the initial public offering (“IPO”). Such costs are deferred until the closing of the IPO offering, at which time the deferred costs are offset against the offering proceeds. In the event the IPO offering is unsuccessful or aborted, the costs will be expensed.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing, orally, or in accordance with other customary business practices. The Company recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to customers.

Control of the good or service may be transferred over time or at a point in time. Control of the good or service is transferred over time if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs;

●	the Company’s performance creates and enhances an asset that the customer controls as the Company performs; or

●	the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

If the control of the good or service transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of the relevant performance obligation. Otherwise, revenue is recognized at a point in time when customer obtains control of the distinct good or service.

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of service to a customer.

The Company performs public civil engineering works, including road and drainage works, under master construction agreements and other contracts with customer-specified requirements. These construction services are provided solely for the benefit of our customers, as the assets being created or maintained are controlled by them, and the services we provide have no alternative use to us. The performance obligation is satisfied when control of the promised goods or services is transferred to the customer over time, aligning with the ongoing services provided, with customers simultaneously receiving and benefiting from the Company’s work.

Contracts which include construction services are generally accounted for as a single deliverable (a single performance obligation) and are no longer segmented between types of services. The Company has not bundled any goods or services that are not considered distinct.

Revenue from civil engineering works is recognized over time, using the output method based on surveys of completed work. These surveys are certified by architects, surveyors, or other customer-appointed representatives, or are estimated with reference to the progress payment applications submitted by the Company to the customer.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

The certification formalizes the progress of work transferred to the customer, based on the transfer of control during construction, as the customer continuously receives and controls the work-in-progress. Management believes the output method accurately reflects the Company’s performance in fulfilling these obligations.

For contracts that contain variable consideration (variation order of construction work), the Company estimates the amount of consideration to which it will be entitled using the expected value method, which better predicts the amount of consideration to which the Company will be entitled. The estimated amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

Based on the Company’s historical warranty experience and the limited warranty period offered, management concluded that the warranty reserve is not significant. The typical contract length of the Company entered from the date of original contract ranges from 3 months to 43 months.

Contracted but not yet recognized revenue was approximately US$18,674,033 and US$12,097,061 as of August 31, 2025 and 2024, respectively.

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at August 31, 2025 and 2024 and the expected timing of recognizing revenue are as follows:

	August, 31 2025	August, 31 2024
	(Unaudited)	(Unaudited)
Within one year	$8,373,468	9,557,035
More than one year but not more than two years	7,535,397	2,087,473
More than two years	2,765,168	452,553
	$18,674,033	12,097,061

At the end of each reporting period, the Company updates the estimated transaction price (including updating its assessment of whether an estimate of variable consideration is constrained) to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting period.

The Company recognizes claims against vendors, sub-consultants, subcontractors and others as a reduction in costs when the contract establishes enforceability, and the amounts of recovery are reasonably estimable and probable. Reduction in costs are recognized at the lesser of the amount management expects to recover or costs incurred.

Contract Assets

A contract asset is recognized when the Company has enforceable rights to consideration from customers for the provision of civil works but has not issued an invoice. The Company’s contract assets are converted to account receivables on an ongoing basis, upon being certified by independent surveyor’s appointed by customers.

Retention receivables, included in contract assets, represent the amounts withheld from billings pursuant to provisions in the contracts and may not be paid until the completion of specific tasks or the completion of the project. Retention receivables may also be subject to restrictive conditions such as performance guarantees.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Cost of Revenue

The Company’s cost of revenue is primarily comprised of the subcontracting costs, staff costs and materials costs. These costs are expensed as incurred.

Employee Benefit Plan

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment.

The Company is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were US$37,435 and US$11,097 for the six months ended August 31, 2025 and 2024, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company believes there were no uncertain tax positions at August 31, 2025 and February 28,2025, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of August 31, 2025, February 28,2025 and August 31, 2024, there were no dilutive shares.

Comprehensive Income (Loss)

Comprehensive income (loss) consists of two components, net income and other comprehensive income (loss). Other comprehensive income (loss) refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income (loss) consists of foreign currency translation adjustment resulting from the Company translating its consolidated financial statements from functional currency into reporting currency.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Financial Instruments Risks

Interest Risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company has borrowed funds during the six months ended August 31, 2025 and during the year ended February 28, 2025, at a fixed rate of interest. No sensitivity analysis was presented as of August 31, 2025 and February 28, 2025 as no exposure to interest rates.

Currency Risk

The Group’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

Concentration and Credit Risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash ,accounts receivable and contract assets. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Company deposits its cash with financial institutions located in Hong Kong. As of August 31, 2025, and February 28, 2025, US$26,198 and US$96,690, respectively, were deposited with financial institutions located in Hong Kong. The Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of approximately US$102,610 (HK$800,000) as of August 31, 2025, and February 28, 2025, respectively. The entire bank balances are covered by insurance as of August 31, 2025, and February 28, 2025, respectively. The Company believes that no significant credit risk exists as these financial institutions have high credit quality and the Company has not incurred any losses related to such deposits.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

For the credit risk related to accounts receivable and contract assets, the Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company establishes an allowance for credit losses based upon estimates, factors surrounding the credit risk of specific customers and other information. The management believes that its contract acceptance, billing, and collection policies are adequate to minimize material credit risk. Application for progress payment of contract works is made on a regular basis. The Company seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by management.

For the six months ended August 31, 2025 and 2024, all of the Company’s assets were located in Hong Kong and all of the Company’s revenue were derived from its operation in Hong Kong. The Company has a concentration of its revenue and accounts receivable with specific customers.

For the six months ended August 31, 2025, three customers accounted for approximately 40.8%, 32.5% and 21.9% of the Company’s total revenue. For the six months ended August 31, 2024, two customers accounted for approximately 71.2% and 13.1% of the Company’s total revenue.

As of August 31, 2025, two customers’ accounts receivable accounted for 72.8% and 22.0% of the total accounts receivable, net. As of February 28, 2025, two customers’ accounts receivable accounted for 84.0% and 11.6% of the total accounts receivable, net.

As of August 31, 2025, three customers’ contract assets accounted for 32.9%, 30.5% and 27.7% of the total contract assets, net. As of February 28, 2025, three customers’ contract assets accounted for 45.6%, 32.3% and 19.0% of the total contract assets, net.

For the six months ended August 31, 2025, two suppliers accounted for approximately 46.6% and 21.5% of the Company’s total cost of revenue. For the six months ended August 31, 2024, two suppliers accounted for approximately 41.8% and 24.4% of the Company’s total cost of revenue.

As of August 31, 2025, three suppliers’ accounts payable accounted for approximately 40.5%, 34.5% and 11.2% of the total accounts payable. As of February 28, 2025, one supplier’s accounts payable accounted for approximately 78.4% of the total accounts payable.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Labor price risk

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition and results of operations may be materially and adversely affected.

Recently Accounting Pronouncements

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting. The amendments in this Update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update: (1) require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”), (2) Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss, (3) Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods, and (4) Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s unaudited interim condensed consolidated financial statements. In other words, in addition to the measure that is most consistent with the measurement principles under generally accepted accounting principles (GAAP), a public entity is not precluded from reporting additional measures of a segment’s profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources, (5) Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and (6) Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this Update and all existing segment disclosures in Topic 280. The amendments in this Update also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this Update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. We have evaluated the effect of this guidance and determined the impact to be insignificant.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. 5 The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. We are evaluating the effect this guidance will have on our tax disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated balance sheets, statements of operations and comprehensive income and cash flows.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

3. Accounts Receivable, net

Our accounts receivable balance primarily includes balances from construction customers. The allowance for credit losses is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance for credit losses based primarily on current trends and estimates. The Company provided for a percentage of trade receivable balance based on collection history and current economic trends that the Company expects will impact the level of credit losses over the life of the receivables. These reserves are re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectable, such balance is charged against the provision.

Accounts receivable, net consisted of the following at:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Accounts receivable	$3,029,972	$1,215,536
Less: allowance for credit losses	(82,694)	(33,103)
Accounts receivable, net	$2,947,278	$1,182,433

Activity in the allowance for credit losses consists of the following for the six months ended :

	As of
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Balance at beginning of the year	$33,103	$56,400
Net provision for allowance for credit losses	64,240	12,196
Recoveries	(14,688)	(2,056)
Exchange difference	39	231
Balance at end of the period	$82,694	$66,771

As of August 31, 2025, and February 28, 2025, accounts receivable, net amounted to US$189,195 and US$Nil were past due for more than 90 days, respectively.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

4. Contract Assets

Contract assets consisted of the following at:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Retention receivables of construction contracts (note a)	$142,265	51,609
Unbilled revenue of construction contracts (note b)	696,148	736,993
	838,413	788,602
Less: Allowance for credit losses	(22,338)	(21,476)
Total	$816,075	767,126

Less: Portion classified as non-current	(138,236)	(35,839)
Current portion	$677,839	731,287

Notes:

(a)	Retention receivables included in contract assets represent the Company’s right to receive consideration for work performed and not yet billed because the rights are conditional on the satisfaction of the service quality by the customers over a certain period as stipulated in the contracts. The Company will be entitled to receive after 12 months, upon satisfaction of the service quality by the customers, retention receivables. These amounts are classified as non-current. The portion of retention receivables expected to be released within the 12 months following the balance sheet date is classified as current.
(b)	Unbilled revenue included in contract assets represents the Company’s right to receive consideration for work completed but not yet billed because the rights are conditional upon the satisfaction by the customers on the construction work completed by the Company and the work is pending for the certification by the quantity surveyors. The contract assets are transferred to the accounts receivable when the rights become unconditional, which is typically at the time the Company obtains the certification of the completed construction work from the customers. All unbilled revenue are subsequently certified as of the date of this report.

Activity in the allowance for credit losses relating to retention receivables and unbilled revenue consists of the following for the six months ended :

	As of
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Balance at beginning of the year	$21,476	10,105
Net provision for allowance for credit losses	5,950	35,508
Recoveries	(5,045)	(7,285)
Exchange difference	(43)	96
Balance at end of the period	$22,338	38,424

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

5. Prepayments and Other receivables

Prepayments and other receivables consisted of the following at:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Deposits	$10,818	10,353
Prepayments	706	470
Other receivables (note a)	-	17,301
	$11,524	28,124
Less: amount classified as non-current assets	(10,331)	(10,353)
Amount classified as current assets	$1,193	17,771

Note :

(a)	Other receivables represent receivable from AR Horizon Limited which was subsequently received in March 2025.

6. Property and Equipment, net

Property and equipment, stated at cost less accumulated depreciation, consisted of the following as of:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Office equipment	$7,796	7,796
Motor vehicles	11,465	11,465
Leasehold improvements	14,139	14,139
Less: accumulated depreciation	(8,697)	(3,183)
Property and equipment, net	$24,703	30,217

Depreciation expenses of property and equipment totaled US$5,437 and US$532 for the six months ended August 31, 2025 and 2024, respectively. The exchange difference on property and equipment amounted to US$76 and US$18 for the six months ended August 31, 2025 and 2024, respectively.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

7. Leases

Operating leases as lessee

The Company entered into one operating lease for use of office in Hong Kong in December 2024. As of August 31, 2025 and February 28, 2025, the Company had property operating leases recorded on its consolidated balance sheets. The Company does not have options to extend or cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, at lease commence date, the Company considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The Company’s lease arrangements may contain both lease and non-lease components. The Company has separately accounted for lease and non-lease components based on their nature. Payments under the Company’s lease arrangement are fixed.

The following table shows operating lease right-of-use assets, net and operating lease liabilities, and the associated consolidated financial statement line items as of:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Operating lease right-of-use assets
Beginning balance at	$56,786	—
New leases	-	61,563
Amortization	(14,899)	(4,893)
Exchange difference	(152)	116
Ending balance at	$41,735	56,786

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Operating lease liabilities
Beginning balance at	$56,786	—
New leases	-	61,563
Repayment and interest accretion	(14,899)	(4,893)
Exchange difference	(152)	116
Ending balance at	$41,735	56,786

Operating lease liabilities, current portion	$31,033	30,313
Operating lease liabilities, net of current portion	$10,702	26,473

Weighted average remaining lease term (in years)	1.33	1.83
Weighted average discount rate (%)	5.25%	5.25%

The short-term operating lease expense was US$Nil and US$3,839 for the six months ended August 31, 2025 and 2024, respectively, and included in the general and administrative expenses.

Maturities of lease liabilities were as follows by the years as of August 31, 2025:

Twelve months ending August 31,
2026	$32,450
2027	10,817
Total lease payments	$43,267
Less: imputed interest	(1,532)
Operating lease obligation, net	$41,735

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

8. Income Taxes

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to US$257,069 (HK$2,000,000), and 16.5% on any part of assessable profits over US$257,069 (HK$2,000,000).

The components of the income tax expense are as follows:

	Six Months Ended
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Current
Hong Kong	$118,504	11,549
Deferred
Hong Kong	(9,088)	(6,272)
Provision for income taxes	$109,416	5,277

The following table reconciles Hong Kong statutory rates to the Company’s effective tax:

	Six Months Ended
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Profit before income taxes	$750,308	102,034
Hong Kong Profits Tax rate	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	123,801	16,836
Reconciling items:
Tax effect of income that is not taxable*	-	(9)
Tax effect of expenses that are not deductible**	375	-
Effect of two-tier tax rate	(14,760)	(11,550)
Income tax expense	$109,416	5,277

*	Income that is not taxable mainly consisted of the bank interest income, which is non-taxable under Hong Kong income tax law.
**	Expenses that are not deductible mainly consisted of stamp duty, which is non-deductible under Hong Kong income tax law.

The Company measures deferred tax assets and liabilities based on the difference between carrying amount of assets and liabilities and their respective tax bases at the applicable tax rates. Components of the Company’s deferred tax asset and liability are as follows as of:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Deferred tax assets (liabilities) :
Property and equipment, net	$(1,363)	$(2,132)
Provision for allowance of credit losses	17,330	9,006
Deferred tax assets, net	$15,967	$6,874

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

8. Income Taxes (cont.)

Income tax payable consist of the following as of August 31, 2025 and February 28, 2025:

	As of
	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)

Income tax payable	$361,744	$243,497

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of August 31, 2025 and February 28, 2025, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the six months ended August 31, 2025 and 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from August 31, 2025.

9. Borrowings

During the six months ended August 31, 2025 and 2024, Kam Wing Fung entered in the following receivable purchase agreements with three counter parties to borrow HK$ as working capital which were secured against the respective receivable balances.

Purchaser	Date of lending	Amount in HK$	Amount in US$	Repayment Date	Discount Percentage (%)
		(Unaudited)	(Unaudited)
During the six months ended August 31, 2024
River Square Company Limited	8/22/2024	900,000	115,399	9/30/2024	2.20%
During the six months ended August 31, 2025
Riverchain One Limited	3/4/2025	1,000,000	128,263	4/11/2025	2.50%
AR Horizon Limited	3/18/2025	1,000,000	128,263	6/4/2025	2.20%
AR Horizon Limited	6/5/2025	1,000,000	128,263	9/11/2025	2.90%

There were outstanding loan balances of US$128,263 and US$Nil as of August 31, 2025 and February 28, 2025, respectively. The balances of US$128,263 as of August 31, 2025 were fully repaid on September 11, 2025.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

10. Related Party Balance and Transactions

The following is a list of related parties which the Company has transactions with:

(a)	Mr. Chak Lam Wong, a director and principal shareholder of the Company.

a. Due to a director and principal shareholder

As of August 31, 2025 and February 28, 2025, the balance of due to a director and principal shareholder was as follows:

	As of
Due to a director	August 31, 2025	February 28, 2025
	(Unaudited)	(Audited)
Balance at beginning of the year	$346,218	247,943
(Reimbursement to)/advance from a director for operating expenses	167,200	(416,536)
Balance before dividend declaration and payment	513,418	(168,593)
Interim dividend declared	-	513,084
Interim dividend paid	(511,934)	-
Exchange differences	(1,484)	1,727
Balance at end of the period/year (1)	$-	346,218

(1)

In the year ended February 28, 2025, the Company reimbursed the director a total of $416,536. The excess reimbursement of $168,593 arose due to timing differences in the reconciliation of amounts advanced and reimbursed. As a result, the balance changed from an amount payable to the director to an advance held by the director on behalf of the Company. The director has agreed to utilize the advance for future Company-related expenses. No receivable from the director was recognized in the Company’s financial statements and the excess reimbursement was accounted for as an internal reclassification within liabilities.

On February 28, 2025, the Company declared an interim dividend, of which $513,084 was payable to the director. The dividend remained unpaid at February 28, 2025, and the net effect of the prior advance and the unpaid dividend was presented as a liability due to the director. (Note 11) Subsequent to the year end, the unpaid dividend as at February 28, 2025 was settled.

The balances of due to a director and the advance held by the director were unsecured, non-interest-bearing, and repayable on demand.

b. Summary of Related Party Transactions

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

A summary of trade transactions with related parties for the six months ended August 31, 2025 and 2024 are listed below:

	Six Months Ended,
Director’s remuneration to a related party:	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Mr. Chak Lam Wong	$62,584	$60,013

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

11. Shareholders’ Equity

Ordinary shares

As discussed in the Note 1 to the consolidated financial statements regarding reorganization, the ordinary shares issuance and outstanding are summarized below.

a. Ordinary shares

Date	Events	Number of shares	Par value		Amount
November 12, 2024	Share issued upon incorporation	5,000,000,000	US$	0.00001	50,000
April 25, 2025	Share surrender and cancellation by sole shareholder	(4,975,000,000)	US$	0.00001	(49,750)
April 30, 2025	Re-designate shares into Class A Ordinary Shares	4,475,000,000	US$	0.00001	44,750
April 30, 2025	Re-designate shares into Class B Ordinary Shares	500,000,000	US$	0.00001	5,000
	Total Class A and Class B Ordinary Shares authorized after reorganization	5,000,000,000	US$	0.00001	50,000

b. Class A Ordinary Shares

Date	Events	Number of shares	Par value		Amount
April 30, 2025	Re-designate ordinary shares into Class A Ordinary Shares	25,000,000	US$	0.00001	250
January 15, 2026	Share surrender and cancellation by shareholders	(1,750,000)	US$	0.00001	(17)
	Class A Ordinary Shares issued and outstanding after reorganization	23,250,000	US$	0.00001	233

c. Class B Ordinary Shares

Date	Events	Number of shares	Par value		Amount
April 30, 2025	Issuance of Class B Ordinary Shares	3,000,000	US$	0.00001	30
	Class B Ordinary Shares issued and outstanding after reorganization	3,000,000	US$	0.00001	30

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Our amended and restated memorandum and articles of association provide that our board of directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the directors may from time to time think fit. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

11. Shareholders’ Equity (cont.)

Voting rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share in each case of which he is the holder; and (ii) on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

Voting at any meeting of shareholders is by show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairperson of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total shares that are present in person or by proxy.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is demanded by the chairman of the meeting or any one or more shareholders who together hold not less than 10 percent of the votes attaching to the total shares that are present in person or by proxy.

Any ordinary resolution is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the amended and restated memorandum and articles of association or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Cash dividend

On February 28, 2025, Kam Wing Fung declared an interim dividend of HK$400 per share (equivalent to US$51.4 per share) with respect to the 10,000 issued shares of Kam Wing Fung or HK$4,000,000 (equivalent to US$513,084) to the sole shareholder of the Company. The dividend payable was applied against the director’s outstanding advance balance, as described in Note 10. During the six months ended August 31, 2025, the unpaid dividend as at February 28, 2025 was settled.

No dividend was proposed or declared for the ordinary shareholders of the Company for the six months ended August 31, 2025 (for the six months ended August 31, 2024: US$Nil).

12. Commitments and Contingencies

Commitments

As of August 31, 2025 and February 28, 2025, the Company did not have any significant capital and other commitments.

Contingencies

Legal Proceedings

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of August 31, 2025 and through the issuance date of these consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Unaudited Condensed Consolidated Financial Statements
For the Six Months Ended August 31, 2025 and 2024
(Expressed in United States Dollars (“US$”))

13. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”), Mr. Chak Lam Wong (a director of the Company), for making decisions, allocating resources and assessing performance. The CODM reviews financial information on a consolidated basis and uses the consolidated net income, as reported on the consolidated statements of operations and comprehensive income, to assess performance of the Company and to allocate resources as part of the annual reporting process and to assess the performance of the Company’s single reportable segment, primarily by monitoring actual results versus the plan.

The significant expenses reviewed by the CODM are consolidated operating expenses, as presented in the consolidated statement of operations and comprehensive income. Consolidated operating expenses include general and administrative expenses and allowance for credit losses. General and administrative expenses include depreciation and amortization expense, which are disclosed in Note 6, “Property and Equipment, net” and Note 7, “Lease”. Other segment items consist of interest expense and other income, as presented in the consolidated statement of operations

Other segment items for the six months ended August 31, 2025 and 2024, totaled $11,041 and $2,520, respectively, and consisted of:

-	Interest expense of $11,041 and $2,577, respectively

-	Other income, net of $Nil and $57, respectively, primarily related to bank interest income.

The CODM does not utilize consolidated balance sheet information when evaluating performance or allocating resources.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the six months ended August 31, 2025 and 2024, revenue and assets within Hong Kong contributed 100% of the Company’s total revenue and assets. Therefore, no geographical segments are presented. The single segment represents the Company’s core business as an civil engineering works to its customers in Hong Kong.

The following table presents revenue by sector for the six months ended August 31, 2025 and 2024, respectively:

	Six Months Ended
	August 31, 2025	August 31, 2024
	(Unaudited)	(Unaudited)
Revenue
Public	$9,821,650	4,269,543
Private	-	644,914
Total revenue	$9,821,650	4,914,457

14. Subsequent Events

On September 10, 2025, the Company purchased a life insurance policy with a cash value of US$77,045.

On September 11, 2025, the Company drew down US$513,578 (HK$4,000,000) under a new banking facility, which was approved and issued by Fubon Bank (Hong Kong) Limited in August 2025. This facility was entered for a purpose of working capital with a term of six years. The facility carries an interest rate of 1 month HIBOR (Hong Kong Interbank Offered Rate) plus 2.5% per annum. There is no material covenant stated in this loan. The loan contains a repayment on demand clause and secured by the personal guarantee from Mr. Wong Chak Lam.

On September 25, 2025 and October 2, 2025, the Company have entered into finance leases to acquire three items of plant and machinery with an aggregate cost of US$691,115 and corresponding finance lease liabilities of US$545,361. These finance leases have a term of approximately 2.7 years and bear interest rate of 3.25% per annum.

Except for the above, the Company has assessed all events from August 31, 2025, up through the date that these unaudited condensed consolidated financial statements are available to be issued, there are no other material subsequent events that require recognition or disclosure in these unaudited condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of KWF Group Holding Limited

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of KWF Group Holding Limited and its subsidiaries (the “Group”) as of February 28, 2025 and February 29, 2024, and the related consolidated statements of operations and comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the two-year period ended February 28, 2025, and related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Group as of February 28, 2025 and February 29, 2024, and the results of its operations and its cash flows for each of the years in the two-year period ended February 28, 2025, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the United States Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ SRCO Professional Corporation

We have served as the Group’s auditor since 2025.	CHARTERED PROFESSIONAL ACCOUNTANTS
Richmond Hill, Ontario, Canada	Authorized to practice public accounting by the
May 14, 2025, except for Notes 1 and 11, as to which the date is January 16, 2026	Chartered Professional Accountants of Ontario

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Consolidated Balance Sheets
As of February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

	As of
	February 28, 2025	February 29, 2024
ASSETS
Current assets:
Cash	96,690	7,635
Accounts receivable, net (Note 3)	1,182,433	2,007,026
Contract assets, current portion (Note 4)	731,287	363,041
Prepayments and other receivables (Note 5)	17,771	1,277
Total current assets	2,028,181	2,378,979

Non-current assets:
Property and equipment, net (Note 6)	30,217	4,197
Operating lease right-of-use assets, net (Note 7)	56,786	—
Contract assets, net of current portion (Note 4)	35,839	4,680
Prepayments and other receivables (Note 5)	10,353	—
Deferred tax assets (Note 8)	6,874	10,348
TOTAL ASSETS	$2,168,250	$2,398,204

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	132,875	1,446,715
Operating lease liabilities, current portion (Note 7)	30,313	—
Due to a director (Note 10)	346,218	247,943
Accrued expenses and other payables	448,551	189,404
Income tax payable (Note 8)	243,497	72,593
Total current liabilities	1,201,454	1,956,655

Non-current liabilities:
Operating lease liabilities, net of current portion (Note 7)	26,473	—
TOTAL LIABILITIES	1,227,927	1,956,655

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Consolidated Balance Sheets
As of February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

	As of
	February 28, 2025	February 29, 2024
SHAREHOLDERS’ EQUITY
Ordinary shares, 4,500,000,000 shares authorized, par value US$0.00001 each, 23,250,000 Class A ordinary shares issued and outstanding as of February 28, 2025 and February 29, 2024 (Note 11)	233	233
Ordinary shares, 500,000,000 shares authorized, par value US$0.00001 each, 3,000,000 Class B ordinary shares issued and outstanding as of February 28, 2025 and February 29, 2024 (Note 11)	30	30
Additional paid-in capital	1,027	1,027
Retained earnings	935,241	440,214
Accumulated other comprehensive income	3,792	45
Total shareholders’ equity	940,323	441,549
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$2,168,250	$2,398,204

Commitments and contingencies (Note 12)
Subsequent Events (Note 14)
* Retrospectively restated for effect of share reorganization (Note 1)

See accompanying notes to consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Operations and Comprehensive Income
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

	Years Ended
	February 28, 2025	February 29, 2024
Revenues	$12,510,247	$3,145,266
Cost of revenue	(11,041,614)	(2,784,117)
Gross profit	1,468,633	361,149

Operating expenses:
General and administrative expenses	(421,655)	(124,268)
Reversal of / (Allowance for) expected credit losses	12,310	(66,501)
Total operating expenses	(409,345)	(190,769)

Income from operations	1,059,288	170,380

Other income/(expense)
Interest expense	(18,695)	(73)
Other income, net	141,155	337,050
Total other income, net	122,460	336,977

Income before income taxes	1,181,748	507,357

Income tax expense (Note 8)	(173,637)	(62,242)
Net income	$1,008,111	$445,115
Other comprehensive income
Foreign currency translation adjustment	3,747	20
Comprehensive income	$1,011,858	$445,135

Earnings per share – Basic and Diluted	$0.038	$0.017
Weighted average shares outstanding – Basic and Diluted	26,250,000	26,250,000

See accompanying notes to consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Shareholders’ Equity
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

	Class A Ordinary Shares		Class B Ordinary Shares		Additional	Accumulated other	(Accumulated losses) /
	No. of shares	Amount	No. of shares	Amount	paid-in- capital	comprehensive income	retained earnings	Total
Balance as of March 1, 2023	23,250,000	$233	3,000,000	$30	$1,027	$25	$(4,901)	$(3,586)
Net income	—	—	—	—	—	—	445,115	445,115
Foreign currency translation adjustment	—	—	—	—	—	20	—	20
Balance as of February 29, 2024	23,250,000	233	3,000,000	30	1,027	45	440,214	441,549
Net income	—	—	—	—	—	—	1,008,111	1,008,111
Foreign currency translation adjustment	—	—	—	—	—	3,747	—	3,747
Dividend declared	—	—	—	—	—	—	(513,084)	(513,084)
Balance as of February 28, 2025	23,250,000	$233	3,000,000	$30	$1,027	$3,792	$935,241	$940,323

See accompanying notes to consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Consolidated Statements of Cash Flows
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

	Years Ended
	February 28, 2025	February 29, 2024
Cash flows from operating activities:
Net income	1,008,111	445,115
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	7,277	790
(Reversal of) / allowance for expected credit losses	(12,310)	66,501
Deferred income taxes	3,531	(10,347)
Change in operating assets and liabilities:
Accounts receivable	841,589	(2,063,294)
Contract assets	(407,606)	(377,802)
Prepayments and other receivables	(9,519)	(1,277)
Income tax payable	170,106	72,589
Accounts payable	(1,320,051)	1,446,623
Accrued expenses and other current liabilities	257,449	188,753
Operating lease liabilities	(4,893)	—
Due to a director	(416,536)	244,970
Net cash provided by operating activities	117,148	12,621

Cash flows from investing activity:
Purchase of property and equipment	(28,324)	(4,987)
Net cash used in investing activity	(28,324)	(4,987)

Cash flows from financing activities:
Repayment of borrowings	(758,726)	—
Proceeds from borrowings	758,726	—
Net cash used in financing activities	—	—

Foreign currency translation adjustment	231	1

Net change in cash and cash equivalents	89,055	7,635

CASH AT THE BEGINNING OF THE YEAR	7,635	—

CASH AT THE END OF THE YEAR	96,690	7,635

Supplemental disclosure of cash flow information:
Interest paid	(18,695)	(73)
Interest income	57	76
Non-Cash Transaction:
Right-of-use Asset	61,563	—

See accompanying notes to consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description

Organization and Nature of Operations

KWF Group Holding Limited (“KWF Group”) was incorporated under the laws of the Cayman Islands as an exempted company with limited liability on November 12, 2024. It is a holding company with no business operation.

KWF Group conducts its primary operations through its indirectly wholly-owned subsidiary, Kam Wing Fung Engineering Limited (“Kam Wing Fung”), which is incorporated and domiciled in Hong Kong SAR; Kam Wing Fung principally engages in public civil engineering works, such as road and drainage works, in Hong Kong. It is the wholly-owned subsidiary of KWF (BVI) Holding Limited which was incorporated and is domiciled in British Virgin Islands (collectively, the “Company”) after the group reorganization (the “Reorganization”) (see below).

The accompanying consolidated financial statements reflect the activities of the Company and the following entities:

Parent and subsidiaries	Date of Incorporation	Jurisdiction of Formation	Percentage of direct/indirect Economic Ownership	Principal Activities
KWF Group Holding Limited	November 12, 2024	Cayman Islands	Parent	Investment holding
KWF (BVI) Holding Limited	March 20, 2025	British Virgin Islands	100%	Investment holding
Kam Wing Fung Engineering Limited	October 6, 2014	Hong Kong	100%	Undertaking civil engineering works

Reorganization and Share Issuance

The authorized share capital of KWF Group is 5,000,000,000 ordinary shares with a par value of US$0.00001. Upon inception, the sole shareholder of KWF Group, Paksum Company Limited, was incorporated under the laws of British Virgin Islands, held 5,000,000,000 ordinary shares of KWF Group.

KWF (BVI) Holding Limited was incorporated on March 20, 2025 under the laws of the British Virgin Islands, as an intermediate holding company. The sole shareholder of KWF (BVI) Holding Limited, KWF Group Holding Limited, holds 50,000 ordinary shares.

On April 24, 2025, KWF (BVI) Holding Limited acquired 10,000 shares, being the entire issued share capital, of Kam Wing Fung from Mr. Chak Lam Wong at the consideration of HK$1. Subsequent to the transfer, Kam Wing Fung became an indirect wholly-owned subsidiary of KWF (BVI) Holding Limited.

On April 25, 2025, Mr. Chak Lam Wong proposed to surrender 4,975,000,000 ordinary shares to KWF Group for cancellation, and KWF Group approved the surrender and cancellation of such shares on the same day. Subsequent to the surrender, Mr. Chak Lam Wong held 25,000,000 ordinary shares, representing 100% ownership of KWF Group.

On April 25, 2025, Mr. Chak Lam Wong entered into Sale and Purchase Agreement with Paksum Company Limited. Pursuant to the Sale and Purchase Agreement, Mr. Chak Lam Wong is to sell, and Paksum Company Limited is to acquire, 100% of the issued equity interests in KWF Group Holding Limited at the consideration of US$1. On the same date, Mr. Chak Lam Wong executed the instrument of transfer whereby Mr. Chak Lam Wong has transferred 25,000,000 ordinary shares to Paksum Company Limited. Subsequent to the transfer, Paksum Company Limited held 25,000,000 ordinary shares, representing 100% ownership of KWF Group..

On April 30, 2025, KWF Group passed board resolutions and shareholder resolutions to re-designate (a) 4,475,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 4,475,000,000 Class A

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

1. Organization and Business Description (cont.)

Ordinary Shares of par value of US$0.00001 each; and (b) 500,000,000 authorized but unissued ordinary shares of par value of US$0.00001 each into 500,000,000 Class B Ordinary Shares of par value of US$0.00001 each, and re-designate a total of 25,000,000 issued ordinary shares of par value of US$0.00001 each owned by Paksum Company Limited into 25,000,000 Class A ordinary shares of par value of US$0.00001 each. Subsequent to the re-designation, Paksum Company Limited held 25,000,000 Class A Ordinary Shares, representing 100% ownership of KWF Group. Simultaneously, KWF Group issued 3,000,000 Class B ordinary shares of par value of US$0.00001 each to Paksum Company Limited. On the same day, KWF Group also adopted an amended and restated memorandum and articles of association.

On April 30, 2025, Paksum Company Limited entered into Sale and Purchase Agreements with Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited. Pursuant to the Sales and Purchase Agreements, Paksum Company Limited is to sell, and Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited are to acquire, 4.98%, 4.95%, 4.90%, 4.89%, 4.88% and 4.85% of the issued Class A equity interests in KWF Group Holding Limited, at the consideration of US$56,682, US$56,340, US$55,771, USS$55,658, US$55,544 and US$55,202, respectively. On the same date, Paksum Company Limited executed the instrument of transfers whereby Paksum Company Limited have transferred 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares, out of its 25,000,000 Class A Ordinary Shares, to Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Subsequent to the transfers, KWF Group Holding Limited is owned as to (i) 17,637,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

On January 15, 2026, Paksum Company Limited, Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited proposed to surrender 1,234,625, 87,150, 86,625, 85,750, 85,575, 85,400 and 84,875 Class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on January 15, 2026. Subsequent to the transactions, KWF Group Holding Limited is owned as to (i) 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,157,850, 1,150,875, 1,139,250, 1,136,925, 1,134,600 and 1,127,625 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

2. Summary of Significant Accounting Policies

Basis of Presentation and Consolidation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and pursuant to the rules and regulations of the Securities Exchange Commission (“SEC”).

KWF Group and its subsidiaries resulting from Reorganization has always been under the common control of the same controlling shareholder before and after the Reorganization. The consolidation of KWF Group and its subsidiaries has been accounted for at historical cost and prepared on the basis as if the transactions had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. Results of operations for the periods presented comprise those of the previously separate entities consolidated from the beginning of the period to the end of the period, eliminating the effects of intra-entity transactions.

The consolidated financial statements include the financial statements of KWF Group and its wholly owned subsidiaries. All intercompany transactions and balances among KWF Group and its subsidiaries have been eliminated upon consolidation.

Use of Estimates and Assumptions

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Significant estimates required to be made by management, include, but are not limited to, the expected credit loss provision, the determination of the useful lives of property and equipment, impairment of long-lived assets, allowance for deferred tax assets, uncertain tax position, right-of-use assets, net, operating lease liabilities, other borrowings, revenue, cost and related profits and contingencies. Actual results could differ from those estimates. The Company evaluates these estimates on an ongoing basis and revises estimates as circumstances change. The Company bases its estimates on historical experience, anticipated results, trends, and other various assumptions that it believes are reasonable.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Foreign Currency Translation and transaction

The Company’s principal country of operations is Hong Kong. The consolidated financial position and results of its operations are determined using Hong Kong Dollars (“HK$”), the local currency, as the functional currency of KWF Group, KWF (BVI) Holding Limited and Kam Wing Fung. The Company’s consolidated financial statements are reported using the U.S. Dollars (“US$” or “$”). The results of operations and the consolidated statements of cash flows denominated in foreign currency are translated at the average rate of exchange during the reporting period. Assets and liabilities denominated in foreign currencies at the consolidated balance sheet date are translated at the applicable rates of exchange in effect at that date. The equity denominated in the functional currency is translated at the historical rate of exchange at the time of capital contribution. Because cash flows are translated based on the average translation rate, amounts related to assets and liabilities reported on the consolidated statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets. Translation adjustments arising from the use of different exchange rates from period to period are included as a separate component of accumulated other comprehensive income included in consolidated statements of shareholders’ equity. Gains and losses from foreign currency transactions are included in the Company’s consolidated statements of operations and comprehensive income.

The following table outlines the currency exchange rates that were used in preparing the consolidated financial statements:

	2025	2024
Year-end spot rate	$1 = HK$7.7800	$1 = HK$7.8280
Average rate	$1 = HK$7.7960	$1 = HK$7.8285

Fair Value of Financial Instruments

The fair value of a financial instrument is defined as the exchange price that would be received from an asset or paid to transfer a liability (as exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants at the measurement date. The carrying amounts of financial assets and liabilities, such as cash, accounts receivable, prepayments and other receivables, accounts payable, due to a director and accrued expenses and other payables, approximate their fair values because of the short maturity of these instruments and market rates of interest.

ASC 825-10 requires certain disclosures regarding the fair value of financial instruments. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-level fair value hierarchy prioritizes the inputs used to measure fair value. The hierarchy requires entities to maximize the use of observable inputs and minimize the use of unobservable inputs. The three levels of inputs used to measure fair value are as follows:

Level 1	—	Quoted prices in active markets for identical assets and liabilities.

Level 2	—	Quoted prices in active markets for similar assets and liabilities, or other inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the financial instrument.

Level 3	—	Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets and liabilities. This includes certain pricing models, discounted cash flow methodologies and similar techniques that use significant unobservable inputs.

Categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The carrying amounts of the Company’s cash, accounts receivable, prepayments and other receivables, accounts payable, due to a director and accrued expenses and other payables approximated their fair values as of February 28, 2025 and February 29, 2024 due to their short-term nature.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Cash

Cash includes deposits in reputable banking institution located in Hong Kong. The deposits are highly liquid and have original maturities of three months or less and are unrestricted as to withdrawal or use. The KWF Group maintains all bank accounts in domestic banks of Hong Kong. Cash balances in bank accounts in Hong Kong are protected under Deposit Protection Scheme in accordance with the Deposit Protection Scheme Ordinance (Chapter 581 of the laws of Hong Kong). The maximum protection was up to HKD500,000 (approximately US$64,078) and has been raised to HKD800,000 (approximately US$102,991) from October 1, 2024 per depositor per Scheme member, including both principal and interest.

Accounts Receivable, net

Accounts receivable is recognized and carried at original invoiced amount net of expected losses.

The Company established the provision at differing rates and are based upon the age of the trade receivable, the Company’s historical collection experience in each customer and management’s best estimate of specific losses on individual exposures, where appropriate. Specific customer provisions are made when a review of significant outstanding amounts, utilizing information about customer creditworthiness and current economic trends, indicates that collection is doubtful. As of February 28, 2025, and February 29, 2024, there were US$33,103 and US$56,400 allowances for expected losses recognized related to accounts receivable, respectively.

Prepayments

Prepayments represent advance payments made to the service providers for future services. Prepayments are short-term in nature and are reviewed periodically to determine whether their carrying value has become impaired. The Company considers the assets to be impaired if the realizability of the prepayments becomes doubtful. As of February 28, 2025, and February 29, 2024, there was US$nil allowance recorded as the Company considers all of the prepayments recoverable.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Property and Equipment, net

Property and equipment are stated at cost, net of accumulated depreciation and amortization. Depreciation and amortization are provided for on a straight-line basis over the estimated useful lives of the related assets as follows:

Office equipment	5 years
Motor vehicles	5 years
Leasehold improvement	Over the lease term

Expenditures for maintenance and repairs, which do not materially extend the useful lives of the assets, are charged to expense as incurred. Expenditures for major renewals and betterments which substantially extend the useful life of assets are capitalized. The cost and related accumulated depreciation of assets retired or sold are removed from the respective accounts, and any gain or loss is recognized in the consolidated statements of operations and comprehensive income in other income or expenses.

The Company also re-evaluates the periods of depreciation to determine whether subsequent events and circumstances warrant revised estimates of useful lives.

Impairment of Long-Lived Assets

The Company reviews the recoverability of its long-lived assets, such as property and equipment and right-of-use assets, whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying amount of an asset may no longer be recoverable. When these events occur, the Company measures impairment by comparing the carrying value of the long-lived assets to the estimated undiscounted future cash flows expected to result from the use of the assets and their eventual disposition. If the sum of the expected undiscounted cash flow is less than the carrying amount of the assets, the Company would recognize an impairment loss, which is the excess of carrying amount over the fair value of the assets, using the expected future discounted cash flows. There were no impairment losses on long-lived assets for the years ended February 28, 2025 and February 29, 2024.

Lease

The Company applies the provisions of ASC Topic 842, Leases, which requires lessees to recognize lease assets and lease liabilities on the consolidated balance sheet. The Company determines whether a contract is or contains a lease at inception of the contract and whether that lease meets the classification criteria of a finance or operating lease. When available, the Company uses the rate implicit in the lease to discount lease payments to present value; however, most of the Company’s leases do not provide a readily determinable implicit rate. Therefore, the Company must discount lease payments based on an estimate of its incremental borrowing rate.

Right-of-use Assets

The Company’s right-of-use assets consist of leased assets recognized in accordance with ASC 842, Leases, which requires lessees to recognize a lease liability and a corresponding lease asset for virtually all lease contracts. Right-of-use assets represent the Company’s right to use an underlying asset for the lease term and lease liability represents the Company’s obligation to make lease payments arising from the lease, both of which are recognized based on the present value of the future minimum lease payments over the lease term at the commencement date. Leases with a lease term of 12 months or less at inception are not recorded on the consolidated balance sheet and are expensed on a straight-line basis over the lease term in the consolidated statements of operations and comprehensive loss. The Company determines the lease term by agreement with lessor. In cases where the lease does not provide an implicit interest rate, the Company uses the Company’s incremental borrowing rate based on the information available at commencement date in determining the present value of future payments.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Revenue Recognition

Revenue is recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. The following five steps are applied to achieve that core principle:

Step 1: Identify the contract with the customer

Step 2: Identify the performance obligations in the contract

Step 3: Determine the transaction price

Step 4: Allocate the transaction price to the performance obligations in the contract

Step 5: Recognize revenue when the company satisfies a performance obligation.

The Company enters into agreements with clients that create enforceable rights and obligations and for which it is probable that the Company will collect the consideration to which it will be entitled as services transfer to the customer. It is customary practice for the Company to have the agreements with its customers in writing, orally, or in accordance with other customary business practices. The Company recognizes revenue when (or as) a performance obligation is satisfied, i.e. when “control” of the goods or services underlying the particular performance obligation is transferred to customers.

Control of the good or service may be transferred over time or at a point in time. Control of the good or service is transferred over time if one of the following criteria is met:

●	the customer simultaneously receives and consumes the benefits provided by the Company’s performance as the Company performs;

●	the Company’s performance creates and enhances an asset that the customer controls as the Company performs; or

●	the Company’s performance does not create an asset with an alternative use to the Company and the Company has an enforceable right to payment for performance completed to date.

If the control of the good or service transfers over time, revenue is recognized over the period of the contract by reference to the progress towards complete satisfaction of the relevant performance obligation. Otherwise, revenue is recognized at a point in time when customer obtains control of the distinct good or service.

Revenue is measured based on the consideration specified in a contract with a customer. The Company recognizes revenue when it transfers control of service to a customer.

The Company performs public civil engineering works, including road and drainage works, under master construction agreements and other contracts with customer-specified requirements. These construction services are provided solely for the benefit of our customers, as the assets being created or maintained are controlled by them, and the services we provide have no alternative use to us. The performance obligation is satisfied when control of the promised goods or services is transferred to the customer over time, aligning with the ongoing services provided, with customers simultaneously receiving and benefiting from the Company’s work.

Contracts which include construction services are generally accounted for as a single deliverable (a single performance obligation) and are no longer segmented between types of services. The Company has not bundled any goods or services that are not considered distinct.

Revenue from civil engineering works is recognized over time, using the output method based on surveys of completed work. These surveys are certified by architects, surveyors, or other customer-appointed representatives, or are estimated with reference to the progress payment applications submitted by the Company to the customer.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

The certification formalizes the progress of work transferred to the customer, based on the transfer of control during construction, as the customer continuously receives and controls the work-in-progress. Management believes the output method accurately reflects the Company’s performance in fulfilling these obligations.

For contracts that contain variable consideration (variation order of construction work), the Company estimates the amount of consideration to which it will be entitled using the expected value method, which better predicts the amount of consideration to which the Company will be entitled. The estimated amount of variable consideration is included in the transaction price only to the extent that it is highly probable that such an inclusion will not result in a significant revenue reversal in the future when the uncertainty associated with the variable consideration is subsequently resolved.

Based on the Company’s historical warranty experience and the limited warranty period offered, management concluded that the warranty reserve is not significant. The typical contract length of the Company entered from the date of original contract ranges from 3 months to 43 months.

Contracted but not yet recognized revenue was approximately US$23,350,795 and US$5,808,468 as of February 28, 2025 and February 29, 2024, respectively.

The transaction price allocated to the remaining performance obligations (unsatisfied or partially unsatisfied) as at February 28, 2025 and February 29, 2024 and the expected timing of recognizing revenue are as follows:

	2025	2024
Within one year	$12,660,131	4,165,938
More than one year but not more than two years	7,589,594	856,972
More than two years	3,101,070	785,558
	$23,350,795	5,808,468

At the end of each reporting period, the Company updates the estimated transaction price (including updating its assessment of whether an estimate of variable consideration is constrained) to represent faithfully the circumstances present at the end of the reporting period and the changes in circumstances during the reporting period.

The Company recognizes claims against vendors, sub-consultants, subcontractors and others as a reduction in costs when the contract establishes enforceability, and the amounts of recovery are reasonably estimable and probable. Reduction in costs are recognized at the lesser of the amount management expects to recover or costs incurred.

Contract Assets

A contract asset is recognized when the Company has enforceable rights to consideration from customers for the provision of civil works but has not issued an invoice. The Company’s contract assets are converted to account receivables on an ongoing basis, upon being certified by independent surveyor’s appointed by customers.

Retention receivables, included in contract assets, represent the amounts withheld from billings pursuant to provisions in the contracts and may not be paid until the completion of specific tasks or the completion of the project. Retention receivables may also be subject to restrictive conditions such as performance guarantees.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Cost of Revenue

The Company’s cost of revenue is primarily comprised of the subcontracting costs, staff costs and materials costs. These costs are expensed as incurred.

Employee Benefit Plan

Employees of the Company located in Hong Kong participate in a compulsory saving scheme (pension fund) for the retirement of residents in Hong Kong. Employees are required to contribute monthly to mandatory provident fund schemes provided by approved private organizations, according to their salaries and the period of employment.

The Company is required to contribute to the plan based on certain percentages of the employees’ salaries, up to a maximum amount specified by the local government. Total expenses for the plan were US$29,572 and US$11,126 for the years ended February 28, 2025 and February 29, 2024, respectively.

Income Taxes

The Company accounts for income taxes under ASC 740. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective tax bases.

Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period including the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

The Company believes there were no uncertain tax positions at February 28, 2025 and February 29, 2024, respectively. The Company does not expect that its assessment regarding unrecognized tax positions will materially change over the next 12 months. The Company is not currently under examination by an income tax authority, nor has been notified that an examination is contemplated.

Earnings Per Share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share” (“ASC 260”). ASC 260 requires companies with complex capital structures to present basic and diluted EPS. Basic EPS are computed by dividing income available to ordinary shareholders of the Company by the weighted average ordinary shares outstanding during the period. Diluted EPS takes into account the potential dilution that could occur if securities or other contracts to issue ordinary shares were exercised and converted into ordinary shares. As of February 28, 2025 and February 29, 2024, there were no dilutive shares.

Comprehensive Income

Comprehensive income consists of two components, net income and other comprehensive income. Other comprehensive income refers to revenue, expenses, gains and losses that under U.S. GAAP are recorded as an element of shareholders’ equity but are excluded from net income. Other comprehensive income consists of foreign currency translation adjustment resulting from the Company translating its consolidated financial statements from functional currency into reporting currency.

Commitments and Contingencies

In the normal course of business, the Company is subject to contingencies, such as legal proceedings and claims arising out of its business, which cover a wide range of matters. Liabilities for contingencies are recorded when it is probable that a liability has been incurred and the amount of the assessment can be reasonably estimated.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

If the assessment of a contingency indicates that it is probable that a material loss is incurred and the amount of the liability can be estimated, then the estimated liability is accrued in the Company’s consolidated financial statements. If the assessment indicates that a potentially material loss contingency is not probable, but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss, if determinable and material, would be disclosed.

Loss contingencies considered remote are generally not disclosed unless they involve guarantees, in which case the nature of the guarantee would be disclosed.

Related parties

Parties, which can be a corporation or individual, are considered to be related if the Company has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Companies are also considered to be related if they are subject to common control or common significant influence, such as a family member or relative, shareholder, or a related corporation.

Financial Instruments Risks

Interest Risk

Fluctuations in market interest rates may negatively affect the Company’s financial condition and results of operations. The Company has borrowed funds during the year ended February 28, 2025, at a fixed rate of interest which were settled during the year.

Currency Risk

The Group’s operating activities are transacted in HK$. Foreign exchange risk arises from future commercial transactions, recognized assets and liabilities and net investments in foreign operations. The Group considers the foreign exchange risk in relation to transactions denominated in HK$ with respect to US$ is not significant as HK$ is pegged to US$.

Concentration and Credit Risk

Financial instruments that potentially subject the Company to the concentration of credit risks consist of cash ,accounts receivable and contract assets. The maximum exposures of such assets to credit risk are their carrying amounts as of the balance sheet dates. The Company deposits its cash with financial institutions located in Hong Kong. As of February 28, 2025, and February 29, 2024, US$96,690 and US$7,635, respectively, were deposited with financial institutions located in Hong Kong. The Deposit Protection Scheme introduced by the Hong Kong Government insured each depositor at one bank for a maximum amount of approximately US$102,991 (HK$800,000) and approximately US$64,078 (HK$500,000) as of February 28, 2025, and February 29, 2024, respectively. The entire bank balances are covered by insurance as of February 28, 2025, and February 29, 2024, respectively. The Company believes that no significant credit risk exists as these financial institutions have high credit quality and the Company has not incurred any losses related to such deposits.

For the credit risk related to accounts receivable and contract assets, the Company performs periodic credit evaluations of its customers’ financial condition and generally does not require collateral. The Company establishes an allowance for credit losses based upon estimates, factors surrounding the credit risk of specific customers and other information. The management believes that its contract acceptance, billing, and collection policies are adequate to minimize material credit risk. Application for progress payment of contract works is made on a regular basis. The Company seeks to maintain strict control over its outstanding receivables. Overdue balances are reviewed regularly by management.

For the years ended February 28, 2025 and February 29, 2024, all of the Company’s assets were located in Hong Kong and all of the Company’s revenue were derived from its operation in Hong Kong. The Company has a concentration of its revenue and accounts receivable with specific customers.

For the year ended February 28, 2025, three customers accounted for approximately 65.7%, 16.5% and 10.4% of the Company’s total revenue. For the year ended February 29, 2024, two customers accounted for approximately 66.2% and 30.7% of the Company’s total revenue.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

As of February 28, 2025, two customers’ accounts receivable accounted for 84.0% and 11.6% of the total accounts receivable, net. As of February 29, 2024, one customer’s accounts receivable accounted for 100.0% of the total accounts receivable, net.

As of February 28, 2025, three customers’ contract assets accounted for 45.6%, 32.3% and 19.0% of the total contract assets, net. As of February 29, 2024, two customers’ contract assets accounted for 68.6% and 23.0% of the total contract assets, net.

For the year ended February 28, 2025, two suppliers accounted for approximately 43.4% and 24.1% of the Company’s total cost of revenue. For the year ended February 29, 2024, two suppliers accounted for approximately 37.1% and 12.8% of the Company’s total cost of revenue.

As of February 28, 2025, one supplier’s accounts payable accounted for approximately 78.4% of the total accounts payable. As of February 29, 2024, two subcontractors’ payable balance accounted for approximately 71.4% and 18.5% of the Company’s total accounts payable.

Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

Typically, the Company ensures that it has sufficient cash on demand to meet expected operational expenses for a period of 30 days, including the servicing of financial obligations; this excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

2. Summary of Significant Accounting Policies (cont.)

Labor price risk

Our business requires a substantial number of personnel. Any failure to retain stable and dedicated labor by us may lead to disruption to our business operations. Although we have not experienced any labor shortage to date, we have observed an overall tightening and increasingly competitive labor market. We have experienced, and expect to continue to experience, increases in labor costs due to increases in salary, social benefits and employee headcount. We compete with other companies in our industry and other labor-intensive industries for labor, and we may not be able to offer competitive remuneration and benefits compared to them. If we are unable to manage and control our labor costs, our business, financial condition and results of operations may be materially and adversely affected.

Recently Accounting Pronouncements

In September 2022, the Financial Accounting Standards Board (“FASB”) issued accounting standards update (“ASU”) No. 2022-04, Disclosure of Supplier Finance Program Obligations. The ASU is intended to enhance the transparency of the use of supplier finance programs by requiring additional disclosures about the program’s nature and potential magnitude, including a rollforward of the obligations and activity during the period. The ASU is effective retrospectively for fiscal years and interim periods within those years beginning after December 15, 2022, except for the amendment on rollforward information, which is effective prospectively for fiscal years beginning after December 15, 2023. The ASU does not affect the recognition, measurement, or financial statement presentation of supplier finance program obligations. We adopted the new standard and the new standard did not have an impact on our consolidated financial statements.

In November 2023, the FASB issued ASU 2023-07, which is an update to Topic 280, Segment Reporting. The amendments in this Update improve financial reporting by requiring disclosure of incremental segment information on an annual and interim basis for all public entities to enable investors to develop more decision-useful financial analyses. The amendments in this update: (1) require that a public entity disclose, on an annual and interim basis, significant segment expenses that are regularly provided to the chief operating decision maker (CODM) and included within each reported measure of segment profit or loss (collectively referred to as the “significant expense principle”), (2) Require that a public entity disclose, on an annual and interim basis, an amount for other segment items by reportable segment and a description of its composition. The other segment items category is the difference between segment revenue less the segment expenses disclosed under the significant expense principle and each reported measure of segment profit or loss, (3) Require that a public entity provide all annual disclosures about a reportable segment’s profit or loss and assets currently required by Topic 280 in interim periods, and (4) Clarify that if the CODM uses more than one measure of a segment’s profit or loss in assessing segment performance and deciding how to allocate resources, a public entity may report one or more of those additional measures of segment profit. However, at least one of the reported segment profit or loss measures (or the single reported measure, if only one is disclosed) should be the measure that is most consistent with the measurement principles used in measuring the corresponding amounts in the public entity’s unaudited interim condensed consolidated financial statements. In other words, in addition to the measure that is most consistent with the measurement principles under generally accepted accounting principles (GAAP), a public entity is not precluded from reporting additional measures of a segment’s profit or loss that are used by the CODM in assessing segment performance and deciding how to allocate resources, (5) Require that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources, and (6) Require that a public entity that has a single reportable segment provide all the disclosures required by the amendments in this Update and all existing segment disclosures in Topic 280. The amendments in this Update also do not change how a public entity identifies its operating segments, aggregates those operating segments, or applies the quantitative thresholds to determine its reportable segments. The amendments in this Update are effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024. Early adoption is permitted. A public entity should apply the amendments in this Update retrospectively to all prior periods presented in the financial statements. Upon transition, the segment expense categories and amounts disclosed in the prior periods should be based on the significant segment expense categories identified and disclosed in the period of adoption. We have evaluated the effect of this guidance and determined the impact to be insignificant.

In December 2023, the FASB issued ASU 2023-09, which is an update to Topic 740, Income Taxes. The amendments in this update related to the rate reconciliation and income taxes paid disclosures improve the transparency of income tax disclosures by requiring (1) consistent categories and greater disaggregation of information in the rate reconciliation and (2) income taxes paid disaggregated by jurisdiction. The amendments allow investors to better assess, in their capital allocation decisions, how an entity’s worldwide operations and related tax risks and tax planning and operational opportunities affect its income tax rate and prospects for future cash flows. 5 The other amendments in this Update improve the effectiveness and comparability of disclosures by (1) adding disclosures of pretax income (or loss) and income tax expense (or benefit) to be consistent with U.S. Securities and Exchange Commission (SEC) Regulation S-X 210.4-08(h), Rules of General Application — General Notes to Financial Statements: Income Tax Expense, and (2) removing disclosures that no longer are considered cost beneficial or relevant. For public business entities, the amendments in this Update are effective for annual periods beginning after December 15, 2024. For entities other than public business entities, the amendments are effective for annual periods beginning after December 15, 2025. Early adoption is permitted for annual financial statements that have not yet been issued or made available for issuance. The amendments in this Update should be applied on a prospective basis. Retrospective application is permitted. We are evaluating the effect this guidance will have on our tax disclosures.

Except for the above-mentioned pronouncements, there are no new recent issued accounting standards that will have material impact on the consolidated balance sheets, statements of operations and comprehensive income and cash flows.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

3. Accounts Receivable, net

Our accounts receivable balance primarily includes balances from construction customers. The allowance for credit losses is our best estimate of the amount of probable credit losses in our existing accounts receivable. We determine the allowance for credit losses based primarily on current trends and estimates. The Company provided for a percentage of trade receivable balance based on collection history and current economic trends that the Company expects will impact the level of credit losses over the life of the receivables. These reserves are re-evaluated on a regular basis and adjusted as needed. Once a receivable is deemed to be uncollectable, such balance is charged against the provision.

Accounts receivable, net consisted of the following at:

	As of
	February 28, 2025	February 29, 2024
Accounts receivable	$1,215,536	$2,063,426
Less: allowance for credit losses	(33,103)	(56,400)
Accounts receivable, net	$1,182,433	$2,007,026

Activity in the allowance for credit losses consists of the following for the years ended :

	As of
	February 28, 2025	February 29, 2024
Balance at beginning of the year	$56,400	$—
Net provision for allowance for credit losses	33,036	56,397
Recoveries	(56,632)	—
Exchange difference	299	3
Balance at end of the year	$33,103	$56,400

As of February 28, 2025, and February 29, 2024, accounts receivable, net amounted to US$Nil and US$136,432 were past due for more than 90 days, respectively.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

4. Contract Assets

Contract assets consisted of the following at:

	As of
	February 28, 2025	February 29, 2024
Retention receivables of construction contracts (note a)	$51,609	4,812
Unbilled revenue of construction contracts (note b)	736,993	373,014
	788,602	377,826
Less: Allowance for credit losses	(21,476)	(10,105)
Total	$767,126	367,721

Less: Portion classified as non-current	(35,839)	(4,680)
Current portion	$731,287	363,041

Notes:

(a)	Retention receivables included in contract assets represent the Company’s right to receive consideration for work performed and not yet billed because the rights are conditional on the satisfaction of the service quality by the customers over a certain period as stipulated in the contracts. The Company will be entitled to receive after 12 months, upon satisfaction of the service quality by the customers, retention receivables. These amounts are classified as non-current. The portion of retention receivables expected to be released within the 12 months following the balance sheet date is classified as current.
(b)	Unbilled revenue included in contract assets represents the Company’s right to receive consideration for work completed but not yet billed because the rights are conditional upon the satisfaction by the customers on the construction work completed by the Company and the work is pending for the certification by the quantity surveyors. The contract assets are transferred to the accounts receivable when the rights become unconditional, which is typically at the time the Company obtains the certification of the completed construction work from the customers. All unbilled revenue are subsequently certified as of the date of this report.

Activity in the allowance for credit losses relating to retention receivables and unbilled revenue consists of the following for the years ended :

	As of
	February 28, 2025	February 29, 2024
Balance at beginning of the year	$10,105	—
Net provision for allowance for credit losses	21,300	10,104
Recoveries	(10,014)	—
Exchange difference	85	1
Balance at end of the year	$21,476	10,105

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025, and February 29, 2024
(Expressed in United States Dollars (“US$”))

5. Prepayments and Other receivables

Prepayments and other receivables consisted of the following at:

	As of
	February 28, 2025	February 29, 2024
Deposits	$10,353	1,277
Prepayments	470	—
Other receivables (note a)	17,301	—
	$28,124	1,277
Less: amount classified as non-current assets	(10,353)	—
Amount classified as current assets	$17,771	1,277

Note :

(a)	Other receivables represent receivable from AR Horizon Limited which was subsequently received in March 2025.

6. Property and Equipment, net

Property and equipment, stated at cost less accumulated depreciation, consisted of the following as of:

	As of
	February 28, 2025	February 29, 2024
Office equipment	$7,796	4,987
Motor vehicles	11,465	—
Leasehold improvements	14,139	—
Less: accumulated depreciation	(3,183)	(790)
Property and equipment, net	$30,217	4,197

Depreciation expenses of property and equipment totaled US$2,384 and US$790 for the years ended February 28, 2025, and February 29, 2024, respectively. The exchange difference on property and equipment amounted to US$9 and US$Nil for the years ended February 28, 2025, and February 29, 2024, respectively.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

7. Leases

Operating leases as lessee

As of February 28, 2025, the Company had property operating leases recorded on its consolidated balance sheets. The Company does not have options to extend or cancel the existing lease agreements for its existing facilities prior to their respective expiration dates. When determining the lease term, at lease commence date, the Company considers options to extend or terminate the lease when it is reasonably certain that it will exercise or not exercise that option. The Company’s lease arrangements may contain both lease and non-lease components. The Company has separately accounted for lease and non-lease components based on their nature. Payments under the Company’s lease arrangement are fixed. As of February 29, 2024, no operating lease fell under ASC 842.

The following table shows operating lease right-of-use assets, net and operating lease liabilities, and the associated consolidated financial statement line items as of:

	As of
	February 28, 2025	February 29, 2024
Operating lease right-of-use assets
Beginning balance at	$—	—
New leases	61,563	—
Amortization	(4,893)	—
Exchange difference	116	—
Ending balance at	$56,786	—

	As of
	February 28, 2025	February 29, 2024
Operating lease liabilities
Beginning balance at	$—	—
New leases	61,563	—
Repayment and interest accretion	(4,893)	—
Exchange difference	116	—
Ending balance at	$56,786	—

Operating lease liabilities, current portion	$30,313	—
Operating lease liabilities, net of current portion	$26,473	—

Weighted average remaining lease term (in years)	1.83	—
Weighted average discount rate (%)	5.25%	—

The short-term operating lease expense was US$6,414 and US$7,026 for the years ended February 28, 2025 and February 29, 2024, respectively, and included in the general and administrative expenses.

Maturities of lease liabilities were as follows:

For the year ending February 28,
2026	$32,519
2027	27,099
Total lease payments	$59,618
Less: imputed interest	(2,832)
Operating lease obligation, net	$56,786

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

8. Income Taxes

Hong Kong

In accordance with the relevant tax laws and regulations of Hong Kong, a company registered in Hong Kong is subject to income taxes within Hong Kong at the applicable tax rate on taxable income. Hong Kong profit tax rates are 8.25% on assessable profits up to US$257,069 (HK$2,000,000), and 16.5% on any part of assessable profits over US$257,069 (HK$2,000,000).

The components of the income tax expense are as follows:

	Years Ended
	February 28, 2025	February 29, 2024
Current
Hong Kong	$170,106	72,589
Deferred
Hong Kong	3,531	(10,347)
Provision for income taxes	$173,637	62,242

The following table reconciles Hong Kong statutory rates to the Company’s effective tax:

	Years Ended
	February 28, 2025	February 29, 2024
Profit before income taxes	$1,181,748	507,357
Hong Kong Profits Tax rate	16.5%	16.5%
Income taxes computed at Hong Kong Profits Tax rate	194,988	83,714
Reconciling items:
Tax effect of income that is not taxable*	(8)	(12)
Tax effect of expenses that are not deductible**	14	—
Statutory tax deduction#	(192)	(383)
Effect of two-tier tax rate	(21,165)	(21,077)
Income tax expense	$173,637	62,242

*	Income that is not taxable mainly consisted of the bank interest income, which is non-taxable under Hong Kong income tax law.
**	Expenses that are not deductible mainly consisted of stamp duty, which is non-deductible under Hong Kong income tax law.
#	It represents a reduction granted by the Hong Kong SAR Government of 100% of the tax payable subject to a maximum reduction of HK$1,500 and HK$3,000 for each business during the years ended February 28, 2025 and February 29, 2024, respectively.

The Company measures deferred tax assets and liabilities based on the difference between carrying amount of assets and liabilities and their respective tax bases at the applicable tax rates. Components of the Company’s deferred tax asset and liability are as follows as of:

	As of
	February 28, 2025	February 29, 2024
Deferred tax assets (liabilities) :
Property and equipment, net	$(2,132)	$(625)
Provision for allowance of credit losses	9,006	10,973
Less: valuation allowance	—	—
Deferred tax assets, net	$6,874	$10,348

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

8. Income Taxes (cont.)

Income tax payable consist of the following as of February 28, 2025 and February 29, 2024:

	As of
	February 28, 2025	February 29, 2024
Income tax payable	$243,497	$72,593

Uncertain tax positions

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measures the unrecognized benefits associated with the tax positions. As of February 28, 2025 and February 29, 2024, the Company did not have any significant unrecognized uncertain tax positions. The Company did not incur any interest and penalties related to potential underpaid income taxes for the years ended February 28, 2025 and February 29, 2024. The Company also does not anticipate any significant increases or decreases in unrecognized tax benefits in the next 12 months from February 28, 2025.

9. Borrowings

During the year ended February 28, 2025 (2024: none) Kam Wing Fung Engineering Limited entered in the following receivable purchase agreements with two counter parties to borrow HK$ as working capital which were secured against the respective receivable balances.

Purchaser	Date of lending	Amount in HK$	Amount in US$	Repayment Date	Discount Percentage (%)
River Square Company Limited	8/22/2024	900,000	115,444	9/30/2024	2.20%
AR Horizon Limited	9/23/2024	1,015,025	130,198	10/29/2024	2.20%
AR Horizon Limited	10/10/2024	1,000,000	128,271	11/27/2024	2.40%
AR Horizon Limited	11/4/2024	1,000,000	128,271	1/27/2025	2.50%
AR Horizon Limited	12/4/2024	1,000,000	128,271	2/28/2025	2.50%
AR Horizon Limited	1/6/2025	1,000,000	128,271	2/28/2025	2.50%

The balances of all receivable purchase agreements have been fully settled during the year ended February 28, 2025. There were no outstanding loan balances as of February 28, 2025.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

10. Related Party Balance and Transactions

The following is a list of related parties which the Company has transactions with:

(a)	Mr. Chak Lam Wong, a director and principal shareholder of the Company.

a. Due to a director and principal shareholder

As of February 28, 2025 and February 29, 2024, the balance of due to a director and principal shareholder was as follows:

	As of
Due to a director	February 28, 2025	February 29, 2024
Balance at beginning of the year	$247,943	2,949
(Reimbursement to)/advance from a director for operating expenses	(416,536)	244,970
Balance before dividend declaration	(168,593)	247,919
Interim dividend declared	513,084	—
Exchange differences	1,727	24
Balance at end of the year (1)	$346,218	247,943

(1)

During the year ended February 29, 2024, a director of the Company provided an advance totaling $244,970 that was used to settle Company expenses. This amount was included in due to the director as of February 29, 2024.

In the year ended February 28, 2025, the Company reimbursed the director a total of $416,536. The excess reimbursement of $168,593 arose due to timing differences in the reconciliation of amounts advanced and reimbursed. As a result, the balance changed from an amount payable to the director to an advance held by the director on behalf of the Company. The director has agreed to utilize the advance for future Company-related expenses. No receivable from the director was recognized in the Company’s financial statements and the excess reimbursement was accounted for as an internal reclassification within liabilities.

On February 28, 2025, the Company declared an interim dividend, of which $513,084 was payable to the director. The dividend remained unpaid at February 28, 2025, and the net effect of the prior advance and the unpaid dividend was presented as a liability due to the director. (Note 11)

The balances of due to a director and the advance held by the director were unsecured, non-interest-bearing, and repayable on demand.

b. Summary of Related Party Transactions

In addition to the transactions and balances detailed elsewhere in these consolidated financial statements, the Company had the following transactions with related parties:

A summary of trade transactions with related parties for years ended February 28, 2025 and February 29, 2024 are listed below:

	Years Ended,
Director’s remuneration to a related party:	February 28, 2025	February 29, 2024
Mr. Chak Lam Wong	$122,884	$31,424

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

11. Shareholders’ Equity

Ordinary shares

As discussed in the Note 1 to the consolidated financial statements regarding reorganization, the ordinary shares issuance and outstanding are summarized below.

a. Ordinary shares

Date	Events	Number of shares	Par value		Amount
November 12, 2024	Share issued upon incorporation	5,000,000,000	US$	0.00001	50,000
April 25, 2025	Share surrender and cancellation by sole shareholder	(4,975,000,000)	US$	0.00001	(49,750)
April 30, 2025	Re-designate shares into Class A Ordinary Shares	4,475,000,000	US$	0.00001	44,750
April 30, 2025	Re-designate shares into Class B Ordinary Shares	500,000,000	US$	0.00001	5,000
	Total Class A and Class B Ordinary Shares authorized after reorganization	5,000,000,000	US$	0.00001	50,000

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

11. Shareholders’ Equity (cont.)

b. Class A Ordinary Shares

Date	Events	Number of shares	Par value		Amount
April 30, 2025	Re-designate ordinary shares into Class A Ordinary Shares	25,000,000	US$	0.00001	250
January 15, 2026	Share surrender and cancellation by shareholders	(1,750,000)	US$	0.00001	(17)
	Class A Ordinary Shares issued and outstanding after reorganization	23,250,000	US$	0.00001	233

c. Class B Ordinary Shares

Date	Events	Number of shares	Par value		Amount
April 30, 2025	Issuance of Class B Ordinary Shares	3,000,000	US$	0.00001	30
	Class B Ordinary Shares issued and outstanding after reorganization	3,000,000	US$	0.00001	30

Dividends

The holders of our Ordinary Shares are entitled to such dividends as may be declared by our board of directors. In addition, our Shareholders may declare dividends by ordinary resolution, but not dividend shall exceed the amount recommended by our directors. Our amended and restated memorandum and articles of association provide that our board of directors may, before recommending or declaring any dividend, set aside out of the funds legally available for distribution such sums as they think proper as a reserve or reserves which shall, in the absolute discretion of the directors, be applicable for meeting contingencies, or for equalizing dividends or for any other purpose to which those funds may be properly applied and pending such application may in the absolute discretion of the directors, either be employed in the business of the Company or be invested in such investments (other than Shares of the Company) as the directors may from time to time think fit. Under the laws of the Cayman Islands, our Company may pay a dividend out of either profit or the credit standing in our Company’s share premium account, provided that in no circumstances may a dividend be paid if this would result in our Company being unable to pay its debts as they fall due in the ordinary course of business immediately following the date on which the distribution or dividend is paid.

Voting rights

Holders of Class A Ordinary Shares and Class B Ordinary Shares shall, at all times, vote together as one class on all matters submitted to a vote by the members at any general meeting of the Company.

Holders of our Ordinary Shares may vote on all matters submitted to a vote of our shareholders, except as may otherwise be required by law. Subject to any rights or restrictions as to voting attached to any shares, (i) on a show of hands every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall, at a general meeting of our Company, have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share in each case of which he is the holder; and (ii) on a poll every shareholder present in person or by proxy (or, if a corporation or other non-natural person, by its duly authorized representative or proxy) shall have one vote for each Class A Ordinary Share and 20 votes for each Class B Ordinary Share of which he or the person represented by proxy is the holder.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

11. Shareholders’ Equity (cont.)

Voting at any meeting of shareholders is by show of hands unless a poll (before or on the declaration of the result of the show of hands) is demanded. A poll may be demanded by the chairperson of such meeting or any one or more shareholders who together hold not less than 10% of the votes attaching to the total shares that are present in person or by proxy.

At any general meeting a resolution put to the vote of the meeting shall be decided on a show of hands unless voting by poll is demanded by the chairman of the meeting or any one or more shareholders who together hold not less than 10 percent of the votes attaching to the total shares that are present in person or by proxy.

Any ordinary resolution is a resolution passed by a simple majority of the shareholders as, being entitled to do so, vote in person or by proxy at a general meeting of our Company and includes a unanimous written resolution.

A special resolution will be required for important matters such as amending our memorandum and articles of association or changing the name of the Company.

There are no limitations on non-residents or foreign shareholders to hold or exercise voting rights on the Ordinary Shares imposed by foreign law or by the amended and restated memorandum and articles of association or other constituent document of our company. However, no person will be entitled to vote at any general meeting or at any separate meeting of the holders of the Ordinary Shares unless the person is registered as of the record date for such meeting and unless all calls or other sums presently payable by the person in respect of Ordinary Shares in the Company have been paid.

Cash dividend

On February 28, 2025, Kam Wing Fung declared an interim dividend of HK$400 per share (equivalent to US$51.4 per share) with respect to the 10,000 issued shares of Kam Wing Fung or HK$4,000,000 (equivalent to US$513,084) to the sole shareholder of the Company. The dividend payable was applied against the director’s outstanding advance balance, as described in Note 10. Subsequent to the year end, the unpaid dividend as at February 28, 2025 was settled.

12. Commitments and Contingencies

Commitments

As at February 28, 2025 and February 29, 2024, the Company did not have any significant capital and other commitments.

Contingencies

Legal Proceedings

In the ordinary course of business, the Company may be subject to legal proceedings regarding contractual and employment relationships and a variety of other matters. The Company records contingent liabilities resulting from such claims, when a loss is assessed to be probable, and the amount of the loss is reasonably estimable. In the opinion of management, there were no pending or threatened claims and litigation as of February 28, 2025 and through the issuance date of these consolidated financial statements.

KWF GROUP HOLDING LIMITED AND ITS SUBSIDIARIES
Notes to Consolidated Financial Statements
For the Years Ended February 28, 2025 and February 29, 2024
(Expressed in United States Dollars (“US$”))

13. Segment Reporting

ASC 280, “Segment Reporting”, establishes standards for reporting information about operating segments on a basis consistent with the Company’s internal organizational structure as well as information about geographical areas, business segments and major customers in financial statements for details on the Company’s business segments.

The Company uses the management approach to determine reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker (“CODM”), Mr. Chak Lam Wong (a director of the Company), for making decisions, allocating resources and assessing performance. The CODM reviews financial information on a consolidated basis and uses the consolidated net income, as reported on the consolidated statements of operations and comprehensive income, to assess performance of the Company and to allocate resources as part of the annual reporting process and to assess the performance of the Company’s single reportable segment, primarily by monitoring actual results versus the plan.

The significant expenses reviewed by the CODM are consolidated operating expenses, as presented in the consolidated statement of operations and comprehensive income. Consolidated operating expenses include general and administrative expenses and reversal of / (allowance for) expected credit losses. General and administrative expenses include depreciation and amortization expense, which are disclosed in Note 6, “Property and Equipment, net” and Note 7, “Lease”. Other segment items consist of interest expense and other income, as presented in the consolidated statement of operations

Other segment items for the years ended February 28, 2025 and February 29, 2024, totaled $122,460 and $336,977, respectively, and consisted of:

-	Interest expense of $18,695 and $73, respectively
-	Other income, net of $141,155 and $337,050, respectively, primarily related to tendering service income and bank interest income.-

The CODM does not utilize consolidated balance sheet information when evaluating performance or allocating resources.

Based on the management’s assessment, the Company determined that it has only one operating segment and therefore one reportable segment as defined by ASC 280. For the years ended February 28, 2025 and February 29, 2024, revenue and assets within Hong Kong contributed 100% of the Company’s total revenue and assets. Therefore, no geographical segments are presented. The single segment represents the Company’s core business as an civil engineering works to its customers in Hong Kong.

The following table presents revenue by sector for the years ended February 28, 2025 and February 29, 2024, respectively:

	Year Ended
	February 28, 2025	February 29, 2024
Revenue
Public	$11,863,762	3,145,266
Private	646,485	—
Total revenue	$12,510,247	3,145,266

14. Subsequent Events

The Company has assessed all events from February 28, 2025, up through the date that these consolidated financial statements are available to be issued, unless as disclosed below, there are no other material subsequent events that require recognition or disclosure in these consolidated financial statements.

3,750,000 CLASS A ORDINARY SHARES

KWF GROUP HOLDING LIMITED

PRELIMINARY PROSPECTUS

[    ], 2025

Pacific Century Securities, LLC	Revere Securities LLC

Until [    ], 2025 (25 days after the date of this prospectus), all dealers that buy, sell or trade our securities, whether or not participating in this Offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Exculpation, Insurance, and Indemnification of Office Holders (Including Directors and Officers).

Cayman Islands law does not limit the extent to which a company’s articles of association may provide indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to the public interest, such as providing indemnification against civil fraud or the consequences of committing a crime. Our amended and restated articles of association provide that to the extent permitted by law, we shall indemnify each existing or former director (including alternate director), secretary and other officer of us (including an investment adviser or an administrator or liquidator) and their personal representatives against:

(a)	all actions, proceedings, costs, charges, expenses, losses, damages or liabilities incurred or sustained by the existing or former director (including alternate director), secretary or officer in or about the conduct of our business or affairs or in the execution or discharge of the existing or former director’s (including alternate director’s), secretary’s or officer’s duties, powers, authorities or discretions; and

(b)	without limitation to paragraph (a), all costs, expenses, losses or liabilities incurred by the existing or former director (including alternate director), secretary or officer in defending (whether successfully or otherwise) any civil, criminal, administrative or investigative proceedings (whether threatened, pending or completed) concerning us or our affairs in any court or tribunal, whether in the Cayman Islands or elsewhere.

No such existing or former director (including alternate director), secretary or officer, however, shall be indemnified in respect of any matter arising out of his own dishonesty.

To the extent permitted by the Companies Act, we may make a payment, or agree to make a payment, whether by way of advance, loan or otherwise, for any legal costs incurred by an existing or former director (including alternate director), secretary or officer of the Company in respect of any matter identified in above on condition that the director (including alternate director), secretary or officer must repay the amount paid by us to the extent that we are ultimately found not liable to indemnify the director (including alternate director), secretary or officer for those legal costs.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Recent Sales of Unregistered Securities.

Set forth below is information regarding ordinary shares issued by us during the last three years. None of the below described transactions involved any underwriters, underwriting discounts and commissions or commissions, or any public offering.

On April 30, 2025, Paksum Company Limited entered into Sale and Purchase Agreements with Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Pursuant to the Sales and Purchase Agreements, Paksum Company Limited is to sell, and Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited are to acquire, 4.98%, 4.95%, 4.90%, 4.89%, 4.88% and 4.85% of the issued Class A equity interests in KWF Group Holding Limited, at the consideration of US$56,682, US$56,340, US$55,771, USS$55,658, US$55,544 and US$55,202, respectively. On the same date, Paksum Company Limited executed the instrument of transfers whereby Paksum Company Limited have transferred 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares, out of its 25,000,000 Class A Ordinary Shares, to Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively. Subsequent to the transfers, KWF Group Holding Limited is owned as to (i) 17,637,500 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,245,000, 1,237,500, 1,225,000, 1,222,500, 1,220,000 and 1,212,500 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

On January 15, 2026, Paksum Company Limited, Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited proposed to surrender 1,234,625, 87,150, 86,625, 85,750, 85,575, 85,400 and 84,875 Class A Ordinary Shares to the Company for cancellation, respectively. The Company approved the surrender and cancellation of such shares on January 15, 2026. Subsequent to the transactions, KWF Group Holding Limited is owned as to (i) 16,402,875 Class A Ordinary Shares and 3,000,000 Class B Ordinary Shares by Paksum Company Limited; and (ii) 1,157,850, 1,150,875, 1,139,250, 1,136,925, 1,134,600 and 1,127,625 Class A Ordinary Shares by Ocean Serene Holdings Limited, Golden Development Investment Limited, True Definite Development Limited, Wise Fortuna Company Limited, Brilliant Smart Group Limited and Universal One Investment Limited, respectively.

All of the foregoing issuances were made outside of the U.S. pursuant to Regulation S or to U.S. entities pursuant to Section 4(a)(2) of the Securities Act.

Item 8. Exhibits and Financial Statement Schedules.

(a)	Exhibits

The exhibits of the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

(b)	Financial Statement Schedules

Schedules have been omitted because the information required to be set forth therein is not applicable or is shown in the consolidated financial statements or the notes thereto.

Item 9. Undertakings.

(a)	The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

(3)	To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(4)	For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the Offering required to be filed pursuant to Rule 424; (ii) Any free writing prospectus relating to the Offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) The portion of any other free writing prospectus relating to the Offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) Any other communication that is an offer in the Offering made by the undersigned registrant to the purchaser.

(5)	That, for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(6)	That, for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Exhibit Index

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1*	Amended and Restated Memorandum of Association and Articles of Association, as currently in effect
4.1*	Specimen certificate evidencing Ordinary Shares
5.1*	Opinion of Ogier regarding the validity of the Shares being registered
10.1*	Employment Agreement between the registrant and Mr. Chak Lam, WONG, registrant’s Chief Executive Officer and Chair of the Board
10.2*	Employment Agreement between the registrant and Mr. Yau Fat, CHAN, registrant’s Chief Financial Officer
10.3*	Form of Independent Director Agreement by and between the registrant and its Independent Director
10.4*	Tenancy Agreement of Office D, 22/F, Tower A, Capital Tower, No. 38 Wai Yip Street, Kowloon, Hong Kong
14.1*	Code of Business Conduct and Ethics
21.1*	List of subsidiaries of the Company
23.1*	Consent of SRCO Professional Corporation Chartered Professional Accountants
23.2*	Consent of Ogier (included in Exhibit 5.1)
23.3*	Consent of David Fong & Co., Solicitors (included in Exhibit 99.4)
23.4*	Consent of GOVEN Intelligence Holdings Limited
24.1*	Power of Attorney (included in the signature page to the Form F-1)
99.1*	Audit Committee Charter
99.2*	Nominating Committee Charter
99.3*	Compensation Committee Charter
99.4*	Opinion of David Fong & Co., Solicitors, as to certain Hong Kong Legal Matters
99.5*	Consent of Ka Wing Eric, LAW, Independent Director Nominee
99.6*	Consent of Szu Yu, LAI, Independent Director Nominee
99.7*	Consent of Hei Lam, TSANG, Independent Director Nominee
99.8*	Executive Compensation Recovery Policy
99.9*	Insider Trading Policy
107*	Calculation of Filing Fee Table

*	Filed herewith
**	Previously Filed

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on January 20, 2026.

KWF GROUP HOLDING LIMITED

By:	/s/ Chak Lam, WONG
Name:	Chak Lam, WONG
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Chak Lam, CWONG, as attorney-in-fact with full power of substitution, for him or her in any and all capacities, to do any and all acts and all things and to execute any and all instruments that said attorney and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act, and any rules, regulations and requirements of the SEC thereunder, in connection with the registration under the Securities Act of shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form F-1 (the “Registration Statement”) to be filed with the SEC with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement, and each of the undersigned hereby ratifies and confirms all that such attorney and agent shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Chak Lam, WONG	Chairperson of the Board of Directors,	January 20, 2026
Chak Lam, WONG	Director, Chief Executive Officer (Principal Executive Officer)

x/s/ Yau Fat, CHAN	Chief Financial Officer	January 20, 2026
Yau Fat, CHAN	(Principal Accounting and Financial Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant’s duly authorized representative has signed this registration statement on Form F-1 in New York, NY on January 20, 2026.

Cogency Global Inc.

By:	/s/ Colleen A. De Vries
Name:	Colleen A. De Vries
Title:	Senior Vice President